Exhibit 10.1

EXECUTION VERSION

Tailored Brands, Inc., et al.,

Restructuring Support Agreement

August 2, 2020

This RESTRUCTURING SUPPORT AGREEMENT and the documents attached hereto collectively describe a proposed restructuring of THE COMPANY PARTIES THAT WILL BE EFFECTuatED through FILING CHAPTER 11 CASES in THE BANKruptcy court.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY Parties. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

ThIS restructuring SUPPORT AGREEMENT is the product of Settlement discussions among the parties thereto. Accordingly, thIS restructuring SUPPORT AGREEMENT is protectED BY Rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

EXECUTION VERSION

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, this “Agreement”) is made and entered into as of August 2, 2020 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):1

i.	Tailored Brands, Inc., a company incorporated under the Laws of Texas (“Tailored”), and each of the affiliates and direct and indirect subsidiaries of Tailored listed on Schedule 1 attached hereto (together with Tailored, collectively, the “Company Parties”); and

ii.	the undersigned and non-Affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold the Term Loans, that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties and Gibson Dunn (the “Consenting Term Loan Lenders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Term Loan Lenders that are members of an ad hoc group represented by Gibson Dunn (the “Ad Hoc Group”), have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement, and as specified in the term sheet attached as Exhibit A hereto (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”) and the exhibits thereto (such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties have requested that each of the Consenting Term Loan Lenders sign this Agreement to support the implementation of the Restructuring Transactions in accordance with the terms set forth in this Agreement by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”), in accordance with the terms and conditions set forth herein and in the Restructuring Term Sheet; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions subject to the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1       Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

AGREEMENT

Section 1.              Definitions and Interpretation.

1.01.        Definitions. The following terms shall have the following definitions:

“Ad Hoc Group” has the meaning set forth in the recitals to this Agreement.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 13.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which all of the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, provision of financing, or similar transaction involving any one or more Company Parties, or any Affiliates of the Company Parties, or the debt, equity, or other interests in any one or more Company Parties or any Affiliates of the Company Parties, in each case other than the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas administering the Chapter 11 Cases.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

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“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

“Company” means Tailored.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with the proposed Restructuring Transactions.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documents, in form and substance acceptable to the Required Consenting Term Loan Lenders.

“Consenting Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Term Loan Lender Fees and Expenses” has the meaning set forth in Section 13.22.

“Debtors” means the Company Parties that commence Chapter 11 Cases in their capacities as debtors in the Chapter 11 Cases.

“Definitive Documents” has the meaning set forth in Section 2.02, which Definitive Documents shall be in accordance with this Agreement.

“Disclosed Letters” has the meaning set forth in Section 2.04(b)(vi).

“Disclosure Statement” means the related disclosure statement with respect to the Plan, which disclosure statement shall be in accordance with this Agreement and the Definitive Documents, in form and substance acceptable to the Required Consenting Term Loan Lenders.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, which Disclosure Statement Order will be in accordance with this Agreement and the Definitive Documents, in form and substance acceptable to the Required Consenting Term Loan Lenders.

“Effective Date” means the date on which all conditions to consummation of the Plan, have been satisfied in full or waived, in accordance with the terms of the Plan and the Plan or becomes effective.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

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“Exit ABL Credit Agreement” means a credit agreement governing the Exit ABL Financing (as such term is defined in the Restructuring Term Sheet), in form and substance acceptable to the Required Consenting Term Loan Lenders.

“Exit Term Loan Credit Agreement” means a credit agreement governing the Exit Term Loan Financing (as such term is defined in the Restructuring Term Sheet), in form and substance acceptable to the Super-Majority Consenting Term Loan Lenders.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine, in consultation with the Required Consenting Term Loan Lenders and subject to the consent of the Required Consenting Term Loan Lenders, are necessary or desirable to file.

“Gibson Dunn” means Gibson, Dunn & Crutcher LLP, counsel to the Ad Hoc Group.

“Houlihan” means Houlihan Lokey Capital, Inc., financial advisor to the Ad Hoc Group.

“Insolvency Proceeding” means any corporate action, legal proceedings, or other procedure or step taken in any jurisdiction in relation to:

(a)           the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition, or reorganisation (by way of voluntary arrangement, scheme or otherwise) of any Company Party, including under the Bankruptcy Code;

(b)           a composition, conciliation, compromise, or arrangement with the creditors generally of any Company Party or an assignment by any Company Party of its assets for the benefit of its creditors generally or any Company Party becoming subject to a distribution of its assets;

(c)           the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, or other similar officer in respect of any Company Party or any of its assets;

(d)           enforcement of any security over any assets of any Company Party; or

(e)           any procedure or step in any jurisdiction analogous to those set out in the preceding sub-paragraphs (a) to (d).

“Interest” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit B.

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“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in the Restructuring Term Sheet.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” means a Transfer of any Term Loan Claims that meets the requirements of Section 7.01.

“Permitted Transferee” means each transferee of any Term Loan Claims who meets the requirements of Section 7.01.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases in accordance with this Agreement.

“Plan” means the joint chapter 11 plan of reorganization filed by the Debtors in the Chapter 11 Cases to implement the Restructuring Transactions in accordance with the terms of this Agreement, the Restructuring Term Sheet and the Definitive Documents, in form and substance acceptable to the Required Consenting Term Loan Lenders.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court in accordance with the terms of this Agreement and the Definitive Documents, in form and substance acceptable to the Required Consenting Term Loan Lenders (and, with respect to the Exit Term Loan Credit Agreement, the Super-Majority Consenting Term Loan Lenders).

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Term Loan Claims (or enter with customers into long and short positions in Term Loan Claims), in its capacity as a dealer or market maker in Term Loan Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Reorganized Tailored” means Tailored, as reorganized pursuant to and under the Restructuring Transactions, or any successor thereto.

“Required Consenting Term Loan Lenders” means, as of the relevant date, one or more Consenting Term Loan Lenders that individually or collectively hold more than 50% of the aggregate outstanding principal amount of Term Loans that are held by all Consenting Term Loan Lenders.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

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“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Agreement” means a shareholder agreement governing the shares of Reorganized Tailored, in form and substance acceptable to the Required Consenting Term Loan Lenders.

“Solicitation Materials” means all solicitation materials in respect of the Plan together with the Disclosure Statement, which Solicitation Materials shall be in accordance with this Agreement and the Definitive Documents, in form and substance acceptable to the Required Consenting Term Loan Lenders.

“Super-Majority Consenting Term Loan Lenders” means, as of the relevant date, one or more Consenting Term Loan Lenders that individually or collectively hold at least two-thirds of the aggregate outstanding principal amount of Term Loans that are held by all Consenting Term Loan Lenders.

“Tailored” has the meaning set forth in the preamble to this Agreement.

“Term Loan” has the meaning assigned to the term “Term Loans” under the Term Loan Credit Agreement.

“Term Loan Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Credit Agreement, including any successors thereto.

“Term Loan Claims” means any Claim derived from, based upon, or secured by the Term Loan.

“Term Loan Credit Agreement” means that certain loan agreement, dated as of June 18, 2014 (as amended, restated, amended and restated, modified, or supplemented from time to time) between The Men’s Wearhouse, Inc., as borrower, JPMorgan Chase Bank, N.A., as Term Loan Agent, and the Term Loan Lenders.

“Term Loan Lenders” has the meaning assigned to the term “Lender” under the Term Loan Credit Agreement.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, or 11.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

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1.02.        Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)           capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)           unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time in accordance with this Agreement;

(d)           unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e)           the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g)           references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws;

(h)           the use of “include” or “including” is without limitation, whether stated or not; and

(i)            the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

Section 2.              Effectiveness of this Agreement

. This Agreement shall become effective and binding upon each of the Parties according to its terms as of 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)           each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)           the Consenting Term Loan Lenders holding at least two-thirds (66.7%) in principal amount of Term Loans shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties as of the date hereof; provided, however, that signature pages executed by Consenting Term Loan Lenders shall (i) be treated in accordance with Section 13.21 and (ii) be delivered to other Consenting Term Loan Lenders in a redacted form that removes the details of such Consenting Term Loan Lenders’ holdings of Term Loan Claims;

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(c)           the Company Parties shall have paid the Consenting Term Loan Lender Fees and Expenses estimated to be incurred through the Agreement Effective Date (and as set forth in short-form invoices provided at least 2 business days prior to the Agreement Effective Date) in full in cash; and

(d)           counsel to the Company Parties shall have given notice to Gibson Dunn in the manner set forth in Section 13.10 (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

This Agreement shall be effective for the Agreement Effective Period until validly terminated pursuant to the terms set forth in Section 11.

2.02.        Definitive Documents. The documents related to or otherwise utilized to implement or effectuate the Restructuring Transactions (collectively, the “Definitive Documents”) shall include, among others:

(a)            the First Day Pleadings and all orders sought pursuant thereto, which orders shall be in form and substance acceptable to the Required Consenting Term Loan Lenders;

(b)           all “second day” pleadings and all orders sought pursuant thereto, which pleadings and orders shall be in form and substance acceptable to the Required Consenting Term Loan Lenders;

(c)           the Plan;

(d)           the Plan Supplement;

(e)           the Disclosure Statement;

(f)            the Solicitation Materials;

(g)           the Exit ABL Credit Agreement;

(h)           the Exit Term Loan Credit Agreement;

(i)            the Shareholder Agreement;

(j)            any orders relating to the use of cash collateral (including any exhibits, schedules, amendments, modifications, or supplements thereto, or any order authorizing the incurrence of credit pursuant to section 364 of the Bankruptcy Code), all of which shall be in form and substance acceptable to the Required Consenting Term Loan Lenders; provided, however, that any budget governing the use of cash collateral shall be in form and substance acceptable to the Super-Majority Consenting Term Loan Lenders;

(k)           the Disclosure Statement Order;

(l)            the Confirmation Order;

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(m)          any other exhibits, schedules, amendments, modifications, supplements or other documents and/or agreements relating to any of the foregoing, in form and substance acceptable to the Required Consenting Term Loan Lenders;

(n)           any and all other material documents that are contemplated by this Agreement or that are otherwise necessary to effectuate the Restructuring Transactions, in form and substance acceptable to the Required Consenting Term Loan Lenders; and

(o)           any and all deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments, or other documents related to the Restructuring Transactions (including any exhibits, amendments, modifications or supplements made from time to time), in form and substance acceptable to the Required Consenting Term Loan Lenders.

2.03.        Consent Rights Regarding Definitive Documents. Each of the Definitive Documents shall be consistent in all respects with the terms and conditions set forth in this Agreement and the Restructuring Term Sheet, and shall otherwise be in form and substance acceptable to the Company Parties and the Required Consenting Term Loan Lenders or the Super-Majority Consenting Term Loan Lenders, as applicable.

2.04.        General Commitments, Forbearances, and Waivers.

(a)            During the Agreement Effective Period, each Consenting Term Loan Lender, severally and not jointly, agrees in respect of all of its Term Loan Claims, pursuant to this Agreement to use commercially reasonable efforts to:

(i)            support and cooperate with the Company Parties to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the (x) Plan, and (y) terms and conditions of this Agreement, and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)            not, and shall not direct any other person to, exercise any right or remedy for the enforcement, collection, or recovery of any of the Term Loan Claims against the Company Parties other than in accordance with this Agreement and/or the Definitive Documents;

(iii)            give any notice, order, instruction, or direction to the applicable Term Loan Agent necessary to give effect to the Restructuring Transactions, so long as the Consenting Term Loan Lenders are not required to incur any out-of-pocket costs or provide any indemnity in connection therewith;

(iv)            negotiate in good faith regarding the form of the applicable Definitive Documents, and execute the Definitive Documents, provided that no Consenting Term Loan Lender shall be obligated to agree to any Definitive Document that is inconsistent with the Restructuring Term Sheet;

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(v)            take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring Transactions, as contemplated under this Agreement and the Restructuring Term Sheet;

(vi)            support the Restructuring Transactions and to act in good faith and take any and all actions necessary to consummate the Restructuring Transactions, in a timely manner, including by (x) negotiating and consulting in good faith with the Company Parties regarding the terms and conditions of the Definitive Documents to which it is a party, (y) entering into and performing under the terms of each of the Definitive Documents, and (z) agreeing to support any and all release, exculpation, and/or indemnity provision contained within any of the Definitive Documents, including the mutual release, exculpation, and injunction provisions to be provided in the Plan consistent with the Restructuring Term Sheet, solely to the extent that any such release, exculpation, and/or indemnity provision is consistent with the release, exculpation, and/or indemnity provisions in this Agreement and the Restructuring Term Sheet;

(vii)            to the extent any legal or structural impediment that would prevent, hinder, or delay the consummation of the Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for the Consenting Term Loan Lenders, the anticipated timing of the closing, and other material terms of this Agreement and the Restructuring Term Sheet must be substantially preserved in any such alternate provisions; and

(viii)            refrain from directly or indirectly seeking, supporting, negotiating, engaging in any discussions relating to, or soliciting any Alternative Restructuring Proposal;

(b)           During the Agreement Effective Period, each Consenting Term Loan Lender, severally and not jointly, agrees in respect of all of its Term Loan Claims held that it shall not directly or indirectly, and shall not direct any other Entity to:

(i)            object to, delay, impede, or take any action that is reasonably likely to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)            solicit, pursue, propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)            file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Restructuring Term Sheet, the Plan, or the Restructuring Transactions;

(iv)            exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Term Loan Claims, other than in accordance with the terms of this Agreement and/or the Definitive Documents;

(v)            initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, any of the Restructuring Transactions, or the Chapter 11 Cases contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement, the Restructuring Term Sheet or any Definitive Document, to effectuate the Restructuring Transactions in accordance therewith, or as otherwise permitted under this Agreement;

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(vi)            object to, delay, or impede (A) the payment of reasonable and documented fees and expenses incurred under any engagement letters or reimbursement letters for any professional advisors to the Company Parties, Consenting Term Loan Lenders or the Ad Hoc Group in existence as of the Agreement Effective Date to the extent that copies of such engagement or reimbursement letters have been provided to Gibson Dunn at least two (2) days prior to the Agreement Effective Date and have not thereafter been modified (such engagement and reimbursement letters, the “Disclosed Letters”) or (B) orders of the Bankruptcy Court approving and authorizing (1) the retention of any such advisors by the Company Parties in accordance with the Disclosed Letters and (2) the payment of reasonable and documented fees and expenses incurred under the Disclosed Letters, provided, however, that notwithstanding anything to the contrary herein, any incremental incentive or transaction fees set forth in the Disclosed Letters that are payable based on consummation of a Restructuring without the commencement of one or more chapter 11 cases shall be subject to the written consent of the Required Consenting Term Loan Lenders; and

(vii)            object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or, interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document.

Section 3.              Additional Provisions Regarding the Consenting Term Loan Lenders’ Commitments

. Notwithstanding anything contained in this Agreement, and notwithstanding any delivery of a consent or vote to accept the Plan by any Consenting Term Loan Lender, or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall:

(a)           be construed to prohibit any Consenting Term Loan Lender from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document;

(b)           be construed to prohibit any Consenting Term Loan Lender from appearing as a party in interest in any matter to be adjudicated in a Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement or any Definitive Document and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere, or impede, directly or indirectly, the Restructuring Transactions;

(c)           affect the ability of any Consenting Term Loan Lender to consult with any other Consenting Term Loan Lender, the Company Parties, or any other party in interest (including any official committee and the United States Trustee), subject to any applicable Confidentiality Agreements;

(d)           impair or waive the rights of any Consenting Term Loan Lender to assert or raise any objection not prohibited under this Agreement;

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(e)           prevent any Consenting Term Loan Lender from enforcing this Agreement or a Definitive Document;

(f)            obligate a Consenting Term Loan Lender to deliver a vote to support the Plan after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date), or prohibit a Consenting Term Loan Lender from withdrawing such vote from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); provided that, upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date), such vote shall be deemed void ab initio, and such Consenting Term Loan Lender shall have the opportunity to change its vote;

(g)           (i) prevent any Consenting Term Loan Lender from taking any action that is required by applicable Law, (ii) require any Consenting Term Loan Lender to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege, or (iii) incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations; provided, however, that if any Consenting Term Loan Lender proposes to take any action that is otherwise materially inconsistent with this Agreement in order to comply with applicable Law, such Consenting Term Loan Lender shall provide at least five (5) Business Days’ advance notice to the Company Parties to the extent the provision of notice is practicable and legally permissible under the circumstances;

(h)           prevent any Consenting Term Loan Lender by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or

(i)            prohibit any Consenting Term Loan Lender from taking any action that is not inconsistent with this Agreement or a Definitive Document.

Section 4.              Commitments of the Company Parties.

4.01.        Affirmative Commitments. Except as set forth in Section 5, during the Agreement Effective Period, the Company Parties shall:

(a)           support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including by timely complying with the Milestones and the terms of any Definitive Document;

(b)           to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;

(c)           use commercially reasonable efforts to obtain any and all required governmental, regulatory (including self-regulatory), and/or third-party approvals for the Restructuring Transactions;

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(d)           negotiate in good faith and execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)           actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(f)            consult and negotiate in good faith with the Consenting Term Loan Lenders and their advisors regarding the execution and implementation of the Restructuring Transactions;

(g)           upon reasonable request of the Consenting Term Loan Lenders, inform the advisors to the Consenting Term Loan Lenders as to (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents, and (ii)  the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Term Loan Lender, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, or any stock exchange; provided, that, notwithstanding the foregoing, the Company Parties shall not be required to (1) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company Parties, would cause the Company to violate its respective obligations with respect to confidentiality to a third party if the Company Parties used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such disclosure, (2) to disclose any legally privileged information of the Company Parties, or (3) to violate applicable Law;

(h)           inform Gibson Dunn as soon as reasonably practicable after becoming aware of: (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or that would result in the termination of, this Agreement; (ii) any matter or circumstance that they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) any notice of any commencement of any material involuntary Insolvency Proceedings, legal suit for payment of debt, or securement of security from or by any person in respect of any Company Party or any subsidiary or affiliate of a Company Party; (iv) a breach of this Agreement (including a breach by any Company Party); and (v) any representation or statement made or deemed to be made by any of them under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(i)            use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(j)            not (i) operate their business outside the ordinary course, taking into account the Restructuring Transactions, without the consent of the Required Consenting Term Loan Lenders (not to be unreasonably withheld) or (ii) transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or entity outside the ordinary course of business without the consent of the Required Consenting Term Loan Lenders (not to be unreasonably withheld);

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(k)            provide the Consenting Term Loan Lenders with reasonable access to information regarding the operations of the Company Parties subject to any confidentiality agreements executed between the Consenting Term Loan Lenders and the Company (and excluding any privileged information);

(l)            on or after the date hereof, not engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions;

(m)           use commercially reasonable efforts to (i) provide Gibson Dunn with a reasonable opportunity to review draft copies of all First Day Pleadings and second day motions and proposed orders and, (ii) to the extent reasonably practicable, provide Gibson Dunn a reasonable opportunity to review and provide comments on draft copies of all other substantive documents that the Debtors intend to file with the Bankruptcy Court;

(n)           pay the Consenting Term Loan Lender Fees and Expenses in accordance with this Agreement, the terms set forth in any order approving the use of cash collateral, and any other Definitive Document;

(o)           disclose, and make generally available to the public, all “Cleansing Material” (as such term is defined or otherwise described in an applicable Confidentiality Agreement) to the extent required under any Confidentiality Agreement with any Consenting Term Loan Lender, and in accordance with the Milestones and the applicable Confidentiality Agreements;

(p)           to the extent applicable, object to any motion filed with the Bankruptcy Court by any person (A) seeking the entry of an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization or (B) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay of the consummation of the Restructuring Transactions; and

(q)           to the extent applicable, not file any pleading seeking entry of an order, and object, in a reasonable manner, to any motion filed with the Bankruptcy Court by any person seeking the entry of an order, (A) directing the appointment of an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee under section 1104 of the Bankruptcy Code, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) for relief that (1) is inconsistent with this Agreement in any material respect or (2) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing or delaying the consummation of the Restructuring Transactions

4.02.        Negative Commitments. Except as set forth in Section 5, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)           object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

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(b)           take any action that is inconsistent with, or is intended to frustrate, delay or impede approval, implementation, and consummation of the Restructuring Transactions described in this Agreement and the Definitive Documents;

(c)           modify the Plan or other Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement and the Definitive Documents;

(d)           file any motion, pleading, or other Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement and the Definitive Documents; or

(e)           make or declare any dividends, distributions, or other payments on account of its equity or membership interests, as applicable (other than as set forth in the Restructuring Term Sheet).

Section 5.               Additional Provisions Regarding Company Parties’ Commitments.

5.01.        Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with internal and external counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 5.01 shall not be deemed to constitute a breach of this Agreement (other than a failure to comply with this Section 5); provided that the Company Parties shall notify counsel to the Consenting Term Loan Lenders in writing promptly in the event of any such determination (and in any event no later than two (2) Business Days following such determination). Notwithstanding anything to the contrary herein, each Consenting Term Loan Lender reserves its rights to challenge any action or inaction taken in the exercise of such fiduciary duties.

5.02.        Notwithstanding anything to the contrary in this Agreement (but subject to Section 5.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall not have the right to seek or solicit any Alternative Restructuring Proposals, but shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Term Loan Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided that if any Company Party receives an Alternative Restructuring Proposal, the Company Parties shall (i) provide copies of any such Alternative Restructuring Proposal received to the financial and legal advisors of the Ad Hoc Group no later than two (2) Business Days following receipt thereof by any of the Company Parties and (ii) provide such information to the financial and legal advisors to the Ad Hoc Group as reasonably requested or necessary to keep the Ad Hoc Group reasonably informed as to the status and substance of such discussions.

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5.03.        Notwithstanding anything to the contrary herein, nothing in this Agreement shall create or impose any additional fiduciary obligations upon any Company Party or any of the Consenting Term Loan Lenders, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party, that such entities did not have prior to the Agreement Effective Date.

5.04.        Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 6.              Voting and Motions.

6.01.        Consenting Term Loan Lender Voting and Motions.

If the Chapter 11 Cases are commenced:

(a)           During the Agreement Effective Period, each Consenting Term Loan Lender that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Term Loan Lender of the Solicitation Materials:

(i)            timely vote (or cause to be timely voted) each of its Term Loan Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)            to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)            not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (ii) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.

Notwithstanding any other provision of this Agreement, including this Section 6.01, nothing in this Agreement shall require any Consenting Term Loan Lender to (i) incur any material expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to any Consenting Term Loan Lender or its Affiliates other than as expressly provided in this Agreement (including the Restructuring Term Sheet) or (ii) provide any information that it determines, in its sole discretion, to be sensitive or confidential.

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(b)           During the Agreement Effective Period, each Consenting Term Loan Lender, in respect of each of its Term Loan Claims, will support, and will not directly or indirectly object to, delay, impede, or take any other action reasonably likely to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is explicitly contemplated by and in accordance with this Agreement (including but not limited to any requirements of the Debtors to provide advance copies of such motion or pleading to the Consenting Term Loan Lenders).

Section 7.              Transfer of Interests and Securities

7.01.        After the Agreement Effective Date, no Consenting Term Loan Lender shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Term Loan Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either: (i) the transferee executes and delivers to counsel to the Company Parties and Gibson Dunn, at or before the time of the proposed Transfer, a Transfer Agreement; or (ii) the transferee is a Consenting Term Loan Lender and the transferee provides notice of such Transfer (including the amount of Term Loan Claim Transferred) to counsel to the Company Parties and Gibson Dunn at or before the time of the proposed Transfer.

7.02.        Upon compliance with the requirements of Section 7.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Term Loan Claim, except as provided under Section 13.17 of this Agreement. Any Transfer in violation of Section 7.01 shall be void ab initio.

7.03.        This Agreement shall in no way be construed to preclude the Consenting Term Loan Lenders from acquiring additional Term Loan Claims; provided, however, that (a) such additional Term Loan Claims shall automatically and immediately upon acquisition by a Consenting Term Loan Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or Gibson Dunn) and (b) such Consenting Term Loan Lender must provide notice of such acquisition (including the amount of Term Loan Claims acquired) to counsel to the Company Parties and Gibson Dunn within five (5) Business Days of such acquisition.

7.04.        This Section 7 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Term Loan Lender to Transfer any of its Term Loan Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreement.

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7.05.        Notwithstanding Section 7.01, a Qualified Marketmaker that acquires any Claims or Interests (including Term Loan Claims) with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Claims or Interests if such Qualified Marketmaker subsequently transfers such Claims or Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor. To the extent that a Consenting Term Loan Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Claims or Interests (including Term Loan Claims) that the Qualified Marketmaker acquires from a holder of the Claims or Interests who is not a Consenting Term Loan Lender without the requirement that the transferee be a Permitted Transferee. A Consenting Term Loan Lender that is a Qualified Marketmaker with respect to the Term Loan Claims or Interests on or before the date hereof shall be a Consenting Term Loan Lender hereunder solely with respect to the Term Loan Claims listed on such signature pages and shall not be required to comply with this Agreement for any other Claims and/or Interests (including Term Loan Claims) it may hold from time to time in its role as a Qualified Marketmaker.

7.06.        The Company Parties understand that the Consenting Term Loan Lenders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Term Loan Lender that principally manage and/or supervise the Consenting Term Loan Lender’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Term Loan Lender, so long as they are not acting at the direction or for the benefit of such Consenting Term Loan Lender or in connection with such Consenting Term Loan Lender’s investment in the Company Parties.

7.07.        Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 8.              Representations and Warranties of Consenting Term Loan Lenders

. Each Consenting Term Loan Lender severally, and not jointly, represents and warrants that, as of the date such Consenting Term Loan Lender executes and delivers this Agreement and as of the Effective Date:

(a)           it is the beneficial or record owner of the face amount of the Term Loan Claims, or is the nominee, investment manager, or advisor for beneficial holders of the Term Loan Claims reflected in, and it is not the beneficial or record owner of any Term Loan Claims other than those reflected in such Consenting Term Loan Lender’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 7);

(b)           it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Term Loan Claims;

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(c)           such Term Loan Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Term Loan Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d)           it has the full power to vote, approve changes to, and transfer all of its Term Loan Claims referable to it as contemplated by this Agreement subject to applicable Law.

Section 9.              Representations and Warranties of Company Parties

. Each Company Party jointly and severally, represents and warrants that as of the date such Company Party executes and delivers this Agreement and as of the Effective Date:

(a)           to the best of its knowledge having made all reasonable inquiries, no order has been made, petition presented, or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or other similar officer in respect of it or any other Company Party or affiliate or subsidiary of any Company Party, and no analogous procedure has been commenced in any jurisdiction; provided, however, that this Section 9 does not apply to any proceeding commenced in connection with filing the Chapter 11 Cases; and

(b)           except as expressly provided for in this Agreement, it has not entered into any arrangement (including with any individual creditor thereunder, irrespective of whether it is or is to become a Consenting Term Loan Lender) on terms that are not reflected in the Restructuring Term Sheet.

Section 10.         Mutual Representations, Warranties, and Covenants; Further Assurances

. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement:

(a)           it is validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)           except as expressly provided in this Agreement, the Plan, the Restructuring Term Sheet, and the Bankruptcy Code (or as reasonably determined by the Company Parties and the Required Consenting Term Loan Lenders upon advice of counsel), no consent or approval is required by a governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange, third party, or any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, or perform its respective obligations under, this Agreement other than any such consent or approval which has been obtained, provided, or otherwise satisfied prior to the Agreement Effective Date and which consent or approval has not been subsequently revoked;

(c)           the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

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(d)           except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)           except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11.            Termination Events.

11.01.      Consenting Term Loan Lender Termination Events. This Agreement may be terminated as to all Parties by the Required Consenting Term Loan Lenders, by the delivery to the Company Parties of a written notice in accordance with Section 13.10 hereof, upon the occurrence and continuation of any of the following events, in each case, other than as contemplated by the Restructuring Transactions:

(a)           (i) the breach in any respect by a Company Party of any of the undertakings, representations, warranties, or covenants of the Company Parties set forth in this Agreement or (ii) the failure of the Company Parties to act in a manner consistent with this Agreement, which breach or failure remains uncured (to the extent curable) for five (5) Business Days after the Required Consenting Term Loan Lenders transmit a written notice to the Company Parties in accordance with Section 13.10 hereof identifying and detailing such breach;

(b)           the making public, modification, amendment, or filing of any of the Definitive Documents without the consent of the applicable Required Consenting Term Loan Lenders (or Super-Majority Consenting Term Loan Lenders, if applicable) in accordance with this Agreement;

(c)           any Company Party’s (i) withdrawal of the Plan, (ii) public announcement of its intention not to support the Restructuring Transactions, or (iii) filing, public announcement, or execution of a written agreement with respect to an Alternative Restructuring Proposal;

(d)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions, including the Plan, and (ii) either (A) such ruling, judgment, or order has been issued at the request of the Company Parties in contravention of any obligations set forth in this Agreement or (B) remains in effect for five (5) Business Days after the terminating Required Consenting Term Loan Lenders transmit a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)           the failure to meet a Milestone, which has not been waived or extended with the prior written consent of the Required Consenting Term Loan Lenders;

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(f)            the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Term Loan Lenders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee under section 1104 of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases, (iv) terminating exclusivity under Bankruptcy Code section 1121, or (v) rejecting this Agreement;

(g)           if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

(h)           an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Company Parties or that would materially and adversely affect any Company Party’s ability to operate its business in the ordinary course or implement the Restructuring;

(i)            upon the occurrence of a termination event in Section 11.02 of this Agreement.

(j)            failure by the Company Parties to pay the fees and expenses set forth in Section 13.22 of this Agreement as and when required, subject to applicable Law including any order approving the use of cash collateral; provided, however, that the Effective Date shall not occur until and unless the fees and expenses set forth in Section 13.22 have been paid in full;

(k)           any Company Party files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and such motion has not been withdrawn within five (5) Business Days of receipt by the Company Parties of written notice from the Required Consenting Term Loan Lenders that such motion or pleading is inconsistent with this Agreement;

(l)            a Company Party files any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Consenting Term Loan Lenders’ Claims or asserts any other cause of action against the Consenting Term Loan Lenders or with respect or relating to such Claims, the Term Loan Credit Agreement or any Loan Document (as defined therein) or the prepetition liens securing the Term Loan Claims;

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(m)           the termination of the consensual use of cash collateral under any order approving the use of cash collateral or post-petition debtor-in-possession financing; and

(n)           the Bankruptcy Court enters an order denying confirmation of the Plan pursuant to a final non-appealable order.

11.02.      Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a)           the breach in any respect by Consenting Term Loan Lenders holding an amount of Term Loans that would result in non-breaching Consenting Term Loan Lenders holding less than two-thirds (66.7%) of the aggregate principal amount of the Term Loans of their undertakings, representations, warranties, or covenants set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of notice of such breach;

(b)           the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with internal and external counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; provided, that notwithstanding anything to the contrary herein, each Consenting Term Loan Lender reserves its rights to challenge any action taken in the exercise of such fiduciary duties by filing a motion or other pleading with the Bankruptcy Court;

(c)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for five (5) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised to the extent a Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)           the Bankruptcy Court enters an order denying confirmation of the Plan pursuant to a final non-appealable order.

11.03.      Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Term Loan Lenders; and (b) each Company Party.

11.04.      Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately upon consummation of the Plan on the Effective Date.

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11.05.      Effect of Termination. Except as set forth in Section 13.17, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents, agreements, undertakings, tenders, waivers, forbearances, ballots, and votes delivered by a Party subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Term Loan Lender withdrawing or changing its vote pursuant to this Section 11.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit a Company Party or any of the Consenting Term Loan Lenders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner, waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Term Loan Lenders, and (b) any right of any Consenting Term Loan Lender, or the ability of any Consenting Term Loan Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Term Loan Lenders. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(b) or Section 11.02(d). Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(b).

11.06.      The Company Parties acknowledge that after the Petition Date, the giving of notice of termination by any Party pursuant to this Agreement shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s right to argue that the giving of notice of termination was not proper under the terms of this Agreement.

Section 12.            Amendments and Waivers.

(a)           This Agreement and any exhibits or schedules hereto (including but not limited to the Restructuring Term Sheet and the Definitive Documents) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)           This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by (i) each Company Party and (ii) the Required Consenting Term Loan Lenders (email being sufficient); provided, however, that (A) any modification, amendment or supplement to the Restructuring Term Sheet shall require the consent of the Super-Majority Consenting Term Loan Lenders (email being sufficient), and (B) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate (as compared to other Consenting Term Loan Lenders holding claims within the same class as provided for in the Restructuring Term Sheet), and adverse effect on any of the Term Loan Claims held by such Consenting Term Loan Lenders, as applicable, then the consent of each such affected Consenting Term Loan Lender shall also be required to effectuate such modification, amendment, waiver or supplement.

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(c)           Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(d)           The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13.            Miscellaneous.

13.01.      Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

13.02.      Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

13.03.      Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided however that this Section 13.03 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 2.03).

13.04.      Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

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13.05.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06.      Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07.      Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.08.      Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Term Loan Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Ad Hoc Group were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09.      Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

13.10.      Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

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(a)		if to a Company Party, to:
Tailored Brands, Inc.
6100 Stevenson Boulevard
Fremont, California 94538
Attention: A. Alexander Rhodes, General Counsel
E-mail address: sandy.rhodes@tailoredbrands.com

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Christopher Marcus, Josh Sussberg, Aparna Yenamandra, and Anne G. Wallice

	E-mail address:	cmarcus@kirkland.com
jsussberg@kirkland.com
aparna.yenamandra@kirkland.com
anne.wallice@kirkland.com

(b)            if to a Consenting Term Loan Lender, to each Consenting Term Loan Lender at the addresses or e-mail addresses set forth below the Consenting Term Loan Lender’s signature page to this Agreement (or to the signature page to a Joinder or Transfer Agreement in the case of any Consenting Term Loan Lender that becomes a party hereto after the Agreement Effective Date):

with copies to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Scott J. Greenberg, Steven A. Domanowski, Matt J. Williams, Keith R. Martorana, and Jeremy D. Evans
E-mail address:	sgreenberg@gibsondunn.com
mjwilliams@gibsondunn.com
sdomanowski@gibsondunn.com
kmartorana@gibsondunn.com
jevans@gibsondunn.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.11.      Independent Due Diligence and Decision Making. Each Consenting Term Loan Lender hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

13.12.      Enforceability of Agreement. The Parties hereby acknowledge and agree: (a) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code; (b) that they waive any right to assert that the exercise of any notice or termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required; (c) that they shall not take a position to the contrary of this Section 13.12 in the Bankruptcy Court or any other court of competent jurisdiction; and (d) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 13.12 is illegal, invalid, or unenforceable, in whole or in part.

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13.13.      Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason other than pursuant to Section 11.04 hereof, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.14.      Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.15.      Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.16.      Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.17.      Survival. Notwithstanding (a) any Transfer of any Term Loan Claims in accordance with Section 7 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 11.05, Section 13 (except for Section 13.22 with respect to fees and expenses incurred after the termination of this Agreement (other than with respect to fees and expenses incurred after the termination of this Agreement due to the consummation of the Plan on the Effective Date)), and any Confidentiality Agreement shall survive such Transfer and/or termination and shall continue in full force and effect.

13.18.      Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.19.      Capacities of Consenting Term Loan Lenders. Except as set forth in Sections 7.05 and 7.06 each Consenting Term Loan Lender has entered into this agreement on account of all Term Loan Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Term Loan Claims.

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13.20.      Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 12 or otherwise, including a written approval by the Company Parties or the Required Consenting Term Loan Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.21.      Confidentiality and Publicity. Other than as may be required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any person (including, for the avoidance of doubt, any other Consenting Term Loan Lender), other than legal, accounting, financial, and other advisors to the Company Parties and Consenting Term Loan Lenders (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and, with respect to the advisors to the Company Parties, whose compliance with such obligations the Company Parties shall be responsible for), the name of, or the principal amount or percentage of the Term Loan Claims held by, any Consenting Term Loan Lender or any of its respective subsidiaries (including, for the avoidance of doubt, any Term Loan Claims acquired pursuant to any Transfer); provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Term Loan Claims held by the Consenting Term Loan Lender collectively; and, provided, further, that if requested by the Bankruptcy Court, the Company Parties may disclose the names of any Consenting Term Loan Lender (at the institution level) at a hearing in connection with the Chapter 11 Cases, but not the principal amount or percentage of the Term Loan Claims held by any such Consenting Term Loan Lender or any of its respective subsidiaries (including, for the avoidance of doubt, any Term Loan Claims acquired pursuant to any Transfer). Notwithstanding the foregoing, the Consenting Term Loan Lenders hereby consent to the disclosure of the fact that the Company Parties executed this Agreement and the terms, and contents thereof this Agreement by the Company Parties in the Definitive Documents or as otherwise required by law or regulation; provided, however, that (a) if any of the Company Parties determines that it is required by the Definitive Documents or otherwise required by law or regulation to attach a copy of this Agreement, any Joinder or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, it will redact any reference to or identifying information concerning a specific Consenting Term Loan Lender and such Consenting Term Loan Lender’s holdings (including before filing any pleading with the Bankruptcy Court) and (ii) if disclosure of additional identifying information of any Consenting Term Loan Lenders is required by applicable Law, advance notice of the intent to disclose such information, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Term Loan Lender (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to counsel for the Consenting Term Loan Lenders all press releases, public filings, public announcements, or other communications with any news media, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof at least two (2) Business Days (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with applicable Law) in advance of release, will take such counsel’s view with respect to such communications into account and shall not disseminate to any news media any press releases, public filings, public announcements, or other communications relating to this Agreement or the transactions contemplated hereby and any amendments thereof without first receiving the prior written consent of the Required Consenting Term Loan Lenders, with such consent not to be unreasonably delayed, conditioned, or withheld. Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.

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13.22.      Fees and Expenses. Regardless of whether the Restructuring Transactions are consummated, the Company Parties shall promptly pay in cash all reasonable and documented fees and expenses of (a) Gibson Dunn, as counsel to the Ad Hoc Group, and (b) Houlihan, as financial advisor to the Ad Hoc Group, in each case, in accordance with the engagement letters of such consultant or professional signed by the Company Parties, including, without limitation, any completion fees contemplated therein, and in each case in accordance with any order approving the use of cash collateral (collectively, the “Consenting Term Loan Lender Fees and Expenses”); provided, however, that simultaneously with the execution of this Agreement, the Company Parties shall pay all such unpaid Consenting Term Loan Lender Fees and Expenses incurred at any time prior to the Agreement Effective Date, in accordance with the engagement letters of such consultant or professional signed by the Company Parties.

13.23.      Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Term Loan Lenders under this Agreement shall be several, not joint. None of the Consenting Term Loan Lenders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Term Loan Lender, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Term Loan Lenders, in each case except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Term Loan Lender may trade in any debt or equity securities of any Company Parties without the consent of the Company or any Consenting Term Loan Lender, subject to Section 7 of this Agreement and applicable securities laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Term Loan Lenders, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (a) each Consenting Term Loan Lender is entering into this Agreement directly with the Company and not with any other Consenting Term Loan Lender; and (b) no Consenting Term Loan Lender shall, nor shall any action taken by a Consenting Term Loan Lender pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Term Loan Lender with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Term Loan Lenders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Term Loan Lender by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

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13.24.      Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect or consequential damages or damages for lost profits.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

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SCHEDULE 1

Company Parties

The Men’s Wearhouse, Inc.

Renwick Technologies, Inc.

TMW Merchants LLC

MWDC Holding Inc.

K&G Men’s Company Inc.

Tailored Shared Services, LLC

Tailored Brands Purchasing LLC

Tailored Brands Gift Card Co LLC

Jos. A. Bank Clothiers, Inc.

The Joseph A. Bank Mfg. Co., Inc.

JA Apparel Corp.

Nashawena Mills Corp

Joseph Abboud Manufacturing Corp.

TB UK Holding Limited

Tailored Brands Worldwide Purchasing Co.

Moores Retail Group Corp.

Moores The Suit People Corp.

Golden Brand Clothing (Canada) Corp.

Tailored Brands Noborue Limited

MWUK Holding Company Limited

Ensco 648 Limited

Ensco 645 Limited

Tailored Brands Sourcing Holding Company Limited

Tailored Brands Pacific Company Limited

Tailored Brands Atlantic Company Limited

Tailored Brands Central BV

Tailored Brands Sourcing Group

Tailored Brands Eastern Sourcing Limited

Exhibit A

Restructuring Term Sheet

EXECUTION VERSION

______________________________________________________________________________

Tailored Brands, Inc.

Restructuring Term Sheet

August 2, 2020

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY EXCHANGE OR PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH SECTION 4(A)(2) OF THE SECURITIES ACT OF 1933 AND/OR SECTION 1145 OF THE BANKRUPTCY CODE AND APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE STATUTES, RULES, AND LAWS.

 ______________________________________________________________________________

This Term Sheet (including the annexes attached hereto, the “Term Sheet”) sets forth the principal terms of a financial restructuring of the capital structure and financial obligations of Tailored Brands, Inc. (“Tailored”) and its subsidiaries (collectively, the “Company Parties”) (the “Restructuring Transactions”). The Restructuring Transactions will be accomplished through certain of the Company Parties commencing prearranged cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to implement, the chapter 11 plan of reorganization described herein (the “Plan”). The regulatory, corporate, tax, accounting, and other legal and financial matters related to the Restructuring Transactions have not been fully evaluated, and any such evaluation may affect the terms and structure of the Restructuring Transactions. The transactions contemplated in this Term Sheet are subject in all respects to the negotiation, execution, and delivery of definitive documentation.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

This Term Sheet does not purport to summarize all of the terms, conditions, covenants, and other provisions that may be contained in the fully negotiated and definitive documentation necessary to implement the Restructuring Transactions. Capitalized terms used but not initially defined in this Term Sheet shall have the meaning hereinafter ascribed to such terms, or if not defined in this Term Sheet, such terms shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

Restructuring Summary
Overview	The Company Parties will implement the Restructuring Transactions in accordance with the Restructuring Support Agreement (the “Restructuring Support Agreement”), to which this Term Sheet shall be attached and incorporated by reference. The Restructuring Transactions will be implemented pursuant to the Plan to be confirmed by the Bankruptcy Court and occur on the date the Plan becomes effective (the “Plan Effective Date”).

Funded Debt Claims and Equity Interests to be Restructured

ABL Facility. All claims for unpaid principal, interest, fees, costs, charges, premiums, and other amounts arising under or in connection with the loans (the “ABL Facility Claims”) under that certain credit agreement, dated as of June 18, 2014 (as amended, restated, amended and restated, modified, or supplemented from time to time, the “ABL Credit Agreement”) between The Men’s Wearhouse, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent (the “ABL Agent”), and the lenders party thereto from time to time (the “ABL Lenders”), shall be deemed allowed in the aggregate principal amount of approximately $375 million, plus all accrued but unpaid interest fees, costs, charges, premiums, or other amounts arising under the ABL Credit Agreement.

Secured Swap Claims. Approximately $[●] million on account of Tailored’s swap agreements secured under the ABL Credit Agreement (the “Swap Claims”).

Term Loan Facility. All claims for unpaid principal, interest, fees, costs, charges, premiums and other amounts arising under or in connection with the Term Loan under the Term Loan Credit Agreement shall be deemed allowed in the aggregate principal amount of approximately $877 million, plus all accrued but unpaid interest, fees, costs, charges, premiums or other amounts arising under the Term Loan Credit Agreement.

Unsecured Notes. Approximately $174 million in principal amount outstanding (the “Unsecured Notes Claims”) of 7.00% senior notes, due 2022 (the “Unsecured Notes”) issued pursuant to the Indenture dated as of June 18, 2014, among The Men’s Wearhouse, Inc. as issuer, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”).

Existing Equity Interests. Any common stock, preferred stock, warrants, or other ownership interest of or in Tailored pursuant to the certificate of formation of Tailored or otherwise that are issued and outstanding as of the Petition Date (the “Existing Equity Interests”).

Exit Facilities	On the Plan Effective Date, Reorganized Tailored or an affiliate thereof shall enter into the following exit facilities: (a) a new senior secured, first lien term loan facility in the aggregate principal amount of between $325 million and $425 million, with the final amount to be determined by the Super-Majority Consenting Term Loan Lenders and the Company Parties within 60 days following the Petition Date (the “Exit Term Loan Facility”) and (b) a new asset-based exit financing facility with aggregate total commitments of $400 million, each of which shall be on terms reasonably acceptable to the Company and the Required Consenting Term Loan Lenders (the “Exit ABL Facility” and, together with the Exit Term Loan Facility, the “Exit Facilities”). Subject to the execution of the Definitive Documents, the Exit Term Loan Facility shall include such material terms and conditions as set forth on Annex 2(a) to this Term Sheet (the “Exit Term Loan Facility Term Sheet”). Subject to the execution of the Definitive Documents, the Exit ABL Facility shall include such material terms and conditions as set forth on Annex 2(b) to this Term Sheet (the “Exit ABL Facility Term Sheet”).
Securities to be Issued

New Common Stock

On the Plan Effective Date, Reorganized Tailored (which may, depending on the form of the Restructuring Transactions, be Tailored or a newly-formed entity formed for the purpose of directly or indirectly acquiring the assets of the Debtors) shall issue new common stock (the “New Common Stock”). The New Common Stock shall carry voting rights.

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Transaction Summary

The Restructuring Transactions will include the following, as set forth in further detail in this Term Sheet:

•     The Debtors will enter into a new debtor-in-possession asset-based financing facility with a principal amount of $500 million, including a roll-up of all obligations under the ABL Facility (the “DIP ABL Facility”) on the terms set forth in the DIP Credit Agreement, attached hereto as on Annex 1 to this Term Sheet.

•     Holders of allowed Claims arising under the DIP ABL Facility (each, a “DIP ABL Facility Claim,” and, collectively, the “DIP ABL Facility Claims”)[1] shall receive a pro rata share of and interest in the Exit ABL Facility.

•     Holders of allowed Swap Claims shall receive payment in full in cash; provided, that any such cash shall be made available from the proceeds of the DIP ABL Priority Collateral and, solely to the extent that there is a deficiency of DIP ABL Priority Collateral, shall be made available from the proceeds of Term Loan Priority Collateral (each as defined in the DIP Credit Agreement).

•     Holders of allowed Term Loan Claims shall receive a pro rata share of and interest in: (i) the Exit Term Loan Facility and (ii) 100% of the New Common Stock (subject to dilution by the Management Incentive Plan).

•     Holders of allowed Ongoing Trade Claims shall receive such treatment as agreed upon by the Super-Majority Consenting Term Loan Lenders and the Company Parties.

•     Holders of allowed Other General Unsecured Claims shall receive such treatment as agreed upon by the Super-Majority Consenting Term Loan Lenders and the Company Parties.

•     Holders of allowed GUC Convenience Claims shall receive such treatment as agreed upon by the steering committee of the Ad Hoc Group (the “Steering Committee”) and the Company Parties.

•     Holders of Existing Equity Interests will receive no recovery on account of such interests.

•     The recoveries set forth in this Term Sheet may be changed by agreement among the Super-Majority Consenting Term Loan Lenders and the Company Parties, so long as such modification does not adversely impact the recoveries for holders of allowed DIP ABL Facility Claims.

The Restructuring Transactions will be consummated on the Plan Effective Date.

[1]	For the avoidance of doubt, DIP ABL Facility Claims include any amount owed under the ABL Credit Agreement prior to the entry of the Final DIP Order that is “rolled up” into the DIP Facility.

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Treatment of Claims and Interests of the Debtors Under the Plan
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	DIP ABL Facility Claims	Except to the extent that a holder of an allowed Claim arising under the DIP ABL Facility agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed DIP ABL Facility Claim, on the Plan Effective Date each holder of an allowed DIP ABL Facility Claim shall receive its pro rata share of and interest in the Exit ABL Facility.	N/A
N/A	Administrative Claims

Except to the extent that a holder of an allowed Administrative Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of and in exchange for each allowed Administrative Claim, each holder thereof shall receive (a) payment in full in cash of the due and unpaid portion of its Administrative Claim on the later of (x) the Plan Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable; (b) subject to the reasonable consent of the Debtors and the Required Consenting Term Loan Lenders, such other treatment to render such Administrative Claim unimpaired under section 1124 of the Bankruptcy Code; or (c) subject to the reasonable consent of the Debtors and the Required Consenting Term Loan Lenders, such other treatment as such holder may agree to or as otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

“Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

N/A
N/A	Priority Tax Claims

Except to the extent that a holder of a Priority Tax Claim agrees to a less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases in full and final satisfaction, settlement, release, and discharge of and in exchange for each allowed Priority Tax Claim, on the Plan Effective Date each holder of such allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

“Priority Tax Claim” means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

N/A

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Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims

Except to the extent that a holder of an allowed Other Secured Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed Other Secured Claim, each holder thereof shall receive, at the option of the applicable Debtor(s), with the reasonable consent of the Required Consenting Term Loan Lenders: (a) payment in full in cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Plan Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable; (b) the collateral securing its allowed Other Secured Claim; (c) reinstatement of its allowed Other Secured Claim; or (d) such other treatment rendering its allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Other Secured Claim” means any secured Claim, other than an ABL Facility Claim, Term Loan Claim, or a DIP ABL Facility Claim, including any secured tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Unimpaired; deemed to accept
Class 2	Other Priority Claims

Except to the extent that a holder of an allowed Other Priority Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed Other Priority Claim, each holder thereof shall receive (a) cash in an amount equal to the due and unpaid portion of such allowed Other Priority Claim on the later of (i) the Plan Effective Date (or as soon thereafter as reasonably practicable) or (ii) as soon as practicable after the date such Claim becomes due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such allowed Other Priority Claim; (b) subject to the reasonable consent of the Debtors and the Required Consenting Term Loan Lenders, such other treatment to render such Other Secured Claim unimpaired under section 1124 of the Bankruptcy Code; or (c) subject to the reasonable consent of the Debtors and Required Consenting Term Loan Lenders, such other treatment as such holder may agree to or otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Unimpaired; deemed to accept

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Class 3	Swap Claims	Except to the extent that a holder of an allowed Swap Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed Swap Claim, on the Plan Effective Date (or as soon thereafter as reasonably practicable) each holder thereof shall receive cash in an amount equal to the allowed amount of such Swap Claim; provided, that any such cash shall be made available from the proceeds of the DIP ABL Priority Collateral and, solely to the extent that there is a deficiency of DIP ABL Priority Collateral, shall be made available from the proceeds of Term Loan Priority Collateral (each as defined in the DIP Credit Agreement).	Unimpaired; deemed to accept
Class 4	Term Loan Claims	Except to the extent that a holder of an allowed Term Loan Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed Term Loan Claim, on the Plan Effective Date each holder thereof shall receive its pro rata share of and interest in: (i) the Exit Term Loan Facility and (ii) 100% of the New Common Stock (subject to dilution by the Management Incentive Plan).	Impaired; entitled to vote
Class 5(a)	Ongoing Trade Claims	To the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed Ongoing Trade Claim, on the Plan Effective Date each holder thereof shall receive such treatment as agreed upon by the Super-Majority Consenting Term Loan Lenders and the Company Parties.[2]	Impaired; entitled to vote
Class 5(b)	Other General Unsecured Claims

To the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed Other General Unsecured Claim, on the Plan Effective Date each holder thereof shall receive such treatment as agreed upon by the Super-Majority Consenting Term Loan Lenders and the Company Parties.

“Other General Unsecured Claim” means any General Unsecured Claim other than an Ongoing Trade Claim or GUC Convenience Claim.

Impaired; entitled to vote

[2]	Definition of “Ongoing Trade Claim” to be agreed upon by the Required Consenting Term Loan Lenders and the Company.

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Class 5(c)	GUC Convenience Claims

Except to the extent that a holder of an allowed GUC Convenience Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed GUC Convenience Claim, on the Plan Effective Date each holder thereof shall receive such treatment as agreed upon by the Steering Committee and the Company Parties.

“GUC Convenience Claim” means any unsecured Claim against any Debtor in an allowed amount greater than $0.01 but less than or equal to $[●]; provided that holders of Other General Unsecured Claims and/or Ongoing Trade Claims may elect to have such Claims reduced to $[●] and treated as a GUC Convenience Claim for purposes of the Plan; provided, further, that the aggregate amount paid to all holders of allowed GUC Convenience Claims shall not exceed $[●].[3]

Impaired; entitled to vote
Class 6	Intercompany Claims	On the Plan Effective Date, each Intercompany Claim shall be, at the option of the Debtors and the Required Consenting Term Loan Lenders, setoff, contributed, distributed, compromised, settled, reinstated, canceled and released without any distribution, or otherwise addressed in a manner determined by the Debtors and the Required Consenting Term Loan Lenders.	Impaired; deemed to reject or Unimpaired; deemed to accept
Class 7	Intercompany Interests	On the Plan Effective Date, Intercompany Interests shall be, at the option of the Debtors and the Required Consenting Term Loan Lenders, as applicable, contributed, distributed, eliminated via merger or other corporate transaction, reinstated, canceled and released without any distribution, or otherwise addressed in a manner determined by the Debtors and the Required Consenting Term Loan Lenders.	Impaired; deemed to reject or Unimpaired; deemed to accept
Class 8	Existing Equity Interests	On the Plan Effective Date, all Existing Equity Interests shall be extinguished and cancelled, and will be of no further force or effect. Holders of Existing Equity Interests shall receive no recovery on account of such Existing Equity Interests.	Impaired; deemed to reject
Class 9	Section 510(b) Claims	Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to holders of such Claims.	Impaired; deemed to reject

[3]	The Company Parties and the Required Consenting Term Loan Lenders shall negotiate in good faith regarding the GUC Convenience Claim thresholds to be set forth in the Plan.

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Implementation & Material Provisions
DIP ABL Facility and Cash Collateral

After the Petition Date, certain of the Company Parties will enter into that certain superpriority secured debtor-in-possession credit agreement that governs the DIP ABL Facility (as may be amended, supplemented, or otherwise modified from time to time, the “DIP Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “DIP Agent”) for and on behalf of itself and the other lenders party thereto (collectively, including the DIP Agent, the “DIP Lenders”) which shall be consistent with the form of DIP Credit Agreement attached hereto as Annex 1.

The Consenting Term Loan Lenders consent to the Debtors’ use of cash collateral (as defined in section 363(a) of the Bankruptcy Code) securing the Term Loan Credit Agreement to fund the Chapter 11 Cases, on the terms set forth in the proposed form of interim order authorizing the Debtors’ use of cash collateral and approving the DIP ABL Facility, attached hereto as Annex 4 (the “Interim DIP / Cash Collateral Order”) (which Interim DIP / Cash Collateral Order shall be in form and substance acceptable to the DIP Lenders, the Required Consenting Term Loan Lenders, and the Company Parties), the final order authorizing the Debtors’ use of cash collateral and approving the DIP ABL Facility (the “Final DIP / Cash Collateral Order”) (which Final DIP / Cash Collateral Order shall be in form and substance acceptable to the DIP Lenders, the Required Consenting Term Loan Lenders, and the Company Parties), as well as the cash collateral term sheet attached hereto as Annex 5.

Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the following conditions precedent:

•     all transactions and other documents to effectuate the Restructuring Transactions shall contain terms and conditions consistent in all material respects with this Restructuring Term Sheet and the Restructuring Support Agreement;

•     the Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

•     the orders approving the Disclosure Statement and confirming the Plan shall have been entered, consistent with the Restructuring Support Agreement, and such orders shall not have been vacated, stayed, or modified;

•     the Bankruptcy Court shall have entered the Final DIP/Cash Collateral Order and the Final DIP and Cash Collateral Order shall not have been vacated, stayed, revised, modified, or amended in any manner adverse to the Term Loan Lenders without the prior written consent of the Required Consenting Term Loan Lenders and the Required Lenders (as defined in the DIP Credit Agreement);

•     the Exit Facilities and any related documents shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto having been satisfied or waived);

•     issuance of the New Common Stock;

•     establishment of a professional fee escrow account funded in the amount of estimated accrued but unpaid professional fees incurred by the Company Parties during the Chapter 11 Cases;

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•     all accrued and unpaid fees and expenses of the Consenting Term Loan Lenders in connection with the Restructuring Transactions (including the Consenting Term Loan Lender Fees and Expenses) shall have been paid in accordance with the terms and conditions set forth in the Restructuring Support Agreement and the Final DIP Order;

•     there shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

•     the Debtors shall have obtained all governmental and regulatory approvals, consents, authorizations, rulings, or other documents that are legally required for the consummation of the Restructuring shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, shall have expired;

•     each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated and shall be in form and substance consistent with the Restructuring Support Agreement, including, without limitation, any consent rights included therein;

•     the final version of the Plan and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement and this Restructuring Term Sheet;

•     the Restructuring Transactions to be implemented on the Plan Effective Date shall be consistent with the Plan and the Restructuring Support Agreement; and

•     such other conditions precedent to the Plan Effective Date, as are customary and otherwise reasonably acceptable to the Company and the Required Consenting Term Loan Lenders.

Milestones

•     Within 5 days of the Petition Date, the Bankruptcy Court shall enter the Interim DIP / Cash Collateral Order.

•     Within 10 business days of the Petition Date, the Debtors shall file a motion with the Bankruptcy Court requesting an extension of the time within which the Debtors may assume or reject leases of nonresidential real property under section 365(d)(4) of the Bankruptcy Code to 210 days following the Petition Date (the “365(d)(4) Motion”), which 365(d)(4) Motion shall be in form and substance acceptable to the Required Consenting Term Loan Lenders and the DIP Agent.

•     Within 10 days of the Petition Date, the Debtors shall file a motion seeking to implement procedures for store closings (the “Store Closings Motion”), which Store Closings Motion shall be in form and substance acceptable to the Required Consenting Term Loan Lenders and the DIP Agent.

•     Within 14 days of the Petition Date, the Debtors shall deliver a lease optimization plan and real estate plan in form and substance reasonably acceptable to the Required Consenting Term Loan Lenders.

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•     Within 15 days of the Petition Date, the Debtors shall file the Plan and related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court, on terms consistent with this Term Sheet, and which Plan and Disclosure Statement shall be in form and substance acceptable to the Required Consenting Term Loan Lenders and the DIP Agent.

•     Within 40 days of the Petition Date, the Bankruptcy Court shall enter the Final DIP / Cash Collateral Order, which Final DIP / Cash Collateral Order shall be in form and substance acceptable to the DIP Lenders, the DIP Agent, the Required Consenting Term Loan Lenders, and the Company Parties.

•     Within 40 days of the Petition Date, the Bankruptcy Court shall enter an order approving the Store Closing Motion, which order shall be in form and substance acceptable to the Required Consenting Term Loan Lenders and the DIP Agent.

•     Within 50 days of the Petition Date, the Bankruptcy Court shall enter an order approving the 365(d)(4) Motion, which order shall be in form and substance acceptable to the Required Consenting Term Loan Lenders and the DIP Agent.

•     Within 70 days of the Petition Date, the Bankruptcy Court shall enter an order approving the Disclosure Statement, which order shall be in form and substance acceptable to the Required Consenting Term Loan Lenders and the DIP Agent.

•     Within 70 days of the Petition Date, the Debtors shall provide the outcome of the lease optimization plan in form and substance reasonably acceptable to the Required Consenting Term Loan Lenders and the DIP Agent.

•     Within 75 days of the Petition Date, unless the Bankruptcy Court shall have entered an order approving the Disclosure Statement within 70 days of the Petition Date, the Debtors shall have (i) delivered bid packages to liquidators with respect to the liquidation of all or substantially all of the assets of the Debtors based on a fee and equity basis, which bid packages shall include a request for bids to be received by the Debtors within five days and (ii) provided the DIP Agent, the DIP Lenders, and the Required Consenting Term Loan Lenders with the names of such prospective liquidators.

•     Within 105 days of the Petition Date, the Bankruptcy Court shall enter an order confirming the Plan (the “Confirmation Order”), which Confirmation Order shall be in form and substance acceptable to the Required Consenting Term Loan Lenders and the DIP Agent.

•     Within 120 days of the Petition Date, the Plan Effective Date shall have occurred.

Miscellaneous Provisions
Board of Directors	The board of directors of Reorganized Tailored (or such other body that will become the ultimate governing authority for Reorganized Tailored) (the “New Board”) shall be comprised of [●] members; provided that the process for selecting the New Board and all governance related matters for Reorganized Tailored shall be in form and substance acceptable to the Required Consenting Term Loan Lenders (in consultation with the Company Parties).

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Corporate Governance; Registration Rights	Corporate governance for the reorganized Company Parties, including charters, bylaws, operating agreements, or other organization or formation documents, as applicable (the “New Organizational/Governance Documents”), shall be consistent with section 1123(a)(6) of the Bankruptcy Code and the Restructuring Support Agreement, as applicable, and such New Organization/Governance Documents shall be in form and substance acceptable to the Required Consenting Term Loan Lenders (in consultation with the Company Parties). Substantially final forms of the New Organizational/Governance Documents shall be filed as part of the Plan Supplement prior to the date upon which the Bankruptcy Court enters an order confirming the Plan.
Management Incentive Plan	That certain management incentive plan of Reorganized Tailored, which management incentive plan (including any and all awards to be granted thereunder) shall reserve for officers and directors of Reorganized Tailored up to 10% of New Common Stock on a fully diluted basis with structure and grants to be determined by the New Board.
Prepetition Vendor Payments	All vendor payments made following the Petition Date on account of any prepetition debt owed by the Company Parties exceeding $100,000 on a per vendor basis shall be subject to the review and consent of the Required Consenting Term Loan Lenders.
Prepetition Rent	The Debtors shall not make any payments on account of prepetition rent owed under any real property lease of the Debtors absent the consent of the Steering Committee or applicable order of the Bankruptcy Court.
Asset Sales	During the pendency of the Chapter 11 Cases, the Company Parties shall not sell any material assets outside of the ordinary course of business absent the consent of the Required Consenting Term Loan Lenders; provided, that the Debtors are permitted to sell any de minimis asset in accordance with the DIP Documents (i.e., an asset with a fair market value below a certain amount to be determined in good faith between the Company Parties and the Required Consenting Term Loan Lenders) and subject to Bankruptcy Court order.
Employee Matters

Pursuant to the Restructuring Support Agreement and this Term Sheet, the Consenting Term Loan Lenders consent to the continuation of any Company Parties’ wages, compensation, health and welfare programs, and [incentive, retention, and benefits programs] according to existing terms and practices, including executive compensation programs.

Notwithstanding anything herein to the contrary, the obligations of the Company Parties pursuant to their certificates of incorporation, bylaws, or other agreements to indemnify the current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Company Parties, or such directors, officers, agents, and/or employees, based upon any act or omission relating to the Company Parties, will not be discharged or impaired by consummation of the Restructuring Transactions. All such obligations will be assumed by the Company Parties on the Plan Effective Date, and all such obligations will continue as obligations of the reorganized Company Parties.

The Company Parties shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including, without limitation, the “tail policy”) in effect prior to the Plan Effective Date, and any directors and officers of the Company Parties who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Plan Effective Date. Notwithstanding anything herein to the contrary, the Company Parties shall retain the ability to supplement such directors’ and officers’ insurance policies as the Company Parties deem necessary, including purchasing any tail coverage.

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Releases	The Company shall use commercially reasonable efforts to ensure that the Plan and the Confirmation Order contain the exculpation provisions, the Debtor releases, and the “third-party” releases set forth in Annex 3 to this Term Sheet.
Executory Contracts and Unexpired Leases	Each executory contract and unexpired lease shall be assumed by the Company Parties, unless determined to be rejected by the Debtors, with the consent of the Required Consenting Term Loan Lenders.
Retention of Jurisdiction	The Plan will provide for a retention of jurisdiction by the Bankruptcy Court for (i) resolution of Claims, (ii) allowance of compensation and expenses for pre-Plan Effective Date services, (iii) resolution of motions, adversary proceedings, or other contested matters, (iv) entry of such orders as necessary to implement or consummate the Plan and any related documents or agreements, (v) adjudication of maritime liens to the extent permitted by law, and (vi) other purposes as may be agreed.
Fees and Expenses of the Consenting Term Loan Lenders and Term Loan Agent	The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses of Gibson, Dunn & Crutcher LLP (as legal counsel to the Ad Hoc Group), Houlihan Lokey (as financial advisor to the Ad Hoc Group), Porter Hedges LLP (as local counsel to the Ad Hoc Group), and Clifford Chance LLP (as legal advisor to the Term Loan Agent).
Issuance of New Securities; Execution of the Restructuring Documents	On the applicable Plan Effective Date, the Debtors or Reorganized Debtors, as applicable, shall enter into all agreements and other documents required pursuant to the Restructuring and shall issue all securities, notes, certificates, and other instruments required to be issued pursuant to the Restructuring, including pursuant to section 1145 of the Bankruptcy Code, to the extent applicable, or another available exemption from the registration requirements of the Securities Act of 1933, as amended.
Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.
Tax Issues	The terms of the Restructuring Transactions, including whether the Restructuring Transactions are structured as a taxable transaction (in whole or in part), shall be structured to preserve or otherwise maximize favorable tax attributes (including tax basis) of the Company Parties to the extent practicable, as determined by the Company and the Required Consenting Term Loan Lenders.

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Annex 1

DIP Credit Agreement

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

[___], 2020

among

TAILORED BRANDS, INC.,
as a U.S. Borrower,

THE MEN’S WEARHOUSE, INC.,
as a U.S. Subsidiary Borrower and the Borrower Representative,

the other Domestic Subsidiaries from time to time party hereto, as U.S. Subsidiary Borrowers,

MOORES THE SUIT PEOPLE CORP.,
as Canadian Borrower,

the other Loan Parties from time to time party hereto,

the Lenders from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A. TORONTO BRANCH,
as Canadian Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A., and

WELLS FARGO BANK, N.A.

as Joint Bookrunners and Joint Lead Arrangers

BANK OF AMERICA, N.A., and

WELLS FARGO BANK, N.A.

as Co-Syndication Agents

U.S. BANK, NATIONAL ASSOCIATION and

FIFTH THIRD BANK

as Co-Documentation Agents

TABLE OF CONTENTS

-i-

-ii-

-iii-

-iv-

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 5.21	—	Required Milestones

EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	[Reserved]
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Exit Facility Term Sheet
Exhibit H	—	[Reserved]
Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J	—	Form of Variance Report

Annex A	—	Approved Budget

-v-

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of [____], 2020, among TAILORED BRANDS, INC., a Texas corporation, THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Company”), as debtor and debtor-in-possession, each of the other U.S. Subsidiary Borrowers from time to time party hereto, MOORES THE SUIT PEOPLE CORP., a Nova Scotia unlimited liability company and an applicant under the CCAA (the “Canadian Borrower” and, together with the U.S. Borrowers, the “Borrowers”), the Canadian Guarantors from time to time party hereto, the Lenders from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and JPMORGAN CHASE BANK, N.A. TORONTO BRANCH, as Canadian Administrative Agent.

R E C I T A L S:

WHEREAS, on [●], 2020 (the “Petition Date”), the Borrowers (collectively, the “Debtors”, and each individually, a “Debtor”) commenced voluntary cases (collectively, the “US Cases” and each individually, a “Case”) in the United States Bankruptcy Court for the Southern District of Texas (the “U.S. Court”). The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, also on or shortly after the Petition Date, the Canadian Borrower, in its capacity a foreign representative, filed an application (the “Canadian Case” and, together with the US Cases, the “Cases”) before the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) pursuant to Part IV of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”) for the purposes of, among other things, obtaining an order of the Canadian Court recognizing the US Cases as a foreign main proceeding, imposing a stay of proceedings in respect of the Debtors and authorizing Canadian Borrower and the Canadian Guarantors to retain possession of its assets and to continue to operate its business under the CCAA;

WHEREAS, prior to the Petition Date, the Lenders provided financing to the Borrowers pursuant to that certain Credit Agreement dated as of June 18, 2014, as amended, supplemented and otherwise modified on June 18, 2014, July 28, 2014, January 31, 2016, June 30, 2016, October 25, 2017 and April 30, 2019, among the Borrowers, the other Loan Parties, the Prepetition Lenders, and JPMorgan Chase Bank, N.A., as the Prepetition Agent, and the other parties thereto (as amended, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Prepetition Credit Agreement”).

WHEREAS, as of the Petition Date, the Prepetition Lenders under the Prepetition Credit Agreement were owed approximately $[●] in Revolving Loans and $[●] in maximum aggregate amounts available to be drawn under outstanding Letters of Credit (as defined in the Prepetition Credit Agreement), plus interest, fees, costs and expenses and all other Prepetition Lender Obligations under the Prepetition Credit Agreement.

WHEREAS, the Obligations under and as defined in the Prepetition Credit Agreement are secured by a Lien in substantially all of the existing and after-acquired assets of the Borrowers and the other Loan Parties as more fully set forth in the Prepetition Loan Documents, and such Lien is perfected and, with certain exceptions, as described in the Prepetition Loan Documents, has priority over other Liens.

WHEREAS, the Borrowers have requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrowers, a senior secured super-priority revolving credit facility of up to $500,000,000 in the aggregate with a $150,000,000 Letter of Credit sublimit that is automatically convertible into a secured exit facility upon the satisfaction (or waiver) of certain conditions in the form of $430,000,000 in aggregate initial principal amount of commitments to be made available to the Borrowers at any time and from time to time until the Maturity Date subject to the terms and conditions set forth herein (the “Revolving Credit Facility”).

WHEREAS, the Borrowers and other Loan Parties have agreed to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Lender Parties, a Lien in and upon all of their existing and after-acquired personal and real property, subject to the limitations and priorities contained in the Loan Documents and the Interim Order, the Canadian Recognition Order and the Final Order.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01               Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Plan” means a Plan of Reorganization that is consistent with the RSA and otherwise satisfactory to the Administrative Agent, the Required Lenders and the Loan Parties in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms thereof); it being agreed that the Plan (as defined in the RSA) is an “Acceptable Plan” to the Administrative Agent and the Required Lenders.1

“Account” has the meaning set forth in the applicable Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Actual Cash Receipts” means the sum of all cash receipts received by the Loan Parties (excluding any borrowings under this Agreement) during the relevant period of determination which corresponds to the budgeted cash receipts described in the line item contained in the Approved Budget across from the heading “Operating Receipts”, as determined in a manner consistent with the Approved Budget.

“Actual Disbursement Amount” means the sum of all cash expenditures made by the Loan Parties during the relevant period of determination which corresponds to each of the budgeted cash expenditures described in the line item contained in the Approved Budget across from the headings “Total Disbursements” (but excluding the line item across from the headings “Professional Fees”) determined in a manner consistent with the Approved Budget.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

1 Subject to review.

“Administrative Agent” means JPMCB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agents” means the Administrative Agent and the Canadian Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Agent Fee Letter” means the Fee Letter dated August [___], 2020, among Parent, the Administrative Agent and the other parties thereto, with respect to fees payable to the Administrative Agent and the other persons named therein for their respective accounts.

“Agents” means, individually and collectively as the context may require, the Administrative Agent, the Canadian Administrative Agent, the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Borrowing Base” means (i) the U.S. Borrowing Base plus (ii) the lesser of (x) the Canadian Commitments and (y) the Canadian Borrowing Base.

“Agreement” means this Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, as modified, amended or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“AML Legislation” has the meaning set forth in Section 9.20.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrowers or their respective Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Administrative Agent” means (a) with respect to the Canadian Facility and Canadian Letters of Credit, the Canadian Administrative Agent and (b) otherwise, the Administrative Agent.

“applicable Borrower(s)” or “applicable Loan Parties” means with respect to any amount required to be paid hereunder, the Borrowers, jointly and severally.

“Applicable Commitment Fee Rate” means 0.30% per annum.

“Applicable Percentage” means, for any Revolving Lender:

(a)       with respect to payments, computations and other matters relating to the U.S. Commitments or U.S. Revolving Loans, U.S. LC Exposure, U.S. Protective Advances, U.S. Overadvances or U.S. Swingline Loans, a percentage equal to a fraction (i) the numerator of which is the U.S. Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate U.S. Commitments of all the U.S. Revolving Lenders (or, if the aggregate U.S. Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate U.S. Revolving Exposure);

(b)       with respect to payments, computations and other matters relating to the Canadian Commitment or Canadian Revolving Loans, Canadian LC Exposure, Canadian Protective Advances or Canadian Overadvances, a percentage equal to a fraction (i) the numerator of which is the Canadian Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate Canadian Commitments of all the Canadian Revolving Lenders (or, if the aggregate Canadian Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate Canadian Revolving Exposure); and

(c)       with respect to payments, computations and other matters relating to the Revolving Commitments generally, a percentage equal to a fraction, the numerator of which is (i) the aggregate Revolving Commitment of such Revolving Lender and (ii) the denominator of which is the aggregate Revolving Commitments of all the Revolving Lenders (or, if the aggregate Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Exposure);

provided that for purposes of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitments shall be disregarded in the calculations set forth above.

“Applicable Rate” means, for any day, with respect to any Loan, as the case may be, the applicable rate per annum set forth in the pricing grid below under the caption “Adjusted LIBO Rate/CDOR Rate Loans” or “ABR/Canadian Prime Rate Loans,” as the case may be:

ADJUSTED LIBO/CDOR RATE LOANS	ABR/CANADIAN PRIME RATE LOANS
2.50%	1.50%

“Applicable Share” has the meaning set forth in Section 10.10.

“Approved Budget” means the budget in the form of Annex A and initially furnished to the Administrative Agent on or prior to the Effective Date, as the same may be updated, modified or supplemented from time to time as provided in Section 5.01. The initial Approved Budget shall depict, on a weekly and line item basis, (i) projected cash receipts, (ii) projected cash disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees of the Loan Parties’ professionals and advisors), asset sales and any other fees and expenses relating to the Loan Documents), (iii) net cash flows, (iv) Availability, (v) liquidity and (vi) professional fees and disbursements with respect to the Loan Parties’ professionals], in each case for the first thirteen (13) fiscal week period from the Petition Date, and such initial Approved Budget shall be approved by, and in form and substance reasonably satisfactory to, the Administrative Agent and the Required Lenders in their sole discretion (it being acknowledged and agreed that the initial Approved Budget attached hereto as Annex A is approved by and reasonably satisfactory to the Administrative Agent and the Required Lenders).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, JPMCB and Bank of America, N.A., in their capacities as joint bookrunners and joint lead arrangers for the Revolving Credit Facility established hereby.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Asset Sale” has the meaning set forth in Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Automatic Stay” means the automatic stay provided under Section 362 of the Bankruptcy Code.

“Availability” means, at any time, an amount equal to (a) the Line Cap at such time minus (b) the total Credit Exposure of all Lenders at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the aggregate Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation 13 as described in the EU Bail-In Legislation Schedule from time to time.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (c) supply chain financing.

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services.

“Banking Services Reserves” means all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or Banking Services Obligations then outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including any corporate law or other law permitting a Person to obtain a stay of proceedings or compromise of claims of its creditors against it), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Cases.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means, individually or collectively, the U.S. Borrowers and the Canadian Borrower.

“Borrower Representative” has the meaning set forth in Section 12.01.

“Borrowing” means (a) Revolving Loans under the same Facility of the same Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans or CDOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance or (d) an Overadvance.

“Borrowing Base” means, individually and collectively as the context may require, the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing of Revolving Loans in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Budgeted Cash Receipts” means the line item contained in the Approved Budget across from the heading “Operating Receipts” during the relevant period of determination.

“Budgeted Disbursement Amount” means the sum of the expenditures described in the line item contained in the Approved Budget across from the heading “Total Disbursements” (but excluding, for the avoidance of doubt, the line items across from the headings “Professional Fees”), in each case, during the relevant period of determination.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with any Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) when used in connection with any Canadian Loan or any Canadian Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Administration Charge” means the first priority charge to be granted by the Canadian Court against Collateral of the Canadian Borrower and the Canadian Guarantors to secure payment of the professional fees of the Canadian Borrower’s counsel, the Information Officer and the Information Officer’s counsel, in an aggregate amount not to exceed C$[●].2

“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A. Toronto Branch, in its capacity as administrative agent for the Canadian Revolving Lenders hereunder, and its successors and assigns in such capacity.

“Canadian Benefit Plan” means any material plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans and excluding any stock option or share purchase plan.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Canadian Borrower Outstandings” means, at any time, the sum of (i) the Dollar Equivalent of the Canadian Revolving Loans and Canadian Swingline Loans to the Canadian Borrower outstanding at such time plus (ii) the Canadian LC Exposure in respect of Letters of Credit issued for the account of the Canadian Borrower at such time plus (iii) the Dollar Equivalent of the Canadian Protective Advances to the Canadian Borrower outstanding at such time.

“Canadian Borrowing Base” means, at any time (without duplication):

(a)       the lesser of (x) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value of Eligible Inventory of the Canadian Loan Parties at such time and (y) the net book value of Eligible Inventory of the Canadian Loan Parties, plus

(b)       the lesser of (i) the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value of Eligible Rental Inventory of the Canadian Loan Parties and (ii) the net book value of Eligible Rental Inventory of the Canadian Loan Parties; provided that in no event shall the amount included pursuant to this clause (b) exceed 20% of the Canadian Borrowing Base, plus

2 To be provided.

(c)       the product of (i) 85% multiplied by (ii) the Eligible Accounts of the Canadian Loan Parties at such time, plus

(d)       the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts Receivable of the Canadian Loan Parties at such time, minus

(e)       without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

Subject to the other provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent delivered to the Administrative Agent on or most recently prior to such day pursuant to Section 5.01(h) (or, prior to the first such delivery following the Effective Date, the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(e)); provided, that if any Borrowing Base Certificate delivered under Section 4.01(e) or 5.01(h) shall prove to have been materially inaccurate (regardless of whether any Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Canadian Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

“Canadian Case” has the meaning provided in the recitals.

“Canadian Collateral” means any and all property of any Canadian Loan Party covered by the Collateral Documents and any and all other property of any Canadian Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Obligations.

“Canadian Commitment” means, with respect to each Canadian Revolving Lender, the commitment, if any, of such Canadian Revolving Lender to make Canadian Revolving Loans and to acquire participations in Canadian Letters of Credit and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Revolving Lender’s Canadian Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Canadian Revolving Lender pursuant to Section 9.04. The amount of each Canadian Revolving Lender’s Canadian Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Canadian Revolving Lender shall have assumed its Canadian Commitment, as applicable. As of the Effective Date, the aggregate amount of the Canadian Commitments is $50,000,000.

“Canadian Court” has the meaning provided in the recitals.

“Canadian Court Ordered Charges” means, collectively, the Canadian Administration Charge and the Canadian DIP Charge.

“Canadian Court Reserve” means an amount equal to the Canadian Administration Charge.

“Canadian Credit Exposure” means, as to any Canadian Revolving Lender at any time, the sum of (a) such Canadian Revolving Lender’s Canadian Revolving Exposure plus (b) a Dollar Equivalent equal to such Lender’s Applicable Percentage of the aggregate amount of Canadian Overadvances and Canadian Protective Advances outstanding.

“Canadian DIP Charge” has the meaning provided to it in Section 2.22.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn$” means dollars in the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Facility” means, collectively, the Canadian Commitments and the extensions of credit made thereunder.

“Canadian Guarantor” means (i) any parent entity of the Canadian Borrower formed under the laws of Canada or any province or territory thereof and (ii) each Subsidiary of the Canadian Borrower that is listed on the signature pages hereto as a Canadian Guarantor or that becomes a party hereto as a Canadian Guarantor, in each case, until such parent entity’s or such Subsidiary’s Loan Guarantee is released in accordance herewith.

“Canadian Issuing Banks” means, individually and collectively as the context may require, in the case of each Canadian Letter of Credit, JPMorgan Chase Bank, N.A. Toronto Branch and any other Lender proposed by the Borrower Representative that has agreed to act as a Canadian Issuing Bank and is reasonably acceptable to the Canadian Administrative Agent, each in its capacity as an issuer of Canadian Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(i). Each Canadian Issuing Bank may, in its sole discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates of such Canadian Issuing Bank, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate.

“Canadian LC Collateral Account” has the meaning set forth in Section 2.06(j).

“Canadian LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure, in each case, in respect of Canadian Letters of Credit. The Canadian LC Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Letter of Credit” means any Letter of Credit issued under the Canadian Facility.

“Canadian Loan Parties” means, individually and collectively as the context may require, the Canadian Borrower and each Canadian Guarantor.

“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans, the Canadian Swingline Loans, the Canadian Protective Advances and the Canadian Overadvances.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans to the Canadian Borrower, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations of the Canadian Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Canadian Administrative Agent, any Canadian Issuing Bank or any indemnified party arising under the Loan Documents (including interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding).

“Canadian Overadvance” has the meaning set forth in Section 2.05(b).

“Canadian Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Canadian Overadvances at such time. The Canadian Overadvance Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian Overadvance Exposure at such time.

“Canadian Pension Plans” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than Plans established by statute, including the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Prime Rate” means, for any period, the rate per annum determined by the Canadian Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Canadian Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Canadian Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1.00% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Protective Advance” has the meaning set forth in Section 2.04(a).

“Canadian Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Canadian Protective Advances at such time. The Canadian Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian Protective Advance Exposure at such time.

“Canadian Recognition Order” means orders of the Canadian Court issued in the Canadian Case, which shall among other things, impose a stay of proceedings, recognize the US Cases, recognize the Interim Order (and when entered, the Final Order), grant the Canadian DIP Charge (as the same may be amended, supplemented, or modified from time to time after entry thereof with, to the extent adverse to the Lenders, the consent of the Administrative Agent.

“Canadian Revolving Exposure” means, with respect to any Canadian Revolving Lender at any time, the sum of (a) the outstanding principal amount of Canadian Revolving Loans of such Canadian Revolving Lender at such time plus (b) an amount equal to such Canadian Revolving Lender’s Canadian Swingline Exposure plus (c) an amount equal to such Canadian Revolving Lender’s Canadian LC Exposure at such time.

“Canadian Revolving Lenders” means the Persons listed on Schedule 2.01 (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “Canadian Revolving Lenders” shall include any such Affiliate or branch with respect to the Canadian Revolving Loans made by such Affiliate or branch) as having a Canadian Commitment and any other Person that shall acquire a Canadian Commitment, other than any such Person that ceases to be a Canadian Revolving Lender pursuant to an Assignment and Assumption.

“Canadian Revolving Loan” means a Revolving Loan made by the Canadian Revolving Lenders to the Canadian Borrower or U.S. Borrowers pursuant to the Canadian Commitment.

“Canadian Security Agreements” means, collectively, that certain Canadian Pledge and Security Agreement, to be entered into on or before the date of entry of the Final Order, among the Canadian Loan Parties and the Administrative Agent, the Quebec Security Documents, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means any subsidiary of Parent that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Canadian Swingline Exposure” means, at any time, the aggregate Dollar Equivalent of all outstanding Canadian Swingline Loans at such time. The Canadian Swingline Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total Canadian Swingline Exposure at such time.

“Canadian Swingline Lender” means JPMorgan Chase Bank, N.A. Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder, and its successors and assigns in such capacity.

“Canadian Swingline Loan” has the meaning set forth in Section 2.05(a).

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Parent and the Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Parent for such period prepared in accordance with GAAP and the amount of expenditures by the Parent and its Subsidiaries for the acquisition of Rental Product and (b) such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by Parent and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the net proceeds of any sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of Parent or any Subsidiary, including any sale or issuance to a Person other than Parent or any Subsidiary of Equity Interests in any Subsidiary, but excluding sales of Inventory in the ordinary course of business, (iv) expenditures that constitute rental expenses under operating leases of real or personal property, (v) expenditures that are accounted for as capital expenditures by the Parent or any Subsidiary and that actually are paid for by a Person other than the Parent or any Subsidiary and for which neither the Parent nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) or (vi) the book value of any asset owned by the Parent or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on December 31, 2018, notwithstanding any modification or interpretative change thereto after such date and excluding the effect to any treatment of lease under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard have a similar result or effect)), and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” has the meaning set forth in the Interim Order (and Final Order, when applicable).

“Cases” has the meaning set forth in the Recitals.

“Cash Equivalents” means:

(a)       marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada, or the UK government, or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada, or the UK government, as the case may be, in each case maturing within two years after the date of acquisition thereof;

(b)       marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof or by the Canadian federal government, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent);

(c)       commercial paper maturing no more than nine months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(d)       certificates of deposit or bankers acceptances denominated in US Dollars, Canadian Dollars, Sterling or Euro and maturing within ninety (90) days after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, or Canada or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(e)       repurchase agreements of the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, or Canada or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(f)       overnight investments with the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, or Canada or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(g)       other readily marketable instruments issued or sold by the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, or Canada or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof); and

(h)       funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts, in each case for less than thirty (30) days.

“Cash Management Order” means the order of the Court entered in the Cases after the “first day” hearing on an interim basis, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Administrative Agent, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements (as set forth in the Prepetition Credit Agreement) or such other arrangements as shall be reasonably acceptable to the Administrative Agent in all material respects.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time (the “CDOR Screen Rate”), as of 10:00 a.m. Toronto local time on the first day of the applicable Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that (x) if the CDOR Screen Rate shall be less than 0.75%, such rate shall be deemed to be 0.75% and (y) if the CDOR Screen Rate is not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Canadian Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Administrative Agent on the immediately preceding Business Day.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) any transaction (including a merger, amalgamation or consolidation) the result of which is that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50 percent (50%) of the total voting power of all classes of the voting stock of Parent or the surviving Person and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, or (b) Parent shall cease to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Canadian Borrower and each U.S. Subsidiary Borrower; provided, that no transaction contemplated by the RSA, an Acceptable Plan or the Confirmation Order shall constitute a Change in Control.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.16.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means (a) any and all “Collateral” or words of similar intent as defined in any applicable Collateral Document and (b) the “DIP Collateral” referred to in the Orders, it being understood that “Collateral” shall include all such “DIP Collateral” irrespective of whether any such property was excluded pursuant to the Prepetition Loan Documents.

“Collateral Access Agreement” has the meaning set forth in the applicable Security Agreement.

“Collateral Documents” means the Orders, each Security Agreement and each other document granting a Lien upon any assets of any Loan Party as security for payment of the Secured Obligations.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent of all outstanding Commercial Letters of Credit at such time plus (b) the aggregate Dollar Equivalent of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Commercial LC Exposure of any Lender under any Facility at any time shall be its Applicable Percentage of the total Commercial LC Exposure under such Facility at such time.

“Commercial Letter of Credit” means a Letter of Credit that is (a) designated as a Commercial Letter of Credit by the Borrower Representative at the time of, or prior to, the issuance thereof, (b) issued to provide for the payment of the purchase price for goods or services purchased by Parent or any Subsidiary and (c) intended to be drawn when such purchase price is due and payable and not merely upon the occurrence of a default or other contingency.

“Commitment” means, with respect to each Lender, such Lender’s U.S. Commitment and/or Canadian Commitment.

“Commitment Letter” means the Commitment Letter dated August [___], 2020 among JPMCB, JPMorgan Chase Bank, N.A. Toronto Branch, the Lenders, the Parent, the Company and the Canadian Borrower.

“Committee” means an official committee of unsecured creditors appointed in any of the Cases by the U.S. Trustee.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Concentration Account” has the meaning set forth in the applicable Security Agreement.

“Confirmation Order” means an order of the Court entered in the US Cases pursuant to section 1129 of the Bankruptcy Code and recognized by the Canadian Court in the Canadian Case, which order (x) shall confirm an Acceptable Plan, be a final order and otherwise be in form and substance reasonably satisfactory to the Administrative Agent, together with all extensions, modifications, and amendments thereto, also in form and substance reasonably satisfactory to the Administrative Agent and (y) (i) if the Revolving Credit Facility converts to the credit facility under the Exit Facility Agreement, shall authorize and approve the extensions of credit under the Exit Facility Credit Agreement and the performance of the Borrowers’ (or the entities assuming and/or acquiring directly or indirectly the operations and assets of the Borrowers in the Acceptable Plan) and Loan Guarantors’ obligations thereunder, authorize a pro forma capital structure that satisfies the conditions precedent to the occurrence of the Conversion Date and otherwise satisfies all other conditions to the Conversion Date or (ii) if the Revolving Credit Facility is to be repaid in cash in full, shall authorize and approve such repayment, any financing the proceeds of which will be used to fund such repayment in full in cash, and the termination in full of all outstanding commitments under the Revolving Credit Facility.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” means the date upon which each of the conditions precedent to effectiveness of the Exit Facility Agreement set forth in the Exit Facility Term Sheet shall have been satisfied or waived.

“Court” means the U.S. Court and/or the Canadian Court, as the context may require.

“Co-Documentation Agents” means U.S. Bank National Association and Fifth Third Bank.

“Co-Syndication Agents” means Bank of America, N.A. and Wells Fargo Bank, N.A.

“Credit Card Accounts Receivable” means any Accounts (including Payment Intangibles) due to any Loan Party from a credit card issuer or a credit card processor in connection with purchases of Inventory of such Loan Party on (a) credit cards issued by Visa, MasterCard, American Express, Discover, PayPal, Wells Fargo, each of their respective Affiliates, and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Loan Party issued under non-recourse arrangements substantially similar to those in effect on the Effective Date or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by such credit card issuer or credit card processor.

“Credit Card Agreement” means any agreement between a Loan Party, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards or mall cards), on the other hand.

“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s U.S. Credit Exposure plus (b) such Lender’s Canadian Credit Exposure.

“Cumulative Four-Week Period” means the four-fiscal week period up to and through the Saturday of the fiscal week most recently ended prior to the applicable Variance Report Date.

“Debtor” has the meaning set forth in the Recitals.

“Debtors’ Investment Banker” means PJT Partners, Inc.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans, Protective Advances or Overadvances within three (3) Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans, Protective Advances or Overadvances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding under any Insolvency Laws or otherwise, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding under any Insolvency Laws or otherwise, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Deposit Account” has the meaning set forth in the applicable Security Agreement.

“Deposit Account Control Agreement” has the meaning set forth in the applicable Security Agreement.

“Designated Person” means any Person listed in any Sanctions-related list of Designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state.

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Section 3.06 of the Disclosure Letter.

“Disclosure Letter” means the letter from the Borrowers to the Lenders delivered on the Effective Date.

“Disclosure Statement” has the meaning ascribed to such term in Schedule 5.21.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Document” has the meaning set forth in the U.S. Security Agreement.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Canadian Dollars or an LC Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with Canadian Dollars or the LC Alternative Currency, as applicable, in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion.

“dollars,” “Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Parent that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is [●], 2020.

“Eligible Accounts” means, at any time, each Account that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (x) below. Without limiting the foregoing, to qualify as an Eligible Account, such Account shall indicate no Person other than a Loan Party as payee or remittance party. Any Account included within any of the following categories shall not constitute an Eligible Account:

(a)       which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)       which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, (iii) Liens in respect of Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (iv) Liens that are subject to the Intercreditor Agreement;

(c)       (i) with respect to which the scheduled due date is more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor (“Overage”) when calculating the amount under this clause (ii), for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor, or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible;

(d)       which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)       which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 25% of the aggregate amount of Eligible Accounts of all Loan Parties;

(f)       with respect to which any covenant, representation or warranty contained in this Agreement or in the applicable Security Agreement has been breached or is not true;

(g)       which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation (the form of which is reasonably satisfactory to the Administrative Agent) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)       for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;

(i)       with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)       which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator or similar official for such Account Debtor of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding under any state, provincial or federal bankruptcy laws or any other Insolvency Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)       which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)       which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (or its domicile, for the purposes of the Civil Code (Quebec)) (ii) is not organized under applicable law of the U.S., any state of the U.S., the District of Columbia, or Canada unless, in any such case, such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(m)       which is owed in any currency other than U.S. dollars or Canadian Dollars;

(n)       which is owed by (i) any Governmental Authority of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada), as amended, (or the equivalent law of any province of Canada, if any, in the case of a Governmental Authority of such province) or the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable and is subject to the Lien in favor of the Administrative Agent set forth in the Orders;

(o)       which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or controlling stockholder of any Loan Party or any of its Affiliates;

(p)       which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)       which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)       which is evidenced by any promissory note, chattel paper or instrument;

(s)       which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(t)       with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, but only to the extent of any such reduction, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u)       which does not comply in all material respects with the requirements of all material applicable laws and regulations, whether Federal (U.S. or Canadian), state, provincial, territorial or local, including without limitation the U.S. Federal Consumer Credit Protection Act, the U.S. Federal Truth in Lending Act and Regulation Z of the Board;

(v)       which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(w)       which was created on cash on delivery terms; or

(x)       which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that an Account of a Loan Party which was previously an Eligible Account ceases, to the actual knowledge of a Financial Officer of Parent, to be an Eligible Account hereunder, the Borrower Representative shall notify the Administrative Agent thereof promptly, and in any event no later than the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Loan Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments or finance charges (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or Parent, any Subsidiary or any other Affiliate of Parent.

“Eligible Credit Card Accounts Receivable” means at the time of any determination thereof, each Credit Card Accounts Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Accounts Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a credit card issuer or credit card processor, and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (o) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Accounts Receivable, such Credit Card Accounts Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Accounts Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees and charges due to the credit card issuer or credit card processor, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Credit Card Accounts Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Accounts Receivable. Any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)       which is not earned or does not represent the bona fide amount due to a Loan Party from a credit card processor or a credit card issuer that originated in the ordinary course of business of the applicable Loan Party;

(b)       which is not owned by a Loan Party or to which a Loan Party does not have good or marketable title;

(c)       in which the payee of such Credit Card Account Receivable is a Person other than a Loan Party;

(d)       which does not constitute an “Account” (as defined in the UCC or the PPSA) or a Payment Intangible;

(e)       which has been outstanding for more than five (5) Business Days (or, in the case of American Express, 10 Business Days) from the date of sale;

(f)       with respect to which the applicable credit card issuer, credit card processor or debit card or mall card issuer or provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g)       which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h)       which is not subject to a properly perfected first priority Lien in favor of the Administrative Agent (for the benefit of the Lender Parties);

(i)       which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) any Permitted Encumbrances contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established, (iii) Liens permitted by Section 6.02(i), (iv) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable and (v) Liens that are subject to the Intercreditor Agreement;

(j)       with respect to which (i) any covenant has been breached or (ii) any representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement, the applicable Security Agreement or in the Credit Card Agreements relating to such Credit Card Account Receivable; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k)       which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Accounts Receivable or the unpaid credit card processor fees;

(1)       which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m)       which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s, credit card issuer’s or debit card or mall card issuer’s or provider’s inability to pay;

(n)       which represents a deposit or partial payment in connection with the purchase of Inventory of such Loan Party;

(o)       which is not subject to a Credit Card Notification; or

(p)       which does not meet such other usual and customary eligibility criteria for Credit Card Accounts Receivable in the Loan Parties’ industry generally as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative.

In the event that (a) a Financial Officer of Parent has actual knowledge that any credit card issuer, credit card processor or debit card or mall card issuer or provider with respect to Eligible Credit Card Accounts Receivable ceases to comply with the requirements of clause (f) above or (b) a Credit Card Account Receivable which was previously an Eligible Credit Card Account Receivable ceases to be an Eligible Credit Card Account Receivable hereunder (other than by reason of clause (m) or (p) above), the applicable Loan Party or the Borrower Representative shall notify the Administrative Agent thereof promptly, and in any event not later than the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

In determining the amount of an Eligible Credit Card Account Receivable, the face amount of a Credit Card Account Receivable may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, credits or credits pending, price adjustments or finance charges (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) applicable to such Credit Card Account Receivable, (ii) the aggregate amount of all cash received in respect of such Credit Card Account Receivable but not yet applied by any Loan Party to reduce the amount of such Credit Card Account Receivable and (iii) the amount of all customary fees and expenses in connection with any credit card arrangement.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Loan Party that are finished goods or blank inventory (or, solely in the case of the U.S. Loan Parties, uncut fabric bolsters), merchantable and readily saleable in the ordinary course of the Loan Parties’ business, in each case that, except as otherwise agreed by the Administrative Agent, is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Inventory:

(a)       which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Lender Parties);

(b)       which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (iii) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable, and (iv) Liens that are subject to the Intercreditor Agreement;

(c)       which is unmerchantable, defective, damaged or unfit for sale (as such terms are customarily used in the Loan Parties’ industry), or is not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or is unacceptable due to age, type, category and/or quantity, in each case, consistent in all material respects with the usage of such terms in the most recent inventory appraisal received by the Administrative Agent (which, prior to delivery of a new appraisal (in the Borrower’s sole discretion) to the Administrative Agent that is reasonably satisfactory to the Administrative Agent, shall mean the inventory appraisals most recently delivered to the Administrative Agent prior to the Effective Date pursuant to the Prepetition Credit Agreement);

(d)       with respect to which any covenant, representation, or warranty contained in this Agreement or the applicable Security Agreement has been breached or is not true or which does not conform in all material respects to all standards imposed by any applicable Governmental Authority;

(e)       in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)       which is not finished goods or blank inventory (or, solely in the case of the U.S. Loan Parties, uncut fabric bolsters) or which constitutes packaging and shipping material, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales);

(g)       which is not located in the United States or, solely in the case of Inventory of a Canadian Loan Party, Canada or is in transit with a common carrier from vendors and suppliers; provided that up to $50,000,000 of such Inventory in transit shall not be excluded from being Eligible Inventory pursuant to this clause (g) so long as (i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory (and, if such Inventory is in transit from outside the United States, such bill of lading is negotiable), (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, (3) confirmation that the applicable Loan Party has paid for the goods (unless such Loan Party’s payment obligations are covered by a Commercial Letter of Credit or a private label letter of credit) or that the applicable Loan Party has title to such Inventory (together with such evidence thereof as the Administrative Agent may from time to time require) and (4) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement or other bailee agreement reasonably satisfactory to the Administrative Agent from the applicable customs broker for such Inventory, or (B) negotiable, confirmation that the bill is issued in the name of such Loan Party and consigned to the order of the Administrative Agent, and a reasonably acceptable agreement has been executed with such Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and will follow instructions of the Administrative Agent with respect to the disposition thereof and of the goods, (ii) the common carrier is not an Affiliate of the applicable vendor or supplier and (iii) the customs broker is not an Affiliate of any Loan Party;

(h)       which is located in any location leased by the applicable Loan Party (other than any retail store of such Loan Party located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to that of the Administrative Agent) unless (i) the lessor (and any mortgagee, if applicable) has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i)       which is located at an owned location subject to mortgage in favor of a Person other than the Administrative Agent, unless the mortgagee is party to the Intercreditor Agreement or has delivered a Collateral Access Agreement or other mortgagee agreement in form and substance satisfactory to the Administrative Agent in its Permitted Discretion;

(j)       which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided that up to $10,000,000 at any one time of such Inventory described in this clause (i) and not meeting the requirements of the preceding subclauses (i) and (ii) may be included as Eligible Inventory to the extent such Inventory is being held for not more than 60 days in a warehouse pending delivery to a store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store);

(k)        which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(l)       which is the subject of a consignment by a Loan Party as consignor;

(m)       which contains or bears any intellectual property rights licensed to a Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)       which is not reflected in a current perpetual inventory report of the applicable Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(o)       for which reclamation rights have been asserted by the seller; and

(p)       which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time;

provided further that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, any amounts representing (i) Vendor Rebates; (ii) costs included in Inventory relating to advertising; (iii) to the extent determined by the Administrative Agent in its Permitted Discretion to be appropriate, the shrink reserve; (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger; and (v) a reserve for Inventory which is designated or demanded to be returned to or retained by the applicable vendor or which is recognized as damaged or off quality by the applicable Loan Party.

In the event that a Financial Officer of the Parent has actual knowledge that Inventory at any location having a fair market value of $7,500,000 or more which was previously Eligible Inventory ceases to be Eligible Inventory hereunder (other than by reason of clause (o) above), such Loan Party or the Borrower Representative shall promptly notify the Administrative Agent thereof and, in any event, not later than the submission to the Administrative Agent of the next Borrowing Base Certificate hereunder; provided further that the Administrative Agent may, in its Permitted Discretion, upon receipt of such notice as set forth above, adjust the applicable Borrowing Base to reflect such change in Eligible Inventory.

“Eligible Rental Inventory” means, as of the date of determination thereof, without duplication, items of Rental Product of a Loan Party that are not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Rental Product shall not be included in Eligible Rental Inventory:

(a)       which does not meet the requirements set forth in clauses (a), (b), (d), (e), (f), (i), (j), (k), (l) or (n) of the definition of “Eligible Inventory”;

(b)       which is unmerchantable, defective, damaged or unfit for rental (as such terms are customarily used in the Loan Parties’ industry), or is unacceptable due to age, type, category and/or quantity, in each case, consistent in all material respects with the usage of such terms in the most recent appraisal received by the Administrative Agent (which, prior to delivery of a new appraisal (in the Borrower’s sole discretion) to the Administrative Agent that is reasonably satisfactory to the Administrative Agent, shall mean the appraisals most recently delivered to the Administrative Agent prior to the Effective Date pursuant to the Prepetition Credit Agreement);

(c)       which is not located in the United States or, solely in the case of Rental Product of a Canadian Loan Party, Canada, or is in transit with a common carrier from vendors and suppliers; provided that up to $10,000,000 of such Rental Product in transit shall not be excluded from being Eligible Rental Inventory pursuant to this clause (c) so long as (i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Rental Product (and, if such Rental Product are in transit from outside the United States, such bill of lading is negotiable), (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, (3) confirmation that the applicable Loan Party has paid for the goods (unless such Loan Party’s payment obligations are covered by a Commercial Letter of Credit or a private label letter of credit) or that the applicable Loan Party has title to such Rental Product (together with such evidence thereof as the Administrative Agent may from time to time require) and (4) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement or other bailee agreement reasonably satisfactory to the Administrative Agent from the applicable customs broker for such Rental Product, or (B) negotiable, confirmation that the bill is issued in the name of such Loan Party and consigned to the order of the Administrative Agent, and a reasonably acceptable agreement has been executed with such Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and will follow instructions of the Administrative Agent with respect to the disposition thereof and of the goods, (ii) the common carrier is not an Affiliate of the applicable vendor or supplier and (iii) the customs broker is not an Affiliate of any Loan Party;

(d)       (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor or rental customer) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (c) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided that up to $5,000,000 at any one time of such Rental Product described in this clause (d) and not meeting the requirements of the preceding subclauses (i) and (ii) may be included as Eligible Rental Inventory to the extent such rentals are being held for not more than 60 days in a warehouse pending delivery to a store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store);

(e)       which is not reflected in a current rental inventory report of the applicable Loan Party in a form reasonably acceptable to the Administrative Agent;

(f)       which is reflected in an internal report of the applicable Loan Party as “damaged”, “hold”, “laundry”, “lost”, “repair” or “ship”, or such similar designation used by the Loan Parties from time to time; and

(g)       which does not meet such other eligibility criteria for Rental Product as the Administrative Agent in its Permitted Discretion may determine from time to time;

provided further that in determining the value of the Eligible Rental Inventory, such value shall be reduced by, without duplication, any amounts representing (i) Vendor Rebates; (ii) costs included in Eligible Rental Inventory relating to advertising; (iii) to the extent determined by the Administrative Agent in its Permitted Discretion to be appropriate, the shrink reserve; and (iv) a reserve for Rental Product which is designated or demanded to be returned to or retained by the applicable vendor or which is recognized as damaged or off quality by the applicable U.S. Borrower.

In the event that a Financial Officer of the Borrower Representative has actual knowledge that Rental Product at any location having a fair market value of $7,500,000 or more which was previously Eligible Rental Inventory ceases to be Eligible Rental Inventory hereunder (other than by reason of clause (f) above), such U.S. Borrower or the Borrower Representative shall promptly notify the Administrative Agent thereof and, in any event, not later than the submission to the Administrative Agent of the next Borrowing Base Certificate hereunder; provided further that the Administrative Agent may, in its Permitted Discretion, upon receipt of such notice as set forth above, adjust the U.S. Borrowing Base to reflect such change in Eligible Rental Inventory.

“Eligible Successor Agent” means (x) a bank or financial institution that is organized under the laws of the United States or any State or district thereof with an office in New York, New York which has a combined capital surplus of at least $200,000,000 or (y) in the case of the Canadian Administrative Agent only, an Affiliate of the Administrative Agent acting through a branch or an office in Canada.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), orders-in-council, and binding agreements with any Governmental Authority in each case, relating to pollution or protection of the Environment, human health and safety (to the extent related to exposure to Hazardous Materials), or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of such conversion, any Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived or a failure to make a required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA), (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (h) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan, (i) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (j) a failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability, or (k) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or could otherwise reasonably be expected to be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency of the Participating Member States.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty on the European Union.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Account” means any deposit account or securities account of a Loan Party of the type described in the definition of “Excluded Accounts” in the applicable Security Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of Parent, (b) any Foreign Subsidiary of Parent, (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary of Parent that is a CFC and (d) any CFC Holdco, (e) any Subsidiary that is prohibited or restricted by applicable law from providing a Loan Guarantee of the applicable Guaranteed Obligations or if such Loan Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (f) any Subsidiary that is a not-for-profit organization, (g) [reserved], (h) any Subsidiary that is an Immaterial Subsidiary (unless Parent otherwise elects), and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to Parent), the cost or other consequences of becoming a Loan Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Notwithstanding the foregoing, no Canadian Subsidiary shall be excluded from being required to become a Loan Party pursuant to clauses (b), (c) or (d), above.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Loan Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed by a jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, such jurisdiction or as a result of any other present or former connection between such Recipient and such jurisdiction (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document and/or sold or assigned an interest in any Loan Document), (b) withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Revolving Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment request under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case under clause (i) or (ii) to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Revolving Commitment, as applicable, or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to a Recipient’s failure to comply with Section 2.17(e), (d) any withholding Taxes imposed under FATCA and (e) Taxes imposed under the ITA payable by virtue of the Recipient being a Person with whom a Canadian Loan Party does not deal at arm’s length for purposes of the ITA or being a “specified nonresident shareholder” (as that term is defined in subsection 18(5) of the ITA) of a Canadian Loan Party or a Person not dealing at arm’s length with such a “specified nonresident shareholder” for purposes of the ITA (other than any such non-arm’s length relationship arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document and/or sold or assigned an interest in any Loan Document).

“Existing Letters of Credit” means the letters of credit referred to in Section 2.06(k) of the Disclosure Letter.

“Exit Facility Agreement” means the credit agreement that is approved by the Confirmation Order and entered into on the Conversion Date that has been negotiated in good faith by the Loan Parties, the Administrative Agent and the Lenders and that is consistent in all material respects with the terms set forth in the Exit Facility Term Sheet and any related schedules and exhibits attached thereto; provided, that such credit agreement shall have been made available and is satisfactory to the Administrative Agent, the Issuing Banks and all Lenders.

“Exit Facility Term Sheet” means the term sheet attached as Exhibit G hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Extraordinary Receipt” means any cash received by any Person (net of all losses and expenses incurred by such Person, and all Taxes paid (or reasonably estimated to be payable) by the Parent and the Subsidiaries, in connection with the event resulting in the Extraordinary Receipt) in an aggregate amount in excess of $5,000,000 in respect of tax refunds, pension plan reversions, indemnity payments and purchase price adjustments (but not, for the avoidance of doubt, with respect to any Prepayment Event described in clauses (a) through (c) thereof).

“Facility” means each of the U.S. Facility and the Canadian Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or other official interpretations thereof, any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letters” means, collectively, the Agent Fee Letter and the Lender Fee Letter.

“Final Order” means, collectively, the order of the Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Court, which order shall be satisfactory in form and substance to the Administrative Agent and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with no further appeal and the time for filing such appeal has passed (unless Administrative Agent waives such requirement), together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to the Administrative Agent, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the Administrative Agent’s and the Lenders’ claims.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, chief restructuring officer or controller of such Person.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of Parent, other than a Domestic Subsidiary.

“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent or the Swingline Lender is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Gift Card Reserve” means, at any time, the sum of (a) 50% of the aggregate remaining amount at such time of outstanding gift certificates and gift cards sold by the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory and (b) 100% of the aggregate amount at such time of outstanding customer deposits and merchandise credits entitling the holder thereof to use all or a portion of such deposit or credit to pay all or a portion of the purchase price of Inventory or deposits for Rental Product.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of Parent)).

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or mold.

“Hypothecary Representative” has the meaning set forth in Article VIII.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary that, at the last day of the most recently ended fiscal quarter of Parent for which financial statements have theretofore been most recently delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), accounted for less than (x) 2.5% of Total Assets at such date and (y) less than 2.5% of the consolidated revenues of Parent and its Subsidiaries for the most recent four fiscal quarter period ending on or prior to such date; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Parent’s Subsidiaries designated in writing to the Administrative Agent, by a responsible officer of Parent (which Parent shall be required to designate (and hereby undertakes to designate) to the extent necessary to ensure that Immaterial Subsidiaries, in the aggregate, accounted for, at the last day of any fiscal quarter of Parent for which financial statements have theretofore been most recently delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b), less than 5.0% of Total Assets at such date and less than 5.0% of consolidated revenues of Parent and its Subsidiaries for the four fiscal quarter period ending on such date).

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of Parent or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Information Officer” shall mean Grant Thornton in its capacity as the Canadian Court-appointed information officer in the Canadian Case, and any court-appointed successor thereto.

“Insolvency Laws” means each of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement dated as of the Effective Date, by and among the Borrowers and Subsidiaries party thereto, as the same may be amended in accordance with the terms hereof and thereof.

“Intercreditor Acknowledgment” means that certain Acknowledgment and Agreement, dated as of the Effective Date, by and among the Administrative Agent, the Prepetition Agent and the Term Agent, and acknowledged by the Loan Parties.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of June 18, 2014, among the U.S. Borrowers, the Prepetition Agent and the administrative agent, collateral agent, collateral trustee or a similar representative for the Term Credit Agreement, as supplemented and modified by the Intercreditor Acknowledgment, and as may be further amended, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Protective Advance or an Overadvance) or Canadian Prime Rate Loan, the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three (3) months’ duration after the first day of such Interest Period, and the Maturity Date, and (c) with respect to any Protective Advance or Overadvance, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender twelve months) thereafter and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date which is one, two, three or six months thereafter, in each case, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” means, collectively, the order of the Court entered in the Cases after an interim hearing (assuming satisfaction of the standard prescribed in Section 324 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extensions, modifications, and amendments thereto, in each case, in form and substance satisfactory to the Administrative Agent and each Lender, which, among other matters but not by way of limitation, (i) authorizes, on an interim basis, the Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents, and (ii) approves a full roll-up of all Prepetition Lender Obligations.

“Interpolated Rate” means, at any time, (i) with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; and (ii) with respect to any CDOR Rate Loan for any Interest Period, a rate per annum determined by the Canadian Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable CDOR Screen Rate for the longest period (for which such CDOR Screen Rate is available) that is shorter than the Interest Period for such CDOR Rate Loan and (b) the applicable CDOR Screen Rate for the shortest period (for which such CDOR Screen Rate is available) that is longer than the Interest Period for such CDOR Rate Loan, in each case at such time.

“Inventory” has the meaning set forth in each Security Agreement.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by a Financial Officer of Parent)) in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee,” (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Parent) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Parent) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Parent) of such Equity Interests at the time of the issuance thereof.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively as the context may require, each U.S. Issuing Bank and each Canadian Issuing Bank.

“ITA” means the Income Tax Act (Canada), as amended.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Alternative Currency” means (a) Sterling, (b) Euros or (c) any other lawful currency (other than Dollars) acceptable to the applicable Administrative Agent, and the applicable Issuing Bank or which, in the case of this clause (c), is freely transferable and convertible into Dollars and is freely available to the applicable Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The date of an LC Disbursement shall be the date of payment by the applicable Issuing Bank under a Letter of Credit or a time draft presented thereunder, as the case may be.

“LC Exposure” means, at any time, the U.S. LC Exposure and the Canadian LC Exposure.

“Lender Advisors” means the professionals and experts retained by Administrative Agent and the Required Lenders, consisting of Berkeley Research Group, LLC, Morgan Lewis & Bockius LLP, McMillan LLP and Winstead PC.

“Lender Fee Letter” means the Fee Letter dated August [___], 2020, among Parent, the Administrative Agent and the other parties thereto, with respect to fees payable to the Administrative Agent for the benefit of the Lenders.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Parties” means (a) the Administrative Agent, (b) the Canadian Administrative Agent, (c) the Arrangers, (d) the Co-Syndication Agents, (e) the Co-Documentation Agents, (f) the Lenders, (g) the Issuing Banks, (h) Qualified Counterparties to whom any Banking Services Obligations are owing, (i) Qualified Counterparties to whom Swap Obligations constituting Secured Obligations hereunder are owing, (j) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (k) the permitted successors and assigns of the foregoing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit or similar instrument (including a bank guarantee) acceptable to the Applicable Administrative Agent and the applicable Issuing Bank issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Association (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than 0.75%, such rate shall be deemed to be 0.75% for purposes of this Agreement. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above in this definition, would be less than 0.75%, the LIBO Rate shall for all purposes of this Agreement be 0.75%.

“LIBO Screen Rate” has the meaning set forth in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, including the Canadian Court Ordered Charges, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” means, as of any date of determination thereof by the Administrative Agent, an amount equal to the lesser of (i) the total Revolving Commitments then in effect and (ii) the Aggregate Borrowing Base.

“Loan Documents” means this Agreement, the Disclosure Letter, the Collateral Documents, the Fee Letters, the Intercreditor Agreement, the Intercompany Subordination Agreement, Intercreditor Acknowledgement and, except for purposes of Section 9.02, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, the Canadian Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, the Canadian Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantee” means Article X of this Agreement.

“Loan Guarantor” means each Loan Party.

“Loan Parties” means the U.S. Borrowers and the Canadian Loan Parties.

“Loans” means the loans and advances made by the Lenders or the Applicable Administrative Agent pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets, business or financial condition of Parent and the Subsidiaries taken as a whole, excluding in any event (i) the effect of filing the Cases, the events and conditions leading up to and customarily resulting from the commencement and continuation of the Cases, the effects thereof and any action required to be taken under the Loan Documents or the Orders and the Cases themselves, (ii) any matters publicly disclosed prior to the filing of the Cases, and (iii) any matters or transactions disclosed, contemplated or required to be taken in any “first day” orders or first day” orders on a final basis, motions related thereto or in any supporting declarations thereof, (b) the ability of the Loan Parties to perform any of their monetary obligations under the Loan Documents to which it is a party, or (c) the rights of or benefits available to the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks or the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and the Loan Guarantee), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and the Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is the earliest of (i) six (6) months after the Effective Date, (ii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of an Acceptable Plan, (iii) the date the Court converts any of the Cases to a Chapter 7 case, (iv) the date the Court dismisses any of the Cases, (v) the date on which the Loan Parties consummate a sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code or otherwise, and (vi) such earlier date on which the Loans shall become due and payable by acceleration or otherwise in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Liability” has the meaning set forth in Section 10.09.

“Maximum Rate” has the meaning set forth in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Net Orderly Liquidation Value” means, with respect to Inventory or Rental Product of any Person, the orderly liquidation value thereof, as determined on a basis consistent in all material respects with the appraisals most recently received by the Administrative Agent (which, prior to delivery of a new appraisal (in the Borrower’s sole discretion) to the Administrative Agent that is reasonably satisfactory to the Administrative Agent, shall mean the appraisals most recently delivered to the Administrative Agent prior to the Effective Date pursuant to the Prepetition Credit Agreement).

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by the Parent and the Subsidiaries to Persons that are not Affiliates of the Parent or any Subsidiary, (ii) in the case of a sale, transfer or other disposition (including pursuant to a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Parent and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans and Indebtedness under the Term Credit Agreement) secured by such asset on a basis prior to the Liens, if any, on such assets securing the Obligations and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Parent and the Subsidiaries, and the amount of any reserves established by the Parent and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Consenting Lender” has the meaning set forth in Section 9.02(d).

“Non-Paying Borrower” has the meaning set forth in Section 10.10.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, individually and collectively as the content may require, the U.S. Obligations and the Canadian Obligations.

“Order” means, as applicable, and as the context may require, the Interim Order or the Final Order, whichever is then applicable, or the Canadian Recognition Order or the Interim Order, the Canadian Recognition Order and the Final Order as the “Orders”.

“Original Currency” has the meaning set forth in Section 9.21.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed with respect to an assignment by a Lender (other than an assignment made pursuant to Section 2.19) if such Tax is imposed as a result of a present or former connection between the assigner or assignee and the jurisdiction imposing such Tax (other than connections arising from such having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, and/or sold or assigned an interest in any Loan Document).

“Overadvance” means a U.S. Overadvance or a Canadian Overadvance.

“Overadvance Exposure” means, at any time, the sum of the Canadian Overadvance Exposure and the U.S. Overadvance Exposure.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means Tailored Brands, Inc., a Texas corporation.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Participating Member State” means any member state of the European Communities that adopts or has adopted (and has not ceased to adopt) the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (Signed into law October 26, 2001)).

“Paying Borrower” has the meaning set forth in Section 10.10.

“Payment Intangibles” has the meaning set forth in the U.S. Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)       Liens imposed by law for Taxes (x) that are not yet delinquent, (y) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Parent or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (z) the nonpayment of which is permitted or required by the Bankruptcy Code;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c)       pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Parent or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)       pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)       judgment Liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;

(f)        easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and similar encumbrances and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Parent or any Subsidiary or the ordinary operation of such real property;

(g)       customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection;

(h)       Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(i)       Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j)       Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)       Liens or rights of setoff against credit balances of Parent or any Subsidiary with credit card issuers or credit card processors to secure obligations of Parent or such Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks; and

(m)       other Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (c) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Variance” means any variance that does not violate Section 6.12(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means a plan of reorganization with respect to the Loan Parties and their Subsidiaries pursuant to the Cases.

“Platform” has the meaning set forth in Section 9.01(d).

“Post-Petition” means the time period commencing immediately upon the filing of the applicable US Case.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code (Quebec)) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a)                any Asset Sale of the type described in clauses (h), (j) and (k) of Section 6.05 unless such disposition results in aggregate Net Proceeds not exceeding $500,000 for any individual transactions or series of related transactions;

(b)                any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent or any Subsidiary resulting in aggregate Net Proceeds exceeding $500,000;

(c)                the incurrence by the Parent or any Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred by Section 6.01; and

(d)                the receipt by the Parent or any Subsidiary of any Extraordinary Receipt.

“Prepetition” means the time period ending immediately prior to the filing of the Cases.

“Prepetition Agent” means JPMCB, in its capacity as administrative agent under any of the Prepetition Loan Documents.

“Prepetition Aggregate Revolving Exposure” means the sum of the Prepetition Credit Exposures of all the Prepetition Lenders under the Prepetition Credit Agreement.

“Prepetition Canadian Credit Exposure” means, as to any Prepetition Lender at any time, the sum of the outstanding principal amount of such Prepetition Lender’s “Canadian Credit Exposure” (under and as defined in the Prepetition Credit Agreement) at such time.

“Prepetition Canadian Revolving Exposure” means, as to any Prepetition Lender at any time, the sum of the outstanding principal amount of such Prepetition Lender’s “Canadian Revolving Exposure” (under and as defined in the Prepetition Credit Agreement) at such time.

“Prepetition Credit Agreement” has the meaning assigned to such term in the Recitals.

“Prepetition Credit Exposure” means, as to any Prepetition Lender at any time, the sum of the outstanding principal amount of such Prepetition Lender’s “Revolving Loans” and the sum of such Prepetition Lender’s “LC Exposure,” “Swingline Exposure,” “Protective Advance Exposure” and “Overadvance Exposure” (in each case under and as defined in the Prepetition Credit Agreement) at such time.

“Prepetition Indebtedness” means the Indebtedness of the Loan Parties existing prior to the Effective Date and set forth on Section 6.01 of the Disclosure Letter.

“Prepetition Lender Obligations” means all “Obligations” as defined in the Prepetition Credit Agreement.

“Prepetition Lenders” means the lenders under the Prepetition Credit Agreement.

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement.

“Prepetition Revolving Loans” means Prepetition Lender Obligations in respect of principal of “Revolving Loans” under, and as defined in, the Prepetition Credit Agreement and interest, expenses, fees and other sums payable in respect thereof under the Prepetition Loan Documents.

“Prepetition Swingline Loans” means Prepetition Lender Obligations in respect of principal of “Swingline Loans” under, and as defined in, the Prepetition Credit Agreement and interest, expenses, fees and other sums payable in respect thereof under the Prepetition Loan Documents.

“Prepetition U.S. Borrower Canadian Facility Outstandings” means, at any time, the aggregate “Canadian Revolving Exposure” (under and as defined in the Prepetition Credit Agreement) at such time minus, to the extent included in such “Canadian Revolving Exposure” (under and as defined in the Prepetition Credit Agreement), the “Canadian Borrower Outstandings” (under and as defined in the Prepetition Credit Agreement) at such time.

“Prepetition U.S. Credit Exposure” means, as to any Prepetition Lender at any time, the sum of the outstanding principal amount of such Prepetition Lender’s “U.S. Credit Exposure” (under and as defined in the Prepetition Credit Agreement) at such time.

“Prepetition U.S. Revolving Exposure” means, as to any Prepetition Lender at any time, the sum of the outstanding principal amount of such Prepetition Lender’s “U.S. Revolving Exposure” (under and as defined in the Prepetition Credit Agreement) at such time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Claims” means all liabilities and obligations of any Canadian Loan Party secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Liens granted to the Administrative Agent to secure the Secured Obligations, including, in the Permitted Discretion of the Administrative Agent, (i) any such amounts due and not paid for wages, or vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due with respect to Taxes including amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property); and (ii) all amounts currently or past due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation.

“Protective Advance” means a U.S. Protective Advance or a Canadian Protective Advance.

“Protective Advance Exposure” means, at any time, the sum of the Canadian Protective Advance Exposure and the U.S. Protective Advance Exposure.

“Qualified Counterparties” means each Administrative Agent, each Lender, each Affiliate of a Lender and each Person that was a Lender or an Affiliate of a Lender at any time that such Person provided any Bank Products or Swap Obligations to Parent or any of its Subsidiaries.

“Quebec Security Documents” means a deed of hypothec executed by any Loan Party from time to time, and any other related documents required to perfect a Lien in favor of the Hypothecary Representative in the Province of Quebec.

“Recipient” means the Administrative Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Remedies Notice Period” has the meaning specified in the Interim Order (or Final Order, when applicable).

“Rent Reserve” means, with respect to any leased store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to two months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Rental Product” means any coats, pants, shirts, vests, cummerbunds, neckwear, belts, shoes and other accessories held by the Loan Parties for rental to customers.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Credit Exposure and unused Revolving Commitments at such time.

“Required Milestones” means the covenants set forth on Schedule 5.21.

“Requirement of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the determinations of, any Governmental Authority, in each case that are applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, without duplication of any other Reserves or items that are otherwise addressed through eligibility criteria, those reserves as specifically set forth herein which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain; provided that such reserves shall only be permitted in respect of (i) the Carve-Out, (ii) reserves in respect of estimated or actual amounts that may be included in the Carve-Out, (iii) reserves (x) in the amount of a reasonable estimate of other amounts that may be included in the Carve-Out or that are or may be payable from any proceeds of a transaction (as described in footnote 14 of the Interim Order), including amounts which are or may become payable to any investment bankers or financial advisors of the Debtors or the Committee, or (y) in respect of any claims having priority over the Obligations, (iv) reserves with respect to the Canadian Court Reserve, (v) Banking Services Reserves, (vi) Rent Reserves, (vii) Gift Card Reserves, (viii) reserves for Swap Obligations, (ix) reserves for Prior Claims, and (x) reserves which are of a type that were in place under the Prepetition Credit Agreement as of July 22, 2020 (which shall include any change in such reserves due a change in underlying quantitative criteria used in the calculation of such reserve). Reserves shall not otherwise include additional reserves or any modifications to any eligibility criteria set forth in the Prepetition Credit Agreement or formulas used to compute formulaic reserves presently in effect as of the Petition Date (and no new formulaic reserves not presently in effect shall be imposed).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in Parent or any Subsidiary.

“Revolving Commitment” means, with respect to each Lender, individually and collectively as the context may require, the U.S. Commitment and the Canadian Commitment of such Lender.

“Revolving Credit Facility” has the meaning assigned to such term in the Recitals.

“Revolving Exposure” means the U.S. Revolving Exposure and the Canadian Revolving Exposure.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Lender” means a U.S. Revolving Lender or a Canadian Revolving Lender.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.02(a).

“RSA” means that certain Restructuring Support Agreement, dated as of [●], 2020, executed and delivered by the Loan Parties and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Parent or any Subsidiary whereby Parent or such Subsidiary sells or transfers such property to any Person and Parent or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Designated Person, (b) a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country or (d) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or (c) by a government of Canada pursuant to Canadian Economic Sanctions and Export Control Laws.

“SEC” means the United States Securities and Exchange Commission.

“Second Currency” has the meaning set forth in Section 9.21.

“Secured Obligations” means all U.S. Obligations and “Canadian Obligations”, together with all (a) Banking Services Obligations of the Borrowers or any Subsidiary of a Borrowers; and (b) Swap Obligations of the Borrowers or any Subsidiary of the a Borrower, owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Secured Obligations of such Loan Party.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means, individually and collectively as the context may require, the U.S. Security Agreement and the Canadian Security Agreements.

“Senior Notes” means $600,000,000 aggregate principal amount of 7.00% senior notes due 2022 of the Company issued under the Senior Notes Indenture on June 18, 2014, as the same are in effect on the Petition Date.

“Senior Notes Indenture” means the Indenture, dated as of June 18, 2014, by and among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as the same is in effect on the Petition Date.

“Settlement” has the meaning set forth in Section 2.05(d).

“Settlement Date” has the meaning set forth in Section 2.05(d).

“Specified Dispositions” means (i) the closure, sale, transfer or disposition of the Loan Parties’ or their Subsidiaries’ stores, leases, warehouses, distribution centers and other real property (and all fixtures and equipment in each case in connection therewith), (ii) bulk sales or other dispositions of inventory or equipment of a Loan Party or its Subsidiaries, (iii) any other Dispositions permitted by the Approved Budget, and (iv) the termination of Leases, licenses, subleases or sublicenses, in each case, in connection therewith; provided that such Specified Dispositions (other than pursuant to clause (iii) above) are identified in writing by the Borrower Representative to the Administrative Agent and agreed to by the Administrative Agent in its reasonable discretion on or prior to the Effective Date, and as may be updated, supplemented or modified from time to time, as agreed to in writing by the Administrative Agent in its reasonable discretion.

“Specified Indebtedness” means Subordinated Indebtedness and Indebtedness described in Section 6.01(a)(ix) and (a)(x).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor to its rating agency business.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Lender under any Facility at any time shall be its Applicable Percentage of the total Standby LC Exposure under such Facility at such time.

“Standby Letter of Credit” means all Letters of Credit other than Commercial Letters of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the Canadian Swingline Exposure and/or the U.S. Swingline Exposure, as the context requires.

“Swingline Lender” means the Canadian Swingline Lender and/or the U.S. Swingline Lender, as the context requires.

“Swingline Loan” means a Canadian Swingline Loan and/or a U.S. Swingline Loan, as the context requires.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for US federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” means Wilmington Savings Fund Society, FSB as successor in interest to JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement.

“Term Credit Agreement” means the Term Credit Agreement dated as of June 18, 2014, among Parent, the Term Loan Lenders and the Term Agent, as the same is in effect on the Petition Date.

“Term Loan Documents” means the “Loan Documents” under the Term Credit Agreement.

“Term Loan Lenders” means the lenders under the Term Credit Agreement.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Total Assets” means, at any date of determination, the consolidated total assets of Parent as of the last day of the most recent fiscal quarter of Parent for which financial statements have been delivered pursuant to Sections 4.01(h), 5.01(a) or 5.01(b).

“Transactions” means the (a) execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the creation and perfection of the Liens provided for in the Collateral Documents, (c) the documentation and delivery of certain documents and instruments with respect to the Term Loan Documents in connection with the foregoing and (d) the payment of all fees, commissions, costs and expenses in connection with the foregoing.

“Treaty on the European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of the Liens created by the Collateral Documents.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Borrower Canadian Facility Outstandings” means, at any time, the aggregate Canadian Revolving Exposure at such time minus, to the extent included in the Canadian Revolving Exposure, the Canadian Borrower Outstandings at such time.

“U.S. Borrowers” means, individually and collectively as the context may require, Parent and each U.S. Subsidiary Borrower.

“U.S. Borrowing Base” means, at any time (without duplication), the sum of:

(a)       the lesser of (x) the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value of Eligible Inventory of the U.S. Borrowers at such time and (y) the net book value of Eligible Inventory of the U.S. Borrowers; provided that in no event shall the amount included pursuant to this clause (a) attributable to uncut fabric bolsters exceed $10,000,000 at any time, plus

(b)       the lesser of (i) the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value of Eligible Rental Inventory of the U.S. Borrowers and (ii) the net book value of Eligible Rental Inventory of the U.S. Borrowers; provided that in no event shall the amount included pursuant to this clause (b) exceed 20% of the U.S. Borrowing Base, plus

(c)       the product of (i) 85% multiplied by (ii) the Eligible Accounts of the U.S. Borrowers at such time, plus

(d)       the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts Receivable of the U.S. Borrowers at such time, minus

(e)       without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

Subject to the other provisions hereof expressly permitting the Administrative Agent to adjust the U.S. Borrowing Base, the U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or most recently prior to such day pursuant to Section 5.01(h) (or, prior to the first such delivery following the Effective Date, the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(e)); provided, that if any Borrowing Base Certificate delivered under Section 4.01(e) or 5.01(h) shall prove to have been materially inaccurate (regardless of whether any Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual U.S. Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy.

Any changes after the Effective Date in how the Borrowers value their Inventory in accordance with their historical practices prior to the Effective Date shall be subject to the reasonable approval of the Administrative Agent.

“U.S. Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any U.S. Borrower, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Secured Obligations.

“U.S. Commitment” means, with respect to each U.S. Revolving Lender, the commitment, if any, of such U.S. Revolving Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Revolving Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such U.S. Revolving Lender pursuant to Section 9.04. The amount of each U.S. Revolving Lender’s U.S. Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such U.S. Revolving Lender shall have assumed its U.S. Commitment, as applicable. As of the Effective Date, the aggregate amount of the U.S. Commitments is $450,000,000.

“U.S. Court” has the meaning provided in the recitals.

“U.S. Credit Exposure” means, as to any U.S. Revolving Lender at any time, the sum of (a) such Lender’s U.S. Revolving Exposure plus (b) such Lender’s Applicable Percentage of the aggregate amount of U.S. Overadvances and U.S. Protective Advances outstanding.

“U.S. Facility” means, collectively, the U.S. Commitments and the extensions of credit made thereunder.

“U.S. Issuing Banks” means, individually and collectively as the context may require, in the case of each U.S. Letter of Credit, JPMorgan Chase Bank, N.A. and any other Lender proposed by the Borrower Representative that has agreed to act as a U.S. Issuing Bank and is reasonably acceptable to the Administrative Agent, each in its capacity as an issuer of U.S. Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j). Each U.S. Issuing Bank may, in its sole discretion, arrange for one or more U.S. Letters of Credit to be issued by Affiliates of such U.S. Issuing Bank, in which case the term “U.S. Issuing Bank” shall include any such Affiliate with respect to U.S. Letters of Credit issued by such Affiliate. Additionally, each Person that has issued any Existing Letter of Credit shall be deemed to be an Issuing Bank for purposes of such Existing Letter of Credit but shall be under no obligation to issue any additional Letters of Credit unless otherwise specified herein.

“U.S. LC Collateral Account” has the meaning set forth in Section 2.06(j).

“U.S. LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure under the U.S. Facility. The U.S. LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.

“U.S. Lender” means a Lender that is a U.S. Person.

“U.S. Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued for the purpose of providing credit support for the U.S. Borrowers.

“U.S. Obligations” means, with respect to the U.S. Borrowers, all unpaid principal of and accrued and unpaid interest on the Loans to the U.S. Borrowers, all LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations of the U.S. Borrowers to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (including interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding).

“U.S. Overadvance” has the meaning set forth in Section 2.05(b).

“U.S. Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Overadvances at such time. The U.S. Overadvance Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Overadvance Exposure at such time.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Protective Advances at such time. The U.S. Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Protective Advance Exposure at such time.

“U.S. Protective Advance” has the meaning set forth in Section 2.04(a).

“U.S. Revolving Exposure” means, with respect to any U.S. Revolving Lender at any time, the sum of (a) the outstanding principal amount of U.S. Revolving Loans of such U.S. Revolving Lender at such time, plus (b) an amount equal to such U.S. Revolving Lender’s U.S. Swingline Exposure at such time, plus (c) an amount equal to such U.S. Revolving Lender’s U.S. LC Exposure at such time.

“U.S. Revolving Lenders” means the Persons listed on the Schedule 2.01 as having a U.S. Commitment and any other Person that shall acquire a U.S. Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be such a Person hereto pursuant to an Assignment and Assumption.

“U.S. Revolving Loan” means a Revolving Loan made to the U.S. Borrowers by the U.S. Revolving Lenders.

“U.S. Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, between the U.S. Borrowers and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other U.S. Borrower (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“U.S. Subsidiary Borrowers” means, collectively (i) each Domestic Subsidiary of Parent that is a party to this Agreement on the Effective Date and (ii) each Domestic Subsidiary of Parent that becomes a party to this Agreement following the Effective Date, in each case, until such time as such Domestic Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.

“U.S. Swingline Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Swingline Loans at such time. The U.S. Swingline Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of U.S. Swingline Loans hereunder, and its successors and assigns in such capacity.

“U.S. Swingline Loan” has the meaning set forth in Section 2.05(a).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e).

“U.S. Trustee” means the United States Trustee applicable in the Cases.

“Variance Report” shall have the meaning assigned to such term in Section 5.01(m).

“Variance Report Date” shall have the meaning assigned to such term in Section 5.01(m).

“Variance Testing Period” shall mean the four-fiscal week calendar period up to and through the Saturday of the fiscal week most recently ended prior to the applicable Variance Report Date (provided that, the first Variance Testing Period shall include the entire period from the Petition Date through the Saturday of the fiscal week most recently ended prior to the applicable Variance Testing Period).

“Vendor Rebates” means credits earned from vendors for volume purchases that reduce net inventory costs for the Loan Parties.

“wholly-owned,” when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means:

(a)                in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)                in relation to any UK Bail-In Legislation:

(i)               any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)               any similar or analogous powers under that UK Bail-In Legislation.

SECTION 1.02               Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”) or by Facility and Type (e.g., a “Eurodollar U.S. Revolving Loan”).

SECTION 1.03               Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04               Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that the Borrower Representative, on the one hand, and the Administrative Agent and Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP at no cost to the Loan Parties other than the reimbursement of the Administrative Agent’s costs and expenses; and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value,” as defined therein, and (ii) any change in GAAP occurring after December 31, 2018 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2018.

SECTION 1.05               Currency Matters.

(a)                Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than Dollars shall be deemed to refer to the Dollar Equivalent thereof, as the case may be, and all certificates delivered under this Agreement shall express such calculations or determinations in Dollars or the Dollar Equivalent thereof, as the case may be. The permissibility of actions taken under Article VI on any date based on the requisite currency translation calculated as of such date shall not be affected by subsequent fluctuations in exchange rates.

(b)                Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i)               any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent; and

(ii)               any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent.

(c)                If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent reasonably determines necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

SECTION 1.06               Classification of Actions. For purposes of determining compliance at any time with the covenants set forth in Article VI (or, in each case, any defined terms used therein), in the event that the subject transaction meets the criteria of more than one of the categories of transactions permitted pursuant to the Sections (or related defined terms) in Article VI, the Borrowers may, in its sole discretion, classify the applicable transaction (or any portion thereof) under such Section (or defined term); it being understood that (i) the Borrowers may divide and include such transaction under one or more of the clause of such Section (or any relevant portion thereof or of the applicable related defined term) that permit such transaction and (ii) notwithstanding anything in this Section 1.04 to the contrary for purposes of this Agreement, (x) Indebtedness incurred under the Term Credit Agreement shall only be permitted to be incurred or be outstanding under Section 6.01(a)(x) and (y) Indebtedness uncured under the Loan Documents or the Prepetition Loan Documents shall only be permitted to be incurred or be outstanding under Section 6.01(a)(i).

SECTION 1.07               Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01               Commitments; Full-Roll of Prepetition Obligations. Subject to the terms and conditions set forth herein, each U.S. Revolving Lender severally agrees to make U.S. Revolving Loans to the U.S. Borrowers from time to time during the Availability Period and each Canadian Revolving Lender severally agrees to make Canadian Revolving Loans to the Canadian Borrower or the U.S. Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in:

(i)       the sum of the U.S. Revolving Exposure and Prepetition U.S. Revolving Exposure of any U.S. Revolving Lender exceeding such U.S. Revolving Lender’s U.S. Commitment;

(ii)       the sum of the Canadian Revolving Exposure and Prepetition Canadian Revolving Exposure of any Canadian Revolving Lender exceeding such Canadian Revolving Lender’s Canadian Commitment;

(iii)       the sum of (w) the aggregate U.S. Revolving Exposure plus (x) the U.S. Borrower Canadian Facility Outstandings plus (y) the aggregate Prepetition U.S. Revolving Exposure plus (z) the Prepetition U.S. Borrower Canadian Facility Outstandings, collectively, exceeding the Borrowing Base; or

(iv)       the sum of the aggregate Revolving Exposure and the Prepetition Aggregate Revolving Exposure exceeding the Aggregate Borrowing Base;

subject to the Administrative Agent’s and Canadian Administrative Agent’s authority, in their sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. The limitations on Borrowings referred to in clauses (i) through (iv) are referred to collectively as the “Revolving Exposure Limitations.” Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) on the Effective Date, (x) each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date and all LC Exposure (as such term is defined in the Prepetition Credit Agreement) shall constitute “LC Exposure” for all purposes of this Agreement and (y) all Prepetition Lender Obligations constituting “Banking Services Obligations” (as such term is defined in the Prepetition Credit Agreement) shall constitute Secured Obligations under the Loan Documents and (ii) upon the entry of the Interim Order, the total outstanding amount of the Prepetition Lender Obligations shall constitute Secured Obligations hereunder, with (x) the outstanding amount of all Prepetition Revolving Loans and/or Prepetition Swingline Loans, if any, as of the date of the entry of the Interim Order being refinanced as Loans hereunder immediately upon the entry of the Interim Order and (y) all unpaid interest and fees thereon accrued through the entry of the Interim Order to be paid on the next scheduled date for payment of interest and fees under this Agreement.

SECTION 2.02               Loans and Borrowings.

(a)                Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Facility and Type made by the Lenders ratably in accordance with their respective Revolving Commitments under the applicable Facility. Any Protective Advance, any Swingline Loan and any Overadvance shall be made in accordance with the procedures set forth in Section 2.04 or 2.05, as applicable.

(b)                All Borrowings under the U.S. Commitment shall be denominated in Dollars. Borrowings under the Canadian Commitment may be in Dollars or Canadian Dollars. Subject to Section 2.14, (i) each Borrowing that is denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith and (ii) each Borrowing that is denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans as the Borrower Representative may request in accordance herewith. Each Swingline Loan or Overadvance shall be an ABR Loan or Canadian Prime Rate Loan, as applicable. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the commencement of each Interest Period for any CDOR Rate Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of Cdn$1,000,000 and not less than Cdn$5,000,000; provided that a CDOR Borrowing that results from a continuation of an outstanding CDOR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings and/or CDOR Rate Borrowings outstanding.

(d)                Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing or CDOR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03               Requests for Revolving Borrowings. To request a Borrowing of Revolving Loans, the Borrower Representative shall notify the Administrative Agent (in the case of a requested Borrowing under the U.S. Facility) or the Canadian Administrative Agent with a copy to the Administrative Agent (in the case of a requested Borrowing under the Canadian Facility), of such request either in writing (delivered by hand or electronic transmission) in a form approved by the Applicable Administrative Agent and signed by the Borrower Representative or by telephone (i) with respect to U.S. Revolving Loans, not later than (a) in the case of a Eurodollar Borrowing, 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 12:00 p.m., New York City time, on the date of the proposed Borrowing and (ii) with respect to Canadian Revolving Loans, not later than (a) in the case of CDOR Rate Borrowings or Eurodollar Borrowings, 11:00 a.m., Toronto time, three (3) Business Days prior to the date of the proposed Borrowing and (b) in the case of Canadian Prime Rate Borrowings or ABR Borrowings, 11:00 a.m., Toronto time, one (1) Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic transmission to the Administrative Agent (if a U.S. Revolving Loan) or the Canadian Administrative Agent with a copy to the Administrative Agent (if a Canadian Revolving Loan), of a written Borrowing Request in a form approved by the Applicable Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)               whether such Loans are being made to the U.S. Borrowers or the Canadian Borrower;

(ii)              the aggregate amount of the requested Borrowing and the manner in which the proceeds of such Borrowing are to be disbursed (which shall be consistent with Section 2.07);

(iii)             the date of such Borrowing, which shall be a Business Day;

(iv)            whether such Borrowing is to be a Borrowing under the U.S. Facility or the Canadian Facility;

(v)             the currency of the requested Borrowing;

(vi)             whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing; and

(vii)            in the case of a Eurodollar Borrowing or CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then (A) a Borrowing of U.S. Revolving Loans or Canadian Revolving Loans requested in Dollars shall be an ABR Borrowing and (B) a Borrowing of Canadian Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or CDOR Rate Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s or 30 days’, as applicable, duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.04               Protective Advances.

(a)                Subject to the limitations set forth below, the Applicable Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Applicable Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make (i) in the case of the Administrative Agent, Loans to the U.S. Borrowers in Dollars on behalf of the U.S. Revolving Lenders (each such Loan, a “U.S. Protective Advance”) or (ii) in the case of the Canadian Administrative Agent, Loans to the Canadian Borrower or the U.S. Borrowers in Canadian Dollars or Dollars on behalf of the Canadian Revolving Lenders (each such Loan, a “Canadian Protective Advance”) which the Applicable Administrative Agent, in its Permitted Discretion, deems necessary or appropriate (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the applicable Borrower(s) pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that (i) the aggregate principal amount of outstanding U.S. Protective Advances shall not, at any time, exceed (x) 5% of the total U.S. Commitment then in effect or (y) when aggregated with the aggregate outstanding principal amount of U.S. Overadvances, 7.5% of the total U.S. Commitment then in effect; provided further that no U.S. Protective Advance shall be made if after giving effect thereto, the sum of any Lender’s U.S. Credit Exposure and Prepetition U.S. Credit Exposure shall exceed such Lender’s U.S. Commitment and (ii) the aggregate Dollar Equivalent of outstanding Canadian Protective Advances shall not, at any time, exceed (x) 5% of the total Canadian Commitment then in effect or (y) when aggregated with the aggregate outstanding principal amount of Canadian Overadvances, 7.5% of the total Canadian Commitment then in effect; provided further that no Canadian Protective Advance shall be made if after giving effect thereto, the sum of any Lender’s Canadian Credit Exposure and Prepetition Canadian Credit Exposure shall exceed such Lender’s Canadian Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All Protective Advances shall be ABR Borrowings (in the case of Dollar denominated amounts) or Canadian Prime Rate Borrowings (in the case of Canadian Dollar denominated amounts). The Applicable Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Applicable Administrative Agent’s receipt thereof. At any time that the making of such U.S. Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the U.S. Revolving Lenders to make a U.S. Revolving Loan in Dollars to repay a U.S. Protective Advance. At any other time the Administrative Agent may require the U.S. Revolving Lenders to fund in Dollars their risk participations described in Section 2.04(b). At any time the making of such Canadian Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Canadian Administrative Agent may request the Canadian Revolving Lenders to make a Canadian Revolving Loan to the applicable Borrower(s) in the currency in which any Canadian Protective Advance is denominated to repay such Canadian Protective Advance. At any other time the Canadian Administrative Agent may require the Canadian Revolving Lenders to fund their risk participations described in Section 2.04(b) in any Canadian Protective Advance in the currency in which such Canadian Protective Advance is denominated.

(b)                The Administrative Agent may by notice given not later than 12:00 p.m., New York City time, on any Business Day require the U.S. Revolving Lenders to acquire participations on such Business Day in all or a portion of any U.S. Protective Advance outstanding. The Canadian Administrative Agent may by notice given not later than 12:00 p.m., Toronto time, on any Business Day require the Canadian Revolving Lenders to acquire participations on such Business Day in all or a portion of any Canadian Protective Advance outstanding. Each such notice shall specify the aggregate principal amount of the Protective Advance in which the Lenders will be required to participate, the currency thereof and each Lender’s Applicable Percentage of such Protective Advance. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent such Lender’s Applicable Percentage of each such Protective Advance. Each Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). From and after the date, if any, on which any Lender has paid in full for its participation in any Protective Advance purchased hereunder, the Applicable Administrative Agent shall promptly distribute to such Lender its Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Applicable Administrative Agent in respect of such Protective Advance; provided that any such payment or proceeds so distributed shall be repaid to the Applicable Administrative Agent if and to the extent such payment or proceeds is required to be refunded to the applicable Borrower(s) for any reason. The purchase of participations in any Protective Advance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrowers of their respective obligations to repay such Protective Advance.

SECTION 2.05               Swingline Loans and Overadvances.

(a)                The Administrative Agent, the U.S. Swingline Lender and the U.S. Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Revolving Borrowing under the U.S. Facility, the Swingline Lender may, in its discretion, elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the U.S. Revolving Lenders and in the amount and on the date requested, same day funds to the U.S. Borrowers to the Funding Account(s) (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among the U.S. Swingline Lender and the other U.S. Revolving Lenders as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the U.S. Revolving Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. The Administrative Agent, the Canadian Swingline Lender and the Canadian Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Revolving Borrowing or Canadian Prime Rate Borrowing under the Canadian Facility, the Canadian Swingline Lender may, in its discretion, elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Canadian Revolving Lenders and in the amount and on the date requested, same day funds to the Canadian Borrower to the Funding Account(s) (each such Loan made solely by the Canadian Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Canadian Swingline Loan”), with settlement among the Canadian Swingline Lender and the Canadian Revolving Lenders as to the Canadian Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans or Canadian Prime Rate Loans funded by the Canadian Revolving Lenders, except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account. The aggregate Dollar Equivalent of U.S. Swingline Loans outstanding at any time shall not exceed 10% of the aggregate U.S. Commitment in effect at such time. The aggregate Dollar Equivalent of Canadian Swingline Loans outstanding at any time shall not exceed 10% of the aggregate Canadian Commitment in effect at such time. No Swingline Lender shall make any Swingline Loan if the requested Swingline Loan would not comply with the Revolving Exposure Limitations. All Swingline Loans denominated in dollars shall be ABR Borrowings and all Canadian Swingline Loans denominated in Canadian Dollars shall be Canadian Prime Rate Loans.

(b)                Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but shall have absolutely no obligation) make (i) in the case of the Administrative Agent, Loans to the U.S. Borrowers in Dollars on behalf of the U.S. Revolving Lenders (each such Loan, a “U.S. Overadvance”) or (ii) in the case of the Canadian Administrative Agent, Loans to the Canadian Borrower or the U.S. Borrowers in Canadian Dollars or Dollars on behalf of the Canadian Revolving Lenders (each such Loan, a “Canadian Overadvance”); provided that (1) the aggregate amount of outstanding U.S. Overadvances shall not, at any time, exceed (x) 5% of the total U.S. Commitment then in effect or (y) when aggregated with the aggregate outstanding amount of U.S. Protective Advances then outstanding, 7.5% of the total U.S. Commitment then in effect; provided further that no U.S. Overadvance shall be made if after giving effect thereto, the sum of any Lender’s U.S. Credit Exposure and Prepetition U.S. Credit Exposure shall exceed such Lender’s U.S. Commitment; and (2) the aggregate Dollar Equivalent of outstanding Canadian Overadvances shall not, at any time, exceed (x) 5% of the total Canadian Commitment then in effect or (y) when aggregated with the aggregate Dollar Equivalent of Canadian Protective Advances shall not at any time exceed 7.5% of the Canadian Commitment then in effect; provided further that no Canadian Overadvance shall be made if after giving effect thereto, the sum of any Lender’s Canadian Credit Exposure and Prepetition Canadian Credit Exposure shall exceed such Lender’s Canadian Commitment. Overadvances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All Overadvances denominated in dollars shall be ABR Borrowings and all Canadian Overadvances denominated in Canadian Dollars shall be Canadian Prime Rate Loans. The applicable Borrowers shall be required to repay each Overadvance no later than the 30th day after the date of the making thereof. The Applicable Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)                The U.S. Swingline Lender and the Administrative Agent may by notice given not later than 12:00 p.m., New York City time, on any Business Day require the U.S. Revolving Lenders to acquire participations on such Business Day in all or a portion of any U.S. Swingline Loan or U.S. Overadvance, respectively, outstanding. The Canadian Administrative Agent may by notice given not later than 12:00 p.m. Toronto time, on any Business Day require the Canadian Revolving Lenders to acquire participations on such Business Day in all or a portion of any Canadian Swingline Loan and Canadian Overadvance outstanding. Each such notice shall specify the aggregate principal amount of the Swingline Loan or Overadvance, respectively, in which the Lenders will be required to participate, including the currency thereof, and each Lender’s Applicable Percentage of such Swingline Loan or Overadvance. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the applicable Swingline Lender or the account of the Applicable Administrative Agent, as applicable, such Lender’s Applicable Percentage of such Swingline Loan or Overadvance. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans and Overadvances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). From and after the date, if any, on which any Lender has paid in full for its participation in any Swingline Loan or Overadvance purchased hereunder, the applicable Swingline Lender or the Applicable Administrative Agent, as applicable, shall promptly distribute to such Lender its Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Swingline Lender or the Applicable Administrative Agent, as applicable, in respect of such Swingline Loan or Overadvance; provided that any such payment or proceeds so distributed shall be repaid to the Swingline Lender or the Applicable Administrative Agent, as applicable, if and to the extent such payment or proceeds is required to be refunded to the applicable Borrowers for any reason. The purchase of participation in any Swingline Loan or Overadvance pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Borrowers of their obligation to repay such Swingline Loan or Overadvance.

(d)                The Applicable Administrative Agent, on behalf of each Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the applicable Revolving Lenders of such requested Settlement by electronic transmission, telephone, or e-mail no later than 1:00 p.m., New York City time, on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the applicable Swingline Lender) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan in the currency in which such Swingline Loan is denominated with respect to which Settlement is requested to the Applicable Administrative Agent, to such account of the Applicable Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06               Letters of Credit.

(a)                General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in Dollars or an LC Alternative Currency (in the case of U.S. Letters of Credit) for the account of the U.S. Borrowers or Letters of Credit denominated in Dollars, Canadian Dollars or an LC Alternative Currency (in the case of any Canadian Letter of Credit) for the account of the U.S. Borrowers or the Canadian Borrower, in a form reasonably acceptable to the Applicable Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. For the avoidance of doubt, subject to Section 2.06(n) any Letter of Credit hereunder for the account of the U.S. Borrowers or the Canadian Borrower may be for the benefit of any Subsidiary whether or not a U.S. Borrower or a Canadian Borrower.

(b)                Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower Representative shall deliver by hand or electronic transmission (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Applicable Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, specifying whether such Letter of Credit is a U.S. Letter of Credit or a Canadian Letter of Credit, the Borrower(s) for whose account such Letter of Credit is to be issued, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit will be denominated (which (x) shall be Dollars in the case of U.S. Letters of Credit and (y) shall be Dollars, Canadian Dollars or any LC Alternative Currency in the case of Canadian Letters of Credit) the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower Representative also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total U.S. LC Exposure shall not exceed $135,000,000 and the total Canadian LC Exposure shall not exceed $15,000,000, (ii) the total U.S. Standby LC Exposure shall not exceed $70,000,000 and the total Canadian Standby LC Exposure shall not exceed $5,000,000 and (iii) the Revolving Exposure Limitations shall be complied with.

(c)                Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the date set forth in clause (i) of the definition of “Maturity Date”. Any Letter of Credit may provide by its terms that it may be automatically extended for additional successive one year periods on terms reasonably acceptable to the applicable Issuing Bank. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the applicable Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the applicable Borrower) of the election by such Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than 30 days prior to the then current expiration date of such Letter of Credit; provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five (5) Business Days prior to the date set forth in clause (i) of the definition of “Maturity Date”.

(d)                Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under any Facility and without any further action on the part of the applicable Issuing Bank or the Lenders under such Facility, such Issuing Bank hereby grants to each Lender under such Facility, and each Lender under such Facility hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, (i) with respect to each U.S. Letter of Credit, each U.S. Revolving Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Administrative Agent, and (ii) with respect to any Canadian Letters of Credit, each applicable Canadian Revolving Lender hereby absolutely and unconditionally promises to pay, in Dollars, to the Canadian Administrative Agent, in each case for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower(s) on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower(s) for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower(s) shall, following notice of such LC Disbursement to the Borrower Representative, reimburse such LC Disbursement by paying to the Applicable Administrative Agent in Dollars an amount equal to the Dollar Equivalent of such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the Business Day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the applicable Borrower(s)’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, or, if the applicable Swingline Lender shall have elected to apply the terms of Section 2.05(a) to such requested Borrowing, the resulting Swingline Loan. If the applicable Borrower(s) fail to make such payment when due, the Applicable Administrative Agent shall notify each applicable Lender of the Dollar Equivalent of the applicable LC Disbursement, the payment then due from the applicable Borrower(s) in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Applicable Administrative Agent in Dollars its Applicable Percentage of the payment then due from the applicable Borrower(s), in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the applicable Revolving Lenders. Promptly following receipt by the Applicable Administrative Agent of any payment from the Borrower(s) pursuant to this paragraph, the Applicable Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that any Revolving Lender has made payments pursuant to this paragraph to reimburse such Issuing Bank, then to each such Revolving Lender and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower(s) of their obligation to reimburse such LC Disbursement.

(f)                 Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. No Lender Party, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower(s) to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower(s) that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Applicable Administrative Agent and the Borrower Representative by telephone (confirmed by electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.

(h)                Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower(s) shall reimburse such LC Disbursement in full in cash on the date such LC Disbursement is made, the unpaid Dollar Equivalent thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower(s) reimburse such LC Disbursement in full in cash, at the rate per annum then applicable to Canadian Prime Rate Revolving Loans (if the LC Disbursement is in Cdn$) or ABR Revolving Loans (if the LC Disbursement is in US$); provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Applicable Administrative Agent for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower(s) reimburse the applicable LC Disbursement in full in cash.

(i)                 Replacement of the Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Applicable Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Applicable Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower(s) shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, (i) the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “U.S. LC Collateral Account”), an amount in cash in the currencies in which such LC Exposure is denominated equal to 103% of the LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers as of such date plus accrued and unpaid interest thereon and (ii) the Canadian Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Canadian Lenders (the “Canadian LC Collateral Account”), an amount in the currencies in which such LC Exposure is denominated equal to 103% of the LC Exposure in respect of Letters of Credit issued for the account of the Canadian Borrower as of such date plus accrued and unpaid interest thereon as of such date plus accrued and unpaid interest thereon. Such deposits, (A) if made into the U.S. LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the U.S. Obligations arising from LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers and (B) if made into the Canadian LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Canadian Obligations arising from LC Exposure in respect of Letters of Credit issues for the account of the Canadian Borrower, in each case, as further set forth in the applicable Collateral Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower(s)’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in each such account shall, notwithstanding anything to the contrary herein or in the Collateral Documents, be applied by the Administrative Agent to reimburse the applicable Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower(s) for the LC Exposure in respect of Letters of Credit issued for the account of such Borrower(s) at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied, in the case of moneys in the U.S. LC Collateral Account, to satisfy the Secured Obligation or, in the case of moneys in the Canadian LC Collateral Account, to satisfy the Canadian Secured Obligations, be applied to satisfy other Secured Obligations (but subject to, in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders that has not been reallocated to non-Defaulting Lenders pursuant to Section 2.20), the consent of each Issuing Bank). If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)                Existing Letters of Credit. Each Existing Letter of Credit that is (i) a Canadian Letter of Credit (as defined in the Prepetition Credit Agreement) shall constitute a “Canadian Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date and (ii) a U.S. Letter of Credit (as defined in the Prepetition Credit Agreement) shall constitute a “U.S. Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date. All (i) Canadian LC Exposure (as defined in the Prepetition Credit Agreement) shall constitute “Canadian LC Exposure” for all purposes of this Agreement and (ii) U.S. LC Exposure (as defined in the Prepetition Credit Agreement) shall constitute “U.S. LC Exposure” for all purposes of this Agreement, and, in each case, no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the deemed issuance of the Existing Letters of Credit on the Effective Date.

(l)                 Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Applicable Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Applicable Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Applicable Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount and currency of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount and currency of such LC Disbursement, (iv) on any Business Day on which the applicable Borrower(s) fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount cue and (v) on any other Business Day, such other information as the Applicable Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)              LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(n)                Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the U.S. Borrowers (in the case of a Letter of Credit issued for the account of the U.S. Borrowers) or the Canadian Borrower (in the case of a Letter of Credit issued for the account of the Canadian Borrower) shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit requested by such Borrower for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07               Funding of Borrowings.

(a)                Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Applicable Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders. The Applicable Administrative Agent will make such Loans available to the applicable Borrower(s) by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that (I) ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Applicable Administrative Agent to the applicable Issuing Bank and (ii) a U.S. Protective Advance or US. Overadvance shall be retained by the Administrative Agent and (II) ABR Loans made to finance the reimbursement of (i) a Canadian LC Disbursement as provided in Section 2.06(f) shall be remitted by the Canadian Administrative Agent to the applicable Canadian Issuing Bank and (ii) a Canadian Protective Advance or Canadian Overadvance shall be retained by the Canadian Administrative Agent.

(b)                Unless the Applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Applicable Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower(s) a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Administrative Agent, then the applicable Lender and the applicable Borrower(s) severally agree to pay to the Applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower(s) to but excluding the date of payment to the Applicable Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (x) the Federal Funds Effective Rate (in the case of Dollar-denominated amounts) or the Canadian Prime Rate (in the case of Canadian Dollar-denominated amounts) and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Loans denominated in Dollars, the interest rate applicable to ABR Loans and in the case of Loans denominated in Canadian Dollars, the interest rate applicable to Canadian Prime Rate Loans. If the applicable Borrower(s) and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower(s) the amount of such interest paid by the Borrowers for such period. If such Lender pays such amount to the Applicable Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by any Borrower(s) pursuant to this paragraph (b) shall be without prejudice to any claim such Borrower(s) may have against a Lender that shall have failed to make such payment to the Applicable Administrative Agent.

SECTION 2.08               Interest Elections.

(a)                Each Revolving Borrowing initially shall be of the Type and, in the case of a Eurodollar Revolving Borrowing or CDOR Rate Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower Representative may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing or CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)                To make an election pursuant to this Section, the Borrower Representative shall notify (i) the Administrative Agent with respect to each U.S. Revolving Borrowing and (ii) the Canadian Administrative Agent (with a copy to the Administrative Agent), with respect to each Canadian Revolving Borrowing, in each case of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic transmission to the Administrative Agent (and, in the case of a Canadian Revolving Borrowing, the Canadian Administrative Agent) of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)               the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)               whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing; and

(iv)               if the resulting Borrowing is a Eurodollar Borrowing or CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing or CDOR Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing, or 30 days, in the case of a CDOR Rate Borrowing.

(c)                Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)                If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing or CDOR Rate Borrowing, (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each CDOR Rate Borrowing shall be converted into a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09               Termination and Reduction of Revolving Commitments; Increase in Revolving Commitments.

(a)                Unless previously terminated, the Revolving Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Maturity Date, or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

(b)                The Borrower Representative may at any time terminate the Commitments under the U.S. Facility and/or the Canadian Facility upon (i) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Disbursements, in each case, under the applicable Facility, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, (x) the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 103% of the portion of the LC Exposure attributable to all Letters of Credit, as determined by the applicable Issuing Banks) or (y) such other alternative arrangement with respect to any such Letters of Credit that is satisfactory to the Administrative Agent and the Issuing Bank), and such cash deposit shall not be subject to or subordinate to the Carve-Out or the Canadian DIP Charge, (iii) the payment in full in cash of all accrued and unpaid fees owing in respect of such Facility and (iv) the payment in full in cash of all reimbursable expenses and all other Obligations outstanding at such time in respect of such Facility; provided that, upon the termination of the Revolving Commitments pursuant to this clause (b), all obligations of the Administrative Agent and the Lenders to provide the credit facility to the Borrowers described in the Exit Facility Term Sheet and the rights and obligations of the parties hereto under Section 2.23 shall automatically terminate without any further consent or action required by any Person.

(c)                The Borrower Representative may from time to time reduce the Commitments under the U.S. Facility and/or the Canadian Facility; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower Representative shall not reduce the Revolving Commitments under any Facility if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d)                The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments under any Facility shall be made ratably among the Lenders under such Facility in accordance with their respective Revolving Commitments thereunder.

SECTION 2.10               Repayment of Loans; Evidence of Debt.

(a)                The U.S. Borrowers hereby, jointly and severally, unconditionally promise to pay to (i) the Administrative Agent, for the account of each U.S. Revolving Lender the principal amount of all outstanding U.S. Revolving Loans, (ii) the Canadian Administrative Agent, for the account of each Canadian Revolving Lender the principal amount of all outstanding Canadian Revolving Loans to the U.S. Borrowers, (iii) the Applicable Administrative Agent the then unpaid amount of each Protective Advance to the U.S. Borrowers and Overadvance to the U.S. Borrowers, (iv) the U.S. Swingline Lender, the principal amount of each U.S. Swingline Loan and (v) the Canadian Swingline Lender, the principal amount of each Canadian Swingline Loan to the U.S. Borrowers, in each case, on the earliest of (A) the Maturity Date, (B) in the case of any Overadvance, the earlier of the 60th day after the date of the making thereof and demand by the Administrative Agent and (C) in the case of any Protective Advance, demand by the Administrative Agent. The Canadian Borrower hereby unconditionally promises to pay to (i) the Canadian Administrative Agent, for the account of each Canadian Revolving Lender the principal amount of all outstanding Canadian Revolving Loans to the Canadian Borrower, (ii) the Canadian Administrative Agent the then unpaid amount of each Canadian Protective Advance to the Canadian Borrower and Canadian Overadvance to the Canadian Borrower and (iii) the Canadian Swingline Lender, the principal amount of each Canadian Swingline Loan to the Canadian Borrower, in each case, on the earliest of (A) the Maturity Date , (B) in the case of any Canadian Overadvance, the 60th day after the date of the making thereof and demand by the Administrative Agent and (C) in the case of any Canadian Protective Advance, demand by the Canadian Administrative Agent.

(b)                On each Business Day, the Administrative Agent shall apply all funds credited to a Concentration Account of the Borrowers on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay the Prepetition Revolving Loans and/or Prepetition Swingline Loans, if any, that may be outstanding in the order and manner provided in the Prepetition Credit Agreement, second, to prepay any U.S. Protective Advances, U.S. Overadvance, Canadian Protective Advances and Canadian Overadvances that may be outstanding, third, to prepay the Revolving Loans, Swingline Loans, Canadian Revolving Loans and Canadian Swingline Loans, fourth to cash collateralize outstanding U.S. LC Exposure and Canadian LC Exposure with respect to U.S. Letters of Credit and Canadian Letters of Credit issued for the account of the Borrowers at such time in accordance with Section 2.06(j), and fifth, as the Borrower Representative may direct.

(c)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower(s) to such Lender resulting from each Loan made by such Lender to such Borrower(s), including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder to the applicable Borrower(s), the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Applicable Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(f)                 Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

SECTION 2.11               Prepayment of Loans.

(a)                The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section; provided that, any such prepayments shall be applied, first, to the Prepetition Revolving Loans and/or Prepetition Swingline Loans then outstanding (in the order and manner provided in the Prepetition Credit Agreement) and then to the Revolving Loans.

(b)                Except to the extent such excess arises from Protective Advances permitted under Section 2.04 or Overadvances permitted under Section 2.05, in the event and on each occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations, the Canadian Borrower and the U.S. Borrowers shall immediately and severally prepay first, the Prepetition Revolving Loans and/or Prepetition Swingline Loans then outstanding (in the order and in the manner provided in the Prepetition Credit Agreement) and, second, the Revolving Loans and/or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in accordance with Section 2.06(j)) of such Borrower(s) in an aggregate amount that, after giving effect to such prepayments or cash collateralizations the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c)                Subject to the priority of Liens and application of funds set forth in the Orders with respect to the Collateral that is sold pursuant to an Asset Sale, in the event and on each occasion that (i) any Net Proceeds are received by or on behalf of the Parent or any Subsidiary in respect of any Prepayment Event and (ii) the Loan Parties receive designated “restricted cash” in accordance with the milestones set forth in Section 5.21(e), the Borrowers shall, on each day such Net Proceeds and designated “restricted cash” are received, prepay Borrowings in an amount equal to 100% of such Net Proceeds or such designated “restricted cash” (without a reduction in Revolving Commitments); provided that in the case of a Prepayment Event described in clauses (a), (b) or (d) of the definition thereof, any Net Proceeds in respect of Term Priority Collateral received by the Borrowers as a result of such Prepayment Event shall be applied (A) unless waived in accordance with the Term Credit Agreement or as provided in the Orders, first, to the “Obligations” under and as defined in the Term Credit Agreement, until paid in full, and (B) second, as set forth in Section 2.11(d) below. Notwithstanding the foregoing (except as described in the proviso to the immediately preceding sentence), the Loan Parties or any Subsidiary shall be permitted to reinvest the Net Proceeds of any Prepayment Event described in clauses (a), (b) or (d) of the definition of Prepayment Event with the prior written consent of the Administrative Agent and the Required Lenders (in their sole and absolute discretion).

(d)                The Borrower Representative shall notify the Applicable Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender), with a copy to the Administrative Agent in the case of a prepayment of a Canadian Loan, by telephone (confirmed by hand delivery or electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing or CDOR Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing or a Canadian Prime Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(e)                Notwithstanding any provisions of this Section 2.11 to the contrary, if any prepayment would otherwise be required to be made pursuant to clause (c) of this Section 2.11, solely as it relates to the portion of such Net Proceeds generated outside of the United States, so long as (x) the applicable local law will not permit or would delay repatriation of such Net Proceeds to the United States or (y) adverse tax consequences (other than de minimis consequences) to the Borrower Representative or any of its Subsidiaries would result from such repatriation, such Net Proceeds so affected shall not be required to be included in the mandatory prepayments referred to in such clause (c), but may be retained by the Borrowers or the applicable Subsidiary for so long, but only so long, as the applicable local law will not permit or would otherwise delay repatriation to the United States.

SECTION 2.12               Fees.

(a)                The U.S. Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each U.S. Revolving Lender a commitment fee in dollars, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s U.S. Commitment exceeds the amount of such Lender’s U.S. Revolving Loans and U.S. LC Exposure during the period from and including the Effective Date to but excluding the date on which the Lenders’ U.S. Commitment terminates. The Canadian Borrowers agree to pay to the Canadian Administrative Agent in dollars for the account of each Canadian Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount by which such Lender’s Canadian Commitment exceeds the Dollar Equivalent of such Lender’s Canadian Revolving Loans and Canadian LC Exposure during the period from and including the Effective Date to but excluding the date on which the Lenders’ Canadian Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October, commencing on the first such date to occur after the Effective Date, and on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Exposure, Protective Advances, Overadvances and LC Exposure of such Lender.

(b)                The (i) U.S. Borrowers agree to pay to the Applicable Administrative Agent for the account of each U.S. Revolving Lender a letter of credit fee with respect to its participations in U.S. Letters of Credit and for the account of each Canadian Revolving Lender a letter of credit fee with respect to Canadian Letters of Credit issued for the account of the U.S. Borrowers and (ii) the Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Revolving Lender a letter of credit fee with respect to its participation in Canadian Letters of Credit issued for the account of the Canadian Borrower which, in each case, shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans (as in effect from time to time) on the average daily Dollar Equivalent of such Lender’s applicable LC Exposure in respect of such Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of such Borrower(s)’ Letters of Credit. In addition, (x) the U.S. Borrowers, jointly and severally, agrees to pay to each Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% of the average daily Dollar Equivalent of the LC Exposure attributable to Letters of Credit issued for the account of the U.S. Borrowers by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrowers, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder and (y) the Canadian Borrower agrees to pay to each Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% of the average daily Dollar Equivalent of the LC Exposure attributable to Letters of Credit issued for the account of the Canadian Borrower by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued for the account of the Canadian Borrower, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)                The U.S. Borrowers agree to pay to the fees in the amounts and payable at the times separately agreed upon in the Fee Letters or as otherwise agreed between the Borrowers and the Administrative Agent.

(d)                All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

SECTION 2.13               Interest.

(a)                The Loans comprising each ABR Borrowing (including each Swingline Loan, but excluding Protective Advances and Overadvances) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(d)                The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)                Each (i) U.S. Protective Advance and U.S. Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Revolving Loans plus 2% per annum and each Canadian Protective Advance and Canadian Overadvance shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Loans plus 2% per annum.

(f)                 Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, (i) all past due amounts in respect of the principal of any Loan shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount that is past due, such amount shall bear interest at 2% per annum plus the rate applicable to Base Rate Revolving Loans hereunder (or, in the case of amounts denominated in Canadian Dollars, 2% per annum plus the rate applicable to Canadian Prime Rate Loans hereunder).

(g)                Accrued interest on each Loan (for ABR Loans and Canadian Prime Rate Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h)                All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, the Canadian Prime Rate or the CDOR Rate shall be determined by the Applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

(i)                 Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(j)                 Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Section 2.13(j) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 2.14               Alternate Rate of Interest; Illegality. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing or CDOR Rate Borrowing:

(i) the Applicable Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the CDOR Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate or the CDOR Rate is not available or published on a current basis) for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Applicable Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through the Platform as provided in Section 9.01 as promptly as practicable thereafter and, until the Applicable Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be made promptly after the Applicable Administrative Agent obtains knowledge of the cessation of such circumstances), (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing or a CDOR Rate Borrowing shall be ineffective, and any such Revolving Borrowing shall be repaid or converted into an ABR Borrowing or Canadian Prime Rate Borrowing, as applicable, on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing or CDOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing or Canadian Prime Rate Borrowing, respectively.

(b) If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing or CDOR Rate Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings or to convert Canadian Prime Rate Borrowings to CDOR Rate Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Applicable Administrative Agent), either prepay all Eurodollar Borrowings and CDOR Rate Borrowings of such Lender or convert all Eurodollar Borrowings and CDOR Rate Borrowings of such Lender to ABR Borrowings and Canadian Prime Rate Borrowings, respectively, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings or CDOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrowers will also pay accrued interest on the amount so converted or prepaid.

(c) If at any time (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances set forth with respect to the Adjusted LIBO Rate in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrowers (A) shall endeavor to establish an alternate benchmark rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (which may include a margin to be applied thereto); provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and (B) shall enter into an amendment to this Agreement, at no cost to the Loan Parties other than the reimbursement of the Administrative Agent’s costs and expenses as contemplated by Section 9.03 of this Agreement, to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, that any such amendment shall meet the standards set forth in Proposed United States Treasury Regulation Section 1.1001-6 or any amended, temporary or final version thereof so as not to be treated as a “modification” (and therefore an exchange) for purpose of United States Treasury Regulation Section 1.1001-3. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15               Increased Costs.

(a)                If any Change in Law shall:

(i)               impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)               impose on any Lender or any Issuing Bank or the London interbank market or Canadian interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)               subject any Recipient to any Taxes (other than any (A) Indemnified Taxes or (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the applicable Borrower(s) will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)                If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or such Issuing Bank, the applicable Borrower(s) will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower Representative shall be conclusive absent manifest error. The applicable Borrower(s) shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                Notwithstanding the above, a Lender will not be entitled to demand compensation for any increased cost or reduction set forth in this Section 2.15 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

SECTION 2.16               Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market or CDOR Rate market, as applicable. A certificate of any Lender delivered to the Borrower Representative and setting forth and explaining in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The applicable Borrower(s) shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17               Taxes.

(a)                Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of payments made to any Administrative Agent for its own account, such Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Applicable Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)                Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such-payment reasonably satisfactory to the Applicable Administrative Agent.

(d)                Indemnification by the Loan Parties. The applicable Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Applicable Administrative Agent), or by the Applicable Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                Status of Recipients.

(i)               Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Applicable Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Applicable Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Applicable Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Applicable Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Applicable Administrative Agent as will enable the Borrower Representative or the Applicable Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing:

(A)       any Lender to a U.S. Borrower that is a U.S. Person shall deliver to the Borrower Representative and the Applicable Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)       any Foreign Lender to a U.S. Borrower shall deliver to the Borrower Representative and the Applicable Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable (in such number of copies as shall be requested by the recipient):

(1)       executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms) in the case of a Foreign Lender claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(2)       executed originals of IRS Form W-8ECI (or any successor forms);

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms); or

(4)       to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed originals of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I on behalf of each such direct and indirect partner;

(C)       any Foreign Lender to a U.S. Borrower shall deliver to the Borrower Representative and the Applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Applicable Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Applicable Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower Representative and the Administrative Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agents as may be necessary for the Borrower Representative and the Administrative Agents to comply with their obligations under FATCA, to determine whether such Recipient has complied with such Recipient’s obligations under FATCA and to determine, if any, the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(E)       Any Lender to the Canadian Borrower shall deliver to the Canadian Borrower and the Canadian Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Canadian Borrower or the Canadian Administrative Agent), (1) two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding or (2) two executed originals of an applicable IRS Form W-8 certifying such Lender’s non-U.S. status.

(F)       Each Agent that is a U.S. Person, on or before the date on which it (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, shall deliver to the Borrower Representative and the Administrative Agents two executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

Each Recipient agrees that if any form or certification it previously delivered (including any specific documentation required in this Section 2.17(e) expires or becomes obsolete or inaccurate in any respect, it shall deliver promptly to the Borrower Representative or the Applicable Administrative Agent updated or other appropriate documentation (including any new documentation reasonably request by the Borrower or the Applicable Administrative Agent) or promptly notify the Borrower Representative and the Applicable Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Applicable Administrative Agent to deliver to the Loan Parties and to any other successor Applicable Administrative Agent any documentation provided by such Lender pursuant to this Section 2.17(e).

Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)                 Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)                Defined Terms. For the avoidance of doubt, for purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and any Swingline Lender and the term “applicable law” includes FATCA.

(h)                For purposes of FATCA, from and after the Effective Date, the Loan Parties and the Administrative Agents shall treat (and the Lenders hereby authorize the Administrative Agents to treat) this Agreement and any Loans made hereunder (including any Loans already outstanding) as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18               Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)                The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document on or prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, on or prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. All payments (i) in respect of any Loan (and interest thereon) shall be made in the same currency in which such Loan was made and (ii) in respect of all fees, in respect of reimbursement of LC Disbursements and in respect of any other amounts payable hereunder or under other Loan Documents shall be paid in Dollars. All such payments in respect of Revolving Loans and LC Exposure under any Facility shall be made and allocated, pro rata in accordance with the respective unpaid principal amounts of such Loans and the LC Exposure of each Lender under such Facility. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except that (i) payments required to be made directly to an Issuing Bank or the Swingline Lender shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein and (ii) payments of Canadian Loans and LC Disbursements or fronting fees that are payable to any Canadian Issuing Bank, shall be made to the Canadian Administrative Agent at its offices at Suite 4500, 66 Wellington St., W. Toronto, ON M5K 1A1 Canada. The Applicable Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)                (i) Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from a Concentration Account (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to permanently reduce the fees, interest and principal in respect of the Prepetition Lender Obligations then outstanding (if any) constituting fees, interest and principal in accordance with Section 2.18(b) of the Prepetition Credit Agreement, until paid in full in cash, second to permanently reduce the other Prepetition Lender Obligations then outstanding (if any) in accordance with Section 2.18(b) of the Prepetition Credit Agreement until paid in full in cash, third, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Canadian Administrative Agent and each Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations); fourth, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations); fifth, to pay interest due in respect of the Protective Advances and Overadvances; sixth, to pay the principal of the Protective Advances and Overadvances; seventh, to pay interest then due and payable on the Loans (other than the Protective Advances and Overadvances) ratably; eighth, to prepay principal on the Loans (other than the Protective Advances and Overadvances) and unreimbursed LC Disbursements ratably; ninth, to deposit in the U.S. LC Collateral Account and the Canadian LC Collateral Account cash collateral (in accordance with 2.06(j)); tenth, to payment of any amounts owing with respect to Banking Services (other than supply chain financing) and Swap Obligations; eleventh, to the payment of any other Secured Obligations due to any Lender Party by the Borrowers; twelfth, to the payment of amounts owing with respect to Banking Services comprising supply chain financing and thirteenth any excess to be returned to Borrower Representative to be used in accordance with the Approved Budget. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, no Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan or ABR Loan, except (a) on the expiration date of the Interest Period applicable to such Eurodollar Loan or ABR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans, respectively and, in any such event, the applicable Borrower(s) shall pay the break funding payment required in accordance with Section 2.16.

(c)                All payments of principal, interest, LC Disbursements, fees, reimbursable expenses (including, without limitation, all reimbursements of fees and expenses pursuant to Section 9.03) and other sums payable under the Loan Documents or in respect of the Prepetition Lender Obligations may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Applicable Administrative Agent to request a Borrowing on its behalf for the purpose of paying each payment referred to in the preceding sentence and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses pursuant to Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Applicable Administrative Agent to charge any deposit account of any Borrower (other than, so long as no Event of Default shall have occurred or be continuing, any Excluded Account; provided that in no event shall this clause (ii) permit any payroll, trust or tax account to be charged) maintained with the Administrative Agent for each payment of principal, interest, fees or any other amount due under the Loan Documents or in respect of the Prepetition Lender Obligations referred to in the previous sentence.

(d)                If any Lender under any Facility shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances under such Facility resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances and accrued interest thereon under such Facility than the proportion received by any other Lender under such Facility, then the Lender receiving such greater proportion shall notify the Applicable Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances of other Lenders under such Facility to the extent necessary so that the amount of all such payments shall be shared by the Lenders under such Facility ratably in accordance with the aggregate amounts of principal of and accrued interest on their respective Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances under such Facility; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. For purposes of subclause (b)(i) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.18(d) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(e)                Unless the Applicable Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Applicable Administrative Agent for the account of any of the Lenders or the Issuing Banks hereunder that the applicable Borrower(s) will not make such payment, the Applicable Administrative Agent may assume that the applicable Borrower(s) have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the applicable Borrower(s) have not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to each Applicable Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by each Applicable Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                 If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Applicable Administrative Agent, then the Applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Applicable Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Applicable Administrative Agent.

SECTION 2.19               Mitigation Obligations: Replacement of Lenders.

(a)                If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower(s) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)                If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower Representative may, at the sole expense and effort of the applicable Borrower(s), upon notice to such Lender and the Administrative Agent by the Borrower Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (i) the Borrower Representative shall have received the prior written consent of the Administrative Agent, each Issuing Bank and each Swingline Lender, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower(s) (in the case of all other amounts), (iii) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower(s) to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (subject to any required consents referred to above) and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20               Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender under any Facility:

(a)                 commitment fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender of such Facility pursuant to Section 2.12(a);

(b)                 the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)                 if any Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure exists under any Facility under which such Lender has a Revolving Commitment at the time such Lender becomes a Defaulting Lender, then:

(i)               such Defaulting Lender’s Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c)), LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.06(d)), Protective Advance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(b)) and Overadvance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c)) under such Facility shall be reallocated among the non-Defaulting Lenders under such Facility in accordance with their respective Applicable Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures under such Facility plus such Defaulting Lender’s Swingline Exposures under such Facility, LC Exposure under such Facility, Protective Advance Exposure under such Facility and Overadvance Exposure under such Facility does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments under such Facility;

(ii)              if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower(s) shall within one (1) Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Borrowers against such Defaulting Lender, (A) first, prepay the portion of such Defaulting Lender’s Overadvance Exposure under such Facility that has not been so reallocated, (B) second, prepay the portion of such Defaulting Lender’s Protective Advance Exposure under such Facility that has not been so reallocated, (C) third, prepay the portion of such Defaulting Lender’s Swingline Exposure under such Facility that has not been so reallocated and (D) fourth, cash collateralize such Defaulting Lender’s LC Exposure under such Facility that has not been so reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)              if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the applicable Borrower(s) shall not be required to pay any letter of credit participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s cash collateralized LC Exposure under such Facility during the period such Defaulting Lender’s LC Exposure under such Facility is cash collateralized;

(iv)              if any portion of the LC Exposure under such Facility of such Defaulting Lender is reallocated pursuant to clause (c)(i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted to give effect to such reallocation; or

(v)               if any portion of such Defaulting Lender’s LC Exposure under such Facility is neither cash collateralized nor reallocated pursuant to clause (c)(i) or (c)(ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure under such Facility shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure under such Facility attributable to Letters of Credit issued by each Issuing Bank) until such LC Exposure is cash collateralized and/or reallocated; and

(d)                the Swingline Lender under such Facility shall not be required to fund any Swingline Loan and no Issuing Bank under such Facility shall be required to issue, amend, renew, extend or increase any Letter of Credit, in each case, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders under such Facility and/or cash collateral provided by the Borrowers in accordance with clause (c) of this Section, and participating interests in any such newly issued, amended, renewed, extended or increased Letter of Credit under such Facility or newly made Swingline Loan under such Facility shall be allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) of this Section (and Defaulting Lenders shall not participate therein).

In the event and on the date that each of the Administrative Agent, Parent, each of the Issuing Banks and each of the Swingline Lenders agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment under the applicable Facility and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders under such Facility as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans under such Facility in accordance with its Applicable Percentage.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to each Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

SECTION 2.21               Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, any Lender Party is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement and the other Loan Documents shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, such Issuing Bank or such Lender. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section shall survive the termination of this Agreement.

SECTION 2.22               Super-Priority Nature of Obligations and Administrative Agent’s Liens; Payment of Obligations.

(a)                The priority of Administrative Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the Interim Order, the Canadian Recognition Order (in the case of the Obligations of the Canadian Borrower, such claim shall be a valid, binding, continuing, enforceable, fully-perfected superpriority (subject only to the Canadian Administration Charge) senior priming charge, security interest in and lien upon all property of the Canadian Borrower, whether now existing or hereafter acquired (the “Canadian DIP Charge”)) and the Final Order.

(b)                Upon the maturity (whether by acceleration or otherwise) of any of the Secured Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Secured Obligations without further application to or order of the Court.

SECTION 2.23               Conversion to Exit Facility Agreement. Upon the satisfaction or waiver by the Administrative Agents and each Lender of each of the conditions precedent to the Conversion Date set forth in the section entitled “Conditions Precedent to Conversion Date” in the Exit Facility Term Sheet on or prior to the Maturity Date, automatically and without any further consent or action required by the Administrative Agents, any Lender, or any other Lender Party, (i) the Borrowers (or the entities assuming and/or acquiring directly or indirectly the operations and assets of the Borrowers in the Acceptable Plan, and each Loan Guarantor and each entity assuming the operations and assets of each Loan Guarantor that is a Debtor in the Acceptable Plan, to the extent such Person is required under the Exit Facility Term Sheet to continue to be a guarantor thereunder), shall assume all obligations in respect of the Revolving Commitments, Loans and Letters of Credit hereunder and all other monetary obligations in respect hereof, (ii) each Loan and Letter of Credit hereunder shall be continued as a Loan or Letter of Credit under the Exit Facility Agreement, (iii) each Lender hereunder shall be a Lender under the Exit Facility Agreement and (iv) this Agreement shall terminate and be superseded and replaced in its entirety by, and deemed amended and restated in its entirety in the form of, the Exit Facility Agreement (with such changes and insertions thereto, as are reasonably satisfactory to the Administrative Agents and the Borrower, incorporated as necessary to make any technical changes necessary to effectuate the intent of this Section 2.23), and each of the Revolving Commitments hereunder shall automatically be Revolving Commitments under the Exit Facility Agreement. Notwithstanding the foregoing, all obligations of the Borrowers and the Loan Guarantors to the Administrative Agents, the Issuing Banks and the Lenders under this Agreement and any other Loan Document which are expressly stated in this Agreement or such other Loan Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Loan Parties, the Administrative Agents, the Lenders and the Issuing Banks shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agents may reasonably request to give effect to the provisions of this Section 2.23 and as are required to complete the schedules to the Exit Facility Agreement or other agreements contemplated thereby; provided, however, that any such action by the Administrative Agent, any of the Lenders or the Issuing Banks shall not be a condition precedent to the effectiveness of the Exit Facility Agreement if and to the extent so provided in the Confirmation Order. Each Lender and Issuing Bank party hereto hereby agrees that, on the Conversion Date, the Administrative Agents may execute and deliver the security documents and intercreditor agreement contemplated by the Exit Facility Term Sheet.

ARTICLE III

 Representations and Warranties

Each Loan Party represents and warrants to the Lenders as follows:

SECTION 3.01               Organization; Powers. Parent and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and, in the case of any Subsidiary other than any Borrower, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to, subject to the entry of the Interim Order and the Canadian Recognition Order (and Final Order, when applicable), carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02               Authorization; Enforceability; Benefit to Loan Parties.

(a)                Subject to entry of the Interim Order and the Canadian Recognition Order (and Final Order, when applicable), the Transactions, insofar as they are to be carried out by each Loan Party, are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, shareholder or other equityholder action. Subject to entry of the Interim Order and the Canadian Recognition Order (and Final Order, when applicable), this Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)                Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder. Each Loan Party has determined that, subject to entry of the Interim Order and the Canadian Recognition Order (and Final Order, when applicable), the execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.03               Governmental Approvals; No Conflicts. Except for the entry of, and pursuant to the terms of, the Interim Order and the Canadian Recognition Order (and Final Order, when and as applicable), the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are (or will so be) in full force and effect, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, bylaws or other organizational documents of Parent or any Subsidiary, (d) will not violate or result in a default under any indenture or agreement (including the Term Credit Agreement, the Senior Notes Indenture or other material instrument binding upon Parent or any Subsidiary or any of their assets), or give rise to a right thereunder to require any payment to be made by Parent or any Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of Parent or any Subsidiary, except Liens created pursuant to the Loan Documents, Liens created in connection with the Term Credit Agreement or Liens created in connection with the Prepetition Credit Agreement; in the case of clause (b) and (d) above, except for a violation or creation, as applicable, which would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04               Financial Condition; No Material Adverse Effect.

(a)                Parent has heretofore furnished to the Lenders (i) the audited consolidated balance sheets and related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of and for the fiscal year ended February 1, 2020 audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent registered public accounting firm, and (ii) the unaudited consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows of the U.S. Borrower and its consolidated Subsidiaries as of and for the fiscal quarter ended May 2, 2020. Such financial statements (x) present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above and (y) comply in all material respects with the requirements of Regulation S-X under the Securities Act.

(b)                [Reserved].

(c)                Since the Effective Date, other than those customarily resulting from the commencement of the Cases and changes contemplated in Parent’s business plan delivered to the Administrative Agent, there has been no event, development or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, assets, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

SECTION 3.05               Properties.

(a)                Parent and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens expressly permitted by Section 6.02.

(b)                Parent and each Subsidiary owns, or is licensed to use, all trademarks, service marks, tradenames, trade dress, copyrights, patents, industrial designs and other intellectual property material to its business, and the conduct of their respective businesses, including the use thereof, by Parent and the Subsidiaries does not infringe upon the rights of any other Person, except for any such failure to own or license or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06               Litigation and Environmental Matters.

(a)                Except for the Disclosed Matters and the Cases, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent, threatened against or affecting Parent or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)                Except for the Disclosed Matters or matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07               Compliance with Laws and Agreements.

(a)                Parent and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except (i) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.06(b), 3.07(b), 3.08, 3.09, 3.10 or 3.14), (ii) any non-compliance arising solely as a result of the commencement of the Cases or (iii) to the extent subject to the Automatic Stay.

(b)                Parent has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its Subsidiaries and their respective officers and employees and to the knowledge of Parent its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Parent, any Subsidiary or, to the knowledge of Parent, any of their respective directors, officers or employees, or (b) to the knowledge of Parent, any agent of Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Letter of Credit use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.08               Investment Company Status, etc. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09               Taxes. Parent and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (a) any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which Parent or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP, (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (c) any Taxes the nonpayment of which is permitted or required by the Bankruptcy Code. There is no current or proposed tax assessment, deficiency or other claim against Parent or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each of their respective Subsidiaries has withheld all material employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canadian Pension Plans and the Canada Benefit Plans, employment insurance and employee income taxes.

SECTION 3.10               ERISA; Labor Matters; Canadian Pension Plans and Canadian Benefit Plans.

(a)                Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and (iii) on the Effective Date, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans that are subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans.

(b)                Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against Parent or any Subsidiary pending or, to the knowledge of Parent, threatened, (ii) the hours worked by and payments made to employees of Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, the Employee Standards Act (Ontario) or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters and (iii) all payments due from Parent or any Subsidiary, or for which any claim may be made against Parent or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Parent or such Subsidiary to the extent required by GAAP. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent or any Subsidiary is bound.

(c)                Section 3.10(c) of the Disclosure Letter lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries. As of the Closing Date, none of the Canadian Pension Plans are Canadian Defined Benefit Plans. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. To the knowledge of the Loan Parties, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable laws. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any such pension fund. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no Canadian Benefit Plans provide for benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees, (ii) there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans, and (iii) each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

SECTION 3.11               Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of Parent or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, taken as a whole (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts and projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date.

SECTION 3.12               Subsidiaries and Joint Ventures. Section 3.12 of the Disclosure Letter sets forth, as of the Effective Date, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Parent or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which Parent or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. All the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents). Except as set forth in Section 3.12 of the Disclosure Letter, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Parent or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.13               Insurance. Section 3.13 of the Disclosure Letter sets forth a description of all insurance maintained by or on behalf of Parent and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. Parent believes that the insurance maintained by or on behalf of Parent and the Subsidiaries is adequate.

SECTION 3.14               Federal Reserve Regulations. Neither Parent nor any Subsidiary is principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would entail a violation of Regulations T, U or X of the Board of Governors.

SECTION 3.15               Reserved.

SECTION 3.16               Collateral Matters.

(a)                Subject to the entry of the Interim Order and the Canadian Recognition Order, upon the entry of, and subject to, the Interim Order and the Canadian Recognition Order (and, when entered, the Final Order) and subject to the Carve-Out in all respects, the Security Agreements and the Interim Order and the Canadian Recognition Order (and, when entered, the Final Order) are effective to create in favor of the Administrative Agent (for the benefit of the Lender Parties) legal, valid, enforceable and perfected Liens on the Collateral described therein (with such priority as provided for therein).

(b)                Except for the entry of the Interim Order and the Canadian Recognition Order (and Final Order, when applicable), no filing or other action will be necessary to perfect such Liens.

(c)                The Interim Order and the Canadian Recognition Order (and Final Order, when applicable) is (or will be, as applicable) effective to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a legal, valid, binding and enforceable perfected Lien in the Collateral without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents except to the extent set forth in such Order.

SECTION 3.17               Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for purposes set forth in Section 5.11.

SECTION 3.18               Credit Card Agreements. Section 3.18 of the Disclosure Letter (as updated from time to time as permitted by Section 5.16) sets forth a list of all Credit Card Agreements to which any Loan Party is a party. A true and complete copy of each Credit Card Agreement listed on .Section 3.18 of the Disclosure Letter has been delivered to the Administrative Agent, together with all material amendments, waivers and other modifications thereto. All such Credit Card Agreements are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms. The Loan Parties are in compliance in all material respects with each such Credit Card Agreement.

SECTION 3.19               Approved Budget. As of the Effective Date, the Borrowers have furnished to the Administrative Agent the initial Approved Budget. Each Approved Budget was prepared in good faith based upon assumptions the Borrowers believed to be reasonable assumptions on the date of delivery of such Approved Budget.

SECTION 3.20               Chapter 11 Cases.

(a)                The Cases were commenced on the Petition Date in each case in accordance with applicable laws and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim Order, the Canadian Recognition Order and the Final Order, and (ii) the hearing for the entry of the Interim Order and the Canadian Recognition Order. The Debtors shall give, on a timely basis as specified in the Interim Order, the Canadian Recognition Order or the Final Order, as applicable, all notices required to be given to all parties specified in such orders, as applicable.

(b)                After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve-Out and (ii) the priorities set forth in the Interim Order or Final Order, as applicable.

(c)                After the entry of the Interim Order and the Canadian Recognition Order and pursuant to and to the extent provided in the Interim Order, the Canadian Recognition Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority, only to (i) the Carve-Out, (ii) the Liens pursuant to Section 6.02(i), subject to the terms of such Section 6.02(i), (iii) the Canadian Administration Charge and (iv) to the extent set forth in the Interim Order or the Final Order.

(d)                The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order), the Final Order (with respect to the period on and after entry of the Final Order) and the Canadian Recognition Order have not been vacated, or, without the Administrative Agent’s consent, modified or amended. The Loan Parties are in compliance in all material respects with the applicable Order and the Canadian Recognition Order.

(e)                Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Final Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, to the extent the Conversion Date has not occurred, the Administrative Agent and Lenders shall, subject to the Remedies Notice Period, be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from, the Court.

ARTICLE IV

Conditions to Effectiveness of Agreement

SECTION 4.01               Effective Date. The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a)     Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include PDF or electronic transmission of a signed signature page of this Agreement acceptable to the Administrative Agent in its sole discretion) that such party has signed a counterpart of this Agreement.

(b)     Reserved.

(c)     Organization and Good Standing Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing (or equivalent) of each Loan Party as of a recent date prior to or as of the Effective Date, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)     Representations and Warranties. (i)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date and (ii) at the time of and immediately after giving effect to the Transactions to occur on the Effective Date, no Event of Default shall have occurred and be continuing.

(e)     Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate, which shall be dated the Effective Date and signed by a Financial Officer of the Company and shall set forth information required therein as of the last day of the fiscal month ended July 25, 2020.

(f)     Financial Statements; Approved Budget; RSA. The Lenders shall have received (i) unaudited interim consolidated financial statements of the Parent for each fiscal month ended after the fiscal quarter ending February 1, 2020 through the end of June 2020, (ii) satisfactory projections (including the Borrowing Base and Availability forecasts) and the Approved Budget and (iii) a copy of the fully executed and effective RSA, in form and substance reasonably satisfactory to the Administrative Agent.

(g)     Perfected Liens. Subject to the Interim Order and the Canadian Recognition Order, the Administrative Agent, for its benefit and the benefit of each other Lender Party, shall have been granted a perfected Lien on the Collateral by the Interim Order and the Canadian Recognition Order on the terms and conditions set forth herein and in the other Loan Documents, with the priority set forth in the Interim Order and the Canadian Recognition Order (and, upon entry of the Final Order, the Final Order) and the terms thereof.

(h)     Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Company, certifying satisfaction of the conditions set forth in paragraphs (d) and (j) of this Section 4.01.

(i)     Lien Searches. The Administrative Agent shall have received the results of a search of the UCC and PPSA (or equivalent) filings made with respect to the Loan Parties in the jurisdictions reasonably requested by the Administrative Agent.

(j)     Material Adverse Effect. Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect.

(k)     Bankruptcy Court Orders. (i) The Court shall have entered the Interim Order and the Canadian Recognition Order by no later than five (5) days after the Petition Date and (ii) all motions, orders (including any “first day” orders on an interim basis and the Cash Management Order) and other documents shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Court shall have approved and entered all “first day” orders on an interim basis, including, without limitation, the Cash Management Order and all such orders shall not have been vacated, stayed, reversed, modified or amended in any manner adverse to the Administrative Agent without the Administrative Agent’s consent and shall otherwise be in full force and effect. No order shall have been issued by the Canadian Court terminating the Canadian Case or converting the Canadian Case to, bankruptcy proceedings or converting or augmenting the Canadian Case to or with receivership proceedings.

(l)     First Day Pleadings. The Administrative Agent shall have received drafts of the “first day” pleadings for the Cases, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(m)     Payment of Fees. The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced three (3) Business Days prior to the Effective Date, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Commitment Letter, the Fee Letters or any Loan Document.

(n)     Know Your Customer Information. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least five (5) Business Days prior to the Effective Date to the extent such information was requested at least ten (10) Business Days prior to the Effective Date.

(o)     Documents. The Intercreditor Acknowledgment and the other Loan Documents each shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

Notwithstanding the foregoing, solely with respect to the matters expressly identified in Section 5.14, the satisfaction of the foregoing conditions shall not be required on the Effective Date, and shall not be a condition to the obligations of the Lenders to make Loans hereunder, but shall be required to be accomplished in accordance with Section 5.14.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02               Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any Borrowing made on the Effective Date), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)                The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable.

(b)                At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                After giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(d)                (i) The Final Order shall have been entered following the expiration of the Interim Order; (ii) the Interim Order, the Canadian Recognition Order or the Final Order, as applicable, shall not have been vacated, stayed, reversed, modified, or amended in any manner adverse to the Administrative Agent without the Administrative Agent’s consent and shall otherwise be in full force and effect; and (iii) no motion for reconsideration of the Interim Order or the Final Order, as applicable, shall have been timely filed by a Debtor of any of their Subsidiaries.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraph (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Applicable Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Applicable Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the earlier to occur of the date on which (a) the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations, Swap Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, or (b) the Conversion Date shall have occurred, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 5.01               Financial Statements: Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent, for distribution to each Lender:

(a)                within 90 days after the end of each fiscal year of Parent, its consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer of the Parent to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with GAAP;

(b)                within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related consolidated statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Parent as presenting fairly in all material respects the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                within 30 days after the end of each of the first two fiscal months of each fiscal quarter of Parent, the consolidated balance sheet and related statements of operations and cash flows of Parent as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Parent as presenting fairly in all material respects the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such fiscal month and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d)                concurrently with each delivery of financial statements under clauses (a) through (c) above, a completed Compliance Certificate signed by a Financial Officer of Parent (i) certifying, in the case of the financial statements delivered under clauses (a) through (c) above that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) [reserved], (iv) [reserved], (v) if any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, specifying the effect of such change on the financial statements accompanying such certificate and (vi) certifying that all notices required to be provided under Section 5.04 have been provided;

(e)                [reserved];

(f)                 [reserved];

(g)                [reserved];

(h)                as soon as available but in any event not later than Friday of each week, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of the Saturday of the immediately preceding week, together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request;

(i)                 as soon as available but in any event not later than Friday of each week, and at such other times as may be requested by the Administrative Agent, the following information as of the Saturday of the immediately preceding week, all delivered electronically in a text formatted file in form reasonably acceptable to the Administrative Agent:

(i)               (A) a reasonably detailed aging of the Loan Parties’ Accounts (1) including all invoices’ invoice date and payment terms) and (2) reconciled to the Borrowing Base Certificate delivered as of such date in a form reasonably acceptable to the Administrative Agent and (B) a summary aging of the Loan Parties’ Accounts specifying the name, address and balance due for each Account Debtor;

(ii)               a reasonably detailed aging of the Loan Parties’ Credit Card Accounts Receivables (A) including aging by each credit card issuer and credit card processor and (B) reconciled to the Borrowing Base Certificate delivered as of such date, in a form reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due from each credit card issuer or credit card processor;

(iii)               a schedule reasonably detailing the Loan Parties’ Rental Product, in form reasonably satisfactory to the Administrative Agent, (A) by location (showing Rental Product in transit, any Rental Product located with a third party under any consignment, bailee arrangement or warehouse agreement), by product type and by volume on hand, which Rental Product shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (B) including a report of any variances or other results of Rental Product counts performed by the Loan Parties since the last Rental Product schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(iv)               a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by product type and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (B) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(v)               a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts Receivables, Eligible Accounts, Eligible Rental Inventory and Eligible Inventory, such worksheets detailing the Credit Card Accounts Receivables, Accounts, Rental Product and Inventory excluded from Eligible Credit Card Accounts Receivables, Eligible Accounts, Eligible Rental Inventory and Eligible Inventory and the reasons for such exclusion;

(vi)               a reconciliation of the Loan Parties’ Credit Card Accounts Receivables, Accounts, Rental Product and Inventory between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i), (ii), (iii) and (iv) above; and

(vii)               a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;

(j)                  as soon as available but in any event within 15 Business Days after the end of each fiscal month, a schedule and aging of the Loan Parties’ accounts payable as of the month then ended, delivered electronically in a text formatted file in a form reasonably acceptable to the Administrative Agent;

(k)                by no later than 5:00 p.m. New York City time on August 30, 2020 (or such later time as agreed to in writing (including via e-mail) by the Administrative Agent in its sole discretion), and by no later than 5:00 p.m. New York City time by the end of the following fiscal month after the end of each fiscal month occurring thereafter, an updated budget substantially consistent with the form and level of detail set forth in the initial Approved Budget, including the same line-items provided with the initial Approved Budget, and otherwise in form and substance reasonably acceptable to the Lender Advisors in their reasonable discretion. Upon, and subject to, the approval of any such updated budget by the Lender Advisors in their reasonable discretion, such supplemented budget shall constitute the then-approved Approved Budget, effective as of the beginning of the fiscal week immediately following the fiscal week in which it was delivered; provided that unless and until the Lender Advisors approve such supplemental budget in their reasonable discretion, the then-current Approved Budget shall remain in effect;

(l)                  by no later than 5:00 p.m. New York City time on the last Business Day of each fiscal week (or such later time as agreed to in writing (including via e-mail) by the Administrative Agent in its sole discretion) commencing on the date that is the last Business Day following the third full fiscal week after the Effective Date (which date is August [●], 2020), (i) a line-item by line-item report setting forth for each line item in the Approved Budget, in reasonable detail, the actual receipts received and operating disbursements (including any professional fees) made during the prior week then-ended and (ii) a rolling thirteen (13) fiscal week cash flow forecast substantially consistent in form with the Approved Budget and in form and substance reasonably satisfactory to the Lender Advisors (which, for the avoidance of doubt, shall not be used for covenant testing purposes hereunder and shall not constitute the Approved Budget);

(m)              by no later than 5:00 p.m. New York City time on the Friday of each fiscal week (or such later time as agreed to in writing (including via e-mail) by the Administrative Agent in its sole discretion) of each fiscal week commencing on the date that is the Friday following the third full fiscal week after the Effective Date (which date is August [●], 2020) (each such Friday or later time, a “Variance Report Date”), a line-item by line-item variance report (each, a “Variance Report”), substantially in the form attached hereto as Exhibit J or otherwise as reasonably acceptable to the Lender Advisors in their sole discretion, setting forth, in reasonable detail: (x) any variances between actual amounts for each line item in the Approved Budget for the Variance Testing Period versus projected amounts set forth in the applicable Approved Budget for each line item included therein on a cumulative basis for such Variance Testing Period (for the avoidance of doubt, to be prepared by comparing the sum of the four (4) figures for each relevant fiscal week for such corresponding line item in the relevant Approved Budget that was in effect in respect of each relevant week at the time) and (y) the computations necessary to determine compliance with Section 6.12, together with a statement from a Financial Officer certifying the information contained in the report. The Variance Report shall also provide a reasonably detailed explanation (including whether such variance is permanent or temporary in nature or timing related) for any negative variance in such Variance Report in excess of 10% in actual receipts and any positive variance in such Variance Report in excess of 10% in actual operating disbursements during the Variance Testing Period (unless the dollar amount corresponding to such percentage variance is less than $1,000,000) as compared to projections for such corresponding line items during the Variance Testing Period as set forth in the Approved Budget;

(n)                [reserved];

(o)                promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Subsidiary with the SEC or any Canadian federal or provincial securities commission, or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be; provided that the U.S. Borrower shall be deemed to have satisfied the requirements of this Section 5.01(o) upon the filing of such reports, statements or materials through the SEC’s EDGAR system or the publication by Parent of such reports, statements or materials on its website;

(p)                promptly after any reasonable written request therefor by the Administrative Agent, copies of (x)(i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) such other documents or governmental reports or filings relating to any Plan and concerning any ERISA Event as the Administrative Agent shall reasonably request and (y)(i) any material documents described in Section 101(k)(1) of ERISA that the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1)(1) of ERISA that the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any ERISA Affiliate have not requested such material documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon request by the Administrative Agent, the applicable Loan Party or ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further that notwithstanding anything herein the rights of the Administrative Agent under Section 5.01(p)(y)(ii) shall be exercised not more than once with respect to the same Multiemployer Plan during any applicable plan year;

(q)                promptly after any request therefor following the filing thereof with any Governmental Authority, a copy of each actuarial valuation report and, upon request of the Canadian Administrative Agent, Annual Information Return in respect of any Canadian Benefit Plan or Canadian Pension Plan; and

(r)                 promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (a), (b) or (o) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02               Notices of Material Events. Parent will furnish to the Administrative Agent (for distribution to the Lenders) written notice promptly upon any Financial Officer, or other officer or employee responsible for compliance with the Loan Documents, of Parent or any Subsidiary becoming aware of any of the following:

(a)                the occurrence of any Default;

(b)                the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (other than in connection with the Cases) against or affecting Parent or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Parent to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)                [reserved];

(d)                the occurrence of an ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;

(e)                any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; or

(f)                 as soon as practicable in advance of filing with the Court or delivering to the Committee appointed in a Case, if any, or to the U.S. Trustee, as the case may be, the Final Order, all other material proposed orders and pleadings related to (x) the Cases (all of which must be in form and substance reasonably satisfactory to the Administrative Agent) or (y) the Prepetition Credit Agreement and this Agreement and the credit facilities contemplated thereby and/or any sale contemplated in accordance with any Plan of Reorganization and/or any disclosure statement related thereto (all of which must be in form and substance reasonably satisfactory to the Administrative Agent), and (ii) substantially simultaneously with the filing with the Court or delivering to the Committee appointed in any Case, if any, or to the U.S. Trustee, as the case may be, monthly operating reports and all other notices, filings, motions, pleadings or other information concerning the financial condition of the Loan Parties or their Subsidiaries or the Cases that may be filed with the Court or delivered to the Committee appointed in any Case, if any, or to the U.S. Trustee.

Each notice delivered under clauses (a) through (e) shall be accompanied by a statement of a Financial Officer or other executive officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03               Reserved.

SECTION 5.04               Information Regarding Collateral.

(a)                Each Loan Party will furnish to the Administrative Agent prompt written notice (and in any event within 60 days thereof) of any change in (i) its legal name, as set forth in its organizational documents, (ii) its jurisdiction of organization or the form of its organization (including as a result of any merger, amalgamation or consolidation), (iii) the location of its chief executive office, (iv) the jurisdiction in which it maintains any Collateral, or (v) its organizational identification number, if any and the Federal Taxpayer Identification Number of such Loan Party, in each case of this subclause (v), only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings or registrations have been made under the UCC or the PPSA, as applicable or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected Lien on all the Collateral affected thereby. Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)                If any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien in favor of the Administrative Agent set forth in the Collateral Documents upon the acquisition thereof), Parent will promptly notify the Administrative Agent thereof and will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Lien, all at the expense of the Loan Parties. It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement or in any Collateral Document, Parent and, to the extent required by the Collateral Documents, any other Loan Party, shall not be required to (A) grant mortgages, (B) obtain landlord lien waivers, estoppels, Collateral Access Agreements or bailee agreements with respect to any of their retail operating store locations or (C) enter into Deposit Account Control Agreements in respect of any Excluded Account.

SECTION 5.05               Existence; Conduct of Business. Subject to any required approval by the Court, each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.03 or 6.05.

SECTION 5.06               Payment of Obligations. Subject to the Orders and the terms thereof, each Loan Party will, and will cause each Subsidiary to, pay or discharge all its material obligations, including Tax liabilities (whether or not shown on a Tax return), before the same shall become delinquent or in default, subject to the Approved Budget (and the Permitted Variances) except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Parent or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (c) the nonpayment of which is permitted or required by the Bankruptcy Code.

SECTION 5.07               Maintenance of Properties. Parent will, and will cause each Subsidiary (other than an Immaterial Subsidiary) to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08               Insurance. Parent will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Collateral Documents. Parent will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, as a loss payee thereunder.

SECTION 5.09               Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice (but in no event more than once each fiscal year of Parent unless an Event of Default has occurred and is continuing), to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers or their designees if requested by Parent, independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested. The Borrower shall have the right to have a representative present at any and all inspections. Notwithstanding anything herein to the contrary, neither the Administrative Agent nor any Lender shall conduct an appraisal or field examination under this Section 5.09.

SECTION 5.10               Compliance with Laws.

(a)                Each Loan Party will, and will cause each Subsidiary to, comply with all laws (including Environmental Laws and all orders of any Governmental Authority) applicable to it or its property, except (i) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or (ii) to the extent subject to the Automatic Stay.

(b)                Canadian Pension Plans and Canadian Benefit Plans.

(i)               For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(ii)               All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party and each Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

SECTION 5.11               Use of Proceeds. The proceeds of Loans made, and Letters of Credit issued, on or after the Effective Date will be used in accordance with the Approved Budget (subject to Permitted Variances) and the applicable Order for the following: (i) fund the Cases and repay Prepetition Indebtedness, (ii) for working capital, Capital Expenditures, letters of credit and other lawful corporate purposes of the Borrowers and their Subsidiaries (including payment of certain fees and expenses of professionals retained by the Loan Parties subject to the Carve-Out and for certain other Prepetition and pre-filing expenses that are approved by the Court and permitted by the Approved Budget). No part of the proceeds of any Loan and no Letter of Credit will be used in contravention of the provisions of the applicable Order, including any restrictions or limitations on the use of proceeds contained therein. Nothing in this Agreement shall prohibit the Post-Petition payment of Prepetition Lender Obligations, including principal, interest, fees, penalties or recoverable costs, due and payable in connection with the Prepetition Credit Agreement with the proceeds of the Collateral (as defined herein) or Collateral (as defined in the Prepetition Credit Agreement).

SECTION 5.12               Reserved.

SECTION 5.13               Reserved.

SECTION 5.14               Depository Banks.

(a)                Subject to Section 5.18, the Loan Parties will maintain the Administrative Agent or one or more Lenders acceptable to the Administrative Agent as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business; provided that the Loan Parties shall not be required to satisfy the foregoing requirement with respect to any Deposit Account (i) that is an Excluded Account or (ii) with respect to which the applicable Loan Parties have entered into a Deposit Account Control Agreement in accordance with the applicable Security Agreement, Sections 5.15 and 5.18, as applicable, in favor of the Administrative Agent.

SECTION 5.15               Further Assurances. The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that are required under the Collateral Documents or this Agreement to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

SECTION 5.16               Credit Card Agreements and Notifications. Each Loan Party will (a) comply in all material respects with all its obligations under each Credit Card Agreement to which it is party and (b) maintain credit card arrangements solely with the credit card issuers and credit card processors identified in Section 3.18 of the Disclosure Letter; provided, however, that the U.S. Borrower may amend Section 3.18 of the Disclosure Letter to remove any credit card issuer or credit card processor identified on such Section 3.18 of the Disclosure Letter or to add additional credit card issuers and credit card processors that are reasonably satisfactory to the Administrative Agent, and concurrently with the making of any such amendment the Loan Party shall provide to the Administrative Agent evidence that a Credit Card Notification shall have been delivered to any credit card issuer or credit card processor added to such Section 3.18 of the Disclosure Letter.

SECTION 5.17               Reserved.

SECTION 5.18               Deposit Accounts. The Loan Parties shall, at all times, comply with the provisions of Section 4.04(b) of the U.S. Security Agreement and Section 4.04(b) of the Canadian Security Agreement.

SECTION 5.19               Loan Party Advisors.

(a)                The Loan Parties shall continue to retain the Debtors’ Investment Banker. The Loan Parties and their representatives will fully cooperate with the Debtors’ Investment Banker and grant them full and complete access to the books and records of the Loan Parties. The Loan Parties hereby (i) authorize the Administrative Agent (or their respective agents or advisors) to communicate directly with the Debtors’ Investment Banker regarding any and all matters related to the Loan Parties and their Affiliates, and (ii) authorize the Debtors’ Investment Banker to provide the Administrative Agent (or their respective agents or advisors) with reports and other information or materials prepared or reviewed by the Debtors’ Investment Banker as the Administrative Agent may reasonably request (in the case of each of clauses (i) and (ii), subject to protection as necessary in respect of information that is subject to attorney-client or similar privilege or constitutes attorney work-product, and entry by the Administrative Agent (or its respective agents or advisors) into customary non-reliance/confidentiality arrangements in form reasonably satisfactory to the Debtors’ Investment Banker).

(b)                The Loan Parties shall host a monthly conference call for Lenders to discuss financial information delivered pursuant to Section 5.01. The Loan Parties will hold such conference call following the delivery of the required financial information for such month pursuant to Section 5.01(c) and not later than five (5) Business Days from the time the Borrowers are required to deliver the financial information as set forth in Section 5.01(c).

(c)                The Loan Parties shall host semi-monthly conference calls for the Lender Advisors to discuss financial information delivered pursuant to Section 5.01(k).

(d)                Such monthly and semi-monthly calls in clauses (b) and (c) will occur as a standing appointment at a time to be mutually agreed upon by the Borrower Representative and the Lenders or the Lender Advisors, as applicable.

(e)                Notwithstanding anything to the contrary contained in this Section 5.19, none of the Loan Parties or their respective professionals (including the Debtor’s Investment Banker) will be required to disclose or permit access to any document, information or other matter (i) in respect of which disclosure to the Administrative Agent, any Lender or any Lender Advisor (or their respective representatives or contractors) by the Loan Parties or their respective professionals (including the Debtor’s Investment Banker) is prohibited by applicable law or any binding agreement or (ii) that is subject to attorney client or similar privilege or constitutes attorney-work product.

SECTION 5.20               Lender Advisors. The Administrative Agent, on behalf of itself and the Lenders, shall be entitled to retain or to continue to retain (either directly or through counsel) any Lender Advisors to provide advice, analysis and reporting for the benefit of the Administrative Agent and the Lenders. The Loan Parties shall pay all fees and expenses of each Lender Advisor and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties shall use commercially reasonable efforts to grant access to, and cooperate with, the Administrative Agent, the Lenders, the Lender Advisors, and any other representatives of the foregoing and provide all information that such parties may request in a timely manner.

SECTION 5.21               Bankruptcy Matters. The Loan Parties shall:

(a)                cause all proposed (i) “first day” orders on an interim and final basis, (ii) any order of the Canadian Court in the Canadian Case, (iii) orders (other than the Interim Order or Final Order) related to or affecting the Loans and other Obligations and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Plan of Reorganization and/or any disclosure statement related thereto, (iv) orders concerning the financial condition of the Borrowers or any of their respective Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, and (v) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Court, in each case, proposed by the Loan Parties to be in accordance with and permitted by the terms of this Agreement and acceptable to the Administrative Agent in its reasonable discretion in all respects, it being understood and agreed that the forms of orders approved by the Administrative Agent (and with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent) prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects;

(b)                comply in a timely manner with their obligations and responsibilities as debtors-in--possession under the Orders;

(c)                except as otherwise permitted by an Acceptable Plan or this Agreement, provide prior written notice as soon as reasonably practicable to the Administrative Agent prior to any assumption or rejection of any Loan Party’s or any Subsidiary’s material contracts or material non-residential real property Leases pursuant to Section 365 of the Bankruptcy Code;

(d)                deliver to the Administrative Agent all documents required to be delivered to creditors under the RSA or any case stipulation; provided that the Borrower shall not be required to deliver any such documents provided by any party in interest to the extent that any such document is confidential or filed under seal; provided, further, that such documents that are filed under seal, to the extent permitted by applicable law or applicable contractual requirement, shall be provided to the advisors to the Administrative Agent on a professional eyes’ only basis;

(e)                receive designated “restricted cash” that is held by the Administrative Agent from the proceeds of dispositions consummated by the Loan Parties prior to the Petition Date in amounts equal to: (i) upon entry of the Interim Order, 10.0% of such “restricted cash”; (ii) upon entry of the Final Order, an incremental 40.0% of such “restricted cash” (measured as of the Petition Date); (iii) upon the entry of an order approving the Disclosure Statement, an incremental 20.0% (measured as of the Petition Date) of such “restricted cash”; and (iv) upon the entry the Confirmation Order, the remainder of such “restricted cash”, and, in each case, prepay Borrowings with the proceeds thereof in accordance with Section 2.11(c);3 and

(f)                 comply with each of the Required Milestones contained on Schedule 5.21 upon the terms and at the times provided for therein.

ARTICLE VI

Negative Covenants

Until the earlier to occur of the date on which (a) the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations, Swap Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, or (b) the Conversion Date shall have occurred, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01               Indebtedness; Certain Equity Securities.

(a)                The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)               Indebtedness created under the Loan Documents (including, for the avoidance of doubt, the Carve-Out and the Canadian Court Ordered Charges) and the Prepetition Loan Documents;

(ii)               Indebtedness existing on the Effective Date and set forth in Section 6.01 of the Disclosure Letter;

(iii)               Indebtedness of Parent to any Subsidiary and of any Subsidiary to Parent or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than Parent or any Subsidiary, (B) any such Indebtedness owing by (x) a Loan Party to a Subsidiary that is not a Loan Party and (y) any Canadian Loan Party to a U.S. Borrower shall, in each case be unsecured and subordinated in right of payment to the applicable Secured Obligations and the Prepetition Lender Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent and (C) any such Indebtedness shall be incurred in compliance with Section 6.04;

3 To match agreed order when final.

(iv)               Guarantees incurred in compliance with Section 6.04;

(v)               Indebtedness of Parent or any Subsidiary permitted by the Approved Budget (including with respect to any Permitted Variances) (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any time outstanding;

(vi)               Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit and checking accounts, in each case, in the ordinary course of business;

(vii)               Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Parent or any Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws;

(viii)               [reserved];

(ix)                 the Senior Notes;

(x)                 Indebtedness under the Term Credit Agreement in an aggregate principal amount not to exceed $[●]4 at any time outstanding, provided that such Indebtedness shall at all times be subject to the Intercreditor Agreement as supplemented by the Intercreditor Acknowledgment;

(xi)                Indebtedness of Loan Parties in respect of surety bonds (whether bid performance or otherwise) and performance and completion guarantees and other obligations of a like nature, in each case incurred in the ordinary course of business;

(xii)               [reserved];

(xiii)               Indebtedness incurred under leases of real property in respect of tenant improvements;

(xiv)               [reserved];

(xv)               Indebtedness of Foreign Subsidiaries (other than any Canadian Subsidiary) in an amount not to exceed $5,000,000 at any one time outstanding;

4 NTD - To equal amount outstanding as of Petition Date.

(xvi)               other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding permitted by the Approved Budget (including with respect to any Permitted Variances);

(xvii)               Indebtedness consisting of (a) the financing of insurance premiums and (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii)               obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services;

(xix)               Indebtedness in the form of Swap Agreements permitted under Section 6.07; and

(xx)               Indebtedness expressly permitted by the Approved Budget (subject to any Permitted Variances).

(b)                The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, as applicable, the accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of Section 6.01(a).

(c)                Parent will not, and will not permit any Subsidiary to, issue any Disqualified Stock, other than, in the case of the Subsidiaries, to Parent or a Subsidiary; provided that any issuance of Equity Interests of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04.

(d)                Notwithstanding any of the foregoing, no Indebtedness permitted under this Section 6.01 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of (i) the Administrative Agent and the Lenders and (ii) to the extent provided by section 507(b) of the Bankruptcy Code, the Prepetition Agent and the Prepetition Lenders, in each case, as set forth herein and in the applicable Order, other than, solely with respect to Collateral that is not ABL Priority Collateral, Indebtedness under the Term Credit Agreement permitted under Section 6.01(a)(x).

SECTION 6.02               Liens. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                Liens granted by the Interim Order and the Final Order (in each case, including the Carve-Out) or created under the Loan Documents or Prepetition Loan Documents;

(b)                Permitted Encumbrances;

(c)                any Lien on any asset of Parent or any Subsidiary existing on the Effective Date and set forth in Section 6.02 of the Disclosure Letter; provided that (i) such Lien shall not apply to any other asset of Parent or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(d)                [reserved];

(e)                Liens on fixed or capital assets (other than Rental Product) acquired, constructed or improved by Parent or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of Parent or any Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets (other than Rental Product), such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f)                 in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof, solely to the extent such sale or transfer would have been permitted on the date of the creation of such Lien;

(g)                in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, in each case, so long as such encumbrance or restriction is in existence on the Petition Date;

(h)                Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Parent or any Subsidiary in connection with the purchase or other acquisition of equipment or inventory in the ordinary course of business;

(i)                 Liens securing (i) Indebtedness permitted by Section 6.01(a)(x), (ii) obligations relating thereto not constituting Indebtedness and (iii) Swap Obligations secured on a pari passu basis with the Indebtedness referred to in clause (i); provided that any such Liens are subject to the Orders;

(j)                 any Lien on assets of any Foreign Subsidiary (other than a Canadian Loan Party) securing Indebtedness of such Foreign Subsidiary (other than a Canadian Loan Party) permitted by Section 6.01(a) and obligations relating thereto not constituting Indebtedness;

(k)                other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $10,000,000 at any time outstanding (it being understood that in the event any such Liens extend to Accounts, Credit Card Accounts Receivable, Rental Product or Inventory, such Accounts, Credit Card Accounts Receivable, Rental Product or Inventory shall, to the extent otherwise included therein, cease to be Eligible Accounts, Eligible Credit Card Accounts Receivable, Eligible Rental Inventory or Eligible Inventory, as applicable);

(l)                 Liens in favor of the Prepetition Lenders or other Prepetition secured parties as adequate protection granted pursuant to the Orders;

(m)              licenses of intellectual property or data granted in the ordinary course of business or which do not materially interfere with the business of the Parent and any Subsidiary (taken as a whole); and

(n)                the Canadian Court Ordered Charges and any other charge granted by the Canadian Court with the consent of the Canadian Administrative Agent, acting reasonably;

Notwithstanding the foregoing, (i) none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Collateral included in the Borrowing Base, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a), (c), (h), (i), (l) and (n) above, and (ii) Liens permitted under this Section 6.02, other than the Liens securing the credit facility under the Term Credit Agreement on Term Priority Collateral (solely to the extent set forth in the Orders) shall at all times be junior and subordinate to the Liens under the Loan Documents and the applicable Order securing the Secured Obligations. The prohibition provided for in this Section 6.02 specifically includes any material step by any Debtor, the Committee or any other party in interest in the Cases, as applicable, to prime any claims, Liens or interests of (x) the Administrative Agent and the Lenders or (y) for so long as the Prepetition Lender Obligations have not been indefeasibly paid in full in cash, the Prepetition Agent and the Prepetition Lenders, any Lien, in each case, other than as set forth in the applicable Order and irrespective of whether such claims, Liens or interests may be “adequately protected.”

SECTION 6.03               Fundamental Changes; Business Activities.

(a)                Parent will not, and will not permit any Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary (other than the Company) may merge into or amalgamate with Parent in a transaction in which Parent is the surviving corporation, (ii) any Person (other than the Company) may merge into, amalgamate with or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (A) if any party to such merger, amalgamation or consolidation is a Borrower, a Borrower, and (B) if any party to such merger, amalgamation or consolidation is a Loan Party, a Loan Party, (iii) [reserved] and (iv) any Subsidiary (other than a Borrower) may liquidate or dissolve if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Lenders; provided that any such merger, amalgamation or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, amalgamation or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b)                Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent and the Subsidiaries on the Effective Date and businesses reasonably related or complementary thereto.

SECTION 6.04               Investments, Loans, Advances, Guarantees and Acquisitions. Parent will not, and will not permit any Subsidiary to, purchase, hold, acquire (including pursuant to any merger, amalgamation or consolidation), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(a)                Investments in cash and Cash Equivalents;

(b)                Investments existing on the Effective Date and set forth in Section 6.04 of the Disclosure Letter (but not any additions thereto (including any capital contributions) made after the Effective Date);

(c)                Investments by Parent and the Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) such Subsidiaries are Subsidiaries prior to such Investments, (ii) the aggregate amount of such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the Effective Date and permitted by clause (b) above) permitted pursuant to this clause (c) and pursuant to clauses (d) and (e) below shall not exceed $10,000,000 at any time outstanding, and (iii) such Investments are permitted by the Approved Budget (subject to Permitted Variances);

(d)                loans or advances made by Parent to any Subsidiary or made by any Subsidiary to Parent or any other Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iii) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above and shall be permitted by the Approved Budget (subject to Permitted Variances);

(e)                Guarantees by Parent or any Subsidiary of Indebtedness or other obligations of Parent or any Subsidiary (including any such Guarantees (i) arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty or (ii) of any leases of retail store locations and related obligations arising thereunder); provided that the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above and shall be permitted by the Approved Budget (subject to Permitted Variances);

(f)                 Investments contemplated by the Approved Budget (subject to Permitted Variances);

(g)                Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)                [reserved];

(i)                 deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

(j)                 advances by Parent or any Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes to the extent permitted by the Approved Budget (subject to Permitted Variances);

(k)                [reserved];

(l)                 Investments in the form of Swap Agreements permitted under Section 6.07;

(m)              investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business; and

(n)                other Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding to the extent permitted by the Approved Budget (subject to Permitted Variances).

For the purposes of this Section 6.04, any payment by Parent or any Subsidiary for goods and services delivered to any Subsidiary not required to be reimbursed shall be deemed an Investment in such Subsidiary.

SECTION 6.05               Asset Sales. The Loan Parties will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Parent permit any Subsidiary to issue any additional Equity Interests in such Subsidiary (other than to Parent or any other Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) (each of the foregoing, an “Asset Sale”), except:

(a)                (i) sales of inventory, (ii) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment and (iii) dispositions of cash and Cash Equivalents in accordance with the Approved Budget, in each case (other than in the case of clause (iii)) in the ordinary course of business;

(b)                sales, transfers, leases and other dispositions to Parent or any Subsidiary in the ordinary course of business; provided that any such sales, transfers, leases or other dispositions involving (x) a Loan Party and a Subsidiary that is not a Loan Party or (y) a U.S. Borrower and a Canadian Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c)                the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d)                dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e)                leases or subleases of real property granted by Parent or any Subsidiary to third Persons not interfering in any material respect with the business of Parent or any Subsidiary, including, without limitation, retail store lease assignments and surrenders;

(f)                 the sale, transfer or other disposition of patents, trademarks, copyrights and other intellectual property (i) in the ordinary course of business, including pursuant to non-exclusive licenses of intellectual property; provided that no such sale, transfer or other disposition could reasonably be expected to adversely affect in any material respect the fair value of any Eligible Inventory or the ability of the Administrative Agent to dispose of or otherwise realize upon any Eligible Inventory, or (ii) which, in the reasonable judgment of Parent or any Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business;

(g)                [reserved];

(h)                sales, transfers and other dispositions of assets provided for in the Approved Budget that are not permitted by any other clause of this Section in an aggregate amount equal to a fair market value, as determined by a Financial Officer of the Parent Borrower reasonably and acting in good faith, of not more than $5,000,000;

(i)                 Restricted Payments permitted by Section 6.08(a);

(j)                 other sales, transfers or dispositions pursuant to an order of the Court which sale, transfer or disposition are consistent with the Restructuring Support Agreement and the Approved Budget;

(k)                the abandonment or let lapse of patents, trademarks, copyrights or other intellectual property, (i) in the ordinary course of business or (ii) which, in the reasonable business judgment of the Parent or any Subsidiary, are determined to be uneconomical, not material, negligible or obsolete;

(l)                 licenses of intellectual property or data granted in the ordinary course of business or which do not materially interfere with the business of the Parent and any Subsidiary (taken as a whole); and

(m)              Specified Dispositions;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(ii), (a)(iii), (b), (d), (e), (f), (i), (j), (k), (l) and (m) above) shall be made for fair value. Notwithstanding the foregoing, other than in connection with a Specified Disposition or dispositions to the Company or any Subsidiary in compliance with Section 6.05, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable requirements of law, no such sale, transfer or other disposition of any Equity Interests in any Borrower shall be permitted.

SECTION 6.06               Sale/Leaseback Transactions. The Loan Parties will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction, except to the extent such Sale/Leaseback Transaction is entered into in connection with a Specified Disposition.

SECTION 6.07               Swap Agreements. The Loan Parties will not, and will not permit any Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Loan Party or a Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

SECTION 6.08               Restricted Payments; Certain Payments of Indebtedness.

(a)                The Loan Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock), (ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to Parent and the Subsidiaries), (iii) the Parent and its Subsidiaries may make Restricted Payments to the extent provided for in the Approved Budget (including Permitted Variances thereto), (iv) [reserved], (v) the Parent may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Parent, (vi) the Loan Parties may make Restricted Payments to Borrower Representative on or around and upon the execution and effectiveness of the RSA to pay fees and expenses in accordance therewith to the extent permitted in the applicable Orders, (vii) to the extent constituting a Restricted Payment, the Parent and its Subsidiaries may consummate transactions permitted by Section 6.05; and (viii) the Loan Parties may make Restricted Payments to permit payment of franchise and similar taxes, administrative and maintenance expenses, and foreign independent director (or foreign independent member or manager) fees and expenses and related expenses, in each case, of certain non-Debtor affiliate entities to the extent provided in the “first day” orders on a final basis entered by the Court in respect of ongoing cash management in the ordinary course of business consistent with past practice and to the extent provided for in the Approved Budget (including Permitted Variances thereto).

(b)                Parent will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect any Specified Indebtedness (including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness), or any payment or other distribution (whether in cash, securities or other property), except:

(i)               payments or other distributions in respect of any Specified Indebtedness to the extent provided for in the Approved Budget (including Permitted Variances thereto) and/or permitted by the applicable Orders;

(ii)               [reserved];

(iii)               to the extent not subject to any mandatory prepayment of the Loans or reinvestment required pursuant to the mandatory prepayment provisions and/or reinvestment provisions of Section 2.11(c), payment of secured Specified Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets (other than assets included in any Borrowing Base) securing such Indebtedness;

(iv)               payments of or in respect of Specified Indebtedness solely by issuance of the common stock of Parent;

(v)               payments of or in respect of Specified Indebtedness incurred by any Subsidiary that is not a Debtor;

(vi)               [reserved];

(vii)              [reserved]; and

(viii)            other payments or distributions to the extent provided for in the Approved Budget (including Permitted Variances thereto) and/or permitted by the applicable Orders.

SECTION 6.09               Transactions with Affiliates. The Loan Parties will not, and will not permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Parent or such Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (b) transactions between or among Parent and the Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of Parent or any Subsidiary, as determined by the board of directors of Parent in good faith, (e) employment contracts or subscription, put/call arrangements with employees, officers or directors, (f) transactions necessary to make adequate protection payments on account of secured Prepetition Indebtedness pursuant to the Final Order and (g) the transactions described in Section 6.09 of the Disclosure Letter.

SECTION 6.10               Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Parent or any Subsidiary or to Guarantee Indebtedness of Parent or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified in Section 6.10 of the Disclosure Letter or set forth in any Orders (but shall apply to any amendment or modification), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (E) restrictions and conditions set forth in the definitive documentation governing the Term Credit Agreement and the Senior Notes, provided that, in the case of clause (a) above, such restrictions and conditions are no more onerous than those set forth in the Term Credit Agreement as in effect on the Effective Date and the Senior Notes Indenture as in effect on the Effective Date, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 6.01(a) and (G) cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 6.02(h), provided that such restrictions and conditions apply only to such Subsidiaries that are not Loan Parties, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(v) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted under Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary. Nothing in this paragraph shall be deemed to modify the obligations of the Loan Parties under Sections 5.04 or 5.15 or under the Collateral Documents.

SECTION 6.11               Amendment of Organizational Documents and Documents Governing Specified Indebtedness. The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse to the rights or interests of the Lenders hereunder or under any other Loan Document. The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or change in any manner adverse to the interest of the Lender any term or condition of any documentation governing Specified Indebtedness except as contemplated by the RSA; provided that immaterial amendment of an administrative, ministerial or technical nature may be made so long as contemporaneous written notice thereof is provided to the Administrative Agent. The Loan Parties will not, and will permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse to the rights or interests of the Lenders hereunder or under any other Loan Document.

SECTION 6.12               Financial Covenants.

(a)                Minimum Availability. The Loan Parties will not permit Availability at any time to be less than the greater of (i) 10% of the Line Cap and (ii) $40,000,000.

(b)                Variances. Commencing at the end of the fourth full fiscal week following the Petition Date and for each fiscal week thereafter, the Loan Parties shall not permit (i) Actual Cash Receipts for any Cumulative Four-Week Period to be less than 90% of Budgeted Cash Receipts for any such Cumulative Four-Week Period and (ii) the Actual Disbursement Amount for any Cumulative Four-Week Period to be greater than 110% of the Budgeted Disbursement Amount for any such Cumulative Four Week Period.

SECTION 6.13               Changes in Fiscal Periods. Parent will not change its fiscal year or its method of determining fiscal quarters without the written consent of the Administrative Agent.

SECTION 6.14               Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent, (b) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent; or (c) wind-up any Canadian Defined Benefit Plan, in whole or in part, unless it has obtained written advice from the actuary for such plan that the plan (or part thereof in the case of a partial windup) is fully funded or has no unfunded liability at the effective date of the windup, without the prior written consent of the Administrative Agent.

SECTION 6.15               Sanctions. The Parent and its Subsidiaries will not, directly or, to its knowledge, indirectly, use the proceeds of any Borrowing or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

SECTION 6.16               Anti-Corruption Laws. The Parent and its Subsidiaries will not, directly or indirectly, use the proceeds of any Borrowing or any Letter of Credit for any purpose which would breach any Anti-Corruption Laws.

SECTION 6.17               Reclamation Claims. No Loan Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Prepetition Indebtedness, Prepetition trade payables and other Prepetition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $1,500,000.

SECTION 6.18               Insolvency Proceeding Claims. No Loan Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the Interim Order or Final Order or with the written consent of the Administrative Agent.

SECTION 6.19               [Reserved.]

SECTION 6.20               Subrogation. No Loan Party shall assert any right of subrogation or contribution with respect to the Secured Obligations against any other Loan Party.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                any representation, warranty or certification made or deemed made by or on behalf of Parent or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (or, in the case of any representation, warranty or certification qualified by materiality, incorrect);

(d)                any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02(a), 5.05 (with respect to the existence of any Borrower), 5.11, 5.19, 5.20 or 5.21 or in Article VI;

(e)                (i) any Loan Party shall fail to comply with Sections 5.08 or 5.14 or Section 4.04(b) of either Security Agreement and any such failure shall continue unremedied for a period of four (4) Business Days or more or (ii) any Loan Party shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article or in the preceding provisions of this clause (e)), and such failure shall continue unremedied for a period of twenty (20) days after the earlier of (i) any Loan Party’s knowledge of such breach or (ii) notice thereof from the Administrative Agent;

(f)                 except as a result of commencement of the Cases or entry into this Agreement, unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is stayed by the Court or unless any of the following results from obligations with respect to which the Court prohibits or does not permit any Loan Party from applicable compliance, Parent or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Obligations) when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)                except as a result of commencement of the Cases or entry into this Agreement, unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is stayed by the Court or unless any of the following results from obligations with respect to which the Court prohibits or does not permit any Loan Party from applicable compliance, (i) any event or condition shall occur that results in any Material Indebtedness becoming due, or being terminated or required to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

(h)                [reserved];

(i)                 [reserved];

(j)                 [reserved];

(k)                [reserved];

(l)                 except for any order of the Court fixing the amount of any Claim in the Cases, one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against Parent or any Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Subsidiary to enforce any such judgment;

(m)              one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n)                a Change in Control shall occur;

(o)                any Loan Guarantee or the Loan Guarantee (as defined in the Prepetition Credit Agreement) shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Guarantee or the Loan Guarantee (as defined in the Prepetition Credit Agreement), or any Loan Guarantor shall fail to comply in any material respect with any of the terms or provisions of the Loan Guarantee or the Loan Guarantee (as defined in the Prepetition Credit Agreement) to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guarantee or the Loan Guarantee (as defined in the Prepetition Credit Agreement) to which it is a party, or shall give notice to such effect (except as a result of the release thereof as provided herein);

(p)                any Lien purported to be created under any Collateral Document or any Collateral Document (as defined in the Prepetition Credit Agreement) and the Orders shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document or applicable Collateral Document (as defined in the Prepetition Credit Agreement), except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the applicable Collateral Document or applicable Collateral Document (as defined in the Prepetition Credit Agreement) or Section 9.02(c) or (iii) as a result of the failure of the Administrative Agent to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreements or (B) continue in accordance with applicable law the effectiveness of any UCC or PPSA financing statement; or

(q)                the Intercreditor Agreement, as supplemented and modified by the Intercreditor Acknowledgment, is not or ceases to be binding on or enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder, in each case in any respect material to the Administrative Agent or the other Lender Parties, or any Loan Party, the Term Agent, any Term Loan Lender or any Affiliate of any of the foregoing shall have commenced a suit or an action, including any motion or adversary proceeding in the Cases, contesting in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Prepetition Credit Agreement or the Intercreditor Agreement, as supplemented and modified by the Intercreditor Acknowledgment;

(r)                 any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than thirty (30) consecutive days (other than in connection with Specified Dispositions);

(s)                 the Loan Parties attempt to consummate a sale of substantially all of its assets via a Plan of Reorganization (other than an Acceptable Plan) or a 363 sale without the prior written consent of the Required Lenders;

(t)                 the RSA is terminated for any reason, or is modified, amended or waived in any manner materially adverse to the Lender Parties without the prior written consent of the Administrative Agent and the Required Lenders;

(u)                any Loan Party or any Subsidiary, or any Person claiming by or through any Loan Party or any Subsidiary, shall file a motion in the Cases or take any action or file any Plan of Reorganization or disclosure statement attendant thereto without the express written consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), (i) to obtain additional financing under Section 364(d) of the Bankruptcy Code not otherwise permitted under this Agreement or (ii) except as provided in the Interim Order, the Canadian Recognition Order or Final Order, as the case may be, to use cash collateral of the Administrative Agent, the Lenders and the other Lender Parties or the Prepetition Agent, the Prepetition Lenders or the Lender Parties (as defined under the Prepetition Credit Agreement) under Section 363(c) of the Bankruptcy Code, that, in each case, is ABL Priority Collateral and does not either have the prior written consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) or provide for the payment of the Obligations and the Prepetition Lender Obligations in full in cash and in cash upon the incurrence of such additional financing;

(v)                an order with respect to any of the Cases shall be entered by the Court or the Canadian Court (i) appointing a trustee under Section 1104, (ii) appointing an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, (iii) converting the Cases to cases under Chapter 7 of the Bankruptcy Code (but excluding for the avoidance of doubt, in each case, the Monitor) or (iv) lifting the stay of proceedings in the Canadian Case to permit the appointment of a receiver, interim receiver or similar official, an assignment in bankruptcy, or the making of a bankruptcy order or receiving order against or in respect of the Canadian Borrower (but excluding for the avoidance of doubt, in each case, the appointment of the Information Officer);

(w)              an order shall be entered by the Court or the Canadian Court dismissing any of the Cases which does not contain a provision for termination of all Revolving Commitments, and payment in full in cash of all Obligations and Prepetition Lender Obligations upon entry thereof;

(x)                an order with respect to any of the Cases shall be entered by the Court or the Canadian Court without the express prior written consent of the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent) (i) to revoke, reverse, stay, modify, supplement or amend the Orders or the Canadian Recognition Order in a manner materially adverse to the Lenders and/or the Administrative Agent or (ii) to permit, unless otherwise contemplated by the Orders or the Canadian or (iv) lifting the stay of proceedings in the Canadian Case to permit the appointment of a receiver, interim receiver or similar official, an assignment in bankruptcy, or the making of a bankruptcy order or receiving order against or in respect of the Canadian Borrower or the Canadian Guarantors (but excluding for the avoidance of doubt, in each case, the appointment of the Information Officer)Order, any administrative expense or any Claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the administrative priority of the Loan Parties’ Claims in respect of the Obligations (other than the Carve-Out or the Canadian Administration Charge);

(y)                (i) an application for any of the orders described in clause (v) above shall be made by a Loan Party or any such application shall be made by a Person other than the Loan Parties and such application is not contested by the Loan Parties in good faith or the relief requested is not withdrawn, dismissed or denied within forty-five (45) days after the filing or (ii) any Person obtains an order under Section 506(c) of the Bankruptcy Code against the Administrative Agent, any Lender or any of the Collateral or against the Prepetition Agent, any Prepetition Lender or any Collateral (as defined in the Prepetition Credit Agreement);

(z)                (i) the entry of an order by the Court terminating or modifying the exclusive right of any Loan Party to file a Plan of Reorganization pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of the Required Lenders or (ii) any Loan Parties’ exclusive right to file a Plan of Reorganization expires;

(aa)             any Loan Party shall fail to comply with the Interim Order, the Canadian Recognition Order or Final Order, as the case may be;

(bb)            any order by the Court or the Canadian Court is entered granting any superpriority claim that is pari passu with or senior to those of the Lender Parties or any Lien that is senior to or pari passu with the Liens securing the Obligations, other than the Canadian Administration Charge or otherwise in accordance with the applicable Order or the Canadian Recognition Order;

(cc)             the Court enters an order that is adverse in any material respect, when taken as a whole, to the interests of the Administrative Agent and the Lenders or the Prepetition Agent and the Prepetition Lenders or their respective rights and remedies in their capacities as such under this Agreement or the Prepetition Credit Agreement or in any of the Cases;

(dd)            the Loan Parties or any of their Subsidiaries, or any Person claiming by or through the Loan Parties or any of their Subsidiaries, obtain court authorization to commence, or commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Administrative Agent or the Lenders in each case relating to this Agreement, in each case other than as permitted by the Orders or the Canadian Recognition Order;

(ee)             the Court or the Canadian Court enters an order in the Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents or the Prepetition Lender Obligations owing under the Prepetition Loan Documents;

(ff)              the filing by any of the Loan Parties of a Plan of Reorganization other than an Acceptable Plan or any order in any of the Cases is entered by the Court or the Canadian Court confirming or sanctioning a Plan of Reorganization other than an Acceptable Plan;

(gg)            any Loan Party shall challenge, support (in any such case by way of any motion or other pleading filed with the Court) any other Person’s motion to, disallow in whole or in part, any payments made to the Administrative Agent or any other Lender Party with respect to the Obligations or the Prepetition Agent or the Prepetition Lenders with respect to the Prepetition Lender Obligations, or without the consent of the Administrative Agent, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by any Court approving) adequate protection to any Prepetition agent that is not permitted by Section 6.02; or

(hh)            any Loan Party shall file a motion seeking, or the Court shall enter an order granting, relief from or modifying the Automatic Stay (other than in connection with the Specified Disposition or in accordance with Approved Budget) to permit actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole);

then, notwithstanding anything in Section 362 of the Bankruptcy Code, but subject to the Remedies Notice Period and the Orders and the Canadian Recognition Order, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) terminate the “Exit Revolving Commitments” under and as defined in the Exit Facility Term Sheet and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and, subject to the Remedies Notice Period, the Automatic Stay shall be deemed automatically vacated without further action or order of the Court and the Administrative Agent shall be entitled to (A) exercise on behalf of itself and the Lender Parties all rights and remedies available to it and the Lender Parties under the Loan Documents or applicable law (including, without limitation, the right to direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral (subject to the Intercreditor Agreement)) or (B) take any and all actions described in the Orders and the Canadian Recognition Order, including, without limitation, those actions specified in the Orders and the Canadian Recognition Order after the occurrence of any Event of Default. At any hearing during the Remedies Notice Period to contest the enforcement of remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred, and the Loan Parties hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under Section 105 of the Bankruptcy Code, to the extent that such relief would in way impair or restrict the rights and remedies of the Administrative Agent or the Lender Parties, as set forth in this Agreement, the Orders, the Canadian Recognition Order or other Loan Documents. It is agreed and understood that the Administrative Agent may not charge default interest pursuant to this Agreement during such time as the occurrence of such Event of Default is being contested during the Remedies Notice Period but once determined that such Event of Default exists, the Administrative Agent may charge default interest pursuant to this Agreement retroactively to cover the period from which the Event of Default exists through the date of determination.

ARTICLE VIII

The Administrative Agents

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent and, as applicable, the Canadian Administrative Agent and their respective successors to serve in such capacities under the Loan Documents (and in the case of the Administrative Agent, to serve as collateral agent), and authorizes each such Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to consent, on behalf of each Lender, to the Interim Order, the Final Order and the Canadian Recognition Order, each to be negotiated between the Loan Parties, the Administrative Agent, certain other parties and the statutory committees appointed pursuant to Sections 327 and 1103 of the Bankruptcy Code, as applicable.

For greater certainty, and without limiting the powers of the Administrative Agent under this Agreement or under any of the other Loan Documents, for the purposes of holding any security granted by any Loan Party pursuant to the laws of the Province of Québec, each Lender and Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the hypothecary representative (in such capacity, the "Hypothecary Representative") of the Lender Parties, as contemplated under Article 2692 of the Civil Code of Québec. The Hypothecary Representative shall (i) have exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Hypothecary Representative pursuant to any hypothec, (ii) benefit from and be subject to all provisions hereof with respect to the Administrative Agent, mutatis mutandis, including without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Parties, (iii) be entitled to delegate from time to time any of its powers or duties under any hypothec, on such terms and conditions as it may determine from time to time. Any person who becomes a Lender Party shall be deemed to have consented to and confirmed the Hypothecary Representative as the hypothecary representative and to have ratified, as of the date it becomes a Lender Party, all actions taken by the Hypothecary Representative in such capacity. The substitution of the Administrative Agent pursuant to the provisions of Article VIII hereto shall also constitute the substation of the Hypothecary Representative.

Each bank serving as the Administrative Agent or Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent or Canadian Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or Canadian Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

Neither of the Administrative Agents shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither of the Administrative Agents shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) neither of the Administrative Agents shall have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Applicable Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Applicable Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Applicable Administrative Agent shall not be required to take any action that, in its opinion, could expose such Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, neither of the Administrative Agents shall have any duty to disclose and shall be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary or other Affiliate thereof that is communicated to or obtained by such bank serving as Administrative Agent or Canadian Administrative Agent or any of their respective Affiliates in any capacity. Neither of the Administrative Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Applicable Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). Neither of the Administrative Agents shall be deemed to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the such Person by the Borrower Representative or a Lender, and such Person shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Administrative Agent.

Each of the Administrative Agents shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). Each of the Administrative Agents also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Applicable Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Applicable Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each of the Administrative Agents may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each of the Administrative Agents may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Person. Each of the Administrative Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each of the Administrative Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as each of the Administrative Agents. Neither of the Administrative Agents shall be responsible for the bad faith, negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each of the Administrative Agents may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor that is an Eligible Successor Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, in consultation with the Borrower Representative, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Canadian Administrative Agent, as applicable, which is an Eligible Successor Agent. Upon the acceptance of its appointment as an Administrative Agent or Canadian Administrative Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Canadian Administrative Agent, as applicable, and the retiring Administrative Agent or Canadian Administrative Agent, as applicable, shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent or Canadian Administrative Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Administrative Agent or Canadian Administrative Agent, as applicable, resigns hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon either of the Administrative Agents, the Arrangers, any Lender or any Issuing Bank, the Debtors’ Investment Banker or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon either of the Administrative Agents, the Arrangers, any Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The Loan Parties acknowledge and agree that the Administrative Agent may prepare and distribute to the Lenders Reports containing information obtained by the Administrative Agent through the exercise of its inspection rights under Section 5.09. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

To the extent required by any applicable laws (as determined in good faith by the Administrative Agents), the Administrative Agents may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agents against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agents) incurred by or asserted against the Administrative Agents by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agents to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agents of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agents shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agents under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agents, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

The provisions of this Article are solely for the benefit of each of the Agents, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Lender Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantee provided under the Loan Documents, to have agreed to the provisions of this Article.

Notwithstanding anything herein to the contrary, none of the Arrangers, any Person named on the cover page of this Agreement as a Co-Syndication Agent or a Co-Documentation Agent and the Debtors’ Investment Banker shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities to the extent referenced and provided for hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01               Notices.

(a)                Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic transmission, as follows:

(i)       if to any Loan Party, to the Borrower Representative at:

[______]

[______]

[______]

Attention: [_____]

Facsimile No: [●]

Email: [_____]

and

[______]

[______]

[______]

Attention: [_____]

Facsimile No: [●]

Email: [_____]5

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: David M. Nemecek, P.C.

E-mail: david.nemecek@kirkland.com

(ii)      if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

2200 Ross Avenue, 9th Floor
Dallas, Texas 75201
Attention: Jon Eckhouse
Facsimile No: (214) 965-2594

Email: jon.eckhouse@jpmorgan.com

With a copy to:

Morgan Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

Attention: Matthew F. Furlong, Esq.

Facsimile No. (617) 341-7701

E-mail: matthew.furlong@morganlewis.com

5 To be provided.

(iii)     if to the Canadian Administrative Agent, to JPMorgan Chase Bank, N.A. Toronto Branch, at:

Suite 4500, 66 Wellington St W.

Toronto, ON M5K 1A1
Attention: Agostino Marchetti
Facsimile No: (416) 981-2375

Email: agostino.a.marchetti@jpmorgan.com

(iv)     if to any other Issuing Bank, to it at its address or electronic transmission address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower Representative; and

(v)     if to any other Lender, to it at its address or electronic transmission address set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by electronic transmission shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient) and (iii) delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b)                Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                Any party hereto may change its address or electronic transmission address for notices and other communications hereunder by notice to the other parties hereto.

(d)                The Loan Parties agree that the Administrative Agent and the Canadian Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Neither of the Administrative Agents nor any of their Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by either of the Administrative Agents or any of their Related Parties in connection with the Communications or the Platform.

SECTION 9.02               Waivers; Amendments.

(a)                No failure or delay by the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Canadian Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                Except as provided in Sections 5.16, 9.02(e) and 9.18 (and, except as specifically provided in any Loan Document with respect to the Schedule thereto), and subject to Section 2.14(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (if a party to the original agreement), the Canadian Administrative Agent (if a party to the original agreement) and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that (A) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers, the Administrative Agent and the Canadian Administrative Agent to cure any technical error, ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (B) no such agreement shall (1) increase the Revolving Commitment of any Lender without the written consent of such Lender (provided that the Applicable Administrative Agent may make Protective Advances and Overadvances as set forth in Section 2.04 or 2.05, as applicable), (2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (3) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby, (4) change Section 2.18(b) or 2.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (5) increase the advance rates set forth in the definition of U.S. Borrowing Base or Canadian Borrowing Base or add new categories of eligible assets, without the written consent of the each Lender, (6) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (7) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender) adversely affected thereby, (8) release all or substantially all of the value of the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (9) except as provided in paragraph (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Canadian Administrative Agent such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Canadian Administrative Agent, the Swingline Lender and each Issuing Bank).

(c)                The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of (x) all the Revolving Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations) and the cash collateralization of all Unliquidated Obligations in respect of Letters of Credit in a manner satisfactory to each applicable Issuing Bank and the Administrative Agent and (y) solely in the case of the Canadian Collateral, upon termination in full of all the Canadian Commitments and payment and satisfaction in full in cash of all Canadian Obligations (other than Unliquidated Obligations) and the cash collateralization of all Canadian Letters of Credit in a manner satisfactory to each applicable Issuing Bank and the Administrative Agent, (B) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guarantee provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII and (E) constituting property of a Loan Guarantor that is being released as a Loan Guarantor (and, in the case of a U.S. Subsidiary Borrower, as a U.S. Subsidiary Borrower) as provided below and (ii) to release any Loan Guarantee provided by any U.S. Subsidiary Borrower or Canadian Loan Party that is (A) dissolved pursuant to Section 6.03(a)(iv) in connection with a voluntary liquidation or dissolution thereof permitted by such Section, (B) upon the disposition of all of the outstanding Equity Interests of a Subsidiary of the Borrower (other than the Canadian Borrower) to a Person other than the Borrower or a Subsidiary in a transaction permitted by Section 6.05, (C) [reserved] or (D) in the case of the Canadian Loan Parties, upon any release of all the Canadian Collateral pursuant to clause (i)(A) above and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral, if the U.S. Borrower certifies to the Administrative Agent that such liquidation or dissolution is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). The Lenders and the Issuing Banks hereby further irrevocably authorize the release or subordination of Liens on the Term Priority Collateral as provided in the Intercreditor Agreement. Any such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)                If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consents of Lenders having Credit Exposure and unused Revolving Commitments representing more than 66% of the sum of the total Credit Exposure and unused Revolving Commitments at such time are obtained, but the consents of other necessary Lenders are not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower Representative may elect to replace any Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) an Eligible Assignee which is reasonably satisfactory to the Borrower Representative and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (b) of Section 9.04, and (ii) the applicable Borrower(s) shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)                Notwithstanding the foregoing, Exhibit G to this Agreement, the definitions of “Exit Facility Agreement” and “Exit Facility Term Sheet” and Section 2.23 (or any other provision which would result in an amendment, restatement, waiver or modification of any of the foregoing) may be amended, restated, waived or otherwise modified with the prior written consent of the Lenders, the Administrative Agent and the Borrower Representative; provided that the Lenders hereby authorize the Administrative Agent to enter into any amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the transaction contemplated by Section 2.23 and such other technical or immaterial amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection therewith.

SECTION 9.03               Expenses; Indemnity; Damage Waiver.

(a)                The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Canadian Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one primary U.S. and one primary Canadian counsel for the Administrative Agent, the Canadian Administrative Agent, the Arrangers and their Affiliates, and if deemed necessary by the Administrative Agent, one local counsel in each applicable jurisdiction, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Canadian Administrative Agent, the Arrangers, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Canadian Administrative Agent, the Arrangers, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Subject to the provisions of Sections 5.09, expenses subject to reimbursement by the Borrowers under this Section include, without limiting the generality of the foregoing, reasonable and documented out-of-pocket costs and expenses incurred in connection with:

(i)               insurance reviews;

(ii)              [reserved];

(iii)             taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)             sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)              forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the applicable Borrower(s) as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)                The Borrowers agree, jointly and severally, to indemnify the Administrative Agent (or any sub-agent thereof), the Canadian Administrative Agent (or any sub-agent thereof), the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) syndication of the credit facility provided for herein and the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on at, under, to or from any property currently or formerly owned or operated by the any Loan Party or any of the Subsidiaries, or any other Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated against or by any party to this Agreement, or any Affiliate thereof, by an Indemnitee or any third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (B) have arisen from a proceeding by an Indemnitee against another Indemnitee not involving any act or omission of the Parent or any Subsidiary (other than a proceeding against the Administrative Agent, any Arranger or an Issuing Bank in its capacity or in fulfilling its role as such). This Section 9.03(b) shall not apply to any Taxes (other than any Taxes that represent losses, claims, damages or related expenses arising from any non-Tax claim).

(c)                To the extent the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof), the Canadian Administrative Agent (or any sub-agent thereof), any Issuing Bank or the Swingline Lender, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Canadian Administrative Agent, such Issuing Bank, Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), the Canadian Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Canadian Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity.

(d)                To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04               Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Debtors’ Investment Banker (to the extent provided in Article VIII), the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Canadian Administrative Agent and the Related Parties of any of the Administrative Agent, the Canadian Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)       the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a) or (b) of Article VII has occurred and is continuing, any other assignee; provided further that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)       the Administrative Agent;

(C)       the Swingline Lender under any Facility under which a Revolving Commitment is being assigned; and

(D)       each Issuing Bank under any Facility under which a Revolving Commitment is being assigned.

(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans under a Facility, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default under clause (a) or (b) of Article VII has occurred and is continuing;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all lender-group-level information (which may contain material non-public information about the U.S. Borrower, the Subsidiaries and other Affiliates thereof or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including federal, state, provincial, territorial and foreign securities laws.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Applicable Administrative Agent, acting solely for this purpose as non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time under each Facility (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), the ninth paragraph of Article VI or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)       Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register for the recordation of the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments or Revolving Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment or Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agents (in their capacity as Administrative Agents) shall have no responsibility for maintaining a Participant Register.

(d)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05               Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Canadian Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06               Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and the Canadian Administrative Agent and when the Administrative Agent and the Canadian Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07               Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08               Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized (notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Court) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust and tax accounts) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09               Governing Law: Jurisdiction; Consent to Service of Process.

(a)                EXCEPT TO THE EXTENT SUPERSEDED BY THE BANKRUPTCY CODE, THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS; PROVIDED THAT APPOINTMENT OF THE APPLICABLE ADMINISTRATIVE AGENT AS FONDÉ DE POUVOIR IN ACCORDANCE WITH ARTICLE VIII SHALL BE GOVERNED BY THE LAWS OF THE PROVINCE OF QUEBEC.

(b)                Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court or the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Loan Party hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, in the Court, such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)                Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10               WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11               Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12               Confidentiality. Each of the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to any Loan Party or any Subsidiary or its obligations, (g) on a confidential basis to any rating agency in connection with rating the Borrowers or the Subsidiaries or the credit facilities provided for herein, (h) with the consent of the Borrower Representative, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender, or any Affiliate of any of the foregoing, on a non-confidential basis from a source other than the Borrowers; provided that, in the case of clause (c) above, the party disclosing such information shall provide to the Borrower Representative prior written notice of such disclosure to the extent permitted by applicable law (and to the extent commercially feasible under the circumstances) and shall cooperate with the Borrower Representative, at the Borrower Representative’s sole expense, in obtaining a protective order for, or other confidential treatment of, such disclosure, in each case at the Borrower Representative’s sole expense. For the purposes of this Section, “Information” means all information received from the Borrowers relating to Parent or any Subsidiary or their businesses or the Collateral, other than any such information that is available to the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender, or any Affiliate of any of the foregoing, on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the Effective Date, such information is clearly identified at the time of delivery as confidential.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT, THE SUBSIDIARIES AND ITS OTHER AFFILIATES AND THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE APPLICABLE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE LENDER-GROUP-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT, THE SUBSIDIARIES AND ITS OTHER AFFILIATES AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE APPLICABLE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN SUCH MATERIAL NONPUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13               Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of applicable law.

SECTION 9.14               USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers and the Loan Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the Loan Guarantors, which information includes the names and addresses of the Borrowers and the Loan Guarantors and other information that will allow such Lender to identify the Borrowers and the Loan Guarantors in accordance with the Patriot Act.

SECTION 9.15               Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16               Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17               No Fiduciary Relationship. Each Loan Party, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, the Subsidiaries and their other respective Affiliates, on the one hand, and the Administrative Agent, the Canadian Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Canadian Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Canadian Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Loan Parties, the Subsidiaries and their other respective Affiliates, and none of the Administrative Agent, the Canadian Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Loan Parties, the Subsidiaries or their other respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby agrees not to assert any claims against the Administrative Agent, the Canadian Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders, the Issuing Banks and their Affiliates based on any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18               Intercreditor Agreement. The Lenders and the Issuing Banks acknowledge that the obligations of the U.S. Borrowers under the Term Credit Agreement are secured by Liens on assets of the U.S. Borrowers that constitute Collateral and that the relative Lien priority and other creditor rights of the Lender Parties hereunder and the secured parties under the Term Credit Agreement will be set forth in the Intercreditor Agreement. Each Lender and Issuing Bank hereby acknowledges that it has received a copy of the Intercreditor Agreement and the Intercreditor Acknowledgment. Each Lender and Issuing Bank hereby irrevocably (a) consents to the subordination of the Liens on the Term Priority Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement, the Intercreditor Acknowledgment and any documents relating thereto, in each case on behalf of such Lender or Issuing Bank and without any further consent, authorization or other action by such Lender or Issuing Bank, (c) agrees that, upon the execution and delivery thereof, such Lender or Issuing Bank will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender or Issuing Bank shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender and Issuing Bank hereby further irrevocably authorizes and directs the Administrative Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement and the Intercreditor Acknowledgment in connection with any extension, renewal, refinancing or replacement of any Secured Obligations or the Term Credit Agreement as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender or Issuing Bank and without any further consent, authorization or other action by such Lender or Issuing Bank. The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof. The foregoing provisions are intended as an inducement to the secured parties under the Term Credit Agreement to extend credit to the U.S. Borrowers and such secured parties are intended third party beneficiaries of such provisions.

SECTION 9.19               [Reserved.]

SECTION 9.20               Anti-Money Laundering Legislation.

(a)                Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Administrative Agent, the Canadian Administrative Agent, the Lenders and the Issuing Banks may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank, the Administrative Agent or the Canadian Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)                If the Administrative Agent or Canadian Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of such Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent or Canadian Administrative Agent:

(i)               shall be deemed to have done so as an agent for each Issuing Bank and each Lender, and this Agreement shall constitute a “written agreement” in such regard between such Issuing Bank or such Lender and the Administrative Agent or Canadian Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)              shall provide to each Issuing Bank and each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)                Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender and each Issuing Bank agrees that neither the Administrative Agent nor the Canadian Administrative Agent have any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender or Issuing Bank, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.21               Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in any Second Currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased, or that could have been so purchased, is less than the amount originally due in the Original Currency after any premium and costs of exchange payable in connection with such purchase, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss.

SECTION 9.22               Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.23               Process Agent. Each Canadian Loan Party hereby irrevocably designates and appoints the Borrower Representative, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Canadian Loan Party in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 9.01, and each such Canadian Loan Party hereby irrevocably authorizes and directs the Borrower Representative to accept such service on its behalf. As an alternative method of service, each Canadian Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower Representative or such Canadian Loan Party at its address specified in Section 9.01. Each Canadian Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.24               Acknowledgement and Consent to Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any related agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)                any Bail-In Action in relation to any such liability, including (without limitation):

(i)               a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)               a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)               a cancellation of any such liability; and

(b)                a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

ARTICLE X

Loan Guarantee

SECTION 10.01           Guarantee. Each Borrower and each other Loan Party hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Administrative Agent, the Canadian Administrative Agent, the Lenders, the Issuing Banks and the other Lender Parties the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, being collectively called the “Guaranteed Obligations”). Each Borrower and each other Loan Party further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Guaranteed Obligations.

SECTION 10.02           Guarantee of Payment. This Guarantee is a Guarantee of payment and not of collection. Each Borrower and each other Loan Party waives any right to require the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank, any Lender or any other Lender Party to sue any Borrower, any other Borrower, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, a “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03           No Discharge or Diminishment of Guarantee.

(a)                Except as otherwise provided for herein, the obligations of each Borrower and each other Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Loan Party or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or its assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other right which any Borrower may have at any time against any Obligated Party, the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b)                The obligations of each Borrower and each other Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)                Further, the obligations of any Borrower and each other Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank, any Lender or any other Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank, any Lender or any other Lender Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Borrower, such other Loan Party or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

SECTION 10.04           Defenses Waived. To the fullest extent permitted by applicable law, each Borrower and each other Loan Party hereby waives any defense based on or arising out of any defense of any Borrower or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or such other Loan Party, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Borrower and each other Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Borrower and each other Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Borrower or such other Loan Party under this Guarantee except to the extent the Guaranteed Obligations have been fully and paid in cash. To the fullest extent permitted by applicable law, each Borrower and each other Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Borrower or of any other Loan Party against any Obligated Party or any security.

SECTION 10.05           Rights of Subrogation. No Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks, the Lenders and the other Lender Parties.

SECTION 10.06           Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise, such Borrower’s and such other Loan Party’s obligations under this Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks, the Lenders or the other Lender Parties are in possession of this Guarantee. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower or any other Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Borrowers forthwith on demand by the Administrative Agent.

SECTION 10.07           Information. Each Borrower and each other Loan Party assumes all responsibility for being and keeping itself informed of the other Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Borrower assumes and incurs under this Guarantee, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Borrower of information known to it regarding those circumstances or risks.

SECTION 10.08           Taxes. The provisions of Section 2.17 shall apply mutatis mutandis to all payments by the Borrowers of the Guaranteed Obligations.

SECTION 10.09           Maximum Liability. The provisions of this Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Borrower or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Borrower is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Borrower nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law. Each Borrower agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Borrower without impairing this Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Borrower’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10           Contribution. In the event any Borrower (a “Paying Borrower”) shall make any payment or payments under this Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guarantee, each other Borrower (each a “Non-Paying Borrower”) shall contribute to such Paying Borrower an amount equal to such Non-Paying Borrower’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Borrower. For purposes of this Section, each Non-Paying Borrower’s “Applicable Share” with respect to any such payment or loss by a Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Borrower’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Borrower’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Borrower from the other Borrowers after the Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Borrowers hereunder (including such Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Borrower, the aggregate amount of all monies received by such Borrowers from the other Borrowers after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Borrower’s several liability for the entire amount of the Guaranteed Obligations (up to such Borrower’s Maximum Liability). Each of the Borrowers covenants and agrees that its right to receive any contribution under this Guarantee from a Non-Paying Borrower shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks, the Lenders and the Borrowers and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11           Liability Cumulative. The liability of each Borrower and each other Loan Party under this Article X is in addition to and shall be cumulative with all other liabilities of each Borrower and each other Loan Party to the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Borrower or such other Loan Party is a party or in respect of any obligations or liabilities of the other Borrowers or other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

[Reserved.]

ARTICLE XII

The Borrower Representative

SECTION 12.01          Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders, and their respective Related Parties, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section.

SECTION 12.02           Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 12.03          Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 12.04           Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 12.05           Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 12.06           Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent, the Canadian Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 12.07           Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative any certificate or report requested by the Borrower Representative, on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGES OMITTED]

Schedule 5.21
Required Milestones

The Loan Parties shall use their reasonable best efforts to pursue and implement the Restructuring Transactions as defined in, and in accordance with, the RSA and shall, as such time periods may be extended by the Required Lenders, achieve the following milestones, all in form and substance satisfactory to the Administrative Agent:

(a)                on or before five (5) days after the Petition Date, the Court shall have entered the Interim Order;

(b)                on or before ten (10) days after the Petition Date, the Loan Parties shall file with the Court a motion to seeking to implement procedures for store closings;

(c)                on or before ten (10) Business Days after the Petition Date, the Loan Parties shall file with the Court a motion to requesting an order of the Court extending the lease assumption/rejection period such that the lease assumption/rejection period shall be two hundred and ten (210) days from the Petition Date;

(d)                on or before fourteen (14) days after the Petition Date, the Loan Parties shall have delivered to the Administrative Agent a plan for optimization of the leased property portfolio and real estate portfolio (the “Lease Optimization Plan”);

(e)                on or before fifteen (15) days after the Petition Date, the Loan Parties shall file with the Court an Acceptable Plan and a disclosure statement with respect to such Acceptable Plan (the “Disclosure Statement”); provided, that the Loan Parties’ compliance with this milestone shall not be affected by technical and immaterial changes and other changes, modifications and supplements to such Acceptable Plan and Disclosure Statement that are reasonably acceptable to the Administrative Agent and Required Lenders filed with the Court subsequent to the original filing of such Acceptable Plan and Disclosure Statement;

(f)                 on or before thirty-five (35) days after the Petition Date, the Court shall have entered the Final Order;

(g)                on or before forty (40) days after the Petition Date, the Court shall have entered an order implementing procedures for store closings;

(h)                on or before fifty (50) days after the Petition Date, the Court shall have entered an order extending the lease assumption/rejection period such that the lease assumption/rejection period shall be two hundred and ten (210) days from the Petition Date;

(i)                 on or before seventy (70) days after the Petition Date, the Court shall have entered an order approving the Disclosure Statement;

(j)                 on or before seventy (70) days after the Petition Date, the Loan Parties shall have achieved results/outcome of the implementation of the Lease Optimization Plan acceptable to the Administrative Agent;

(k)                on or before seventy-five (75) days after the Petition Date, unless the Court shall have entered an order approving the Disclosure Statement on or before seventy (70) days after the Petition Date, the Loan Parties shall have (i) delivered bid packages to liquidators with respect to the liquidation of all or substantially all of the assets of the Loan Parties based on a fee and equity basis, which bid packages shall include a request for bids to be received by the Loan Parties within five days and (ii) provided the Administrative Agent and the Lenders with the names of such prospective liquidators;

(l)                 on or before one hundred and five (105) days after the Petition Date, the Court shall have entered the Confirmation Order; and

(m)              on or before one hundred and twenty (120) days after the Petition Date, the Acceptable Plan shall be effective and the Debtors shall have emerged from the Cases.

Annex 2

Exit Facilities Term Sheets

Annex 2(a)

Exit Term Loan Facility Term Sheet

Exit Term Loan

	Key Terms
Amount	> Takeback debt of $325mm-$425mm, with the final amount to be determined by holders of at least two-thirds of the aggregate Term Loan claims held by RSA signatories and the Company within 60 days of the filing date
Borrowers	> Same as existing Term Loan
Ranking	> Senior secured obligation on all property of the Company > Junior lien priority on ABL collateral
Guarantors	> [TBD]
Interest Rate	> [TBD]
Amortization	> Quarterly amortization, commencing on March 31, 2022 equal to 0.25% of the aggregate principal amount outstanding on the Effective Date
Tenor	> Not to be earlier than 5 years from date of emergence
Pre-payment	> [TBD]
Covenants	> [TBD]
Rating	> [TBD]

Annex 2(b)

Exit ABL Facility Term Sheet

EXHIBIT G

Exit Facility Term Sheet

Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit G (the “Term Sheet”) shall have the meanings set forth in the Senior Secured Super-Priority Debtor-In-Possession Credit Agreement (the “DIP Credit Agreement”) to which this Exhibit G is attached and in the other Exhibits attached hereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit G shall be determined by reference to the context in which it is used.

Exit Facility Term Sheet

Borrowers:	Reorganized Tailored Brands, Inc., a Texas corporation (“Parent”), The Men’s Wearhouse, Inc., a Texas corporation (the “Company” or the “Borrower Representative”) and certain of its domestic subsidiaries to be mutually agreed (the “Borrowers”) and Moores The Suit People Corp., a Nova Scotia unlimited company (the “Canadian Borrower”).

Administrative Agent and Collateral Agent:

JPMorgan Chase Bank, N.A. (in its capacity as administrative agent, the “Administrative Agent”, and in its capacity as collateral agent, the “Collateral Agent”).

JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (and together with the Administrative Agent, the “Agents”).

Sole Lead Arranger and Bookrunner:	JPMorgan Chase Bank, N.A. (the “Lead Arranger”).

Lenders:	JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch and a syndicate of financial institutions arranged by the Lead Arranger and reasonably acceptable to the Company (other than any Disqualified Lender) who become Lenders providing Exit Revolving Loans (as defined below) (collectively, the “Lenders”).

Swingline Lender:	JPMorgan Chase Bank, N.A., as the swing line lender (in such capacity, the “Swing Line Lender”).

Issuing Bank:	JPMorgan Chase Bank, N.A. and such other Lender as may be designated by the Company and agreed to by such Lender, as the issuing bank (in such capacity, the “Issuing Bank”).

Exit Revolving Facility:	A $430,000,000 senior secured revolving credit facility available from time to time from the Conversion Date until March 31, 2021; such available amount being reduced to $400,000,000 on April 1, 2021 and through the Maturity Date (as defined below) (as the same may be increased or decreased in accordance with the terms therein, the “Exit Revolving Facility”, the commitments thereunder, the “Exit Revolving Commitments” and the loans thereunder, the “Exit Revolving Loans”), which shall include a $75,000,000 sublimit for the issuance of standby and documentary letters of credit (each, a “Letter of Credit”) and a $40,000,000 sublimit for swing line loans (each, a “Swing Line Loan”). Letters of Credit will be issued by the Issuing Bank and Swing Line Loans will be made available by the Swing Line Lender, and each of the Lenders under the Exit Revolving Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swing Line Loan. Such Letters of Credit may be denominated in US Dollars, Canadian Dollars or any LC Alternative Currency (as defined in the Pre-Petition ABL Credit Agreement).

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Definitive Documentation:

The definitive documentation for the Exit Revolving Facility (the “Definitive Documentation”) shall, except as otherwise set forth herein, be based on and substantially consistent with the Credit Agreement, dated as of  June 18, 2014 (as amended by that certain Joinder Agreement, dated as of June 18, 2014, that certain Amendment No. 1, dated as of July 28, 2014, that certain Joinder Agreement, dated as of January 31, 2016, that certain Joinder Agreement, dated as of June 30, 2016, that certain Amendment No. 2, dated as of October 25, 2017, and that certain Amendment No. 3, dated as of April 30, 2019), by and among Parent, the Company, certain U.S. subsidiaries of Parent party thereto, Moores The Suit People Corp., a Nova Scotia unlimited company, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and certain lenders party thereto from time to time (the “Pre-Petition ABL Credit Agreement”), (i) as modified by the terms set forth herein and the transactions contemplated by the RSA, (ii) subject to modifications to reflect changes in law or accounting standards since the date of such precedent and administrative agency, collateral agency and operational requirements of the Administrative Agent and Collateral Agent (including, without limitation, to incorporate provisions relating to LIBOR successor language, bail-in provisions and QFC stay rules) and (iii) with such other terms and conditions as may be reasonably agreed between the Borrowers, the Administrative Agent and the Lenders. The Definitive Documentation shall be negotiated in good faith within a reasonable time period to be determined based on the expected date of the Court’s entry of the Confirmation Order. This paragraph, collectively, is referred to herein as the “Documentation Principles”.

Purpose:

The proceeds of the Exit Revolving Facility will be used by the Borrowers (a) on the Conversion Date, together with the proceeds of borrowings under any other long term Indebtedness for borrowed money that is incurred in connection with the Acceptable Plan, and cash on hand, (i) to pay the consideration for the reorganization that is consummated in accordance with the Acceptable Plan (the “Reorganization”), (ii) for the refinancing of any Pre-Petition Indebtedness (including the Indebtedness outstanding (if any) under the Pre-Petition ABL Credit Agreement) and the replacement of the Indebtedness outstanding under the DIP Credit Agreement pursuant to the conversion described in Section 2.23 of the DIP Credit Agreement, (iii) for the payment of any close-out fees in connection with the termination of hedging obligations, if any, of the Borrower and its subsidiaries (including accrued and unpaid interest and applicable premiums), to consummate the Reorganization and other transactions contemplated by the Acceptable Plan (collectively, the “Transactions”) and (iv) to pay fees, costs and expenses related to the Transactions and relating to the Cases (including professional fees) and for other general corporate purposes and (b) on and after the Conversion Date, to finance the working capital needs and other general corporate purposes of the Borrower Representative and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Reorganization), other investments, restricted payments and any other purpose not prohibited by the Definitive Documentation).

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Incremental Facility:	In an amount not to exceed $50,000,000 in the aggregate, and otherwise substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

Maturity Date:	The earlier of (i) 4 years after the Petition Date and (ii) the date that is 91 days prior to the final scheduled maturity of any Indebtedness outstanding under the Exit Facility Agreement (as defined in the Term Credit Agreement).

Availability:

Exit Revolving Loans and Letters of Credit (subject to the Letter of Credit sublimit set forth above) under the Exit Revolving Facility may be made to the Borrowers on a revolving basis up to the lesser of (i) Exit Revolving Commitments and (ii) the Borrowing Base then in effect (the lesser of (i) and (ii) being hereinafter referred to as the “Line Cap”).

The “Borrowing Base” shall be equal to the sum, at the time of calculation of (a) 90% of the face amount of eligible credit card account receivables of the Loan Parties; plus (b) 85% of the face amount of eligible accounts receivables; plus (c) the lesser of (i) 90% of the appraised net orderly liquidation value of eligible inventory and (ii) the net book value of eligible inventory (provided that in no event shall the amount included in the Borrowing Base pursuant to this clause (c) attributable to uncut fabric bolsters exceed $10,000,000 at any time); plus (d) the lesser of (i) 85% of the appraised net orderly liquidation value of eligible rental inventory and (ii) the net book value of eligible rental inventory (provided that in no event shall the amount included in the Borrowing Base pursuant to this clause (d) exceed 20% of the total Borrowing Base) minus (e) customary reserves imposed by the Administrative Agent in its Permitted Discretion, minus (f) the Availability Block (as defined below).

The Administrative Agent may, in its Permitted Discretion upon prior notice (other than during a Dominion Period in which case notice shall not be required) to the Borrower Representative, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

The amount of any reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve. Reserves will include, without limitation, specific items arising from field exams/appraisals/audits. Notwithstanding anything herein to the contrary, Administrative Agent shall not establish duplicate reserves to the address the same event, condition or matter otherwise addressed within the applicable eligibility definitions and shall not duplicate other reserves then established.

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Eligible credit card accounts receivables, eligible account receivables, eligible inventory and eligible rental inventory shall be defined in a manner generally consistent with the Documentation Principles, with such changes, if any, as may be mutually agreed.

“Permitted Discretion” means a determination of the Administrative Agent made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

Notwithstanding the foregoing, to the extent the Administrative Agent has not received an Inventory appraisal for the Borrowers that is reasonably satisfactory to the Administrative Agent by December 31, 2020, the Administrative Agent shall impose an availability block equal to not greater than 10% of the Line Cap (the “Availability Block”) until such time as such Inventory appraisal (that is reasonably satisfactory to the Administrative Agent) has been completed; provided that if such Inventory appraisal (that is reasonably satisfactory to the Administrative Agent) has not been completed by March 31, 2021, an Event of Default shall be deemed to have occurred and be continuing as a result thereof.

Amortization:	None.

Voluntary Prepayments and Commitment Reductions:

Voluntary prepayments of borrowings and voluntary reductions of the unutilized portion of the commitments under the Exit Revolving Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon between the Borrowers and the Administrative Agent consistent with the Documentation Principles, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Borrowings prior to the last day of the relevant interest period.

Mandatory Prepayments:	Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.
Interest Rates and Fees:	The Exit Revolving Facility shall bear interest and accrue fees at the rates set forth on Annex I hereto.

Guarantees:	All obligations of the Borrowers under the definitive credit agreement for the Exit Revolving Facility (the “Exit Credit Agreement”) and the related guarantee and collateral agreement, mortgage agreements (if any) and other collateral documents (together with the Exit Credit Agreement, the “Loan Documents”) (collectively, the “Borrowers Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect domestic subsidiary of the Parent and the direct or indirect Canadian subsidiaries of the Canadian Borrower (other than customary excluded subsidiaries as set forth in the Pre-Petition ABL Credit Agreement) (the “Subsidiary Guarantors”, together with the Borrowers and the Canadian Borrower, the “Loan Parties”).

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Security:

Subject to the intercreditor agreement described below under “Intercreditor Agreement” and other customary limitations and exclusions to be mutually agreed, the Borrowers’ Obligations and the Guarantees (collectively the “Secured Obligations”) will be secured on a first priority basis by substantially all assets of the Loan Parties (collectively, the “Collateral”).

All of the foregoing described in this section and the “Guarantees” section above, the “Collateral and Guarantee Requirement”.

Conditions Precedent to the Conversion Date:	The availability of the Exit Revolving Facility on the Conversion Date and any extension of credit thereunder will be subject solely to satisfaction (or waiver) of the following conditions:

	•	execution and delivery by the Loan Parties of the Definitive Documentation to be delivered at closing;

	•	delivery of promissory notes to the Lenders on the Conversion Date, if requested at least two (2) Business Days before the Conversion Date;

	•	delivery of board resolutions and organizational documents of the Loan Parties;

	•	delivery of incumbency/specimen signature certificate of the Loan Parties;

	•	delivery of customary legal opinions by counsel to the Borrowers;

	•	there shall not have occurred since the Petition Date any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (for purposes of this condition, defined in a manner substantially similar to the Pre-Petition ABL Credit Agreement) but including a carve-out to be agreed with respect to the impacts of the cases and COVID-19 in determining whether a “Material Adverse Effect” has occurred or exists under clause (a) thereof;

	•	the Agents shall have received a certificate (in substantially the same form as the corresponding certificate delivered in connection with the Pre-Petition ABL Credit Agreement) of the chief financial officer (or financial officer in a similar role) of the Company, stating that it and its subsidiaries, taken as a whole, as of the Conversion Date, are solvent, in each case, after giving effect to the consummation of the Acceptable Plan;

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•	all fees due and payable to the Agents, Collateral Agent and Lenders shall have been paid (or shall have been caused to be paid), and all expenses to be paid or reimbursed to the Agents, Collateral Agent and Lenders that have been invoiced at least three (3) Business Days prior to the Conversion Date shall have been paid (or shall have been caused to be paid);

•	the Loan Parties shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Conversion Date (or such later date agreed to by the Administrative Agent) to the extent requested ten (10) days prior to the Conversion Date;

•	the Court shall have entered (A) the Confirmation Order and (B) one or more orders authorizing and approving the extensions of credit in respect of the Exit Credit Agreement, each in the amounts and on the terms set forth herein, and all transactions contemplated by the Exit Credit Agreement, and, in each case, such orders shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified;

•	the Collateral and Guarantee Requirement (excluding certain customary post-closing items to be mutually agreed) shall have been satisfied or waived and a satisfactory Intercreditor Agreement with respect to the take back debt shall have been executed and delivered and be in full force and effect;

•	the effective date under the Acceptable Plan shall have occurred, or shall occur contemporaneously with the effectiveness of the Exit Revolving Facility and all conditions precedent thereto as set forth therein shall have been satisfied or waived, including, without limitation, the satisfaction in full of the Indebtedness under the Pre-Petition ABL Credit Agreement and the DIP Credit Agreement;

•	the accuracy of representations and warranties in all material respects (without duplication of any materiality qualifier) on the Conversion Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date);

•	the absence of the existence of any default or event of default under the Loan Documents on the Conversion Date;

•	the receipt by the Agents and the Lenders of an updated business plan in form reasonably consistent with the business plan received prior to the filing of the Chapter 11 cases;

6

•	the Loan Parties shall have delivered a borrowing base certificate dated as of the Conversion Date calculated with respect to the month ending at least 15 days prior to the Conversion Date, reflecting Availability as of the Conversion Date of not less than 25% of the Line Cap (after giving effect to all payments required to be made in connection with the Conversion Date, the release of any Restricted Cash (and corresponding pay down of amounts outstanding under the DIP ABL Facility) on or prior to the Conversion Date, and the release of reserves which are no longer applicable after such payments); and

•	the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (excluding the obligations under the Exit Revolving Facility and obligations outstanding on the Petition Date or permitted under the DIP Credit Agreement and permitted to remain outstanding pursuant to the RSA) shall not exceed $425,000,000 on a pro forma basis after giving to the Transactions on the Conversion Date.

Conditions to All Borrowings:

The conditions to all borrowings will be limited to:

(1) prior written notice of borrowing,

(2) the accuracy in all material respects (or in respect of representations and warranties qualified as to materiality, Material Adverse Effect or similar language, in all respects) of representations and warranties,

(3) the absence of any default or Event of Default,

(4) the absence of any overadvance as a result of such borrowing, and

(5) after giving pro forma effect to any borrowing and any use of proceeds thereof, the aggregate amount of unrestricted cash and cash equivalents of the Borrowers and Guarantors (exclusive of any (i) cash contained in any escrow accounts, payroll accounts, tax withholding accounts, trust or fiduciary accounts held exclusively for the benefit of third persons or employee wage and benefit accounts and (ii) other amounts permitted to be paid by the Company or its Restricted Subsidiaries in accordance with the Definitive Documentation for which the Company or its Restricted Subsidiaries has issued checks or has initiated wires or ACH transfers (but which amounts have not, as of such time, been subtracted from the balance in the relevant account of the Company or its Restricted Subsidiary as of such date of determination)) shall not exceed $50,000,000.

Representations and Warranties:	Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles.

7

Affirmative Covenants:

Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles; provided that the following modifications will be made:

1. The definition of “Enhanced Reporting Period” shall be amended and restated in its entirety as follows:

““Enhanced Reporting Period” means any period (a) commencing at any time when Availability shall be less than the greater of (i) 20% of the Line Cap and (ii) $80,000,000 and (b) ending when Availability shall have been greater than the greater of (i) 20% of the Line Cap then in effect and (ii) $80,000,000 for a period of 30 consecutive days.”

2. The definition of “Payment Conditions” shall be amended and restated in its entirety as follows:

“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Default or Event Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, and (b) on a Pro Forma Basis after giving effect to such transaction or payment and any incurrence or repayment of Indebtedness in connection therewith, both (I) Availability on such date and for each of the 90 days preceding such transaction or payment is equal to or greater than the greater of (x) $80,000,000 and (y) 20% of the Line Cap and (II) the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) is at least 1.1 to 1.0; provided that, in each case, Parent shall have delivered to the Administrative Agent a reasonably detailed calculation of such Availability and, if applicable, the Fixed Charge Coverage Ratio. In connection with any transaction, event, or payment subject to Payment Conditions, the Lead Borrower shall have delivered a customary officer’s certificate to the Administrative Agent certifying as to compliance with the requirements of clauses (a) and (b), together with reasonably detailed supporting calculations therefor.

3. The definition of “Reduced Availability Period” shall be amended and restated in its entirety as follows:

““Reduced Availability Period” means any period (a) commencing at any time when Availability shall be less than the greater of (i) 12.5% of the Line Cap and (ii) $40,000,000 and (b) ending when Availability shall have been greater than the greater of (i) 12.5% of the Line Cap then in effect and (ii) $40,000,000 for a period of 30 consecutive days.”

4. The definition of “Weekly Reporting Period” shall be amended and restated in its entirety as follows:

““Weekly Reporting Period” means any period (a) commencing at any time when Availability shall be less than the greater of (i) 12.5% of the Line Cap then in effect and (ii) $40,000,000 and (b) ending when Availability shall have been greater than the greater of (i) 12.5% of the Line Cap then in effect and (ii) $40,000,000 for a period of 30 consecutive days.”

5. Section 5.12(a) shall be amended and restated in its entirety as follows:

“(a) at any time after Availability shall have been less than the greater of (i) 20% of the Line Cap then in effect and (ii) $60,000,000 for three (3) consecutive Business Days, the Administrative Agent may request a second appraisal in the then-current twelve-month period,”

6. Section 5.13(a) shall be amended and restated in its entirety as follows:

“(a) at any time after Availability shall have been less than the greater of (i) 20% of the Line Cap then in effect and (ii) $60,000,000 for three (3) consecutive Business Days, the Administrative Agent may elect to conduct a second field examination in the then-current twelve-month period,”

8

Negative Covenants:	Substantially similar to the Pre-Petition ABL Credit Agreement, subject to the Documentation Principles and subject to customary and usual exceptions, qualifications and “baskets” to be mutually agreed and set forth in the Exit Credit Agreement; provided that so long as the Payment Conditions are met the Company shall be permitted to make unlimited restricted payments, investments, junior debt payments, asset dispositions and incur debt and liens (so long as any such liens are junior in priority to those granted to the Collateral Agent with respect to the ABL Priority Collateral (as defined in the Intercreditor Agreement) subject to satisfactory intercreditor agreements acceptable to the Agents).

Financial Covenant:

1. From the Conversion Date until the date that is the first anniversary of the Conversion Date, the Loan Parties will not permit Availability at any time to be less than the greater of (i) 10% of the Line Cap and (ii) $40,000,000.

2. From and after the first anniversary of the Conversion Date, the Loan Parties will not permit the Fixed Charge Coverage Ratio for any period of four fiscal quarters ending immediately prior to the occurrence of a Covenant Period for which financial statements have been, or were required to be, delivered pursuant to Section 5.01 of the Credit Agreement, to be less than 1.00 to 1.00.

The definition of “Covenant Period” shall be amended and restated in its entirety as follows:

““Covenant Period” means any period (a) commencing on any date when Availability shall have been less than the greater of (i) 10% of the Line Cap and (ii) $40,000,000 and (b) ending on the first day thereafter when Availability shall have been at least the greater of (i) 10% of the Line Cap then in effect and (ii) $40,000,000 for at least 30 consecutive days.”

Unrestricted Subsidiaries:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Events of Default:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Voting:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Required Lenders	Lenders having aggregate Credit Exposure and unused Exit Revolving Commitments representing more than 50% of the sum of the total Credit Exposure and unused Exit Revolving Commitments at such time.

9

Intercreditor Agreement:	Usual and customary for transactions of this type, subject to the Documentation Principles and based on that certain Intercreditor Agreement, dated as of June 18, 2014, among the Pre-Petition Agent, the Pre-Petition Term Agent, and the other parties thereto, except as otherwise agreed by the Administrative Agent and the Lenders.

Cost and Yield Protection:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Defaulting Lenders:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Assignments and Participations:	Usual and customary for transactions of this type, subject to the Documentation Principles.

Expenses and Indemnification:	Usual and customary for transactions of this type, subject to the Documentation Principles (including, but limited to, the reasonable fees and expenses of no more than one primary U.S. counsel and one primary Canadian counsel to the Lenders and the Agents, which counsel shall be Morgan Lewis & Bockius LLP and McMillan LLP, and local bankruptcy counsel).

Governing Law and Forum:	New York except as to certain collateral documents to be governed by local law.

10

ANNEX I to
EXHIBIT G

INTEREST RATES:

The interest rates per annum applicable to the Exit Revolving Loans denominated in Dollars will be (i) (a) the Adjusted LIBO Rate (subject to a “floor” of 0.75%), plus (b) the Applicable Rate (as hereinafter defined) (such loans herein referred to as “Eurodollar Exit Revolving Loans”) or, at the option of the Borrowers, (ii) (a) the Alternate Base Rate plus (b) the Applicable Rate (such loans herein referred to as “ABR Exit Revolving Loans”). “Applicable Rate” means a percentage per annum to be determined in accordance with the applicable pricing grid set forth below, based on average daily availability for the preceding fiscal quarter for which the calculation is being made.

The Canadian Borrower may elect that the Canadian Dollar Exit Revolving Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Canadian Prime Rate (such loans herein referred to as “Canadian Prime Rate Exit Revolving Loans”) plus the Applicable Rate or (b) the CDOR Rate (such loans herein referred to as “CDOR Exit Revolving Loans”) plus the Applicable Rate.

The Borrowers may select interest periods of one, two, three or six (or twelve with applicable Lender consent) months for Eurodollar Exit Revolving Loans. The Canadian Borrower may select interest periods of one, two, three or six months for CDOR Exit Revolving Loans. Interest on Eurodollar Exit Revolving Loans and CDOR Exit Revolving Loans shall be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on ABR Exit Revolving Loans and Canadian Prime Rate Exit Revolving Loans shall be payable on the first business day of each calendar month.

Each Swing Line Loan shall be denominated in Dollars or Canadian Dollars and bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Exit Revolving Loans under the Exit Revolving Facility.

If any principal of or interest on any Exit Revolving Loan or any fee or other amount payable by the Borrowers is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Exit Revolving Loan, 2% per annum plus the rate otherwise applicable to such Exit Revolving Loan or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Exit Revolving Loans (or Canadian Prime Rate Exit Revolving Loans if such Exit Revolving Loan is denominated in Canadian Dollars).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day for a deposit in dollars with a maturity of one month plus 1% per annum.

“Adjusted LIBO Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate), as adjusted for statutory reserve requirements. The Loan Documents shall incorporate LIBO Rate replacement language consistent with the LIBO Rate replacement provisions proposed by the Alternative Reference Rate Committee, subject to the approval of the Borrowers and in accordance with JPMorgan Chase Bank, N.A. approved in-house requirements and regulatory guidelines.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“CDOR Rate” means, for an interest period equal to one, two, three or six months (as selected by the Canadian Borrower), the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time (the “CDOR Screen Rate”), as of 10:00 a.m. Toronto local time on the first day of the applicable interest period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that (x) if the CDOR Screen Rate shall be less than 0.75%, such rate shall be deemed to be 0.75% and (y) if the CDOR Screen Rate is not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise CAD Dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a business day, then as quoted by the Administrative Agent on the immediately preceding business day.

PRICING GRID:

(a)    From and after the Conversion Date until the date on which the compliance certificate is delivered in accordance with the terms of the Exit Credit Agreement for the first full fiscal quarter of the Company after the Conversion Date, the percentage per annum set forth in Level III of the pricing grid below; and

(b)   at all times after the compliance certificate is delivered in accordance with the terms of the Exit Credit Agreement for the first full fiscal quarter of the Company after the Conversion Date, the applicable percentages per annum set forth in the pricing grid below, in each case based on the average daily availability for the preceding fiscal quarter for which the calculation is being made:

Level	Average Daily Availability	Applicable Margin for Eurodollar/ CDOR Exit Revolving Loans	Applicable Margin for ABR/ Canadian Prime Rate Exit Revolving Loans
I	Greater than 66.7% of the Line Cap	2.25%	1.25%
II	Greater than or equal to 33.3% of the Line Cap but less than or equal to 66.7% of the Line Cap	2.50%	1.50%
III	Less than 33.3% of the Line Cap	2.75%	1.75%

CALCULATION OF INTEREST AND FEES:

All calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Changes to the pricing grid level shall be based on average daily availability for the preceding fiscal quarter for which the calculation is being made.

UNUSED LINE FEE:

Commencing on the Conversion Date, an unused line fee (the “Unused Line Fee”) shall be payable on the average daily unused portions of the commitments under the Exit Revolving Facility at a rate equal to 0.30% per annum.

The Unused Line Fee shall be payable in arrears on the first Business Day of each January, April, July and October, commencing on the first such date to occur after the Conversion Date, and on the date on which the Exit Revolving Commitments terminate.

LETTER OF CREDIT FEES:

Letter of Credit fees shall be payable on the maximum amount available to be drawn under each outstanding Letter of Credit at a rate per annum equal to the Applicable Margin for Eurodollar Exit Revolving Loans.

In addition, a fronting fee shall be payable at a rate per annum equal to an amount equal to 0.125%. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of the next succeeding month, commencing on the first such date to occur after the Conversion Date; provided that all such fees shall be payable on the date on which the Exit Revolving Commitments terminate and any such fees accruing after the date on which the Exit Revolving Commitments terminate shall be payable on demand.

Annex 3

Exculpation and Release Language

Chapter 11 Case Releases

The release, discharge, injunction and exculpation provisions applicable to the Restructuring Transactions shall be set forth only in the Plan, substantially as set forth below[4]

Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.
Released Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the Term Loan Lenders; (c) the Term Loan Agent, (d) the ABL Lenders; (e) the ABL Agent; (f) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (f), each solely in their capacity as such); provided, however, that any Holder of a Claim or Interest in a voting Class that objects to the Plan and votes to reject the Plan (and thereby opts out of the releases) shall not be a “Released Party.”

[4]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

Releasing Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the Term Loan Lenders; (c) the Term Loan Agent, (d) the ABL Lenders; (e) the ABL Agent; (f) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (f), each solely in their capacity as such); and (k) all Holders of Claims and Interests not described in the foregoing clauses (a) through (f); provided, however, that any Holder of a Claim or Interest that (1) votes to reject the Plan and (2) objects to the releases in the Plan, shall not be a “Releasing Party” for purposes of the Plan.
Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)    the Debtors, the Debtors’ restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement;

(b)    any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan;

(c)    the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or

(d)    any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above (i) do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and (ii) do not release any claims related to any act or omission that constitutes fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

Releases by Holders of Claims and Interests of the Debtors

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(a)    the Debtors, the Debtors’ restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement;

(b)    any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan;

(c)    the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or

(d)    any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above (i) do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and (ii) do not release any claims related to any act or omission that constitutes fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

Exculpated Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) each Consenting Term Loan Lender; (c) each member of the Ad Hoc Group; and (d) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies.
Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that constitutes actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
Injunctions	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

Annex 4

Form of Interim DIP Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
TAILORED BRANDS, INC., et al., [1]	)	Case No. __-_____ (___)
)
Debtors.	)	(Joint Administration Requested)
)

INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO OBTAIN POSTPETITION FINANCING, (II) AUTHORIZING THE DEBTORS TO USE CASH COLLATERAL, (III) GRANTING LIENS AND PROVIDING SUPERPRIORITY ADMINISTRATIVE EXPENSE STATUS, (IV) GRANTING ADEQUATE PROTECTION TO THE PREPETITION secured parties, (V) MODIFYING THE AUTOMATIC STAY, (VI) SCHEDULING A FINAL HEARING, AND (VII) GRANTING RELATED RELIEF

Upon the motion (the “DIP Motion”)2 of Tailored Brands, Inc. (the “Parent”), The Men’s Wearhouse, Inc. (the “Lead Borrower”), certain subsidiaries, and Moores the Suit People Corp. (the “Canadian Borrower” or “Canadian Debtor”), each as a debtor and debtor in possession (collectively, with the Parent and the Lead Borrower, the “Debtors”) in the above-captioned chapter 11 cases (collectively, the “Cases”), seeking entry of an order (this “Interim Order”) pursuant to sections 105, 361, 362, 363, 364(c)(l), 364(c)(2), 364(c)(3), 364(d), 364(e), and 507 of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 4001, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and Rules 1075-1, 4002-1 and 9013-1 of the Local Rules of Bankruptcy Practice and Procedure for the Southern District of Texas (the “Local Rules”) inter alia:

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at http://cases.primeclerk.com/TailoredBrands. The location of the Debtors’ service address in these chapter 11 cases is: 6100 Stevenson Boulevard, Fremont, California 94538.

[2]	Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the DIP Motion, the DIP ABL Credit Agreement, or the Prepetition Term Loan Documents, as applicable.

(i)            authorizing the Debtors to obtain senior secured postpetition financing on a superpriority basis consisting of a senior secured superpriority revolving credit facility in the aggregate principal amount of up to $500,000,000 (the “DIP ABL Facility,” and all amounts extended under the DIP ABL Facility, the “DIP ABL Loans”), pursuant to the terms and conditions of that certain Senior Secured, Super-Priority Debtor-In-Possession Credit Agreement (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “DIP ABL Credit Agreement”), by and among the Parent, the Lead Borrower, the Canadian Borrower, the U.S. Subsidiary Borrowers (as defined in the DIP ABL Credit Agreement, the “U.S. Subsidiary Borrowers and, together with Parent, the Lead Borrower and the Canadian Borrower, the “Borrowers”) from time to time party thereto, the Canadian Guarantors (as defined in the DIP ABL Credit Agreement) from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “DIP Agent” and, through its Canada branch, the “Canadian DIP Agent”) for and on behalf of itself and the other lenders party thereto (collectively, including the DIP Agent, the “DIP Lenders,” and the DIP Lenders, the Canadian DIP Agent and the DIP Agent, and the other Lender Parties (as defined in the DIP Credit Agreement), together, the “DIP Secured Parties”), substantially in the form of Exhibit 1, attached hereto;3

(ii)            authorizing the Debtors to execute and deliver the DIP ABL Credit Agreement and any other agreements, instruments, pledge agreements, guarantees, control agreements and other Loan Documents (as defined in the DIP ABL Credit Agreement) and documents related thereto (including any security agreements, mortgages, intellectual property security agreements, control agreements, or notes) (as amended, restated, supplemented, waived, and/or modified from time to time, and collectively, with the DIP ABL Credit Agreement, the “DIP Documents”) and to perform such other acts as may be necessary or desirable in connection with the DIP Documents;

[3]	Upon entry of this Interim Order, the Prepetition ABL Obligations (as defined below) shall be refinanced by the DIP ABL Loans, and any remaining Prepetition ABL Obligations shall constitute DIP Obligations.

(iii)            granting the DIP ABL Facility and all obligations owing thereunder and under, or secured by, the DIP Documents to the DIP Secured Parties (collectively, and including all “Obligations” as described in the DIP ABL Credit Agreement, the “DIP Obligations”) allowed superpriority administrative expense claim status in each of the Cases and any Successor Cases (as defined herein);

(iv)            granting to the DIP Agent, for the benefit of itself and the DIP Lenders and the other Lender Parties (as defined in the DIP ABL Credit Agreement) under the applicable DIP Documents automatically perfected security interests in and liens on all of the DIP Collateral (as defined herein), including, without limitation, all property constituting “Cash Collateral” as defined in section 363(a) of the Bankruptcy Code (“Cash Collateral”), which liens shall be subject to the priorities set forth herein;

(v)            authorizing and directing the Debtors to pay the principal, interest, fees, expenses and other amounts payable under the DIP Documents as such become earned, due and payable, including, without limitation, letter of credit fees (including issuance and other related charges), continuing commitment fees, closing fees, audit fees, appraisal fees, valuation fees, liquidator fees, structuring fees, arrangement fees, upfront fees, administrative agent’s fees, the reasonable fees and disbursements of the DIP Agent’s attorneys, advisors, accountants and other consultants, all to the extent provided in, and in accordance with, the DIP Documents;

(vi)            authorizing the Debtors to use, on the terms described herein, the Prepetition Collateral (as defined herein), including the Cash Collateral of the Prepetition ABL Parties under the Prepetition ABL Documents and the Prepetition Term Loan Parties under the Prepetition Term Loan Documents (each as defined herein);

(vii)            providing adequate protection to the Prepetition ABL Parties and Prepetition Term Loan Parties for any diminution in value of their interests in the Prepetition Collateral, including Cash Collateral, for any reason provided for under the Bankruptcy Code, including the imposition of the automatic stay, the Debtors’ use, sale, or lease of the Prepetition Collateral, including Cash Collateral, and the priming of their respective interests in the Prepetition Collateral (including by the Carve Out) pursuant to the terms and conditions set forth herein (“Diminution in Value”);

(viii)            vacating and modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Documents and this Interim Order; and

(ix)            scheduling a final hearing (the “Final Hearing”) to consider the relief requested in the DIP Motion on a final basis and approving the form of notice with respect to the Final Hearing.

The Court having considered the DIP Motion, the exhibits attached thereto, the Declaration of Holly Etlin in Support of Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Authorizing the Debtors to Obtain Exit Financing, (IV) Granting Liens and Providing Superpriority Administrative Expense Status, (V) Granting Adequate Protection to the Prepetition Secured Parties, (VI) Modifying the Automatic Stay, (VII) Scheduling a Final Hearing, and (VII) Granting Related Relief (the “Etlin Declaration”) and the Declaration of Jamie Baird in Support of Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Authorizing the Debtors to Obtain Exit Financing, (IV) Granting Liens and Providing Superpriority Administrative Expense Status, (V) Granting Adequate Protection to the Prepetition Secured Parties, (VI) Modifying the Automatic Stay, (VII) Scheduling a Final Hearing, and (VII) Granting Related Relief (the “Baird Declaration,” and together with the Etlin Declaration, the “DIP Declarations”), the Declaration of Holly Etlin, Chief Restructuring Officer of Tailored Brands, Inc., in Support of Chapter 11 Petitions and First Day Motions (the “First Day Declaration”), the DIP Documents, and the evidence submitted and argument made at the interim hearing held on [________], 2020 (the “Interim Hearing”); and notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 2002, 4001(b), (c) and (d), and all applicable Local Rules; and the Interim Hearing having been held and concluded; and all objections, if any, to the interim relief requested in the DIP Motion having been withdrawn, resolved or overruled by the Court; and it appearing that approval of the interim relief requested in the DIP Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, and otherwise is fair and reasonable and in the best interests of the Debtors, their estates, and all parties in interest, and is essential for the continued operation of the Debtors’ businesses and the maximization of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP ABL Credit Agreement is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor;

BASED UPON THE RECORD ESTABLISHED AT THE INTERIM HEARING, THE COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:4

A.            Petition Date. On August 2, 2020 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas (the “Court”).

B.            Debtors in Possession. The Debtors have continued in the management and operation of their businesses and properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

C.            Jurisdiction and Venue. This Court has jurisdiction over the Cases, the DIP Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334. Venue for the Cases and proceedings on the DIP Motion is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

D.            Committee Formation. As of the date hereof, the United States Trustee for the Southern District of Texas (the “U.S. Trustee”) has not appointed an official committee of unsecured creditors in these Cases pursuant to section 1102 of the Bankruptcy Code (a “Committee”).

E.            Notice. Notice of the DIP Motion and the Interim Hearing have been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

F.            Debtors’ Stipulations. After consultation with their attorneys and financial advisors, and without prejudice to the rights of parties in interest as set forth in paragraph 50 herein, the Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree as follows (paragraphs F(i)through F(xii) below are referred to herein, collectively, as the “Debtors’ Stipulations”):

[4]	The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

(i)            Prepetition ABL Facility. Pursuant to that certain Credit Agreement dated as of June 18, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition ABL Agreement,” and collectively with the Loan Documents (as defined in the Prepetition ABL Agreement) and any other agreements and documents executed or delivered in connection therewith, each as may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Prepetition ABL Documents”), among (a) the Borrowers (the “Prepetition ABL Borrowers”), (b) the guarantors party thereto (the “Prepetition ABL Guarantors”), (c) JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Prepetition ABL Agent” and, through its Canada branch, the “Canadian Agent”), and (d) the lenders party thereto (collectively, including the Prepetition ABL Agent and the Canadian Agent, the “Prepetition ABL Lenders,” and together with the Prepetition ABL Lenders, the Prepetition ABL Agent and the Canadian Agent, the “Prepetition ABL Parties”), the Prepetition ABL Lenders provided revolving credit, and other financial accommodations to, and issued letters of credit for the account of, the Prepetition ABL Borrowers and the Canadian Borrower pursuant to the Prepetition ABL Documents (the “Prepetition ABL Facility”). The Canadian Borrower and Canadian Guarantors each jointly and severally guaranteed all obligations of the Canadian Borrower pursuant to the Canadian Guarantee under the Prepetition ABL Agreement.

(ii)            Prepetition ABL Obligations. The Prepetition ABL Facility provided the Prepetition ABL Borrowers with, among other things, up to $550,000,000.00 aggregate principal amount of Revolving Loans (as defined in the Prepetition ABL Agreement). As of the Petition Date, the aggregate principal amount outstanding under the Prepetition ABL Facility was not less than approximately $397,900,000.00 (collectively, together with accrued and unpaid interest, outstanding letters of credit and bankers’ acceptances, any reimbursement obligations (contingent or otherwise) in respect of letters of credit and bankers’ acceptances, any fees, expenses and disbursements (including, without limitation, attorneys’ fees, accountants’ fees, auditor fees, appraisers’ fees and financial advisors’ fees, and related expenses and disbursements), treasury, cash management, bank product and derivative obligations, indemnification obligations, guarantee obligations (including the Canadian Borrower’s and Canadian Guarantors’ guarantee of the Canadian Borrower’s obligations under the Prepetition ABL Agreement), and other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition ABL Borrowers’ or the Prepetition ABL Guarantors’ obligations pursuant to, or secured by, the Prepetition ABL Documents, including all “Obligations”) as defined in the Prepetition ABL Agreement, and all interest, fees, prepayment premiums, costs and other charges allowable under section 506(b) of the Bankruptcy Code, the “Prepetition ABL Obligations”).5

[5]	Prior to the Petition Date, obligations were owed to the Prepetition ABL Agent pursuant to certain interest rate swaps (the “Swaps”), which were terminated upon filing. The parties estimate that as of the termination, the Debtors owed to the Prepetition ABL Agent approximately $41.5 million on account of the Swaps (the “Swap Termination Liability”). The Swaps are secured by the same collateral that secures other Prepetition ABL Obligations. The exact amount of the Swap Termination Liability will be paid in cash in full upon emergence pursuant to the plan of reorganization and the Court order confirming such plan.

(iii)            Prepetition ABL Liens and Prepetition ABL Priority Collateral. As more fully set forth in the Prepetition ABL Documents, prior to the Petition Date, the Prepetition ABL Borrowers and the Prepetition ABL Guarantors granted to the Prepetition ABL Agent, for the benefit of itself and the Prepetition ABL Lenders, a security interest in and continuing lien on (the “Prepetition ABL Liens”) substantially all of their assets and property (with certain exceptions set out in the Prepetition ABL Documents), including (a) a first priority security interest in and continuing lien on the ABL Priority Collateral (as defined in that certain Intercreditor Agreement referred to in paragraph F(vii) below) and all proceeds, products, accessions, rents, and profits thereof, in each case whether then owned or existing or thereafter acquired or arising (collectively, the “Prepetition ABL Priority Collateral”), and (b) a second priority security interest in and continuing lien on the Term Priority Collateral (as defined in the Intercreditor Agreement) and proceeds, products, accessions, rents, and profits of any of the foregoing, in each case whether then owned or existing or thereafter acquired or arising (collectively, the “Prepetition Term Priority Collateral,” and together with the Prepetition ABL Priority Collateral, the “Prepetition Collateral”), subject only to the liens of the Prepetition Term Loan Agent on the Prepetition Term Priority Collateral and subject, in each case, to the Prepetition ABL Permitted Prior Liens (as defined herein). In addition, as more fully set forth in the Prepetition ABL Documents, prior to the Petition Date, the Canadian Borrower granted to the Canadian Agent, for the benefit of itself and the Prepetition ABL Parties, a security interest in and continuing lien on substantially all of its asset and property (the “Canadian Liens”) to secure the Canadian Obligations.

(iv)            Prepetition Term Loan Facility. Pursuant to that certain Term Credit Agreement dated as of June 18, 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Prepetition Term Loan Agreement,” and collectively with the Loan Documents (as defined in the Prepetition Term Loan Agreement) and any other agreements and documents executed or delivered in connection therewith, each as may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Prepetition Term Loan Documents,” and together with the Prepetition ABL Documents, the “Prepetition Documents”), among (a) the Lead Borrower (in such capacity, the “Prepetition Term Loan Borrower” and together with the Prepetition ABL Borrowers, the “Prepetition Borrowers”), (b) Wilmington Savings Fund Society, FSB, as successor administrative agent (in such capacities, the “Prepetition Term Loan Agent,” and together with the Prepetition ABL Agent, the “Prepetition Agents”), (c) the guarantors thereunder (the “Prepetition Term Loan Guarantors” and, together with the Prepetition ABL Guarantors, the “Prepetition Guarantors”), and (d) the lenders party thereto (the “Prepetition Term Loan Lenders,” and collectively with the Prepetition Term Loan Agent, the “Prepetition Term Loan Parties,” and together with the Prepetition ABL Parties, the “Prepetition Secured Parties”), the Prepetition Term Loan Lenders provided term loans and other financial accommodations to the Prepetition Term Loan Borrower (the “Prepetition Term Loan Facility,” and together with the Prepetition ABL Facility, the “Prepetition Secured Facilities”).

(v)            Prepetition Term Loan Obligations. The Prepetition Term Loan Facility provided the Prepetition Term Loan Borrower with, among other things, Loans (as defined in the Prepetition Term Loan Agreement) in the aggregate principal amount of $900,000,000.00. As of the Petition Date, the aggregate principal amount outstanding under the Prepetition Term Loan Facility was not less than $877,400,000.00 (collectively, together with accrued and unpaid interest, any fees, expenses and disbursements (including, without limitation, attorneys’ fees, accountants’ fees, auditors fees, appraisers’ fees, and financial advisors’ fees and related expenses and disbursements payable or reimbursable thereunder), indemnification obligations, and other charges, amounts, and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition Term Loan Borrower’s and the Prepetition Term Loan Guarantors’ obligations pursuant to, or secured by, the Prepetition Term Loan Documents, including all “Secured Obligations” as defined in the Prepetition Term Loan Agreement, and all interest, fees, prepayment premiums, costs and other charges allowable under section 506(b) of the Bankruptcy Code, the “Prepetition Term Loan Obligations,” and together with the Prepetition ABL Obligations, the “Prepetition Secured Obligations”).

(vi)            Prepetition Term Loan Liens and Prepetition Term Priority Collateral. As more fully set forth in the Prepetition Term Loan Documents, prior to the Petition Date, the Prepetition Term Loan Borrower and the Prepetition Term Loan Guarantors granted to the Prepetition Term Loan Agent the benefit of itself and the Prepetition Term Loan Lenders, a security interest in and continuing lien on (the “Prepetition Term Loan Liens,” and together with the Prepetition ABL Liens, the “Prepetition Liens”) substantially all of their assets and property (with certain exceptions set out in the Prepetition Term Loan Documents), including (a) a first priority security interest in and continuing lien on the Prepetition Term Priority Collateral, and (b) a second priority security interest in and continuing lien on the Prepetition ABL Priority Collateral, subject only to the liens of the Prepetition ABL Agent on the Prepetition ABL Priority Collateral and subject, in each case, to the Prepetition Term Loan Permitted Prior Liens (as defined herein).

(vii)            Priority of Prepetition Liens; Intercreditor Agreement. The Prepetition ABL Agent and the Prepetition Term Loan Agent entered into that certain Intercreditor Agreement dated as of June 18, 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) to govern the respective rights, interests, obligations, priority, and positions of the Prepetition Secured Parties with respect to the assets and properties of the Debtors and other obligors. Each of the Prepetition Borrowers and Prepetition Guarantors under the Prepetition Documents acknowledged and agreed to the Intercreditor Agreement.

(viii)            Validity, Perfection, and Priority of Prepetition ABL Liens and Prepetition ABL Obligations. The Debtors acknowledge and agree that as of the Petition Date (a) the Prepetition ABL Liens on the Prepetition Collateral were valid, binding, enforceable, non-avoidable, and properly perfected and were granted to, or for the benefit of, the Prepetition ABL Parties for fair consideration and reasonably equivalent value; (b) the Prepetition ABL Liens were senior in priority over any and all other liens on the Prepetition Collateral, subject only to (1) the Prepetition Term Loan Liens on the Prepetition Term Priority Collateral, and (2) certain liens senior by operation of law (solely to the extent such liens were valid, non-avoidable, and senior in priority to the Prepetition ABL Liens as of the Petition Date and properly perfected prior to the Petition Date or perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code) or otherwise permitted by the Prepetition ABL Documents (the “Prepetition ABL Permitted Prior Liens”); (c) the Prepetition ABL Obligations constitute legal, valid, binding, and non-avoidable obligations of the Debtors enforceable in accordance with the terms of the applicable Prepetition ABL Documents; (d) no offsets, recoupments, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition ABL Liens or Prepetition ABL Obligations exist, and no portion of the Prepetition ABL Liens or Prepetition ABL Obligations is subject to any challenge or defense including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (e) the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including, without limitation, avoidance claims under Chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions for recovery or disgorgement, against any of the Prepetition ABL Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon or related to the Prepetition ABL Facility; (f) the Debtors waive, discharge, and release any right to challenge any of the Prepetition ABL Obligations, the priority of the Debtors’ obligations thereunder, and the validity, extent, and priority of the liens securing the Prepetition ABL Obligations; and (g) the aggregate value of the Prepetition ABL Priority Collateral exceeds the amount of the Prepetition ABL Obligations and the Prepetition ABL Obligations constitute allowed, secured claims within the meaning of sections 502 and 506 of the Bankruptcy Code.

(ix)            Validity, Perfection, and Priority of Prepetition Term Loan Liens and Prepetition Term Loan Obligations. The Debtors further acknowledge and agree that, as of the Petition Date, (a) the Prepetition Term Loan Liens on the Prepetition Collateral were valid, binding, enforceable, non-avoidable, and properly perfected and were granted to, or for the benefit of, the Prepetition Term Loan Parties for fair consideration and reasonably equivalent value; (b) the Prepetition Term Loan Liens were senior in priority over any and all other liens on the Prepetition Collateral, subject only to (1) the Prepetition ABL Liens on the Prepetition ABL Priority Collateral, and (2) certain liens senior by operation of law (solely to the extent such liens were valid, non-avoidable, and senior in priority to the Prepetition Term Loan Liens as of the Petition Date and properly perfected prior to the Petition Date or perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code) or otherwise permitted by the Prepetition Term Loan Documents (the “Prepetition Term Loan Permitted Prior Liens” and, together with the Prepetition ABL Permitted Prior Liens, the “Permitted Prior Liens”);6 (c) the Prepetition Term Loan Obligations constitute legal, valid, binding, and non-avoidable obligations of the Debtors enforceable in accordance with the terms of the applicable Prepetition Term Loan Documents; (d) no offsets, recoupments, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition Term Loan Liens or Prepetition Term Loan Obligations exist, and no portion of the Prepetition Term Loan Liens or Prepetition Term Loan Obligations is subject to any challenge or defense, including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (e) the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including, without limitation, avoidance claims under Chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions for recovery or disgorgement, against any of the Prepetition Term Loan Parties, or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon or related to the Prepetition Term Loan Facility; (f) the Debtors waive, discharge, and release any right to challenge any of the Prepetition Term Loan Obligations, the priority of the Debtors’ obligations thereunder, and the validity, extent, and priority of the liens securing the Prepetition Term Loan Obligations; and (g) the Prepetition Term Loan Obligations constitute allowed, secured claims within the meaning of sections 502 and 506 of the Bankruptcy Code.

[6]	As used in this Interim Order, no reference to the Prepetition ABL Permitted Prior Liens, the Prepetition Term Loan Permitted Prior Liens, or the Permitted Prior Liens shall refer to or include the Prepetition ABL Liens or the Prepetition Term Loan Liens.

(x)            Release. The Debtors hereby stipulate and agree that they forever and irrevocably release, discharge, and acquit the DIP Agent, DIP Secured Parties, the Prepetition Secured Parties, all former, current and future DIP Lenders, and each of their respective successors, assigns, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, attorneys and agents, past, present and future, and their respective heirs, predecessors, successors and assigns (collectively, the “Releasees”) of and from any and all claims, controversies, disputes, liabilities, obligations, demands, damages, expenses (including reasonable attorneys’ fees), debts, liens, actions and causes of action of any and every nature whatsoever relating to, as applicable, the DIP ABL Facility, the DIP Documents, the Prepetition Secured Facilities, the Prepetition Documents, and/or the transactions contemplated hereunder or thereunder occurring prior to entry of this Interim Order, including (x) any so-called “lender liability” or equitable subordination or recharacterization claims or defenses, (y) any and all claims and causes of action arising under the Bankruptcy Code, and (z) any and all claims and causes of action with respect to the validity, priority, perfection or avoidability of the liens or claims of the Prepetition Agents, the Prepetition Secured Parties, the DIP Agent, and the DIP  Lenders. The Debtors further waive and release any defense, right of counterclaim, right of set-off or deduction to the payment of the Prepetition Secured Obligations and the DIP Obligations which the Debtors may now have or may claim to have against the Releasees, arising out of, connected with or relating to any and all acts, omissions or events occurring prior to this Court entering this Interim Order.

(xi)            Default by the Debtors. The Debtors acknowledge and stipulate that an Event of Default has occurred under the Prepetition Documents as a result of the Cases and that, as a result, the Debtors are in default of their obligations under the Prepetition Documents. As of the Petition Date, therefore, interest will be accruing on the Prepetition Secured Obligations at the rate in accordance with the provisions of the Prepetition Documents.

(xii)            Cash Collateral. All of the Debtors’ cash, including any cash in deposit accounts of the Debtors, wherever located, constitutes Cash Collateral of the Prepetition Secured Parties.

G.            Permitted Prior Liens. Nothing herein shall constitute a finding or ruling by this Court that any alleged Permitted Prior Lien is valid, senior, enforceable, prior, perfected, or non-avoidable. Moreover, nothing shall prejudice the rights of any party-in-interest, including, but not limited to the Debtors, the DIP Secured Parties, the Prepetition Secured Parties, or a Committee (if appointed), to challenge the validity, priority, enforceability, seniority, avoidability, perfection, or extent of any alleged Permitted Prior Lien and/or security interests. The right of a seller of goods to reclaim such goods under section 546(c) of the Bankruptcy Code is not a Permitted Prior Lien, rather, any such alleged claim arising or asserted as a right of reclamation (whether asserted under section 546(c) of the Bankruptcy Code or otherwise) shall have the same rights and priority with respect to the DIP Liens as such claims had with respect to the Prepetition ABL Liens.

H.            Continuation of Prepetition Liens. In light of the integrated nature of the DIP ABL Facility, the DIP Documents, and the Prepetition Documents, the Prepetition Liens, and the DIP Liens that prime certain of the Prepetition Liens, are continuing liens, and the DIP Collateral is and will continue to be encumbered by such liens.

I.            Intercreditor Agreement. Pursuant to section 510 of the Bankruptcy Code, the Intercreditor Agreement and any other applicable intercreditor or subordination provisions contained in any of the Prepetition Documents (i) shall remain in full force and effect, (ii) shall continue to govern the relative priorities, rights, and remedies of the Prepetition Secured Parties (including, without limitation, the relative priorities, rights and remedies of such parties with respect to the replacement liens and administrative expense claims and superpriority administrative expense claims granted, or amounts payable, by the Debtors under this Interim Order or otherwise and the modification of the automatic stay), (iii) shall govern the relative priorities, rights, and remedies of the DIP Secured Parties and the Prepetition Secured Parties, and (iv) shall not be deemed to be amended, altered, or modified by the terms of this Interim Order or the DIP Documents, unless as expressly set forth herein or therein. The DIP ABL Facility is deemed a “Refinancing” of the Prepetition ABL Facility as such term is used in the Intercreditor Agreement, and any repayment of the Prepetition ABL Obligations pursuant to this Interim Order shall not be deemed to constitute a “Discharge of Senior Obligations” (as defined in the Intercreditor Agreement).

J.            Findings Regarding Corporate Authority. Each Debtor has all requisite corporate power and authority to execute and deliver the DIP Documents to which it is a party and to perform its obligations thereunder.

K.            Findings Regarding Postpetition Financing

(i)            Request for Postpetition Financing. The Debtors seek authority to (a) enter into, and borrow under, the DIP ABL Facility on the terms described herein and in the DIP Documents, and (b) use Cash Collateral on the terms described herein, to administer their Cases and fund their operations. At the Final Hearing, the Debtors will seek final approval of the DIP ABL Facility and use of Cash Collateral pursuant to a proposed final order (the “Final Order”), which shall be in form and substance acceptable to the Debtors, the DIP Agent, the Prepetition Agents, and, provided the RSA (as defined below) has not been terminated on or prior to the Final Hearing, holders of Prepetition Term Loan Obligations who are signatories to the RSA (defined below) and hold an aggregate principal amount greater than 50% of the aggregate principal amount of Prepetition Term Loan Obligations held by all signatories to the Restructuring Support Agreement dated August 2, 2020 (the “RSA”), attached to the First Day Declaration (the “Requisite Prepetition Term Loan Lenders”). Notice of the Final Hearing and Final Order will be provided in accordance with this Interim Order.

(ii)            Priming of the Prepetition Liens. The priming of the Prepetition Liens on the Prepetition Collateral under section 364(d) of the Bankruptcy Code, as contemplated by the DIP ABL Facility and as further described below, will enable the Debtors to obtain the DIP ABL Facility and to continue to operate their businesses to the benefit of their estates and creditors. The Prepetition Agents, for the benefit of themselves and the other Prepetition Secured Parties, are entitled to receive adequate protection as set forth in this Interim Order pursuant to sections 361, 363, and 364 of the Bankruptcy Code, for any Diminution in Value of each of the Prepetition Secured Parties’ respective interests in the Prepetition Collateral (including Cash Collateral).

(iii)            Need for Postpetition Financing and Use of Cash Collateral. The Debtors have an immediate and critical need to use Cash Collateral on an interim basis and to obtain credit on an interim basis pursuant to the DIP ABL Facility in order to, among other things, enable the orderly continuation of their operations and to administer and preserve the value of their estates. The ability of the Debtors to maintain business relationships with their vendors, suppliers, and customers, to pay their employees, and otherwise finance their operations requires the availability of working capital from the DIP ABL Facility and the use of Cash Collateral, the absence of either of which would immediately and irreparably harm the Debtors, their estates, and parties in interest. The Debtors do not have sufficient available sources of working capital and financing to operate their businesses or maintain their properties in the ordinary course of business in the Interim Period without the DIP ABL Facility and authorized use of Cash Collateral.

(iv)            No Credit Available on More Favorable Terms. The DIP ABL Facility is the best source of debtor-in-possession financing available to the Debtors. Given their current financial condition, financing arrangements, and capital structure, the Debtors have been and continue to be unable to obtain financing from sources other than the DIP Lenders on terms more favorable than the DIP ABL Facility. The Debtors are unable to obtain unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtors have also been unable to obtain: (a) unsecured credit solely having priority over that of administrative expenses of the kind specified in sections 503(b), 507(a), and 507(b) of the Bankruptcy Code; (b) credit secured solely by a lien on property of the Debtors and their estates that is not otherwise subject to a lien; or (c) credit secured solely by a junior lien on property of the Debtors and their estates that is subject to a lien. Financing on a postpetition basis on better terms is not otherwise available without granting the DIP Agent, for the benefit of itself and the DIP Secured Parties: (1) perfected security interests in and liens on (each as provided herein) all of the Debtors’ existing and after-acquired assets (other than Excluded Assets) with the priorities set forth herein; (2) superpriority claims and liens; and (3) the other protections set forth in this Interim Order.

(v)            Use of Proceeds of the DIP ABL Facility. As a condition to entry into the DIP ABL Credit Agreement, the extension of credit under the DIP ABL Facility and the authorization to use Cash Collateral, the DIP Secured Parties and the Prepetition Secured Parties require, and the Debtors have agreed, that proceeds of the DIP ABL Facility and the Cash Collateral shall be used, in each case in a manner consistent with the terms and conditions of this Interim Order and the DIP Documents and in accordance with the budget (as the same may be modified from time to time consistent with the terms of this Interim Order and the DIP Documents and subject to such variances as permitted in this Interim Order and the DIP ABL Credit Agreement, and as set forth in paragraphs 20 and 21 hereof, the “Budget”),7 solely for: (a) working capital, capital expenditures and letters of credit, (b) other general corporate purposes of the Debtors; (c) permitted payment of costs of administration of the Cases; (d) payment of such other prepetition obligations as permitted under this Interim Order, the Budget, and the DIP Documents, and as approved by the Court; (e) payment of interest, fees, expenses, and other amounts (including legal and other professionals’ fees and expenses of the DIP Agent) to the extent owed under the DIP Documents; (f) payment of certain adequate protection amounts to the Prepetition Secured Parties, as set forth herein; (g) the repayment of the Prepetition ABL Obligations, subject to the rights preserved in paragraph 50 of this Interim Order; (h) payment of obligations arising from or related to the Carve Out, and making disbursements therefrom, including by funding the Carve Out Reserves; (i) payment on account of the Debtors’ guarantee of the Canadian Obligations; and (j) such other uses set forth in the Budget.

[7]	A copy of the initial Budget is attached hereto as Exhibit 2.

(vi)            Application of Proceeds of Collateral. As a condition to entry into the DIP ABL Credit Agreement, the extension of credit under the DIP ABL Facility, and authorization to use Cash Collateral, the Debtors, the DIP Secured Parties, and the Prepetition Secured Parties have agreed that, as of and commencing on the date of the Interim Hearing, the Debtors shall apply the proceeds of DIP Collateral in accordance with this Interim Order and the Budget (including, without limitation, the use of DIP Secondary Collateral to reduce the DIP Obligations in accordance with the Budget and, specifically, with: (a) 10% of the Term Loan Segregated Cash (measured as of the Petition Date) being applied to reduce the DIP Obligations upon entry of the Interim Order; (b) 40% of incremental Term Loan Segregated Cash (measured as of the Petition Date) being applied to reduce the DIP Obligations upon entry of the Final Order; (c) 20% of incremental Term Loan Segregated Cash (measured as of the Petition Date) being applied to reduce the DIP Obligations upon entry of an order approving a disclosure statement that is in form and substance acceptable to the Requisite Prepetition Term Loan Lenders (the “Disclosure Statement”); and (d) 30% of incremental Term Loan Segregated Cash (measured as of the Petition Date) being applied to reduce the DIP Obligations upon entry of an order confirming a joint chapter 11 plan of reorganization that is in form and substance acceptable to the Requisite Prepetition Term Loan Lenders (the “Plan”) (clauses (a)-(d) collectively, the “Term Loan Segregated Cash Release Schedule”).8

(vii)            Canadian Recognition Proceeding. Substantially contemporaneously with the entry of the Interim Order, the Canadian Debtor has filed an application (the “Canadian Case”) before the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) for entry of an initial recognition order (the “Initial Recognition Order”) and a supplemental order (the “Supplemental Order”) recognizing the Cases as a foreign main proceeding and recognizing and giving full force and effect in all provinces and territories in Canada the orders rendered in the context of the Cases, including this Interim Order.

[8]	As used in this Interim Order, “Term Loan Segregated Cash” shall mean that certain “restricted cash” that constitutes DIP Secondary Collateral in the amount of approximately $89,911,000.00.

(viii)            Refinancing of Prepetition ABL Obligations. Upon entry of this Interim Order, without any further action by the Debtors or any other party, but subject to paragraph 50 herein, all Prepetition ABL Obligations shall be repaid (or deemed repaid) or refinanced and, to the extent remaining outstanding, shall constitute DIP Obligations (the “DIP Roll-Up Obligations”).9 The refinancing and repayment of the Prepetition ABL Obligations shall be authorized as compensation for, in consideration for, and solely on account of, the agreement of the Prepetition ABL Lenders to fund amounts under the DIP ABL Facility and not as adequate protection for, or otherwise on account of, any Prepetition Secured Obligations. The Prepetition ABL Parties would not otherwise consent to the use of their Cash Collateral or the subordination of their liens to the DIP Liens, and the DIP Secured Parties would not be willing to provide the DIP ABL Facility or extend credit to the Debtors thereunder without the repayment and refinancing of the Prepetition ABL Obligations by the DIP ABL Loans. Moreover, the refinancing of all outstanding Prepetition ABL Obligations will, upon entry of this Interim Order, create availability under the DIP ABL Facility and will result in interest savings to the Debtors and their estates. Because the DIP Roll-Up Obligations are subject to the reservation of rights in paragraph 50 below, they will not prejudice the right of any other party in interest.

L.            Adequate Protection. Until such time as the Prepetition Secured Obligations (as applicable) are Paid in Full,10 the Prepetition ABL Agent, for the benefit of itself and the other Prepetition ABL Parties, and the Prepetition Term Loan Agent, for the benefit of itself and the other Prepetition Term Loan Parties, are each entitled to receive adequate protection to the extent of any Diminution in Value of their respective interests in the Prepetition Collateral as set forth in this Interim Order.

[9]	The Swap Termination Liability will be paid in cash in full at emergence, pursuant to the plan of reorganization and the Court order confirming such plan.

[10]	“Paid in Full” means the indefeasible repayment in full in cash of all obligations (including principal, interest, fees, prepayment premiums, expenses, indemnities, other than contingent indemnification obligations for which no claim has been asserted) under the applicable credit facility, the cash collateralization or repayment in full in cash of all treasury and cash management obligations, hedging obligations, and bank product obligations, and the cancelation, replacement, backing, or cash collateralization of letters of credit, in each case, in accordance with the terms of the applicable credit facility. No facility shall be deemed to have been Paid in Full until such time as, with respect to the applicable facility, (a) the commitments to lend thereunder have been terminated, (b) with respect to the Challenge Deadline (i) the Challenge Deadline (as defined in paragraph 50 of this Interim Order) shall have occurred without the timely and proper commencement of a Challenge or (ii) if a Challenge is timely and properly asserted prior to the Challenge Deadline, upon the final, non-appealable disposition of such Challenge; and (c) with respect to the Prepetition ABL Obligations, the Prepetition ABL Agent or the DIP Agent, as applicable, has received (i) a countersigned payoff letter in form and substance satisfactory to such Agent and (ii) releases in form and substance satisfactory to such Agent, each in its sole discretion.

M.            Sections 506(c) and 552(b). In light of: (i) the DIP Secured Parties’ agreement that their liens and superpriority claims shall be subject to the Carve Out; (ii) the Prepetition ABL Parties’ agreement that their liens shall be subject to the Carve Out and subordinate to the DIP Liens and, in the case of the Prepetition Term Priority Collateral, subordinate to the Prepetition Term Loan Liens and the Prepetition Term Loan Adequate Protection Liens; (iii) the Prepetition Term Loan Parties’ agreement that their liens shall be subject to the Carve Out and, in the case of the Prepetition ABL Priority Collateral, subordinate to the DIP Liens, the Prepetition ABL Liens, and the Prepetition ABL Adequate Protection Liens; and (iv) the payment of prepetition claims and/or expenses as set forth in the Budget and first day motions in accordance with and subject to the terms and conditions of this Interim Order and the DIP Documents, (a) subject to entry of a Final Order, the Prepetition Secured Parties are each entitled to a waiver of any “equities of the case” exception under section 552(b) of the Bankruptcy Code, and (b) subject to entry of a Final Order, the DIP Secured Parties and the Prepetition Secured Parties are each entitled to a waiver of the provisions of section 506(c) of the Bankruptcy Code.

N.            Good Faith of the DIP Agent and DIP Lenders.

(i)            Willingness to Provide Financing. The DIP Lenders have indicated a willingness to provide financing to the Debtors subject to: (a) entry of this Interim Order and the Final Order; (b) approval of the terms and conditions of the DIP ABL Facility and the DIP Documents; (c) satisfaction of the closing conditions set forth in the DIP Documents; (d) entry of the Initial Recognition Order and the Supplemental Order by the Canadian Court, in a form satisfactory to the DIP Agent, commencing the Canadian Case and providing for a priority charge against the property of the Canadian Debtor securing the DIP Obligations, as set forth herein and in the DIP Documents; and (e) findings by this Court that the DIP ABL Facility is essential to the Debtors’ estates, that the DIP Secured Parties are extending credit to the Debtors pursuant to the DIP Documents in good faith, and that the DIP Secured Parties’ claims, superpriority claims, security interests, and liens and other protections granted pursuant to this Interim Order and the DIP Documents will have the protections provided by section 364(e) of the Bankruptcy Code.

(ii)            Business Judgment and Good Faith Pursuant to Section 364(e) of the Bankruptcy Code. The terms and conditions of the DIP ABL Facility and the DIP Documents, and the fees paid and to be paid thereunder, are fair, reasonable, and the best available to the Debtors under the circumstances, are ordinary and appropriate for secured financing to debtors in possession, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and consideration. The terms and conditions of the DIP ABL Facility and the use of Cash Collateral were negotiated in good faith and at arms’ length among the Debtors, the DIP Secured Parties, and the Prepetition Secured Parties, with the assistance and counsel of their respective advisors. Use of Cash Collateral and credit to be extended under the DIP ABL Facility shall be deemed to have been allowed, advanced, made, or extended in good faith by the DIP Secured Parties and the Prepetition Secured Parties within the meaning of section 364(e) of the Bankruptcy Code.

O.            Immediate Entry. Sufficient cause exists for immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(c)(2).

P.            Interim Hearing. Notice of the Interim Hearing and the relief requested in the DIP Motion has been provided by the Debtors, whether by facsimile, electronic mail, overnight courier or hand delivery, to certain parties in interest, including: (i) the U.S. Trustee; (ii) those entities or individuals included on the Debtors’ list of 30 largest unsecured creditors on a consolidated basis; (iii) counsel to the Prepetition ABL Agent; (iv) counsel to the Prepetition Term Loan Agent; and (v) all other parties entitled to notice under the Local Rules. The Debtors have made reasonable efforts to afford the best notice possible under the circumstances.

Based upon the foregoing findings and conclusions, the DIP Motion, the DIP Declarations, and the record before the Court with respect to the DIP Motion, and after due consideration and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED that:

1.            Interim Financing Approved. The DIP Motion is granted, the Interim Financing (as defined herein) is authorized and approved, and the use of Cash Collateral on an interim basis is authorized, in each case subject to the terms and conditions set forth in the DIP Documents and this Interim Order. Any objections to this Interim Order to the extent not withdrawn, waived, settled, or resolved are hereby denied and overruled.

DIP ABL Facility Authorization

2.            Authorization of the DIP ABL Facility. The DIP ABL Facility is hereby approved. The Debtors are expressly and immediately authorized and empowered to execute and deliver the DIP Documents and to incur and to perform the DIP Obligations in accordance with, and subject to, the terms of this Interim Order and the DIP Documents, and to deliver all instruments, certificates, agreements, and documents that may be required or necessary for the performance by the Debtors under the DIP ABL Facility and the creation and perfection of the DIP Liens (as defined herein) described in and provided for by this Interim Order and the DIP Documents, including each of the Guarantors providing its joint and several guarantee of all of the DIP Obligations and such acts as shall be necessary or desirable in order to effect the repayment and the refinancing of the Prepetition ABL Obligations. The Debtors are hereby authorized and directed to pay, in accordance with this Interim Order and the DIP Documents, the principal, interest, fees, payments, expenses, and other amounts described in the DIP Documents as such amounts become earned, due, and payable and without need to obtain further Court approval, including closing fees, letter of credit fees (including issuance, fronting, and other related charges), unused facility fees, prepayment premiums (if applicable), continuing commitment fees, servicing fees, audit fees, appraisal fees, liquidator fees, structuring fees, arrangement fees, upfront fees, administrative agent’s fees, the reasonable and documented fees and disbursements of the DIP Agent’s attorneys, advisors, accountants, and other consultants, in such cases, reimbursable under the DIP Documents, whether or not such fees arose before or after the Petition Date, and to take any other actions that may be necessary or appropriate, all to the extent provided in this Interim Order or the DIP Documents. All collections and proceeds, whether from ordinary course collections, asset sales, debt or equity issuances, insurance recoveries, condemnations, or otherwise, will be deposited and applied as required by this Interim Order and the DIP Documents. Upon execution and delivery, the DIP Documents shall represent valid and binding obligations of the Debtors, enforceable against each of the Debtors and their estates in accordance with their terms. The Debtors’ joint and several guarantee of the Canadian Obligations under the Canadian Guarantee is and shall remain in full force and effect, including with respect to any and all Canadian Obligations arising after the Petition Date.

3.            Authorization to Borrow. To prevent immediate and irreparable harm to the Debtors’ estates, from the entry of this Interim Order through and including the earliest to occur of (i) entry of the Final Order or (ii) the DIP Termination Date (as defined below), and subject to the terms, conditions, limitations on availability and reserves (as applicable) set forth in the DIP Documents and this Interim Order, the Debtors are hereby authorized to request extensions of credit (in the form of loans and letters of credit) up to an aggregate outstanding principal amount of not greater than $500,000,000.00 at any one time outstanding under the DIP ABL Facility (the “Interim Financing”).

4.            DIP Obligations. The DIP Documents and this Interim Order shall constitute and evidence the validity and binding effect of the DIP Obligations, which shall be enforceable against the Debtors, their estates, and any successors thereto, including any trustee appointed in the Cases, or in any case under Chapter 7 of the Bankruptcy Code upon the conversion of any of the Cases, or in any other proceedings superseding or related to any of the foregoing (collectively, the “Successor Cases”). Upon entry of this Interim Order, the DIP Obligations will include all loans, letter of credit reimbursement obligations, and any other indebtedness or obligations, contingent or absolute, which may now or from time to time be owing by any of the Debtors to any of the DIP Secured Parties, in each case, under, or secured by, the DIP Documents or this Interim Order, including all principal, accrued interest (at the rate set out in the DIP ABL Facility), costs, fees, expenses and other amounts as provided in the DIP Documents. Without limiting the foregoing, the DIP Obligations shall also include cash management and bank product exposure and obligations of the DIP Lenders and their affiliates to the extent described in, or secured by, the Prepetition ABL Documents and DIP Documents. Upon entry of this Interim Order, all Banking Services Obligations and Existing Letters of Credit (each as defined in the DIP ABL Credit Agreement) issued by the Prepetition ABL Parties for the account of the Debtors under the Prepetition ABL Agreement shall continue in place and all obligations under or in connection with such letters of credit shall be subject to the DIP ABL Credit Agreement and shall constitute DIP Obligations. The Debtors shall be jointly and severally liable for the DIP Obligations, which shall be due and payable, without notice or demand, and the use of Cash Collateral shall automatically cease on the earlier of the DIP Termination Date or the Cash Collateral Termination Date (each as defined herein) in each case, except as provided in paragraph 33 herein. No obligation, payment, transfer, or grant of collateral security hereunder or under the DIP Documents (including any DIP Obligation or DIP Liens (as defined below), and including in connection with any adequate protection provided to the Prepetition Secured Parties hereunder) shall be stayed, restrained, voidable, avoidable, or recoverable, under the Bankruptcy Code or under any applicable law (including under sections 502(d), 544, and 547 to 550 of the Bankruptcy Code or under any applicable state Uniform Voidable Transactions Act, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

5.            DIP Liens. Subject and subordinate to the Carve Out as set forth in this Interim Order, in order to secure the DIP Obligations, effective immediately upon entry of this Interim Order, pursuant to sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, the DIP Agent, for the benefit of itself and the DIP Secured Parties, is hereby granted, continuing, valid, binding, enforceable, non-avoidable, and automatically and properly perfected postpetition security interests in and liens (collectively, the “DIP Liens”) on all real and personal property, whether now existing or hereafter arising and wherever located, tangible and intangible, of each of the Debtors (the “DIP Collateral”), other than the Term Loan Segregated Cash prior to its release in accordance with the Term Loan Segregated Cash Release Schedule, including without limitation: (a) all cash, cash equivalents, deposit accounts, securities accounts, accounts, other receivables (including credit card receivables), chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable) and investment property (including, without limitation, all of the issued and outstanding capital stock or equivalents of each of its subsidiaries), hedge agreements, furniture, fixtures, equipment (including documents of title), goods, franchise rights, trade names, trademarks, servicemarks, copyrights, patents, license rights, intellectual property, general intangibles (including, for the avoidance of doubt, payment intangibles), rights to the payment of money (including, without limitation, tax refunds and any other extraordinary payments), supporting obligations, guarantees, letter of credit rights, commercial tort claims, causes of action, and all substitutions, indemnification rights, all present and future intercompany debt, books and records related to the foregoing, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds; (b) all proceeds of leased real property; (c) the proceeds of actions brought under section 549 of the Bankruptcy Code to recover any postpetition transfer of DIP Collateral; (d) subject to entry of a Final Order (other than with respect to the proceeds of actions brought pursuant to section 549 of the Bankruptcy Code, which shall constitute DIP Collateral upon entry of this Interim Order), the proceeds of any avoidance actions brought pursuant to Chapter 5 of the Bankruptcy Code or applicable state law equivalents (subparagraphs (c) and (d), the “Avoidance Actions”); (e) subject to entry of a Final Order, proceeds of the Debtors’ rights under sections 506(c) (solely to the extent such rights result from the use of the DIP ABL Facility or the DIP Collateral and are, therefore, enforceable against parties other than the DIP Agent, DIP Lenders or the Prepetition Secured Parties) and 550 of the Bankruptcy Code; and (f) all DIP Collateral that was not otherwise subject to valid, perfected, enforceable, and unavoidable liens on the Petition Date. Notwithstanding the foregoing, DIP Collateral shall not include the Debtors’ real property leases (but shall include all proceeds of such leases). DIP Collateral that is (i) of a type that would be ABL Priority Collateral; (ii) of a type that would be ABL Priority Collateral, but that was not otherwise subject to valid, perfected, enforceable, and unavoidable liens on the Petition Date; and (iii) subject to entry of the Final Order, the proceeds of Avoidance Actions, shall, in each case, constitute “DIP Primary Collateral.” DIP Collateral that is (i) of a type that would be Prepetition Term Priority Collateral and (ii) the proceeds of the Debtors’ real property leases shall, in each case, constitute “DIP Secondary Collateral.”

6.            DIP Lien Priority. The DIP Liens are valid, automatically perfected, non-avoidable, senior in priority, and superior to any security, mortgage, collateral interest, lien, or claim to any of the DIP Collateral, except that the DIP Liens shall be subject to the Carve Out as set forth in this Interim Order and shall otherwise be junior only to: (a) as to the DIP Primary Collateral, Permitted Prior Liens; and (b) as to the DIP Secondary Collateral, (i) Permitted Prior Liens; (ii) the Prepetition Term Loan Liens; and (iii) the Prepetition Term Loan Adequate Protection Liens (as defined herein). Other than as set forth herein (including the Carve Out, the Prepetition Term Loan Liens (with respect to the DIP Secondary Collateral), and the Prepetition Term Loan Adequate Protection Liens (with respect to the DIP Secondary Collateral)) or in the DIP Documents, the DIP Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted in the Cases or any Successor Cases and shall be valid and enforceable against any trustee appointed in the Cases or any Successor Cases, upon the conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code (or in any other Successor Case), and/or upon the dismissal of any of the Cases or Successor Cases. The DIP Liens shall not be subject to section 510, 549, or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the DIP Liens.

7.            DIP Superpriority Claims. Subject and subordinate to the Carve Out and, with respect to claims attributable to DIP Secondary Collateral, the Prepetition Term Loan Adequate Protection Claims (as defined herein), each as set forth in this Interim Order, upon entry of this Interim Order, the DIP Agent, on behalf of itself and the DIP Secured Parties, is hereby granted, pursuant to section 364(c)(1) of the Bankruptcy Code, an allowed superpriority administrative expense claim in each of the Cases and any Successor Cases (collectively, the “DIP Superpriority Claims”) for all DIP Obligations. The DIP Superpriority Claim shall have priority over any and all other obligations, liabilities and indebtedness of each Debtor (other than the Carve Out and, with respect to claims attributable to DIP Secondary Collateral, the Prepetition Term Loan Adequate Protection Claims) of the kind specified in section 503(b) and 507(b) of the Bankruptcy Code, including, to the extent allowed under the Bankruptcy Code, any and all administrative expense claims and unsecured claims against the Debtors or their estates in any of the Cases and any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 328, 330, 331, 364, 503(a), 503(b), 507(a) (other than 507(a)(1)), 507(b), 546(c), 726 (to the extent permitted by law), 1113, and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, to the extent provided under section 364(c)(1) of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the DIP Superpriority Claims.

8.            No Obligation to Extend Credit. Except as may be required to fund the Carve Out Reserves (as defined below) as set forth in this Interim Order, the DIP Secured Parties shall have no obligation to make any loan or advance, or to issue, amend, renew, or extend any letters of credit or bankers’ acceptance under the DIP Documents, unless all of the conditions precedent to the making of such extension of credit or the issuance, amendment, renewal, or extension of such letter of credit or bankers’ acceptance be deemed issued under and subject to the DIP Documents and this Interim Order have been satisfied in full or waived by the DIP Agent in accordance with the terms of the DIP ABL Credit Agreement.

9.            Use of Proceeds of DIP ABL Facility. From and after the Petition Date, the Debtors shall use advances of credit under the DIP ABL Facility, in accordance with the Budget (subject to such variances as permitted in this Interim Order and the DIP ABL Credit Agreement), only for the purposes specifically set forth in this Interim Order, the DIP Documents, and the Budget and in compliance with the terms and conditions in this Interim Order and the DIP Documents.

10.            DIP Roll-Up Obligations. Upon entry of this Interim Order, without any further action by the Debtors or any other party, and as a condition to the provision of liquidity under the DIP ABL Facility, the Prepetition ABL Obligations shall be refinanced and repaid by the DIP ABL Loans and shall, to the extent remaining outstanding, constitute DIP Obligations. The authorization of the DIP Roll-Up Obligations shall be subject to the reservation of rights set forth in paragraph 50 of this Interim Order.

Authorization to Use Cash Collateral

11.            Authorization to Use Cash Collateral. Subject to the terms and conditions of this Interim Order, the DIP ABL Facility, and the DIP Documents and in accordance with the Budget (subject to such variances as permitted in this Interim Order and the DIP Documents), including, without limitation, the use of DIP Secondary Collateral to reduce the DIP Obligations (without a commitment reduction) in accordance with the Budget and in accordance with the Term Loan Segregated Cash Release Schedule, the Debtors are authorized to use Cash Collateral until the earlier of the DIP Termination Date or the Cash Collateral Termination Date (each as defined herein); provided, however, that, upon the Termination Declaration Date, the Carve-Out shall be funded and available to satisfy then-due Allowed Professional Fees (as defined in paragraph 47 of this Interim Order); provided, further, that during the Remedies Notice Period (as defined herein), the Debtors may use Cash Collateral to meet payroll obligations (other than severance), sales taxes and other expenses that the DIP Agent and Prepetition Term Loan Agent approve (each in its sole discretion) as critical to keeping the Debtors’ business operating subject to the Budget. Nothing in this Interim Order shall authorize the disposition of any assets of the Debtors or their estates outside the ordinary course of business, or any Debtor’s use of any Cash Collateral or other proceeds resulting therefrom, except as permitted in this Interim Order (including the Carve Out), the DIP ABL Facility, the DIP Documents, and in accordance with the Budget (subject to such variances as permitted in this Interim Order and the DIP Documents). For the avoidance of doubt, other than as set forth in this paragraph 11, the Debtors shall have no authority to utilize the Term Loan Segregated Cash pursuant to this Interim Order.

12.            Adequate Protection Liens.

(a)            Prepetition ABL Adequate Protection Liens. Subject to the Carve Out as set forth in this Interim Order, pursuant to sections 361, 363(e), and 364(d) of the Bankruptcy Code, as adequate protection of the interests of the Prepetition ABL Parties in the Prepetition Collateral to the extent of any Diminution in Value of such interests in the Prepetition Collateral, the Debtors hereby grant to the Prepetition ABL Agent, for the benefit of itself and the Prepetition ABL Parties, continuing, valid, binding, enforceable, and perfected postpetition security interests in and liens (the “Prepetition ABL Adequate Protection Liens”) on the DIP Collateral; provided that the foregoing collateral shall not include assets or property (other than Prepetition Collateral, including Cash Collateral and the proceeds thereof) upon which, and solely to the extent that, the grant of an Adequate Protection Lien (as defined herein) as contemplated in this Interim Order, unless otherwise expressly permitted by the terms of the applicable executory contracts and unexpired nonresidential leases, would constitute a default or event of default under any of the Debtors’ contracts or leases (and such default would not be excused or rendered ineffective by operation of the Bankruptcy Code or applicable nonbankruptcy law), but shall include the proceeds thereof.

(b)            Prepetition Term Loan Adequate Protection Liens. Subject to the Carve Out as set forth in this Interim Order, pursuant to sections 361, 363(e), and 364(d) of the Bankruptcy Code, as adequate protection of the interests of the Prepetition Term Loan Parties in the Prepetition Collateral against any Diminution in Value of such interests in the Prepetition Collateral, the Debtors hereby grant to the Prepetition Term Loan Agent, for the benefit of itself and the Prepetition Term Loan Parties, valid, binding, enforceable, and perfected postpetition security interests in and liens (the “Prepetition Term Loan Adequate Protection Liens,” and together with the Prepetition ABL Adequate Protection Liens, the “Adequate Protection Liens”) on the DIP Collateral and the Term Loan Segregated Cash; provided that the foregoing collateral shall not include assets or property (other than Prepetition Collateral, including Cash Collateral and the proceeds thereof) upon which, and solely to the extent that, the grant of an Adequate Protection Lien as contemplated in this Interim Order, unless otherwise expressly permitted by the terms of the applicable executory contract or unexpired nonresidential leases would constitute a default or event of default under any of the Debtors’ contracts or leases (and such default would not be excused or rendered ineffective by operation of the Bankruptcy Code or applicable nonbankruptcy law), but shall include the proceeds thereof.

13.            Priority of Adequate Protection Liens.

(a)            The Prepetition ABL Adequate Protection Liens shall be subject to the Carve Out as set forth in this Interim Order and shall otherwise be junior only to: (i) with respect to the DIP Primary Collateral, (A) the DIP Liens; (B) Permitted Prior Liens; and (C) the Prepetition ABL Liens; and (ii) with respect to the DIP Secondary Collateral, (A) Permitted Prior Liens; (B) the Prepetition Term Loan Liens; (C) the Prepetition Term Loan Adequate Protection Liens; (D) the DIP Liens; and (E) the Prepetition ABL Liens. The Prepetition ABL Adequate Protection Liens shall be senior to all other security interests in, liens on, or claims against any of the DIP Collateral, subject to the Intercreditor Agreement.

(b)            The Prepetition Term Loan Adequate Protection Liens shall be subject to the Carve Out as set forth in this Interim Order and shall otherwise be junior only to: (i) with respect to the DIP Primary Collateral, (A) Permitted Prior Liens, (B) the DIP Liens, (C) the Prepetition ABL Liens, (D) the Prepetition ABL Adequate Protection Liens, and (E) the Prepetition Term Loan Liens; and (ii) with respect to the DIP Secondary Collateral, (A) Permitted Prior Liens, and (B) the Prepetition Term Loan Liens. The Prepetition Term Loan Adequate Protection Liens shall be senior to all other security interests in, liens on, or claims against any of the DIP Collateral, subject to the Intercreditor Agreement.

(c)            Except as provided herein, the Adequate Protection Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter in the Cases or any Successor Cases, and shall be valid and enforceable against any trustee appointed in any of the Cases or any Successor Cases, or upon the dismissal of any of the Cases or Successor Cases. The Adequate Protection Liens shall not be subject to sections 510, 549, or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the Prepetition Liens or the Adequate Protection Liens.

14.            Adequate Protection Superpriority Claims.

(a)            Prepetition ABL Superpriority Claim. As further adequate protection of the interests of the Prepetition ABL Parties in the Prepetition Collateral against any Diminution in Value of such interests in the Prepetition Collateral, the Prepetition ABL Agent, on behalf of itself and the Prepetition ABL Parties, is hereby granted, subject to the Carve Out, as and to the extent provided by section 507(b) of the Bankruptcy Code, an allowed superpriority administrative expense claim in each of the Cases and any Successor Cases (the “Prepetition ABL Superpriority Claim”).

(b)            Prepetition Term Loan Superpriority Claim. As further adequate protection of the interests of the Prepetition Term Loan Parties in the Prepetition Collateral against any Diminution in Value of such interests in the Prepetition Collateral, the Prepetition Term Loan Agent, on behalf of itself and the Prepetition Term Loan Parties, is hereby granted, subject to the Carve Out, as and to the extent provided by section 507(b) of the Bankruptcy Code, an allowed superpriority administrative expense claim in each of the Cases and any Successor Cases (the “Prepetition Term Loan Superpriority Claim,” and together with the Prepetition ABL Superpriority Claim, the “Adequate Protection Superpriority Claims”).

15.            Priority of the Adequate Protection Superpriority Claims. Except as set forth herein, the Adequate Protection Superpriority Claims shall have priority, to the extent provided by section 507(b) of the Bankruptcy Code, over all administrative expense claims and unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 328, 330, 331, 503(a), 503(b), 507(a) (other than 507(a)(1), 506(c) (subject to entry of the Final Order), 507(b), 546(c), 726 (to the extent permitted by law), 1113, and 1114 of the Bankruptcy Code; provided, however, the Adequate Protection Superpriority Claims shall be subject to the Carve Out and shall otherwise have priority in the following order: (a) with respect to the DIP Primary Collateral, (1) the DIP Superpriority Claim, (2) the Prepetition ABL Superpriority Claim, and (3) the Prepetition Term Loan Superpriority Claim; and (b) with respect to the DIP Secondary Collateral, (1) the Prepetition Term Loan Superpriority Claim, (2) the DIP Superpriority Claim, and (3) the Prepetition ABL Superpriority Claim.

16.            Adequate Protection Payments and Protections for Prepetition ABL Parties. As further adequate protection (the “Prepetition ABL Adequate Protection Payments”), the Debtors are authorized and directed to provide adequate protection to the Prepetition ABL Parties in the form of payment in cash (and as to fees and expenses, without the need for the filing of a formal fee application) of (a) solely to the extent that any Prepetition ABL Obligations remain outstanding after entry of this Interim Order, interest (at the rate in accordance with the provisions of the Prepetition Documents) and principal due under the Prepetition ABL Documents with respect to such remaining Prepetition ABL Obligations, subject to the rights preserved in paragraph 50 below, (b) immediately upon entry of this Interim Order, payment of the reasonable and documented fees, out-of-pocket expenses, and disbursements (including the reasonable and documented fees, out-of-pocket expenses, and disbursements of counsel, financial advisors, auditors, third-party consultants, and other vendors) incurred by the Prepetition ABL Agent arising prior to the Petition Date and reimbursable under the Prepetition ABL Documents, including reasonable and documented fees and expenses of (1) Morgan, Lewis & Bockius LLP, (2) McMillan LLP, (3) Berkeley Research Group, LLC and (4) Winstead PC (collectively, the “ABL Advisors”), and (iii) in accordance with the procedures set forth in paragraph 43 hereof, the reasonable and documented fees, out-of-pocket expenses, and disbursements (including the reasonable and documented fees, out-of-pocket expenses, and disbursements of counsel, financial advisors, auditors, third-party consultants, and other vendors) incurred by the Prepetition ABL Agent arising subsequent to the Petition Date reimbursable under the Prepetition ABL Documents; provided, however, that during the continuation of a DIP Event of Default, any such payments to the Prepetition ABL Parties shall be made solely from the DIP Primary Collateral. Subject to entry of the Final Order, upon the earliest to occur of (a) entry of the Final Order, (b) the DIP Termination Date, or (c) delivery of the Carve Out Trigger Notice, the Debtors are further authorized and directed to pay (which may be made through an advance under the DIP ABL Facility) to the Prepetition ABL Agent, for the benefit of the Prepetition ABL Parties, $500,000 into a non-interest bearing account maintained at JPMorgan Chase Bank, N.A. (the “Prepetition ABL Indemnity Reserve”) to secure contingent indemnification, reimbursement, or similar continuing obligations arising under or related to the Prepetition ABL Documents (the “Prepetition ABL Indemnity Obligations”); provided that the Debtors shall not be required to fund the Prepetition ABL Indemnity Reserve if, at the time of the earliest to occur of the DIP Termination Date, the delivery of the Carve Out Trigger Notice, or the entry of the Final Order, the Prepetition ABL Obligations have been (or are contemporaneously therewith) Paid in Full. The Prepetition ABL Indemnity Reserve shall secure all costs, expenses, and other amounts (including reasonable and documented attorneys’ fees) owed to or incurred by the Prepetition ABL Agent and the Prepetition ABL Lenders related to the Prepetition ABL Documents, the Prepetition ABL Obligations, or the Prepetition ABL Liens granted to the Prepetition ABL Agent, as applicable, whether in these Cases or independently in another forum, court, or venue. The Prepetition ABL Indemnity Obligations shall be secured, and not subject to the Carve Out, by a first lien on the Prepetition ABL Indemnity Reserve and the funds therein and by a lien on the DIP Collateral and the Prepetition Collateral (subject in all respects to the Intercreditor Agreement). Subject to paragraph 43 below, payments of Prepetition ABL Indemnity Obligations shall be made as and when they arise and paid with the Prepetition ABL Indemnity Reserve, without further notice to or consent from the Debtors, a Committee (if appointed), or any other parties in interest and without further order of this Court; provided, that the rights of parties in interest with Requisite Standing11 to object to any such indemnification claim(s) are hereby reserved in accordance with paragraph 50 hereof. The Prepetition ABL Agent (for itself and on behalf of the Prepetition ABL Parties) shall retain and maintain the Prepetition ABL Liens and the Prepetition ABL Adequate Protection Liens granted to the Prepetition ABL Agent as security for the amount of any Prepetition ABL Indemnity Obligations not capable of being satisfied from application of the funds on deposit in the Prepetition ABL Indemnity Reserve. The Prepetition ABL Indemnity Reserve (but not the Prepetition ABL Indemnity Obligations) shall be released and the funds applied in accordance with paragraph 26 of this Interim Order at such time as the Prepetition ABL Indemnity Obligations are Paid in Full.

[11]	As used in this Final Order, a party in interest with “Requisite Standing” shall mean a party in interest (including the Committee, if appointed) that has obtained an order of the Court granting such party derivative standing.

17.            Adequate Protection Payments and Protections for Prepetition Term Loan Parties. As further adequate protection (the “Prepetition Term Loan Adequate Protection Payments,” and together with the Prepetition ABL Adequate Protection Payments, the “Adequate Protection Payments”), the Debtors are authorized and directed to provide the following adequate protection to the Prepetition Term Loan Parties in the form of payment in cash (and as to fees and expenses, without the need for the filing of a formal fee application): (a) immediately upon entry of the Interim Order, all overdue accrued and unpaid interest (at the non-default rate) and other amounts (other than principal) due under the Prepetition Term Loan Agreement (whether accrued prior to or after the Petition Date), (b) immediately upon entry of this Interim Order, payment of any unpaid reasonable and documented fees, out-of-pocket expenses, and disbursements (including the reasonable and documented fees, out-of-pocket expenses, and disbursements of counsel, financial advisors, auditors, third-party consultants, and other vendors) incurred by the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders arising prior to the Petition Date and reimbursable under the Prepetition Term Loan Documents, including reasonable and documented fees and expenses of (1) Gibson, Dunn & Crutcher LLP, (2) Houlihan Lokey Capital Inc., (3) Porter Hedges LLP (collectively, the “Term Loan Advisors”); and (4) Clifford Chance (counsel to the Prepetition Term Loan Agent), (c) interest and other amounts, as and when due under the Prepetition Term Loan Agreement, in each case at the non-default rate, and (d) in accordance with the procedures set forth in paragraph 43 hereof, the reasonable and documented fees, out-of-pocket expenses, and disbursements (including the reasonable and documented fees, out-of-pocket expenses, and disbursements of the Term Loan Advisors) arising subsequent to the Petition Date; provided, however, that during the continuance of a DIP Event of Default, any such payments to the Prepetition Term Loan Parties shall be made solely from the DIP Secondary Collateral.

18.            Additional Adequate Protection for Prepetition Term Loan Parties . As further adequate protection, the Debtors shall provide to the Term Loan Advisors, on behalf of the Prepetition Term Loan Lenders: (a) continued periodic reporting under the Prepetition Term Loan Credit Agreement; (b) the following enhanced reporting (on a professionals’ eyes only or non-cleansing basis) (1) a listing of permanently open store counts (i.e. stores not designated for permanent closure) by banner, updated on a weekly basis, (2) comp sales by banner, updated on a weekly basis, (3) a lease-by-lease summary report describing the status of negotiations and/or proposed sales for any leased properties, updated on a weekly basis, (4) inventory and borrowing base reports, updated on a weekly basis, and (5) any additional reporting delivered to either the DIP Agent or DIP Lenders (or their respective advisors), under the DIP Documents, and (c) access to management (including but not limited to the chief restructuring officer) of the Debtors no less frequently than once every week.

19.            Adequate Protection Reservation. Nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided hereunder to the Prepetition Secured Parties is insufficient to compensate for any Diminution in Value of their respective interests in the Prepetition Collateral. The receipt by the Prepetition Secured Parties of the adequate protection provided herein shall not be deemed an admission that the interests of the Prepetition Secured Parties are adequately protected. Further, this Interim Order shall not prejudice or limit the rights of the Prepetition Secured Parties to seek additional relief with respect to the use of Cash Collateral or for additional adequate protection, and all parties in interests’ rights are reserved with respect thereto.

Provisions Common to

DIP Financing and Use of Cash Collateral

20.            Amendment of the DIP Documents. The DIP Documents may from time to time be amended, modified, or supplemented by the parties thereto without further order of the Court if the amendment, modification, or supplement is (a) immaterial or non-adverse to the Debtors and their estates and (b) in accordance with the DIP Documents. In the case of a material amendment, modification, waiver, or supplement to the DIP Documents that is adverse to the Debtors, their estates or stakeholders (including, for the avoidance of doubt, the Prepetition Term Loan Parties), the Debtors shall provide notice (which may be provided through electronic mail or facsimile) to counsel to a Committee (if appointed), the Term Loan Advisors, and the U.S. Trustee, (the “Notice Parties”) at least five (5) business days prior to the proposed effectiveness of such amendment, modification, or supplement; provided, that executed waivers need only be provided to such parties substantially concurrently with the effectiveness thereof; provided, further, however, any such material amendment, modification, or supplement that is adverse to the Debtors or their estates shall be filed with the Court, and waiver of compliance with any covenant or extension of the period for compliance shall not be deemed to be adverse to the Debtors or their estates.

21.            Budget Maintenance. The use of borrowings and letters of credit under the DIP ABL Facility and the use of Cash Collateral shall be in accordance with the Budget, subject in all respects to the variances set forth in this Interim Order and in the DIP ABL Credit Agreement. The Budget shall depict, on a weekly basis and line item basis (i) projected cash receipts, (ii) projected cash disbursements (including ordinary course operating expenses, capital expenditures, bankruptcy-related expenses and certain other fees and expenses, and including expenses relating to the DIP Documents), (iii) net cash flow, (iv) Availability (as defined in the DIP ABL Credit Agreement, (v) total available liquidity, and (vi) professional fees and disbursements with respect to the Debtors’ professionals and other estate professionals, for the first thirteen (13) week period from the Closing Date, and such initial Budget shall be approved by, and in form and substance satisfactory to the DIP Agent, the Required Lenders (as defined in the DIP ABL Credit Agreement), and holders of Prepetition Term Loan Obligations in an aggregate principal amount equal to or greater than two-thirds of the aggregate principal amount of Prepetition Term Loan Obligations held by all signatories to the RSA (the “Super-Majority Prepetition Term Loan Lenders”), each in their sole discretion (it being acknowledged and agreed that the initial Budget attached hereto has been approved by the DIP Agent, the Required Lenders and the Super-Majority Prepetition Term Loan Lenders). The Budget shall be updated, modified, or supplemented by the Debtors in accordance with the DIP ABL Credit Agreement, but in any event the Budget shall be updated by the Debtors not less than one time in each fiscal month, and shall be transmitted to the Lender Advisors (as defined in the DIP ABL Credit Agreement) and the Term Loan Advisors and publicly posted to the Prepetition Term Loan Agent’s website to all holders of Term Loan Obligations when approved and adopted. Each such updated, modified, or supplemented budget shall be approved in writing (including by email) by, and shall be in form and substance satisfactory to, the DIP Agent, the Required Lenders, and the Steerco-Super Majority Lenders, (each in their sole discretion), and no such updated, modified, or supplemented budget shall be effective until so approved, and once so approved shall be deemed the Budget; provided, however, that in the event the parties cannot agree as to an updated, modified or supplemented budget within three (3) business days of such proposed updated, modified or supplemented budget’s delivery to the Lender Advisors and the Term Loan Advisors, such disagreement shall constitute an immediate DIP Event of Default and Cash Collateral Termination Event (each as defined below) once the period covered by the prior approved Budget has terminated, unless a new Budget has been approved by the end of such period, (and at all times thereafter such then-current approved Budget shall remain in effect unless and until a new Budget is approved by the DIP Agent, the Required Lenders, and the Steerco-Super Majority Lenders).12

[12]	“Steerco-Super Majority Lenders” means as of the relevant date, one or more holders of Term Loans who are signatories to the RSA that individually or collectively hold at least two-thirds of the aggregate outstanding principal amount of Term Loans that are held by the steering committee of the ad hoc group of Prepetition Term Loan Lenders (which may in all cases be communicated by the Term Loan Advisors via e-mail).

22.            Budget Compliance: Obligations of the Debtors to the DIP Secured Parties. The Debtors shall at all times comply with the Budget, subject to the variances set forth in the DIP ABL Credit Agreement. The Debtors shall provide all reports and other information as required in the DIP ABL Credit Agreement. The Debtors’ failure to comply with the Budget (including the variances set forth in the DIP ABL Credit Agreement) or to provide the reports and other information required in the DIP ABL Credit Agreement shall constitute a DIP Event of Default (as defined herein) following the expiration of any applicable cure period set forth in the DIP ABL Credit Agreement unless waived in accordance with the terms of the DIP ABL Credit Agreement.

23.            Budget Compliance: Obligations of the Debtors to the Prepetition Term Loan Parties. On Friday of each week following the Petition Date, the Debtors will deliver to the Term Loan Advisors a line-item by line-item variance report, setting forth, in reasonable detail, any variances between actual amounts for each line item in the Budget for the Variance Testing Period13 versus projected amounts set forth in the applicable Budget for each line-item included therein on a cumulative basis for such Variance Testing Period (for the avoidance of doubt, to be prepared by comparing the sum of the four (4) figures (or less, if the applicable Variance Testing Period has less than four weeks) for each relevant fiscal week for such corresponding line item in the relevant Budget that was in effect in respect of each relevant week at the time). The variance report shall also provide a reasonably detailed explanation (including whether such variance is permanent or temporary in nature or timing related) for any negative variance in such variance report in excess of 10% in actual receipts and any positive variance in such variance report in excess of 10% in actual operating disbursements during the Variance Testing Period (unless the dollar amount corresponding to such percentage variance is less than $1,000,000) as compared to projections for such corresponding line items during the Variance Testing Period as set forth in the Budget. The Debtors shall at all times comply with the Budget, subject to the following variances: (i) actual operating cash receipts for any four-fiscal week period up to and through the Saturday of the fiscal week most recently ended prior to the applicable variance report delivery date (“Four Week Period”) must not be less than 90% of budgeted operating cash receipts for any such Four Week Period and (ii) the actual cash disbursements (excluding professional fees) for any Four Week Period shall not be greater than 110% of the budgeted cash disbursements for any such Four Week Period; provided, that any variance from a prior period as tested against a cumulative budget shall carry forward in the succeeding Four Week Period for purposes of the Budget. Failure to comply with the Budget (including the variances set forth herein) shall constitute an immediate Cash Collateral Termination Event, unless waived by the Requisite Prepetition Term Loan Lenders .

[13]	“Variance Testing Period” means the four-fiscal week calendar period up to and through the Saturday of the fiscal week most recently ended prior to the applicable date of delivery of such variance report (provided that, if less than four-fiscal weeks have transpired since the Petition Date, the Variance Testing Period shall include the entire period from the Petition Date through the Saturday of the fiscal week most recently ended prior to the applicable Variance Testing Period).

24.            Modification of Automatic Stay. The automatic stay imposed under section 362(a)(2) of the Bankruptcy Code is hereby modified as necessary to effectuate all of the terms and provisions of this Interim Order, including, without limitation, to: (a) permit the Debtors to grant the DIP Liens, Adequate Protection Liens, DIP Superpriority Claims, and Adequate Protection Superpriority Claims; (b) permit the Debtors to perform such acts as the DIP Agent and Prepetition Term Loan Agent may reasonably request to assure the perfection and priority of the liens granted herein; (c) permit the Debtors to incur all liabilities and obligations to the DIP Secured Parties, Prepetition ABL Parties, and the Prepetition Term Loan Parties under the DIP Documents, the DIP ABL Facility, and this Interim Order, as applicable; and (d) authorize the Debtors to pay, and the DIP Secured Parties and the Prepetition Secured Parties to retain and apply, payments made in accordance with the terms of this Interim Order.

25.            Perfection of DIP Liens and Adequate Protection Liens. This Interim Order shall be sufficient and conclusive evidence of the creation, validity, perfection, and priority of all liens granted herein, including the DIP Liens and the Adequate Protection Liens, without the necessity of filing or recording any financing statement, mortgage, notice, or other instrument or document which may otherwise be required under the law or regulation of any jurisdiction or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement or mortgage) to validate or perfect (in accordance with applicable non-bankruptcy law) the DIP Liens and the Adequate Protection Liens, or to evidence or entitle the DIP Secured Parties and the Prepetition Secured Parties to the priorities granted herein. Notwithstanding the foregoing, each of the DIP Agent and each Prepetition Agent is authorized to file, in the applicable registries of deeds and other appropriate public records, as it in its sole discretion deems necessary or advisable, such financing statements, security agreements, mortgages, leasehold mortgages, notices of liens, and other similar documents to perfect in accordance with applicable non-bankruptcy law or to otherwise evidence the DIP Liens and the Adequate Protection Liens, and all such financing statements, mortgages, leasehold mortgages, notices, and other documents shall be deemed to have been filed or recorded as of the Petition Date; provided, however, that no such filing or recordation shall be necessary or required in order to create or perfect the DIP Liens or the Adequate Protection Liens. The Debtors are authorized and directed to execute and deliver promptly upon demand to the DIP Agent, the Prepetition ABL Agent, and the Prepetition Term Loan Agent, as applicable, all such financing statements, deposit account control agreements, mortgages, leasehold mortgages, notices, and other documents and/or applicable amendments as the DIP Agent, the Prepetition ABL Agent, or the Prepetition Term Loan Agent may reasonably request. Each of the DIP Agent, the Prepetition ABL Agent, and the Prepetition Term Loan Agent, in each of their discretion, may file a photocopy of this Interim Order as a financing statement with any filing or recording office or with any registry of deeds or similar office, in addition to or in lieu of such financing statements, notices of lien, or similar instrument. To the extent that the Prepetition ABL Agent is the secured party under any security agreement, mortgage, leasehold mortgage, landlord waiver, credit card processor notices or agreements, bailee letters, custom broker agreements, financing statement, account control agreements, or any other Prepetition Documents or is listed as loss payee or additional insured under any of the Debtors’ insurance policies, the DIP Agent shall also be deemed to be the secured party under such documents or to be the loss payee or additional insured, as applicable. The Prepetition ABL Agent shall serve as agent for the DIP Agent for purposes of perfecting the DIP Agent’s liens on all DIP Collateral that, without giving effect to the Bankruptcy Code and this Interim Order, is of a type such that perfection of a lien therein may be accomplished only by possession or control by a secured party.

26.            Application of Proceeds of Collateral. As a condition to the entry of the DIP Documents, the extension of credit under the DIP ABL Facility, and the authorization to use Cash Collateral, the Debtors have agreed that as of and commencing on the date of the Interim Hearing, the Debtors shall apply all net proceeds of DIP Collateral (and, solely when released in accordance with the Term Loan Segregated Cash Release Schedule, the Term Loan Segregated Cash) including whether sold in the ordinary course, liquidated pursuant to the Store Closing Motion, or otherwise, as provided in the DIP ABL Credit Agreement (without a reduction in commitments thereunder).

27.            Protections of Rights of the Prepetition Secured Parties.

(a)            Subject to the Intercreditor Agreement, unless the DIP Agent, Prepetition ABL Agent, and Prepetition Term Loan Agent have each provided their respective prior written consent, or all DIP Obligations, Prepetition ABL Obligations, and Prepetition Term Loan Obligations (excluding contingent indemnification obligations for which no claim has been asserted) have been, or contemporaneously will be, Paid in Full and the lending commitments under the DIP ABL Facility have terminated, in any of these Cases, any Successor Cases or the Canadian Cases, the Debtors shall neither seek entry of, nor support any motion or application seeking entry of, and otherwise shall object to any motion or application seeking entry of, any order (including any order confirming any plan of reorganization or liquidation) that authorizes any of the following: (i) the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other lien on all or any portion of the DIP Collateral or Prepetition Collateral and/or that is entitled to administrative priority status, in each case that is superior to or pari passu with the DIP Liens, the DIP Superpriority Claims, the Prepetition Liens, the Adequate Protection Liens, and/or the Adequate Protection Superpriority Claims except as expressly set forth in this Interim Order or the DIP Documents; (ii) the use of Cash Collateral for any purpose other than as permitted in the DIP Documents and this Interim Order; (iii) except as set forth in the DIP Documents, the return of goods pursuant to section 546(h) of the Bankruptcy Code (or other return of goods on account of any prepetition indebtedness) to any creditor of any Debtor or any creditor’s taking any setoff or recoupment against any of its prepetition indebtedness based upon any such return of goods pursuant to section 553 of the Bankruptcy Code or otherwise; or (iv) any modification of any of the DIP Secured Parties’ or the Prepetition Secured Parties’ rights under this Interim Order, the DIP Documents, the Prepetition ABL Documents, or the Prepetition Term Loan Documents with respect any DIP Obligations, Prepetition ABL Obligations, or Prepetition Term Loan Obligations. It shall be an Event of Default under the DIP Documents and a Cash Collateral Termination Event under this Interim Order if, in any of these Cases or any Successor Cases, the Debtors take or fail to take any of the actions contemplated with respect to provisions (i) through (iv) of the previous sentence or if any order is entered granting any of the relief enumerated in provisions (i) through (iv) of the previous sentence.

(b)            No Debtor shall object to any DIP Secured Parties, or any Prepetition Secured Parties, credit bidding up to the full amount of the applicable outstanding DIP Obligations and Prepetition Secured Obligations (as applicable), in each case including any accrued interest, fees, and expenses, in any sale of any DIP Collateral or Prepetition Collateral, as applicable, whether such sale is effectuated through sections 363 or 1129 of the Bankruptcy Code, by a Chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.

28.            Credit Bidding. In connection with any sale process authorized by the Court, (a) the DIP Secured Parties, and (b) subject to the rights preserved in paragraph 50, the Prepetition ABL Parties and Prepetition Term Loan Parties (or any such party’s designee) may credit bid, consistent with the applicable DIP Documents and/or Prepetition Documents, some or all of their claims for their respective priority collateral (each a “Credit Bid”) to the extent permitted by section 363(k) of the Bankruptcy Code, subject in each case to the rights, duties, and limitations, as applicable, of the parties under the Intercreditor Agreement and the Prepetition Documents, and to the provision of consideration sufficient to pay in full in cash any senior liens on the collateral that is subject to the Credit Bid. Each of the DIP Secured Parties, Prepetition ABL Parties, and Prepetition Term Loan Parties (or any such party’s designee) shall each be considered a “Qualified Bidder” with respect to its respective rights to acquire all or any of the assets by Credit Bid.

29.            Proceeds of Subsequent Financing. If the Debtors, any trustee, any examiner with expanded powers, or any responsible officer subsequently appointed in these Cases or any Successor Cases, shall obtain credit or incur debt pursuant to sections 364(b), 364(c), or 364(d) of the Bankruptcy Code or in violation of the DIP Documents at any time prior to the DIP Obligations and Prepetition ABL Obligations being Paid in Full, and the termination of the DIP Secured Parties’ obligation to extend credit under the DIP ABL Facility, including subsequent to the confirmation of any plan with respect to any or all of the Debtors and the Debtors’ estates, and such facilities are secured by any DIP Collateral, then all the cash proceeds derived from such credit or debt shall immediately be turned over to the DIP Agent to be applied in accordance with this Interim Order and the DIP Documents.

30.            Cash Collection. From and after the date of the entry of this Interim Order, all collections and proceeds of any DIP Primary Collateral or Prepetition ABL Priority Collateral and all Cash Collateral that does not constitute DIP Secondary Collateral (and except as otherwise set forth in the DIP ABL Credit Agreement) that shall at any time come into the possession, custody, or control of any Debtor, or to which any Debtor is now or shall become entitled at any time, shall, to the extent required by the DIP Documents, be promptly deposited in the same lock-box and/or deposit accounts into which the collections and proceeds of the Prepetition ABL Priority Collateral were deposited under the Prepetition Documents (or in such other accounts as are designated by the DIP Agent from time to time) (collectively, the “Cash Collection Accounts”), which accounts (except as otherwise set forth in the DIP ABL Credit Agreement) shall be subject to the sole dominion and control of the DIP Agent in accordance with the DIP ABL Credit Agreement (and, for the avoidance of doubt, the DIP Agent shall be authorized to issue notices of exclusive control or similar notices under existing control agreements). All proceeds and other amounts in the Cash Collection Accounts shall be remitted to the DIP Agent for application in accordance with the DIP Documents and this Interim Order. Unless otherwise agreed to in writing by the DIP Agent or otherwise provided for herein, or otherwise ordered by the Court, the Debtors shall maintain no accounts except those identified in any cash management order entered by the Court (a “Cash Management Order”). The Debtors and the financial institutions where the Debtors’ Cash Collection Accounts are maintained (including those accounts identified in any Cash Management Order), are authorized and directed to remit, without offset or deduction, funds in such Cash Collection Accounts upon receipt of any direction to that effect from the DIP Agent. For the avoidance of doubt, Term Loan Segregated Cash shall only be released and deposited into the Cash Collection Accounts in accordance with the Term Loan Segregated Cash Release Schedule.

31.            Maintenance of DIP Collateral. Until all DIP Obligations and all Prepetition ABL Obligations are Paid in Full, and the DIP Secured Parties’ obligation to extend credit under the DIP ABL Facility has terminated, the Debtors shall: (a) insure the DIP Collateral as required under the DIP ABL Facility; and (b) maintain the cash management system in effect as of the Petition Date, as modified by any Cash Management Order that has first been agreed to by the DIP Agent or as otherwise required by the DIP Documents or this Interim Order unless such cash management system is modified with the consent of the DIP Agent and the Prepetition Term Loan Agent (such consents not to be unreasonably withheld) or modified as a result of entry of any order by the Court.

32.            Disposition of DIP Collateral. The Debtors shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral, Prepetition ABL Priority Collateral or Prepetition Term Priority Collateral other than in the ordinary course of business, without (subject to the Intercreditor Agreement) the prior written consent of the DIP Agent, Prepetition ABL Agent or (solely with respect to the DIP Secondary Collateral, including the Term Loan Segregated Cash) the Prepetition Term Loan Agent, as the case may be (and no such consent shall be implied, from any other action, inaction or acquiescence by the DIP Secured Parties, the Prepetition ABL Parties, the Prepetition Term Loan Parties, or from any order of this Court), except as otherwise provided for in the DIP Documents (subject to the Intercreditor Agreement), or otherwise ordered by the Court.

33.            DIP Maturity Date. On the DIP Maturity Date: (a) all DIP Obligations shall be immediately due and payable, all commitments to extend credit under the DIP ABL Facility will terminate, other than as may be required in paragraph 47 with respect to the Carve Out, all treasury and cash management, hedging obligations and bank product obligations constituting Obligations (as defined in the DIP ABL Credit Agreement) shall be cash collateralized, and all letters of credit and bankers’ acceptances outstanding shall be cash collateralized in an amount equal to 103% of the face amount thereof, and such cash collateral shall not be subject to or subordinate to the Carve Out; (b) all authority to use DIP Primary Collateral shall cease, provided, however, that upon the DIP Maturity Date, the Carve Out shall be funded and available to satisfy then-due Allowed Professional Fees (as defined in paragraph 47 of this Interim Order) and (c) upon the expiration of the DIP Remedies Notice Period, the DIP Agent shall be entitled to otherwise exercise rights and remedies under the DIP Documents in accordance with this Interim Order (including paragraph 35). For the purposes of this Interim Order, the “DIP Maturity Date” shall mean the date that is the earliest of (i) six (6) months after the Effective Date, (ii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of an Acceptable Plan, (iii) the date the Court converts any of the Cases to a Chapter 7 case, (iv) the date the Court dismisses any of the Cases, and (v) the date on which the Loan Parties consummate a sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code or otherwise,.

34.            DIP Events of Default. The occurrence of any of the following events, unless waived by the DIP Agent in advance, in writing, and in accordance with the terms of the DIP ABL Credit Agreement, shall constitute an event of default (collectively, the “DIP Events of Default”): (a) the failure of the Debtors to perform, in any respect, any of the terms, provisions, conditions, covenants, or obligations under this Interim Order or any orders of the Canadian Court; (b) the occurrence of a “DIP Event of Default” or “Cash Collateral Termination Event” under this Interim Order or an “Event of Default” under the DIP ABL Credit Agreement; or (c) the failure of the Debtors to comply with the Required Milestones attached hereto as Exhibit 4.

35.            Rights and Remedies Upon DIP Event of Default. Immediately upon the occurrence and during the continuation of a DIP Event of Default, notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion, or notice to, hearing before, or order from the Court, but subject to the terms of this Interim Order (and the DIP Remedies Notice Period), the DIP Agent may declare (any such declaration shall, upon delivery by electronic mail (or other electronic means) to counsel to the Debtors, counsel to the Committee (if appointed), the Term Loan Advisors, and the U.S. Trustee, be referred to herein as a “DIP Termination Declaration”) (a) all DIP Obligations owing under the DIP Documents to be immediately due and payable, (b) the termination, reduction, or restriction of any further commitment to extend credit to the Debtors to the extent any such commitment remains under the DIP ABL Facility, (c) the termination of the DIP ABL Facility and the DIP Documents as to any future liability or obligation of the DIP Secured Parties, but without affecting any of the DIP Liens or the DIP Obligations, (d) a termination, reduction, or restriction on the ability of the Debtors to use Cash Collateral (other than Prepetition Term Priority Collateral), (e) solely in the event that the Debtors fail to meet a Sale Milestone (defined in Exhibit 4), the occurrence of the “Agreed Sale Process” (as defined below) and (f) the delivery of the Carve Out Trigger Notice (as defined herein) to the Debtors (as applicable) has occurred, (the date which is the earliest to occur of the Maturity Date and any date a DIP Termination Declaration or Carve Out Trigger Notice is delivered to the Debtors in accordance with this Interim Order shall be referred to herein as the “DIP Termination Date”); provided that prior to the exercise of any right set forth in clauses (a)-(e), the DIP Agent shall be required to file a motion with the Court using a CM/ECF emergency code seeking emergency relief from the automatic stay (the “Stay Relief Motion”) on at least five (5) business days’ written notice to counsel to the Debtors, counsel to the Prepetition Agents, the Term Loan Advisors, counsel to a Committee (if appointed), and the U.S. Trustee (the “DIP Remedies Notice Parties”) of the DIP Agent’s intent to exercise its rights and remedies (the “DIP Remedies Notice Period”) and, during the DIP Remedies Notice Period, the Debtors, the Prepetition Term Loan Parties, and/or the Committee may file an emergency motion before the Court (the “Emergency Motion”); provided, that the burden shall be on any party opposing the exercise of such remedies and/or the Stay Relief Motion, and the DIP Secured Parties shall not be required to satisfy the applicable standard for relief from the automatic stay.

36.            In the event that an Emergency Motion is not filed within the DIP Remedies Notice Period, or in the event that the Court denies such Emergency Motion(s), then the DIP Termination Date shall be deemed to have occurred for all purposes and the automatic stay will automatically be modified such that: (a) the DIP Secured Parties shall be entitled to exercise their rights and remedies in accordance with the DIP Documents and this Interim Order to satisfy the DIP Obligations, DIP Superpriority Claim, and DIP Liens, subject to the Carve Out (to the extent applicable), including, for the avoidance of doubt, declaring the occurrence of an Agreed Sale Process (as defined herein, and solely in the event that the Debtors fail to meet a Sale Milestone), and (b) the Prepetition ABL Parties shall be entitled to exercise their rights and remedies in accordance with the Prepetition ABL Documents and this Interim Order to satisfy the Prepetition ABL Obligations, Prepetition ABL Superpriority Claims, and Prepetition ABL Adequate Protection Liens, subject to the Carve Out (to the extent applicable). Notwithstanding anything to the contrary herein, the DIP Secured Parties and the Prepetition ABL Agent can only enter upon a leased premises following the issuance of a DIP Termination Declaration (i) as may be ordered by this Court upon motion and notice to the applicable landlord with an opportunity to respond that is reasonable under the circumstances; (ii) with the written consent of the applicable landlord; or (iii) pursuant to rights the DIP Secured Parties and Prepetition ABL Agent have under applicable non-bankruptcy law. Subject to the terms and conditions of this Interim Order, and in accordance with the Budget, the Debtors are authorized to use Cash Collateral (other than Prepetition Term Priority Collateral) until the DIP Termination Date; provided, however, that during the DIP Remedies Notice Period, the Debtors may use Cash Collateral (other than Prepetition Term Priority Collateral) solely in accordance with the terms and provisions of the Budget.

37.            In the event that the DIP Agent declares the occurrence of an Agreed Sale Process (which, for the avoidance of doubt, can occur solely in the event that the Debtors fail to meet a Sale Milestone), the Debtors shall commence a process for a full-chain liquidation (the “Agreed Sale Process”) and (1) following the filing of a motion on an expedited basis, and subject to the availability of the Court, obtain, within three business days after the DIP Remedies Notice Period, entry of an order from the Court, in form and substance approved by the DIP Agent, approving sale procedures with respect to a full-chain liquidation (which, at the Debtors’ option, may include designation of a stalking horse bid, subject to approval of the Court), (2) within seven business days after the DIP Remedies Notice Period, complete an auction for the full-chain liquidation and declare a “successful bidder” for the liquidation on terms and conditions consented to by the DIP Agent, and (3) following the filing of a motion on an expedited basis, and subject to the availability of the Court, obtain, within nine business days after the DIP Remedies Notice Period, entry of an order of the Court, in form and substance approved by the DIP Agent, approving the store liquidation and commence a full-chain liquidation pursuant to the approved liquidation agreement, the applicable Court sale order and a wind-down budget approved by the Court, reflecting those costs and expenses necessary to consummate an Agreed Sale Process in accordance with applicable law.

38.            Cash Collateral Termination Events. Subject to paragraph 39 herein, the Debtors’ right to use the Cash Collateral (other than DIP Primary Collateral) pursuant to this Interim Order shall terminate without further notice or court proceeding on the date of the occurrence of and continuance of any of the events set forth in Exhibit 3 attached hereto (each a “Cash Collateral Termination Event,” and the date on which such Cash Collateral Termination Event occurs, the “Cash Collateral Termination Date”), unless waived in writing by the Requisite Prepetition Term Loan Lenders.

39.            Remedies Upon a Cash Collateral Termination Event. Upon the occurrence or continuation of a Cash Collateral Termination Event, unless such Cash Collateral Termination Event has been waived in writing by the Prepetition Agents, the Prepetition Term Loan Agent may, and any automatic stay (whether arising under section 362 of the Bankruptcy Code or otherwise) is hereby modified, without further notice to, hearing of, or order from this Court, to the extent necessary to permit the Prepetition Term Loan Agent to, upon the delivery of written notice (which may include electronic mail) (the “Cash Collateral Termination Notice”) to the counsel to the Debtors, counsel to the DIP Agent, counsel to any Committee (if appointed), and the U.S. Trustee (the “Cash Collateral Remedies Notice Parties”): (i) terminate and/or revoke the Debtors’ right under this Interim Order to use any Prepetition Term Priority Collateral (including any remaining Term Loan Segregated Cash); (ii) take any act to create, validate, evidence, attach, or perfect any lien, security interest, right, or claim in the Prepetition Term Priority Collateral (including any remaining Term Loan Segregated Cash); and (iii) to take any action and exercise all rights and remedies provided to it by this Interim Order; provided that prior to the Prepetition Term Loan Agent’s exercise of any right in clauses (i)-(iii) of this paragraph, the Prepetition Term Loan Agent shall be required to file a Stay Relief Motion on at least five (5) business days’ prior written notice to the Cash Collateral Remedies Notice Parties of the Prepetition Term Loan Agent’s intent to exercise its rights and remedies (the “Cash Collateral Remedies Notice Period”) and, during the Cash Collateral Remedies Notice Period, the Debtors and the Committee may file an Emergency Motion; provided, that the burden shall be on any party opposing the exercise of such remedies and/or the Stay Relief Motion, and the Prepetition Term Loan Parties shall not be required to satisfy the applicable standard for relief from the automatic stay.

40.            In the event that an Emergency Motion is not filed within the Cash Collateral Remedies Notice Period, or in the event that the Court denies such Emergency Motion(s), then the Cash Collateral Termination Date shall be deemed to have occurred for all purposes and the automatic stay as to the Prepetition Term Loan Parties will automatically be modified such that the Debtors’ right to use Cash Collateral (other than DIP Primary Collateral) pursuant to this Interim Order shall terminate, and the Prepetition Term Loan Parties shall be permitted to exercise any right set forth in clauses (i)-(iii) of paragraph 39.

41.            Notwithstanding anything to the contrary herein, the Prepetition Term Loan Agent can only enter upon a leased premises following the occurrence of a Cash Collateral Termination Event (i) as may be ordered by this Court upon motion and notice to the applicable landlord with an opportunity to respond that is reasonable under the circumstances; (ii) with the written consent of the applicable landlord; or (iii) pursuant to rights the Prepetition Term Loan Agent has under applicable non-bankruptcy law. Subject to the terms and conditions of this Interim Order, and in accordance with the Budget, the Debtors are authorized to use Prepetition Term Priority Collateral until the Cash Collateral Termination Date; provided, however, that during the Cash Collateral Remedies Notice Period, the Debtors may use Prepetition Term Priority Collateral solely in accordance with the terms and provisions of the Budget.

42.            Good Faith Under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. The DIP Secured Parties and Prepetition ABL Parties have acted at arms’ length in good faith in connection with this Interim Order and are entitled to, and may rely upon, the protections granted herein and by section 364(e) of the Bankruptcy Code.

43.            DIP Fees, and Other Expenses. The Debtors are authorized and directed to pay all reasonable and documented prepetition and postpetition fees and out of pocket expenses of the DIP Agent in connection with the DIP ABL Facility, whether or not the transactions contemplated hereby are consummated, including reasonable and documented attorneys’ fees, monitoring and appraisal fees, financial advisory fees, fees and expenses of other consultants, and indemnification and reimbursement of reasonable and documented fees and expenses of (1) Morgan, Lewis & Bockius LLP, (2) McMillan LLP, (3) Berkeley Research Group, LLC and (4) Winstead PC (the “DIP Advisors,” and together with the ABL Advisors, the “Lender Advisors”), subject to the review procedures set forth in this paragraph 43. Subject to the review procedures set forth in this paragraph 43, payment of all reasonable and documented invoiced out-of-pocket fees and expenses provided for herein as adequate protection shall not be required to comply with the U.S. Trustee guidelines or file fee applications with the Court with respect to any fees or expenses payable herein, may be in summary form only (and shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine), and shall be provided to counsel to the Debtors, any statutory committee, and the U.S. Trustee (the “Fee Notice Parties”). If no objection to payment of the requested fees and expenses is made in writing by any of the Fee Notice Parties within ten business days after delivery of such invoices (the “Fee Objection Period”), then, without further order of, or application to, the Court or notice to any other party, such fees and expenses shall be promptly paid by the Debtors and, in any case, within ten business days. If an objection is made by any of the Fee Notice Parties within the Fee Objection Period to payment of the requested fees and expenses, then only the disputed portion of such fees and expenses shall not be paid until the objection is resolved by the applicable parties in good faith or by order of the Court, and the undisputed portion shall be promptly paid by the Debtors. Payments of any amounts set forth in this paragraph 43 shall not be subject to recharacterization, subordination, or disgorgement, unless expressly provided herein.

44.            Indemnification. The Debtors shall indemnify and hold harmless the DIP Secured Parties in accordance with the terms and conditions of the DIP ABL Credit Agreement. Upon the earlier of the (a) payment in full in cash of the DIP Obligations or (b) conclusion of the Remedies Notice Period, the Debtors shall pay $500,000.00 from proceeds of the DIP Primary Collateral into an indemnity account (the “DIP Indemnity Account”) subject to first priority liens of the DIP Agent, for the benefit of the DIP Secured Parties. The DIP Indemnity Account shall be released and the funds applied in accordance with paragraph 26 of this Interim Order upon the DIP Obligations being Paid in Full.

45.            Proofs of Claim. Notwithstanding any order entered by this Court in relation to the establishment of a bar date in any of the Cases or any Successor Cases to the contrary, the DIP Secured Parties, the Prepetition ABL Parties, and the Prepetition Term Loan Parties will not be required to file proofs of claim in any of the Cases or Successor Cases for any claims arising under the DIP Documents, the Prepetition ABL Documents, or the Prepetition Term Loan Documents. The Debtors’ stipulations, admissions, and acknowledgments and the provisions of this Interim Order shall be deemed to constitute a timely filed proof of claim for the DIP Secured Parties, the Prepetition ABL Parties, and the Prepetition Term Loan Parties with regard to all claims arising under the DIP Documents, the Prepetition ABL Documents, or the Prepetition Term Loan Documents, as the case may be. Notwithstanding the foregoing, the Prepetition ABL Agent on behalf of itself and the Prepetition ABL Parties, and the Prepetition Term Loan Agent on behalf of itself and the Prepetition Term Loan Parties, are hereby authorized and entitled, in their sole discretion, but not required, to file (and amend and/or supplement, as it sees fit) a proof of claim and/or aggregate or master proofs of claim in each of the Cases or Successor Cases for any claim described herein (with any such aggregate or master proof of claim filed in any of the Cases deemed to be filed in all Cases of each of the Debtors and asserted against all of the applicable Debtors). Any proof of claim filed by the Prepetition ABL Agent or the Prepetition Term Loan Agent shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the Prepetition ABL Parties or Prepetition Term Loan Parties. Any order entered by the Court in relation to the establishment of a bar date in any of the Cases or Successor Cases shall not apply to any claim of the DIP Secured Parties, the Prepetition ABL Parties, or the Prepetition Term Loan Parties. The provisions set forth in this paragraph are intended solely for the purpose of administrative convenience and shall not affect the substantive rights of any party-in-interest or their respective successors-in-interest.

46.            Rights of Access and Information. Without limiting the rights of access and information afforded the DIP Secured Parties (under the DIP Documents) or the Prepetition Term Loan Parties (under the Prepetition Term Loan Documents), the Debtors shall be, and hereby are, required to afford representatives, agents and/or employees of the DIP Agent (and so long as a DIP Event of Default has occurred and is continuing, each DIP Lender) and representatives, agents, and/or employees of the Prepetition Term Loan Agent reasonable access to the Debtors’ premises and their books and records in accordance with the DIP Documents and Prepetition Documents, as applicable, and shall reasonably cooperate, consult with, and provide to such persons all such information as may be reasonably requested. In addition, the Debtors authorize their independent certified public accountants, financial advisors, investment bankers and consultants to provide to the DIP Agent (and so long as a DIP Event of Default has occurred and is continuing, each DIP Lender) and Prepetition Term Loan Agent (subject to the Prepetition Term Loan Documents) all such information as may be reasonably requested with respect to the business, results of operations and financial condition of any of the Debtors.

47.            Carve Out.

(a)            Carve Out.  As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses, other than any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors or any committee14 (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee  (if appointed) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP ABL Agent or the Prepetition Term Loan Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $2,000,000.00 incurred after the first business day following delivery by the DIP ABL Agent or Prepetition Term Loan Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).15  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent or Prepetition Term Loan Agent to the Debtors, their lead restructuring counsel, counsel to the DIP Agent or Prepetition Term Loan Agent (whichever entity is not delivering the Carve Out Trigger Notice), the U.S. Trustee, and counsel to a Committee (if appointed), which notice may be delivered following the occurrence and during the continuation of a DIP Event of Default and acceleration of the DIP Obligations under the DIP Facility or during the continuation of a Cash Collateral Termination Event and upon termination of the Debtors’ right to use Cash Collateral by the Prepetition ABL Agent (with respect to DIP Primary Collateral) and the Prepetition Term Loan Agent (with respect to DIP Secondary Collateral), stating that the Post-Carve Out Trigger Notice Cap has been invoked.

[14]	Any fee due and payable upon consummation of a transaction shall be payable solely from the proceeds received by the Debtors resulting from such transaction, and provided that the terms and amount of any such fees shall have been disclosed to the DIP Agent in writing reasonably promptly after the same are agreed to by the Debtors, such fees shall be paid free and clear of the liens of the DIP Agents and the DIP Lenders.

[15]	Notwithstanding the foregoing, up to $500,000 of the Post-Carve Out Trigger Notice Cap may be used to pay Allowed Professional Fees of Professional Persons incurred prior to the delivery of a Carve Out Trigger Notice to the extent such Allowed Professional Fees exceed the ABL Professional Fee Carve Out Cap (as defined below)

(b)            Fee Estimates. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided, that within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Weekly Statement and Final Statement to be delivered on the same day received to the DIP ABL Agent and Prepetition Term Loan Agent). If any Professional Person fails to deliver a Weekly Statement within three calendar days after such Weekly Statement is due, such Professional Person’s entitlement (if any) to any funds in the Carve Out Reserves (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Budget for such period for such Professional Person; provided, that such Professional Person shall be entitled to be paid any unpaid amount of Allowed Professional Fees in excess of Allowed Professional Fees included in the Budget for such period for such Professional Person from a reserve to be funded by the Debtors from all cash on hand as of such date and any available cash thereafter held by any Debtor pursuant to paragraph 47(c) below, to the extent of any such funds held therein. Solely as it relates to the DIP Secured Parties and the Prepetition ABL Parties, any deemed draw and borrowing pursuant to paragraph 47(c)(i)(x) for amounts under paragraph 47(a)(iii) above shall be limited to the greater of (x) the sum of (I) the aggregate unpaid amount of Estimated Fees and Expenses included in such Weekly Statements timely received by the Debtors prior to the Termination Declaration Date plus, without duplication, (II) the lesser of (1) the aggregate unpaid amount of Estimated Fees and Expenses included in the Final Statements timely received by the Debtors pertaining to the period through and including the Termination Declaration Date and (2) the Budgeted Cushion Amount (as defined below), and (y) the aggregate unpaid amount of Allowed Professional Fees included in the Budget for the period prior to the Termination Declaration Date (such amount, the “ABL Professional Fee Carve Out Cap”). For the avoidance of doubt, the DIP Agent shall be entitled to maintain at all times a reserve (the “Carve-Out Reserve”) in an amount (the “Carve-Out Reserve Amount”) equal to the sum of (i) the greater of (x) the aggregate unpaid amount of Estimated Fees and Expenses included in all Weekly Statements timely received by the Debtors, and (y) the aggregate amount of Allowed Professional Fees contemplated to be unpaid in the Budget at the applicable time, plus (ii) the Post-Carve Out Trigger Notice Cap, plus (iii) the amounts contemplated under paragraph 47(a)(i) and 47(a)(ii) above, plus (iv) an amount equal to the amount of Allowed Professional Fees set forth in the Budget for the then current week occurring after the most recent Calculation Date and the two weeks succeeding such current week (such amount set forth in (iv), regardless of whether such reserve is maintained, the “Budgeted Cushion Amount”). In addition, the DIP Agent shall be entitled to maintain a reserve in the amount of a reasonable estimate of other amounts that may be included in the Carve Out or that are or may be payable from any proceeds of a transaction (as described in the footnote set forth above), including amounts which are or may become payable to any investment bankers or financial advisors of the Debtors or the Committee. Not later than 7:00 p.m. New York time on the fourth business day of each week starting with the first full calendar week following the Petition Date, the Debtors shall deliver to the DIP Agent a report setting forth the Carve-Out Reserve Amount as of such time, and, in setting the Carve-Out Reserve, the DIP Agent shall be entitled to rely upon such reports in accordance with the DIP ABL Credit Agreement. Prior to the delivery of the first report setting forth the Carve-Out Reserve Amount, the DIP Agent shall calculate the Carve-Out Reserve Amount by reference to the Budget for subsection (i) of the Carve-Out Reserve Amount.

(c)            Carve Out Reserves. On the day on which a Carve Out Trigger Notice is given by either the DIP Agent or Prepetition Term Loan Agent to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice (i) shall be deemed a draw request and notice of borrowing by the Debtors for DIP ABL Loans under the DIP ABL Credit Agreement in an amount equal to the sum of (x) the amounts set forth in paragraphs 47(a)(i) and 47(a)(ii) above, and (y) the then unpaid amounts of the Allowed Professional Fees up to the ABL Professional Fee Carve Out Cap (any such amounts actually advanced shall constitute DIP ABL Loans) and (ii) shall also constitute a demand to the Debtors, and authorization for the Debtors, to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of the amounts set forth in paragraphs 47(a)(i) and 47(a)(ii), and then unpaid amounts of the Allowed Professional Fees (which cash amounts shall reduce, on a dollar for dollar basis, the draw requests and applicable DIP ABL Loans pursuant to the forgoing clause (i) of this paragraph (c)). The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust in respect of amounts funded by the DIP Lenders and, if applicable, the cash on hand exclusively to pay such unpaid Allowed Professional Fees (each, a “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice (i) shall also be deemed a request by the Debtors for DIP ABL Loans under the DIP ABL Credit Agreement in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP ABL Loans), and (ii) shall also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap (which cash amounts shall reduce, on a dollar for dollar basis, the draw requests and applicable DIP ABL Loans pursuant to the foregoing clause (i) of this sentence of this paragraph (c)). The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust in respect of amounts funded by the DIP Lenders and, if applicable, cash on hand exclusively to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (each, a “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve(s), the “Carve Out Reserves”) prior to any and all other claims. On the first business day following the Termination Declaration Date and the deemed requests for the making of DIP ABL Loans as provided in this paragraph (c), notwithstanding anything in the DIP ABL Credit Agreement to the contrary, including with respect to (1) the existence of a Default (as defined in the DIP ABL Credit Agreement) or Event of Default, (2) the failure of the Debtors to satisfy any or all of the conditions precedent for the making of any DIP ABL Loan under the DIP ABL Credit Agreement, (3) any termination of the Commitments (as defined in the DIP ABL Credit Agreement) following an Event of Default, or (4) the occurrence of a DIP Termination Date, each DIP Lender with an outstanding Commitment shall make available to the DIP Agent, such DIP Lender’s pro rata share of such DIP ABL Loans.

(d)            Application of Carve Out Reserves.

(i)            All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in subparagraphs (a)(i) through (a)(iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full. If after payment in full of the Pre-Carve Out Amounts, the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, subject to clause (iii) below, all remaining funds in the account funded by (x) the DIP Lenders and/or from proceeds of DIP Primary Collateral shall be distributed (A) first, to the DIP Agent on account of the DIP Obligations until such obligations have been Paid in Full, (B) second, to the Prepetition ABL Agent on account of the Obligations (as defined in the Prepetition ABL Agreement) until such obligations have been Paid in Full, and (C) third, to the Prepetition Term Loan Agent on account of the Secured Obligations (as defined in the Prepetition Term Loan Agreement) until such obligations have been Paid in Full; and (y) the proceeds of DIP Secondary Collateral shall be distributed (A) first, to the Prepetition Term Loan Agent which shall apply such funds to the Secured Obligations (as defined in the Prepetition Term Loan Agreement) in accordance with the Prepetition Term Loan Agreement until such obligations have been Paid in Full, (B) second, to the DIP Agent on account of the DIP Obligations until such obligations have been Paid in Full, and (C) third, to the Prepetition ABL Agent on account of the Obligations (as defined in the Prepetition ABL Agreement) until such obligations have been Paid in Full.

(ii)            All funds in the Post-Carve Out Trigger Notice Reserve (other than up to $500,000, which may be used to pay Pre-Carve-Out Amounts to the extent they exceed the ABL Professional Fee Carve-Out Cap) shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth in paragraph 47(a) above (the “Post-Carve Out Amounts”). If, after such application, the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, subject to clause (iii) below, all remaining funds in the account funded by (x) the DIP Lenders and/or from proceeds of DIP Primary Collateral shall be distributed (A) first, to the DIP Agent on account of the DIP Obligations until such obligations have been Paid in Full, (B) second, to the Prepetition ABL Agent on account of the Obligations (as defined in the Prepetition ABL Agreement) until such obligations have been Paid in Full, and (C) third, to the Prepetition Term Loan Agent on account of the Secured Obligations (as defined in the Prepetition Term Loan Agreement) until such obligations have been Paid in Full; and (y) the proceeds of DIP Secondary Collateral shall be distributed (A) first, to the Prepetition Term Loan Agent which shall apply such funds to the Secured Obligations (as defined in the Prepetition Term Loan Agreement) in accordance with the Prepetition Term Loan Agreement until such obligations have been Paid in Full, (B) second, to the DIP Agent on account of the DIP Obligations until such obligations have been Paid in Full, and (C) third, to the Prepetition ABL Agent on account of the Obligations (as defined in the Prepetition ABL Agreement) until such obligations have been Paid in Full.

(iii)            Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 47, then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve to the extent of any shortfall in funding prior to making any payments to the DIP Agent or the Prepetition Term Loan Lenders, as applicable.

(iv)            Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the Prepetition Term Loan Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid as provided in subparagraphs (i), (ii), and (iii) above of this paragraph 47(d).

(v)            Notwithstanding anything to the contrary in this Interim Order, (A) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out with respect to any shortfall (as described below), and (B) subject to the limitations with respect to the DIP Secured Parties and the Prepetition ABL Parties set forth in paragraph 47(b) above with respect to the ABL Professional Fee Carve Out Cap, in no way shall any Budget, Carve Out, Post-Carve Out Trigger Notice Cap or Carve Out Reserves be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, or in the DIP ABL Facility, or in any Prepetition Secured Facilities, the Carve Out shall be senior to all liens and claims securing the DIP ABL Facility, the Adequate Protection Liens, and the Adequate Protection Superpriority Claims, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the obligations under the Prepetition Loan Documents.

(e)            No Direct Obligation To Pay Allowed Professional Fees.  None of the DIP Secured Parties and the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code.  Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Secured Parties or Prepetition Secured Parties in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(f)            Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(g)            Payment of Carve Out On or After the Termination Declaration Date.  Following the delivery of the Carve Out Trigger Notice, all Allowed Professional Fees shall be paid from the applicable Carve Out Reserve, and no Professional Person shall seek payment of any Allowed Professional Fees from any other source until the applicable Carve Out Reserve has been exhausted. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.  Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code, and applicable law.

48.            Limitations on Use of DIP Proceeds, Cash Collateral, and Carve Out. The DIP ABL Facility, the DIP Collateral, the Prepetition Collateral (including the Term Loan Segregated Cash), the Cash Collateral, and the Carve Out may not be used in connection with: (a) paying any prepetition claim except in accordance with the Budget, (b) preventing, hindering, or delaying any of the DIP Secured Parties or the Prepetition Secured Parties’ permitted enforcement or realization upon any of the DIP Collateral or Prepetition Collateral; (c) using or seeking to use Cash Collateral except as provided for in this Interim Order and the DIP Documents; (d) selling or otherwise disposing of DIP Collateral without the consent of the DIP Agent or Prepetition Collateral without the consent of the Prepetition Agents; (e) using or seeking to use any insurance proceeds constituting DIP Collateral except as provided for in this Interim Order and the DIP Documents (subject to the Intercreditor Agreement) without the consent of the DIP Agent, Prepetition ABL Agent or the Prepetition Term Loan Agent (in the case of DIP Secondary Collateral); (f) incurring Indebtedness (as defined in the DIP ABL Credit Agreement) without (i) the prior consent of the DIP Agent, except to the extent permitted under the DIP ABL Credit Agreement and (ii) the prior written consent of the Prepetition Term Loan Agent; (g) seeking to amend or modify any of the rights granted to the DIP Secured Parties or the Prepetition Secured Parties under this Interim Order, the DIP Documents, or the Prepetition Documents, including seeking to use Cash Collateral and/or DIP Collateral on a contested basis; (h) objecting to or challenging in any way the DIP Liens, DIP Obligations, Prepetition Liens, Prepetition Secured Obligations, DIP Collateral (including Cash Collateral) or, as the case may be, Prepetition Collateral, or any other claims or liens, held by or on behalf of any of the DIP Secured Parties or the Prepetition Secured Parties, respectively; (i) asserting, commencing, or prosecuting any claims or causes of action whatsoever, including any actions under Chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions to recover or disgorge payments, against any of the DIP Secured Parties, the Prepetition Secured Parties, or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees; (j) litigating, objecting to, challenging, or contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the DIP Obligations, the DIP Liens, the Prepetition Liens, Prepetition Secured Obligations, or any other rights or interests of any of the DIP Secured Parties or the Prepetition Secured Parties; or (k) seeking to subordinate, recharacterize, disallow, or avoid the DIP Obligations, or the Prepetition Secured Obligations; provided, however, that the Carve Out and such collateral proceeds and loans under the DIP Documents may be used for allowed fees and expenses, in an amount not to exceed $50,000 in the aggregate (the “Investigation Budget Amount”), incurred solely by a Committee (if appointed), in investigating (but not prosecuting or challenging), the Prepetition Lien and Claim Matters (as defined herein).

49.            Payment of Compensation. Nothing herein shall be construed as a consent to the allowance of any professional fees or expenses of any Professional Person or shall affect the right of the DIP Secured Parties or the Prepetition Secured Parties to object to the allowance and payment of such fees and expenses. The Debtors shall be permitted to pay fees and expenses allowed and payable by final order (that has not been vacated or stayed, unless the stay has been vacated) under sections 328, 330, 331, and 363 of the Bankruptcy Code, as the same may be due and payable.

50.            Effect of Stipulations on Third Parties.

(a)            Generally. The admissions, stipulations, agreements, releases, and waivers set forth in paragraph F of this Interim Order (collectively, the “Prepetition Lien and Claim Matters”) are and shall be binding on the Debtors, any subsequent trustee, responsible person, examiner with expanded powers, any other estate representative, and all creditors and parties in interest and all of their successors in interest and assigns, including a Committee (if appointed), unless and to the extent that a party in interest with proper standing granted by order of the Bankruptcy Court (or other court of competent jurisdiction) has properly filed an adversary proceeding or contested matter under the Bankruptcy Rules (other than the Debtors, as to which any Challenge (as defined below) is irrevocably waived and relinquished) and (i) has timely filed the appropriate pleadings, and timely commenced the appropriate proceeding required under the Bankruptcy Code and Bankruptcy Rules, including as required pursuant to Part VII of the Bankruptcy Rules (in each case subject to the limitations set forth in this paragraph 50) challenging the Prepetition Lien and Claim Matters (each such proceeding or appropriate pleading commencing a proceeding or other contested matter, a “Challenge”) by no later than the earlier of (I) (a) 60 days from the date of formation of a Committee (if appointed) or (b) 75 days following the entry of the Interim Order in the case that no Committee is appointed or (II) the entry of an order confirming a plan of the Debtors or the sale of all or substantially all the assets of the Debtors (as applicable, the “Challenge Deadline”), as such applicable date may be extended in writing from time to time in the sole discretion of the Prepetition ABL Agent (with respect to the Prepetition ABL Documents) and the Prepetition Term Loan Agent (with respect to the Prepetition Term Loan Documents), or by this Court for good cause shown pursuant to an application filed by a party in interest prior to the expiration of the Challenge Deadline, and (ii) this Court enters judgment in favor of the plaintiff or movant in any such timely and properly commenced Challenge proceeding and any such judgment has become a final judgment that is not subject to any further review or appeal.

(b)            Binding Effect. To the extent no Challenge is timely commenced by the Challenge Deadline, or to the extent such proceeding does not result in a final and non-appealable judgment or order of this Court that is inconsistent with the Prepetition Lien and Claim Matters, then, without further notice, motion, or application to, order of, or hearing before, this Court and without the need or requirement to file any proof of claim, the Prepetition Lien and Claim Matters shall, pursuant to this Interim Order, become binding, conclusive, and final on any person, entity, or party in interest in the Cases, and their successors and assigns, and in any Successor Case for all purposes and shall not be subject to challenge or objection by any party in interest, including a trustee, responsible individual, examiner with expanded powers, or other representative of the Debtors’ estates. Notwithstanding anything to the contrary herein, if any such proceeding is timely commenced, the Prepetition Lien and Claim Matters shall nonetheless remain binding on all other parties in interest and preclusive as provided in subparagraph (a) above except to the extent that any of such Prepetition Lien and Claim Matters is expressly the subject of a timely filed Challenge, which Challenge is successful as set forth in a final judgment as provided in subparagraph (a) above, and only as to plaintiffs or movants that have complied with the terms hereof. To the extent any such Challenge proceeding is timely and properly commenced, the Prepetition Secured Parties shall be entitled to payment of the related costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred under the Prepetition Documents in defending themselves in any such proceeding as adequate protection. Upon a successful Challenge brought pursuant to this paragraph 50, the Court may fashion any appropriate remedy.

51.            No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, or incidental beneficiary.

52.            Section 506(c) Claims. Subject to entry of a Final Order, no costs or expenses of administration which have been or may be incurred in the Cases at any time shall be charged against the DIP Secured Parties, the Prepetition Secured Parties, or any of their respective claims, the DIP Collateral, or the Prepetition Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, or otherwise, without the prior written consent of the DIP Secured Parties or the Prepetition Secured Parties, as applicable, and no such consent shall be implied from any other action, inaction, or acquiescence by any such parties.

53.            No Marshaling/Applications of Proceeds. Subject to entry of a Final Order, the DIP Secured Parties and the Prepetition Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition Collateral, as the case may be, and proceeds shall be received and applied pursuant to this Interim Order and the DIP Documents (but subject to the Intercreditor Agreement), notwithstanding any other agreement or provision to the contrary.

54.            Section 552(b). Subject to entry of a Final Order, the Prepetition Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties, with respect to proceeds, products, offspring or profits of any of the Prepetition Collateral.

55.            Access to DIP Collateral. Subject to and effective upon entry of a Final Order, upon expiration of the Remedies Notice Period, the DIP Secured Parties and the Prepetition ABL Parties, subject to the Intercreditor Agreement, shall be permitted to (a) access and recover any and all DIP Primary Collateral, and (b) enter onto any leased premises of any Debtor that constitutes DIP Primary Collateral and exercise all of the Debtors’ rights and privileges as lessee under such lease in connection with an orderly liquidation of the DIP Primary Collateral, provided, however, in the case of clause (b), the DIP Secured Parties and/or Prepetition ABL Parties can only enter upon a leased premises after a DIP Event of Default in accordance with (i) a separate written agreement by and between the DIP Secured Parties or the Prepetition ABL Parties, as applicable, and any applicable landlord, (ii) pre-existing rights of the DIP Secured Parties or the Prepetition ABL Parties, as applicable, and any applicable landlord under applicable non-bankruptcy law, (iii) consent of the applicable landlord, or (iv) entry of an order of this Court obtained by motion of the applicable DIP Secured Party or Prepetition ABL Party on such notice to the landlord as shall be required by this Court; provided, however, solely with respect to rent due to a landlord of any such leased premises, the DIP Secured Parties and/or the Prepetition ABL Parties, as applicable, shall be obligated only to reimburse the Debtors for the payment of rent of the Debtors that first accrues after delivery of the DIP Termination Declaration in accordance with paragraph 35 herein that is payable during the period of such occupancy by the DIP Secured Parties and/or Prepetition ABL Parties, as applicable, calculated on a daily per diem basis; provided, further, that nothing herein shall relieve the Debtors of their obligations pursuant to section 365(d)(3) of the Bankruptcy Code for the payment of rent that accrues prior to delivery of the DIP Termination Declaration through and including any assumption and/or rejection of any lease. Nothing herein shall require the DIP Secured Parties or the Prepetition ABL Parties to assume any lease as a condition to the rights afforded in this paragraph.

56.            Limits on Lender Liability. Subject to entry of a Final Order, nothing in this Interim Order, any of the DIP Documents, the Prepetition Documents, or any other documents related thereto shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Secured Parties or the Prepetition Secured Parties of any liability for any claims arising from any activities by the Debtors in the operation of their businesses or in connection with the administration of these Cases. The DIP Secured Parties and the Prepetition Secured Parties shall not, solely by reason of having made loans under the DIP ABL Facility or the Prepetition Documents or permitted the use of Cash Collateral, be deemed in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended, or any similar federal or state statute). Nothing in this Interim Order or the DIP Documents, shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Secured Parties or any of the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors.

57.            Insurance Proceeds and Policies. Upon entry of this Interim Order and to the fullest extent provided by applicable law, the DIP Agent (on behalf of the DIP Secured Parties), the Prepetition ABL Agent (on behalf of the Prepetition ABL Parties), and the Prepetition Term Loan Agent (on behalf of the Prepetition Term Loan Parties), shall be, and shall be deemed to be, without any further action or notice, named as additional insured and loss payee on each insurance policy maintained by the Debtors that in any way relates to the DIP Collateral.

58.            Joint and Several Liability. Nothing in this Interim Order shall be construed to constitute a substantive consolidation of any of the Debtors’ estates, it being understood, however, that the Debtors shall be jointly and severally liable for the obligations hereunder and all DIP Obligations in accordance with the terms hereof and of the DIP ABL Facility and the DIP Documents.

59.            No Superior Rights of Reclamation. Based on the findings and rulings herein regarding the integrated nature of the DIP ABL Facility and the Prepetition ABL Documents, the right of a seller of goods to reclaim such goods under section 546(c) of the Bankruptcy Code is not a Permitted Prior Lien; rather, any such alleged claims arising or asserted as a right of reclamation (whether asserted under section 546(c) of the Bankruptcy Code or otherwise) shall have the same rights and priority with respect to the DIP Liens as such claim had with the Prepetition ABL Liens.

60.            Rights Preserved. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, subject to the Prepetition Documents and the Intercreditor Agreement: (a) the DIP Secured Parties’ and Prepetition Secured Parties’ right to seek any other or supplemental relief in respect of the Debtors; (b) any of the rights of any of the DIP Secured Parties and/or the Prepetition Secured Parties under the Bankruptcy Code or under non-bankruptcy law, including the right to (i) request modification of the automatic stay of section 362 of the Bankruptcy Code, (ii) request dismissal of any of the Cases or Successor Cases, conversion of any of the Cases to cases under Chapter 7, or appointment of a Chapter 11 trustee or examiner with expanded powers, or (iii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a Chapter 11 plan or plans; or (c) any other rights, claims, or privileges (whether legal, equitable, or otherwise) of any of the DIP Secured Parties or Prepetition Secured Parties. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the Debtors’, a Committee’s (if appointed), or any party in interest’s right to oppose any of the relief requested in accordance with the immediately preceding sentence except as expressly set forth in this Interim Order

61.            Taxing Authorities. Notwithstanding any other provisions included in the DIP ABL Credit Agreement, this Interim Order, any agreements approved hereby, or any other orders in these Cases, any statutory liens (collectively, the “Tax Liens”) of the Taxing Authorities16 shall not be primed by nor made subordinate to any liens granted to any party hereby to the extent such Tax Liens are valid senior, perfected, and unavoidable, and all parties’ rights to object to the priority, validity, amount, and extent of the claims and liens asserted by the Taxing Authorities are fully preserved.

62.            Consignment of Inventory. Notwithstanding anything to the contrary set forth herein, in no event shall the Prepetition Collateral include (x) any Inventory (as defined in the Uniform Commercial Code as in effect from time to time under any applicable state law or such other jurisdiction where the consigned goods have been shipped to) held by a Debtor on a consignment basis and as to which the consignor has complied with all applicable requirements of the Uniform Commercial Code or other applicable law, which Inventory is not owned by a Debtor (and would not be reflected on a consolidated balance sheet of the Debtors and their respective subsidiaries prepared in accordance with GAAP), but excluding any property right of the Debtors in such Inventory (“Consignment Inventory”) or (y) any proceeds from the sale of any Consignment Inventory that are not property of the Debtors’ estates in accordance with applicable law. The rights of consignors to seek a determination as to the validity of an asserted consignment right and/or the return of consigned goods or the proceeds from the sale thereof are expressly preserved.

[16]	As used in this Interim Order, “Taxing Authorities” shall include: [●].

63.            No Waiver by Failure to Seek Relief. The failure of the DIP Secured Parties or Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the DIP Documents, the Prepetition Documents, or applicable law, as the case may be, shall not constitute a waiver of any of the rights hereunder, thereunder, or otherwise of the DIP Secured Parties, the Prepetition Secured Parties, a Committee (if appointed), or any party in interest.

64.            Binding Effect of Interim Order. Immediately upon execution by this Court, the terms and provisions of this Interim Order shall become valid and binding upon and inure to the benefit of the Debtors, the DIP Secured Parties, the Prepetition Secured Parties, all other creditors of any of the Debtors, a Committee (if appointed), or any other court appointed committee, and all other parties in interest and their respective successors and assigns, including any trustee or other fiduciary hereafter appointed in any of the Cases, any Successor Cases, or upon dismissal of any Case or Successor Case.

65.            No Modification of Interim Order. Until and unless the DIP Obligations and the Prepetition Secured Obligations have been Paid in Full (such payment being without prejudice to any terms or provisions contained in the DIP ABL Facility which survive such discharge by their terms) the Debtors shall not seek or consent to, directly or indirectly: (a) without the prior written consent of the DIP Agent and the Prepetition Term Loan Agent (acting at the direction of the requisite Prepetition Term Loan Lenders in accordance with the Prepetition Term Loan Documents), (i) any modification, stay, vacatur, or amendment to this Interim Order; or (ii) a priority claim for any administrative expense or unsecured claim against the Debtors (now existing or hereafter arising of any kind or nature whatsoever, including any administrative expense of the kind specified in sections 503(b), 506(c), 507(a), or 507(b) of the Bankruptcy Code) in any of the Cases or Successor Cases, equal or superior to the DIP Superpriority Claims or Adequate Protection Superpriority Claims, other than the Carve Out; (b) without the prior written consent of the DIP Agent and the Prepetition Term Loan Agent for any order allowing use of Cash Collateral (other than as permitted during the DIP Remedies Notice Period or the Cash Collateral Remedies Notice Period, as applicable) resulting from DIP Collateral or Prepetition Collateral in a manner inconsistent with this Interim Order or the Final Order, as applicable; (c) without the prior written consent of the DIP Agent, any lien on any of the DIP Primary Collateral with priority equal or superior to the DIP Liens, except as specifically provided in the DIP Documents, other than the Carve Out; or (d) without the prior written consent of the Prepetition Agents, any lien on any of the DIP Collateral with priority equal or superior to the Prepetition Liens or Adequate Protection Liens, other than the Carve Out. The Debtors shall not seek or consent to, directly or indirectly any amendment, modification, or extension of this Interim Order without the prior written consent, as provided in the foregoing, of the DIP Agent and the Prepetition Term Loan Agent, and no such consent shall be implied by any other action, inaction or acquiescence of the DIP Agent or the Prepetition Term Loan Agent.

66.            Continuing Effect of Intercreditor Agreement. The Debtors, DIP Secured Parties, and Prepetition Secured Parties each shall be bound by, and in all respects of the DIP ABL Facility shall be governed by, and be subject to all the terms, provisions and restrictions of the Intercreditor Agreement.

67.            Interim Order Controls. In the event of any inconsistency between the terms and conditions of the DIP Documents and of this Interim Order, the provisions of this Interim Order shall govern and control. In the event of any inconsistency between the terms and conditions of the Intercreditor Agreement and this Interim Order (solely as between the DIP Secured Parties and Prepetition Secured Parties), the provisions of the Intercreditor Agreement shall govern and control.

68.            Discharge. The DIP Obligations and the obligations of the Debtors with respect to the adequate protection provided herein shall not be discharged by the entry of an order confirming any plan of reorganization in any of the Cases, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, unless such obligations have been Paid in Full, on or before the effective date of such confirmed plan of reorganization, or each of the DIP Secured Parties, the Prepetition ABL Agent, and Prepetition Term Loan Agent (acting at the direction of the requisite Prepetition Term Loan Lenders in accordance with the Prepetition Term Loan Documents), as applicable, has otherwise agreed in writing. None of the Debtors shall propose or support any plan of reorganization or sale of all or substantially all of the Debtors’ assets, or order confirming such plan or approving such sale, that does not require that all DIP Obligations be Paid in Full (in the case of the sale of DIP Primary Collateral) or (other than provided in the RSA) that all Prepetition Term Loan Obligations be Paid in Full (in the case of the sale of DIP Secondary Collateral), and the payment of the Debtors’ obligations with respect to the adequate protection provided for herein, in full in cash within a commercially reasonable period of time (and in no event later than the effective date of such plan of reorganization or sale) (a “Prohibited Plan or Sale”) without the written consent of each of the DIP Secured Parties, the Prepetition ABL Agent, and Prepetition Term Loan Agent (acting at the direction of the requisite Prepetition Term Loan Lenders in accordance with the Prepetition Term Loan Documents), as applicable. For the avoidance of doubt, the Debtors’ proposal or support of a Prohibited Plan or Sale, or the entry of an order with respect thereto, shall constitute a DIP Event of Default and Cash Collateral Termination Event hereunder and under the DIP Documents.

69.            Survival. The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered: (a) confirming any plan of reorganization in any of the Cases; (b) converting any of the Cases to a case under Chapter 7 of the Bankruptcy Code; (c) dismissing any of the Cases or any Successor Cases; or (d) pursuant to which this Court abstains from hearing any of the Cases or Successor Cases. The terms and provisions of this Interim Order, including the claims, liens, security interests, and other protections granted to the DIP Secured Parties and Prepetition Secured Parties granted pursuant to this Interim Order and/or the DIP Documents, notwithstanding the entry of any such orders described in (a)-(d), above, shall continue in the Cases, in any Successor Cases, or following dismissal of the Cases or any Successor Cases, and shall maintain their priority as provided by this Interim Order until: (x) in respect of the DIP ABL Facility, all the DIP Obligations, pursuant to the DIP Documents and this Interim Order, have been Paid in Full (such payment being without prejudice to any terms or provisions contained in the DIP ABL Facility which survive such discharge by their terms); (y) in respect of the Prepetition ABL Facility, all of the Prepetition ABL Obligations pursuant to the Prepetition ABL Documents and this Interim Order, have been Paid in Full; and (z) in respect of the Prepetition Term Loan Agreement, all of the Prepetition Term Loan Obligations pursuant to the Prepetition Term Loan Documents and this Interim Order have been Paid in Full. The terms and provisions concerning the indemnification of the DIP Agent and DIP Lenders shall continue in the Cases, in any Successor Cases, following dismissal of the Cases or any Successor Cases, following termination of the DIP Documents and/or the indefeasible repayment of the DIP Obligations. In addition, the terms and provisions of this Interim Order shall continue in full force and effect for the benefit of the Prepetition Term Loan Parties notwithstanding the repayment in full of or termination of the DIP Obligations or the Prepetition ABL Obligations.

70.            Final Hearing. The Final Hearing to consider entry of the Final Order and final approval of the DIP ABL Facility is scheduled for [________], 2020 at [__]:00 [_].m. (prevailing Central Time) before the Honorable [________], United States Bankruptcy Judge at the United States Bankruptcy Court for the Southern District of Texas. On or before [___________], 2020, the Debtors shall serve, by United States mail, first-class postage prepaid, notice of the entry of this Interim Order and of the Final Hearing (the “Final Hearing Notice”), together with copies of this Interim Order and the DIP Motion, on: (a) the parties having been given notice of the Interim Hearing; (b) any party which has filed prior to such date a request for notices with this Court; (c) counsel for a Committee (if appointed); (d) the Securities and Exchange Commission; and (e) the Internal Revenue Service. The Final Hearing Notice shall state that any party in interest objecting to the entry of the proposed Final Order shall file written objections with the Clerk of the Court no later than on [_________], 2020, at [__]:00 p.m. (prevailing Central Time), which objections shall be served so as to be received on or before such date by: (i) counsel to the Debtors, Kirkland & Ellis LLP, Attn. Joshua A. Sussberg, Christopher Marcus, and Aparna Yenamandra, and co-counsel to the Debtors, Jackson Walker LLP, 1401 McKinney St. Suite 1900, Houston, TX 77010, Attn:  Matthew D. Cavenaugh and Victoria N. Argeroplos; (ii) counsel to the DIP Agent and the Prepetition ABL Agent, Morgan Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, Attn: Matthew F. Furlong, Julia Frost-Davies and Christopher L. Carter, and Winstead PC, 600 Travis Street, Suite 5200, Houston, Texas 77002, Attn: Sean B. Davis; (iii) counsel to the Prepetition Term Loan Agent, Gibson, Dunn & Crutcher LLP, 200 Park Ave., New York, New York 10166, Attn: Scott J. Greenberg, Matthew J. Williams, Steven A. Domanowski, and Keith R. Martorana, and Porter Hedges LLP, 1000 Main St., 36th Floor, Houston, Texas 77002, Attn: Aaron J. Power; and (iv) counsel to the Committee (if appointed).

71.            Nunc Pro Tunc Effect of this Interim Order. This Interim Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and shall take effect and be enforceable nunc pro tunc to the Petition Date immediately upon execution thereof.

72.            Retention of Jurisdiction. The Court has and will retain jurisdiction to enforce the terms of, any and all matters arising from or related to the DIP ABL Facility, and/or this Interim Order.

Dated:
Houston, Texas	United States Bankruptcy Judge

Exhibit 1

DIP ABL Credit Agreement

Exhibit 2

Initial Budget

Exhibit 3

Cash Collateral Termination Events

1.	Any Event of Default (as defined in the DIP ABL Facility) has occurred and is continuing under the DIP ABL Facility.

2.	The failure by the Debtors to comply with any material provision of the Interim Order or the Final Order.

3.	The appointment of a trustee or an examiner with expanded powers.

4.	The conversion or dismissal of any of the Cases.

5.	The entry of an order reversing, staying, vacating, or otherwise modifying in any material respect the Interim Order or the Final Order, or the Interim Order or Final Order shall otherwise cease to be in full force or effect.

6.	The Debtors’ filing of an application, motion, or other pleading seeking to amend, modify, supplement or extend the Interim Order or the Final Order without the consent of the Requisite Prepetition Term Loan Lenders.

7.	The Debtors’ filing of an application, motion or other pleading seeking authorization to obtain post-petition financing without the consent of the Requisite Prepetition Term Loan Lenders.

8.	The entry of an order approving post-petition financing that is not acceptable to the Requisite Prepetition Term Loan Lenders.

9.	The Debtors take any action against any of the Prepetition Term Loan Parties challenging the validity, enforceability, perfection, or priority of their liens or claims.

10.	The termination of the RSA, or the RSA otherwise ceases to be in full force and effect.

11.	In respect of the Budget, (i) actual aggregate operating cash receipts for any Four Week Period shall be less than 90% of aggregate budgeted cash receipts for any such Four Week Period or (ii) the actual aggregate cash disbursements (excluding professional fees) for any Four Week Period shall be greater than 110% of the budgeted aggregate cash disbursements for any such Four Week Period; provided, that any variance from a prior period as tested against a cumulative budget shall carry forward in the succeeding Four Week Period for purposes of the Budget.

12.	Any default arises under any material prepetition indebtedness of the Debtors that is not stayed by the automatic stay in these Cases.

13.	Any motion is filed seeking to terminate any Debtor’s exclusive right to file a chapter 11 plan (unless actively contested by the Debtors), or the expiration of any Debtor’s exclusive right to file a chapter 11 plan.

14.	The payment of, or application by the Debtors for authority to pay, any prepetition claim unless (i) in accordance with the Budget, and (ii) with the consent of the Requisite Prepetition Term Loan Lenders, which consent shall be deemed to have been provided with respect to relief set forth in the “first day” and “second day” orders.

15.	The Debtors shall have entered into, or made any payment in respect of, any critical vendor agreements or otherwise entered into the agreement to pay, or made on a postpetition basis, any payment in respect of critical vendor trade obligations, in each instance for an amount in excess of $100,000 to any one vendor (in one or multiple payments), except with the written consent of the Requisite Prepetition Term Loan Lenders.

16.	The existence of any claim or charges, or the entry of any order of the Court authorizing any claims or charges, entitled to superpriority administrative expense claim status in any of the Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Prepetition Term Loan Parties under the Interim Order or the Final Order, or there shall arise or be granted by the Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of section 503 or clause (b) of section 507 of the Bankruptcy Code or (ii) any lien on the Prepetition Collateral having a priority senior to or pari passu with the liens and security interests granted to the Prepetition Term Loan Parties under the Interim Order or the Final Order, except as provided in the Interim Order or the Final Order.

17.	The automatic stay shall be modified, reversed, revoked or vacated in a manner that has a material adverse impact on the rights and interests of the Prepetition Term Loan Parties.

18.	The Debtors (A) shall have filed a motion with the Court seeking entry of an order avoiding, disallowing, subordinating or recharacterizing any claim, lien or interest held by any Prepetition Secured Party arising under the Prepetition Term Loan Documents, or (B) shall fail to contest any Challenge filed by a third party (including any Committee), unless, in either case, the Prepetition Term Loan Agent has consented to such motion.

19.	The failure to satisfy any of the following milestones (which milestones may be extended by the written consent of the Requisite Prepetition Term Loan Lenders):

a.	Entry of Interim Order that is acceptable to the Requisite Prepetition Term Loan Lenders: 5 days after the Petition Date.

b.	Debtors to file a motion (acceptable to the Requisite Prepetition Term Loan Lenders) seeking to extend the lease assumption/rejection period to 210 days: 10 days after the Petition Date.

c.	Debtors to file a motion (acceptable to the Requisite Prepetition Term Loan Lenders) seeking to implement procedures for store closings: 10 days after the Petition Date.

d.	Delivery to the Term Loan Advisors of a plan for optimization of the leased property portfolio and real estate portfolio that is acceptable to the Requisite Prepetition Term Loan Lenders (the “Lease Optimization Plan”): 14 days after the Petition Date.

e.	Filing of a plan of reorganization that is acceptable to the Requisite Prepetition Term Loan Lenders (an “Acceptable Plan”) and disclosure statement with respect to the Acceptable Plan (the “Disclosure Statement”) with the Court: 15 days after the Petition Date; provided, that the Debtors’ compliance with this milestone shall not be affected by technical and immaterial changes and other changes, modifications and supplements to such Acceptable Plan and Disclosure Statement that are reasonably acceptable to the Requisite Prepetition Term Loan Lenders filed with the Court subsequent to the original filing of such Acceptable Plan and Disclosure Statement.

f.	Entry of Final Order that is acceptable to the Requisite Prepetition Term Loan Lenders: 40 days after the Petition Date.

g.	Entry of an order that is acceptable to the Requisite Prepetition Term Loan Lenders implementing procedures for store closings: 40 days after the Petition Date.

h.	Entry of an order that is acceptable to the Requisite Prepetition Term Loan Lenders extending the lease assumption/rejection period to 210 days: 50 days after the Petition Date.

i.	Entry by the Court of an order approving the Disclosure Statement that is acceptable to the Requisite Prepetition Term Loan Lenders: 70 days after the Petition Date.

j.	Results/outcome of implementation of Lease Optimization Plan to be acceptable to the Requisite Prepetition Term Loan Lenders: 70 days after the Petition Date.

k.	Entry by Court of an order (acceptable to the Requisite Prepetition Term Loan Lenders) confirming an Acceptable Plan (the “Confirmation Order”): 105 days after the Petition Date.

l.	Consummation of the Acceptable Plan: 120 days after the Petition Date.

Exhibit 4

Required Milestones

The Debtors shall use their reasonable best efforts to pursue and implement the Restructuring Transactions as defined in, and in accordance with, the RSA and shall, as such time periods may be extended by the Required Lenders, achieve the following milestones, all in form and substance satisfactory to the DIP Agent:

(a)	on or before five (5) days after the Petition Date, the Court shall have entered the Interim Order;

(b)	on or before ten (10) days after the Petition Date, the Debtors shall file with the Court a motion to seeking to implement procedures for store closings;

(c)	on or before ten (10) Business Days after the Petition Date, the Debtors shall file with the Court a motion to requesting an order of the Court extending the lease assumption/rejection period such that the lease assumption/rejection period shall be two hundred and ten (210) days from the Petition Date;

(d)	on or before fourteen (14) days after the Petition Date, the Debtors shall have delivered to the DIP Agent a plan for optimization of the leased property portfolio and real estate portfolio (the “Lease Optimization Plan”);

(e)	on or before fifteen (15) days after the Petition Date, the Debtors shall file with the Court an Acceptable Plan (as defined in the DIP ABL Credit Agreement) and a disclosure statement with respect to such Acceptable Plan (the “Disclosure Statement”); provided, that the Debtors’ compliance with this milestone shall not be affected by technical and immaterial changes and other changes, modifications and supplements to such Acceptable Plan and Disclosure Statement that are reasonably acceptable to the Administrative Agent and Required Lenders filed with the Court subsequent to the original filing of such Acceptable Plan and Disclosure Statement;

(f)	on or before thirty-five (35) days after the Petition Date, the Court shall have entered the Final Order;

(g)	on or before forty (40) days after the Petition Date, the Court shall have entered an order implementing procedures for store closings;

(h)	on or before fifty (50) days after the Petition Date, the Court shall have entered an order extending the lease assumption/rejection period such that the lease assumption/rejection period shall be two hundred and ten (210) days from the Petition Date;

(i)	on or before seventy (70) days after the Petition Date, the Debtors shall have achieved results/outcome of the implementation of Lease Optimization Plan acceptable to the DIP Agent;

(j)	on or before seventy (70) days after the Petition Date, the Court shall have entered an order approving the Disclosure Statement;

(k)	on or before seventy-five (75) days after the Petition Date, unless the Court shall have entered an order approving the Disclosure Statement on or before seventy (70) days after the Petition Date, the Debtors shall have (i) delivered bid packages to liquidators with respect to the liquidation of all or substantially all of the assets of the Debtors based on a fee and equity basis, which bid packages shall include a request for bids to be received by the Debtors within five days and (ii) provided the DIP Agent and the DIP Lenders with the names of such prospective liquidators;

(l)	on or before one hundred-and-five (105) days after the Petition Date, the Court shall have entered the Confirmation Order (the Milestones set forth in paragraphs (j), (k), (l) and (m), collectively, the “Sale Milestones”); and

(m)	on or before one hundred and twenty (120) days after the Petition Date, the Acceptable Plan shall be effective and the Debtors shall have emerged from the Cases.

Annex 5

Cash Collateral Term Sheet

Tailored Brands, Inc., Et Al.,

Cash Collateral Term Sheet

The terms set forth in this Summary of Principal Terms and Conditions (the “Term Sheet”) are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed consensual use of Cash Collateral (as defined below). This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

This Cash Collateral Term Sheet is for discussion purposes only as an indication of the general parameters of a transaction and does not constitute, and should not be construed in any way as, a commitment on the part of any person in connection with the proposal described herein on the terms described herein or otherwise. The terms and conditions contained herein are only indicative, and do not represent actual terms and conditions agreed to by any party. This Term Sheet does not purport to contain all the terms of an agreement to use Cash Collateral, and terms contained herein are subject to modification.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Debtors:

Tailored Brands, Inc., a company incorporated under the laws of Texas (“Tailored”), and each of the affiliates and direct and indirect subsidiaries of Tailored listed on Schedule 1 attached hereto (together with Tailored, collectively, the “Debtors”), as debtors and debtors in possession under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in jointly administered cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the date on which the Chapter 11 Cases are filed, the “Petition Date”).

Prepetition Secured Parties:	Wilmington Savings Fund Society FSB (as successor to JPMorgan Chase Bank, N.A.) as Term Loan Agent (in such capacity, the “Prepetition Agent”) and the Lenders (in such capacity, the “Prepetition Lenders,” and together with the Prepetition Agent, the “Prepetition Secured Parties”) from time to time party to that certain loan agreement, dated as of June 18, 2014 (as amended, restated, amended and restated, modified, or supplemented from time to time) between The Men’s Wearhouse, Inc., as borrower, JPMorgan Chase Bank, N.A., as Term Loan Agent, and the Term Loan Lenders (the “Prepetition Term Loan Agreement,” and the loans thereunder, the “Term Loans”).

Use of Cash Collateral:

In accordance with and subject to the Budget (as defined below) (including any Permitted Variances) and the Cash Collateral Orders (as defined below), and subject to the proviso below, the Debtors may utilize cash collateral (as defined in section 363 of the Bankruptcy Code) that is subject to the liens of the Prepetition Secured Parties (“Cash Collateral”) only for the following purposes: (A) to pay reasonable and documented transaction costs, fees and expenses that are incurred in connection with the restructuring or Chapter 11 Cases, (B) to reduce borrowings outstanding under the Prepetition ABL Facility and/or DIP ABL Facility, and (C) for general corporate purposes of the Debtors; provided, however, that the use of designated “restricted cash” for any purposes shall be limited to the following availability upon achievement of the following milestones: (i) prior to entry of the Interim Order, the Debtors shall be prohibited from utilizing restricted cash for any purposes; (ii) upon entry of the Interim Order (defined below), the Debtors shall be permitted to use up to 10% of restricted cash (measured as of the Petition Date) in accordance with the Budget; (iii) upon entry of the Final Order (defined below), the Debtors shall be permitted to use up to an incremental 40% of the restricted cash (measured as of the Petition Date) in accordance with the Budget; (iv) upon the entry of an order approving the Disclosure Statement (defined below), the Debtors shall be permitted to use up to an incremental 20% (measured as of the Petition Date) of the restricted cash in accordance with the Budget; and (v) upon the entry the Confirmation Order (defined below), the Debtors shall be permitted to use the remainder of the restricted cash in accordance with the Budget.

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Notwithstanding the foregoing, neither the Prepetition Collateral (as defined below) nor the proceeds thereof, including but not limited to the Cash Collateral, may be used (A) to pay any claim of a prepetition creditor except in accordance with the Budget, (B) to obtain or request authorization to obtain post-petition financing that is not supported by the Prepetition Agent or the Requisite Lenders (defined below), or (C) in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition Secured Parties; provided, however, that up to $50,000 may be used in connection with the investigation by no later than the earlier of (1) (a) an official creditors' committee, within sixty (60) calendar days following the selection of counsel to such committee or (b) 75 days following the entry of the Interim Order, in the case that no such committee is appointed and (2) the entry of an order confirming a plan or the sale of all or substantially all of the Debtors’ assets, of claims, causes of action, adversary proceedings or other litigation against the Prepetition Agent or the other Prepetition Secured Parties solely concerning the validity, enforceability, perfection, priority or extent of the liens securing such parties’ term loans under the Prepetition Term Loan Agreement.

The use of Cash Collateral shall in all cases be in accordance with the Budget (including any Permitted Variances).

Carve-Out:

The liens and claims of the Prepetition Secured Parties shall be subject to the following Carve-Out (the “Carve-Out”):

•     fees payable to the U.S. Trustee and Bankruptcy Court clerk;

•     $50,000 of fees payable to chapter 7 trustee if case is converted;

•     all professional fees and expenses of estate professionals whether or not paid or allowed at the time delivery of a notice triggering the Carve-Out; and

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• all professional fees and expenses of estate professionals after the date of service of the notice triggering the Carve-Out in an aggregate amount not to exceed $2,000,000.

Interim and Final Orders:	The order approving the use of Cash Collateral on an interim basis, which shall be satisfactory in form and substance to the Prepetition Agent and the Requisite Lenders (the “Interim Order”), shall authorize and approve (i) the Debtors’ consensual use of Cash Collateral on the terms set forth herein and in accordance with the Budget (including any Permitted Variances), (ii) the granting of Adequate Protection (defined below) to the Prepetition Secured Parties as set forth herein, and (iii) other customary terms that are acceptable to the Requisite Lenders. The order approving the use of Cash Collateral on a final basis shall be in form and substance satisfactory to the Prepetition Agent and the Requisite Lenders and shall also include the Waivers (defined below) (the “Final Order” and, together with the Interim Order, the “Cash Collateral Orders”).

Budget:

Prior to the Petition Date, the Prepetition Secured Parties shall have received a 13-week cash forecast in form and substance satisfactory to the Super-Majority Lenders (defined below), which reflects, on a line-item basis, the Debtors’ weekly (i) projected cash receipts, (ii) projected cash disbursements (including ordinary course operating expenses, capital expenditures, and bankruptcy-related expenses, and certain other fees and expenses), (iii) net cash flows, (iv) total liquidity and (v) professional fees and disbursements with respect to the Debtors’ and other estate professionals (the “Budget”). The individual line items in the Budget shall be satisfactory to the Super-Majority Lenders. On a weekly basis, the Debtors will deliver to the advisors to the Prepetition Secured Parties a line-item by line-item variance report, setting forth, in reasonable detail any variances between actual amounts for each line item in the Budget for the Variance Testing Period (defined below) versus projected amounts set forth in the applicable Budget for each line item included therein on a cumulative basis for such Variance Testing Period (for the avoidance of doubt, to be prepared by comparing the sum of the four (4) figures (or less, if the applicable Variance Testing Period has less than four weeks) for each relevant fiscal week for such corresponding line item in the relevant Budget that was in effect in respect of each relevant week at the time).

The variance report shall also provide a reasonably detailed explanation (including whether such variance is permanent or temporary in nature or timing related) for any negative variance in such variance report in excess of 10% in actual receipts and any positive variance in such variance report in excess of 10% in actual operating disbursements during the Variance Testing Period (unless the dollar amount corresponding to such percentage variance is less than $1,000,000) as compared to projections for such corresponding line items during the Variance Testing Period as set forth in the Budget.

“Variance Testing Period” means the four-fiscal week calendar period up to and through the Saturday of the fiscal week most recently ended prior to the applicable date of delivery of such variance report (provided that, if less than four-fiscal weeks have transpired since the Petition Date, the Variance Testing Period shall include the entire period from the Petition Date through the Saturday of the fiscal week most recently ended prior to the applicable Variance Testing Period).

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The Budget shall be updated by the Debtors on a fiscal monthly basis in writing transmitted to the advisors to the Prepetition Secured Parties and publicly posted on the Prepetition Agent’s website to all holders of Term Loans (any such proposed updated budget, the “Proposed Budget”). Each Proposed Budget shall be substantially in the form of the initial approved Budget and otherwise satisfactory to the Steerco-Super Majority Lenders, and no such Proposed Budget shall be effective unless acceptable to the Steerco-Super Majority Lenders (which acceptance may be communicated via an email from the advisors to the Steerco-Super Majority Lenders); and upon delivery of such acceptance by the Steerco-Super Majority Lenders, such Proposed Budget shall be deemed the newly approved Budget; provided, however, that in the event the Steerco-Super Majority Lenders, on the one hand, and the Debtors, on the other hand, cannot agree as to an updated budget within three (3) business days of such Proposed Budget’s delivery, such disagreement shall constitute an immediate Event of Default (defined below) once the period covered by the prior approved Budget has terminated (and at all times thereafter such then-current approved Budget shall remain in effect unless and until a new Budget is approved by the Steerco-Super Majority Lenders).

Events of Default:

The Cash Collateral Orders will contain events of default customarily found in such orders, including but not limited to the following (collectively, the “Events of Default”):

•     Any Event of Default under the DIP ABL;

•     The failure by the Debtors to comply with any material provision of the Cash Collateral Orders;

•     The appointment of a trustee or an examiner with expanded powers;

•     The conversion or dismissal of Chapter 11 Cases;

•     The entry of an order reversing, staying, vacating, or otherwise modifying in any material respect the Cash Collateral Orders, or the Cash Collateral Orders shall otherwise cease to be in full force or effect;

•     The Debtors’ filing of an application, motion, or other pleading seeking to amend, modify, supplement or extend the Cash Collateral Orders without the consent of the Prepetition Secured Parties;

•     The Debtors’ filing of an application, motion or other pleading seeking authorization to obtain post-petition financing without the consent of the Prepetition Secured Parties;

•     The entry of an order approving post-petition financing that is not acceptable to the Prepetition Secured Parties;

•     The Debtors taking any action against any of the Prepetition Secured Parties challenging the validity, enforceability, perfection, or priority of their liens or claims;

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•     The termination of the restructuring support agreement executed by the Debtors, the Prepetition Agent and Requisite Lenders (the “RSA”), or the RSA otherwise ceases to be in full force and effect;

•     In respect of the Budget, (i) actual aggregate operating cash receipts for any four-fiscal week period up to and through the Saturday of the fiscal week most recently ended prior to the applicable variance report delivery date (“Four Week Period”) shall be less than 90% of aggregate budgeted cash receipts for any such Four Week Period or (ii) the actual aggregate cash disbursements (excluding professional fees) for any Four Week Period shall be greater than 110% of the budgeted aggregate cash disbursements for any such Four Week Period; provided, that any variance from a prior period as tested against a cumulative budget shall carry forward in the succeeding Four Week Period for purposes of the Budget;

•     Any default arises under any material prepetition indebtedness of the Debtors that is not stayed by the automatic stay in these Chapter 11 Cases;

•     Any motion is filed seeking to terminate any Debtor’s exclusive right to file a chapter 11 plan (unless actively contested by the Debtors), or the expiration of any Debtor’s exclusive right to file a chapter 11 plan;

•     The payment of, or application by the Debtors for authority to pay, any prepetition claim unless (i) in accordance with the Budget, and (ii) with the consent of the Requisite Lenders, which consent shall be deemed to have been provided with respect to relief set forth in the “first day” and “second day” orders;

•     The Debtors shall have entered into, or made any payment in respect of, any critical vendor agreements or otherwise entered into the agreement to pay, or made on a postpetition basis, any payment in respect of critical vendor trade obligations, in each instance for an amount in excess of $100,000 to any one vendor (in one or multiple payments), except with the written consent of the Requisite Lenders;

•     The existence of any claim or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, entitled to superpriority administrative expense claim status in any of the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Prepetition Secured Parties under the Cash Collateral Orders, or there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of section 503 or clause (b) of section 507 of the Bankruptcy Code or (ii) any lien on the Prepetition Collateral (defined below) having a priority senior to or pari passu with the liens and security interests granted to the Prepetition Secured Parties under the Cash Collateral Orders, except as provided in the Cash Collateral Orders;

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•     The automatic stay shall be modified, reversed, revoked or vacated in a manner that has a material adverse impact on the rights and interests of the Prepetition Secured Parties;

•     The Debtors (A) shall have filed a motion with the Bankruptcy Court seeking entry of an order avoiding, disallowing, subordinating or recharacterizing any claim, lien or interest held by any Prepetition Secured Party arising under the Prepetition Term Loan Agreement (a “Challenge Motion”) or (B) shall fail to contest any Challenge Motion filed by a third party (including any committee), unless, in either case, the Prepetition Agent has consented to such motion; or

•     The failure to satisfy any of the milestones set forth on Schedule 2 attached hereto (the “Milestones”).

Remedies:

Upon an Event of Default, the Prepetition Agent may declare (in the form of a written notice (a “Termination Notice”) that is delivered to the Debtors and filed with the Bankruptcy Court (using a CM/ECF emergency code, seeking emergency relief from the automatic stay) that the right to use Cash Collateral has been terminated; provided, however, that for the five business day period following the delivery of the Termination Notice, the Debtors shall be entitled to (i) continue to use Cash Collateral strictly in accordance with the Budget, and (ii) seek an emergency hearing with the Bankruptcy Court. The automatic stay will be automatically lifted for purposes of allowing the Prepetition Agent to deliver (and file) a Termination Notice upon an Event of Default.

Adequate Protection:

As adequate protection for the diminution in value of the liens securing the obligations under the Prepetition Term` Loan Agreement (the “Prepetition Collateral”) the Prepetition Secured Parties shall, during the pendency of the Chapter 11 Cases, receive (collectively, the “Adequate Protection”) (i) the grant of additional and replacement liens on all property of the Debtors’ estates, including but not limited to any unencumbered property of the Debtors and, subject to entry of the Final Order, the proceeds of avoidance actions, subject only to the Carve-Out, (ii) a super-priority claim pursuant to section 507(b) of the Bankruptcy Code payable from all property of the Debtors’ estates, including but not limited to any unencumbered property of the Debtors and, subject to entry of the Final Order, the proceeds of avoidance actions, subject only to the Carve-Out, (iii) the payment of post-petition interest on the Term Loans at the non-default contract rate set forth in the Prepetition Term Loan Agreement, (iv) the payment of the reasonable and documented fees and expenses of the Prepetition Secured Parties (including outside counsel and financial advisors of the Prepetition Agent and the Requisite Lenders), (v) provide continued periodic reporting under the Prepetition Term Loan Credit Agreement, as well as the following enhanced reporting (on a professionals’ eyes only or non-cleansing basis) (A) a listing of permanently open store counts (i.e. stores not designated for permanent closure) by banner, updated on a weekly basis, (B) comp sales by banner, updated on a weekly basis, (C) a lease-by-lease summary report describing the status of negotiations and or proposed sales for any leased properties, updated on a weekly basis, (D) inventory and borrowing base, updated on a weekly basis, and (E) any additional reporting delivered to either the agent or lenders (or their respective advisors), under any post-petition debtor-in-possession financing, and (vi) provide access to management (including but not limited to the chief restructuring officer) of the Debtors no less frequently than once every week. Notwithstanding the foregoing, the Prepetition Secured Parties shall be entitled to seek additional forms of adequate protection for any reason, including due to any extension of the Milestones or any failure to satisfy any of them and all parties’ rights are reserved with respect to such requests.

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Stipulations:	The Cash Collateral Orders shall contain customary stipulations as to, among other things, the amount and priority of the secured indebtedness under the Prepetition Term Loan Agreement.

Waivers:	The Final Order will provide (i) a waiver of the “equities of the case” exception to section 552(b) of the Bankruptcy Code, (ii) a waiver of the ability to surcharge the Prepetition Collateral, including under section 506(c) of the Bankruptcy Code, and (iii) a waiver of the equitable doctrine of “marshaling” with respect to the Prepetition Collateral, in each case, with respect to collateral securing the Prepetition Term Loan Agreement, and the Prepetition Secured Parties and the Prepetition Agent (collectively, the “Waivers”). The Interim Order will include a statement that the Waivers will take effect in the Final Order.

Proof of Claim	The Prepetition Agent and the other Prepetition Secured Parties will not be required to file a proof of claim in connection with the Chapter 11 Cases.

Requisite Lenders/Steerco-Super Majority Lenders/Super-Majority Lenders:

“Requisite Lenders” means, as of the relevant date, one or more holders of Term Loans who are signatories to the RSA that individually or collectively hold more than 50% of the aggregate outstanding principal amount of Term Loans that are held by all holders of Term Loans that are signatories to the RSA (which may in all cases be communicated by the Ad Hoc Group Advisors via e-mail).

“Steerco-Super Majority Lenders” means, as of the relevant date, one or more holders of Term Loans who are signatories to the RSA that individually or collectively hold at least two-thirds of the aggregate outstanding principal amount of Term Loans that are held by the steering committee of the Ad Hoc Group (which may in all cases be communicated by the Ad Hoc Group Advisors via e-mail).

“Super-Majority Lenders” means, as of the relevant date, one or more holders of Term Loans who are signatories to the RSA that individually or collectively hold at least two-thirds of the aggregate outstanding principal amount of Term Loans that are held all holders of the Term Loans that are signatories to the RSA (which may in all cases be communicated by the Ad Hoc Group Advisors via e-mail).

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SCHEDULE 1

ADDITIONAL DEBTORS

JA Apparel Corp.

Jos. A. Bank Clothiers, Inc.

Joseph Abboud Manufacturing Corp.

K&G Men’s Company Inc.

Moores Retail Group Corp.

Moores The Suit People Corp.

MWDC Holding Inc.

Nashawena Mills Corp.

Renwick Technologies, Inc.

Tailored Brands Gift Card Co LLC

Tailored Brands Purchasing LLC

Tailored Shared Services, LLC

The Joseph A. Bank Mfg. Co.

TB UK Holding Limited

The Men’s Wearhouse, Inc.

TMW Merchants LLC

A-1

SCHEDULE 2

CASE MILESTONES

Milestone / Date

1.	Entry of Interim Order that is acceptable to the Requisite Lenders: 5 days after the Petition Date

2.	Debtors to file a motion (acceptable to the Requisite Lenders) seeking to extend the lease assumption/rejection period to 210 days: 10 days after the Petition Date

3.	Debtors to file a motion (acceptable to the Requisite Lenders) seeking to implement procedures for store closings: 10 days after the Petition Date

4.	Delivery of a plan for optimization of the leased property portfolio and real estate portfolio that is acceptable to the Requisite Lenders (the “Lease Optimization Plan”): 14 days after the Petition Date

5.	Filing of a plan of reorganization that is acceptable to the Requisite Lenders (an “Acceptable Plan”) and disclosure statement with respect to the Acceptable Plan (the “Disclosure Statement”) with the Bankruptcy Court: 15 days after the Petition Date

6.	Entry of Final Order that is acceptable to the Requisite Lenders: 40 days after the Petition Date

7.	Entry of an order that is acceptable to the Requisite Lenders implementing procedures for store closings: 40 days after the Petition Date

8.	Entry of an order that is acceptable to the Requisite Lenders extending the lease assumption/rejection period to 210 days: 50 days after the Petition Date

9.	Entry by Bankruptcy Court of an order approving the Disclosure Statement that is acceptable to the Requisite Lenders: 70 days after the Petition Date

10.	Results/outcome of implementation of Lease Optimization Plan to be acceptable to the Requisite Lenders: 70 days after the Petition Date

11.	Entry by Bankruptcy Court of an order confirming an Acceptable Plan (the “Confirmation Order”): 105 days after the Petition Date

12.	Consummation of the Acceptable Plan: 120 days after the Petition Date

A-2

Exhibit B

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”)1 by and among Tailored Brands, Inc. (“Tailored”) and its subsidiaries bound thereto and the Consenting Term Loan Lenders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Term Loan Lender” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims

1       Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),2 by and among Tailored Brands, Inc. (“Tailored”) and its Affiliates and subsidiaries bound thereto and the Consenting Term Loan Lenders, including the transferor to the Transferee of any Term Loan Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Term Loan Lender” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims

2       Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.